UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Copper Mountain Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Copper Mountain Networks Stockholder:

Our board of directors has approved a merger pursuant to which Copper Mountain Networks, Inc. (“Copper Mountain”) will be acquired by Tut Systems, Inc. (“Tut Systems”).

If the merger is completed, you will be entitled to receive approximately 0.3269 shares of Tut Systems common stock for each share of Copper Mountain common stock you own, and Tut Systems will issue an aggregate of approximately 2.5 million shares of Tut Systems common stock to the former holders of Copper Mountain common stock. Tut Systems common stock is traded on The Nasdaq National Market under the symbol “TUTS.”

Our stockholders will be asked at a special meeting of our stockholders to adopt the merger agreement and approve the merger. After careful consideration, our board of directors unanimously recommends that our stockholders vote FOR the adoption of the merger agreement and approval of the merger. In making this recommendation, our board of directors determined that the merger is advisable and fair to, and in the best interests of, Copper Mountain stockholders, and represents the best strategic alternative available after a thorough and comprehensive review of all known practical strategic alternatives. Detailed information about the proposed merger is contained in this proxy statement/prospectus. We urge you to read this document carefully, including the section describing the risk factors that begins on page 12.

Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting of stockholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

The date, time and place of the special meeting to consider and vote upon these proposals is as follows:

May 27, 2005

10:00 a.m., local time

Offices of Cooley Godward LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Tut Systems common stock to be issued in connection with the transaction nor determined whether this proxy statement/prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated April 26, 2005, and is first being mailed to our stockholders on or about April 26, 2005.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us, in the enclosed, postage paid envelope as soon as possible. If you do not vote, it will have the same effect as a vote against the merger.

Richard S. Gilbert

Chairman and Chief Executive Officer

Copper Mountain Networks, Inc.

Copper Mountain Networks, Inc.

10145 Pacific Heights Boulevard

Suite 530

San Diego, California 92121

(858) 410-7100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2005

To the Stockholders of Copper Mountain Networks, Inc.:

A special meeting of stockholders of Copper Mountain Networks, Inc., a Delaware corporation (“Copper Mountain”), will be held on May 27, 2005 at 10:00 a.m., local time, at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, CA 94304-1130, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of February 11, 2005, by and among Tut Systems, Inc., a Delaware corporation (“Tut Systems”), Wolf Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Tut Systems (“Merger Sub”), and Copper Mountain, pursuant to which Copper Mountain will be merged with and into Merger Sub and each outstanding share of Copper Mountain common stock will be converted into the right to receive approximately 0.3269 shares of Tut Systems common stock, and to approve the merger of Copper Mountain with Merger Sub.

2.	To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on March 31, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Copper Mountain common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote 7,790,301 shares of common stock. Holders of Copper Mountain common stock are NOT entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

Our directors and our executive officers who collectively were the beneficial owners of approximately 9.5% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date have entered into individual voting agreements with Tut Systems pursuant to which they have agreed, in their capacity as stockholders of Copper Mountain, to vote all of their shares of Copper Mountain common stock in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Copper Mountain common stock is required to adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at our special meeting and will effectively be counted as a vote against adoption of the merger agreement and approval of the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

San Diego, California April 26, 2005	Michael O. Staiger Executive Vice President Chief Financial Officer and Secretary

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the current expectations, assumptions, estimates and projections of Tut Systems, Inc., or “Tut Systems,” and Copper Mountain Networks, Inc., or “Copper Mountain,” about their respective companies and industries. Specifically, forward-looking statements include:

•	statements relating to the benefits of the merger, including the anticipated benefits to Tut Systems from the incorporation of Copper Mountain’s technology;

•	statements relating to the future business prospects, revenues, income and financial condition of Tut Systems, Copper Mountain and the combined company; and

•	statements relating to the future activities of Copper Mountain if the merger is not completed.

Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks concerning our respective operations as set forth in the section of this proxy statement/prospectus titled “Risk Factors,” starting on page 12. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our respective forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances except as required by law.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will I receive in the merger?

A: If the merger is completed, holders of Copper Mountain common stock will be entitled to receive approximately 0.3269 shares of Tut Systems common stock for each share of Copper Mountain common stock owned, subject to adjustment based on the actual number of shares of Copper Mountain common stock underlying “in–the-money” options and warrants immediately prior to the closing of the merger as well as the number of restricted stock awards that Tut Systems assumes as a result of continued employment of certain Copper Mountain personnel. For example, if you own 100 shares of Copper Mountain common stock, you will receive approximately 32 shares of Tut Systems common stock in exchange for such shares.

Q:	What do I need to do now?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or submit your proxy by telephone or through the Internet, as explained in the voting instructions attached to your proxy card, so that your shares can be voted at the special meeting of stockholders.

Q:	What vote is needed to approve the merger?

A: The affirmative vote of a majority of the outstanding shares of common stock of Copper Mountain is required to adopt the merger agreement and approve the merger. Each holder of Copper Mountain common stock is entitled to one vote per share of Copper Mountain common stock held.

Q:	Have you obtained any voting commitments for the merger?

A. Yes. Copper Mountain directors and executive officers have entered into individual voting agreements with Tut Systems pursuant to which they have agreed, in their capacity as stockholders of Copper Mountain, to vote all shares of Copper Mountain common stock beneficially owned by them in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger. As of the close of business on the record date such directors and officers collectively were the beneficial owners of approximately 9.5% of the outstanding shares entitled to vote at the special meeting.

Q:	How does the board of directors recommend I vote?

A: The Copper Mountain board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Copper Mountain’s stockholders. The board of directors has also unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors unanimously recommends that you vote FOR adoption of the merger agreement and approval of the merger. The reasons for our board of directors’ determination are discussed below in this proxy statement/prospectus. The board of directors also unanimously recommends that you vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Q:	What happens if I do not vote?

A: If you fail to return your proxy card or submit your proxy by telephone or through the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, if you fail to vote, such failure will have the same effect as voting against the merger proposal.

Q:	May I vote in person?

A: Yes. If you are a registered holder of Copper Mountain shares, meaning that your shares are not held in “street name” through a broker or bank, you may attend the special meeting of stockholders and vote your shares in person, rather than signing and returning your proxy card or submitting your proxy by telephone or through the Internet. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	Do I need to attend the special meeting in person?

A: No. You do not have to attend the special meeting in order to vote your shares of common stock. If you mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or through the Internet, your shares will be voted at the special meeting of stockholders without you attending the special meeting in person.

Q:	May I change my vote after I have submitted my proxy?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways. First, you can send a written, dated notice to the Secretary of Copper Mountain, stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy (including a proxy by telephone or through the Internet) prior to the special meeting. Third, you can revoke the proxy in accordance with the telephone or Internet voting procedures described in the proxy voting instructions attached to the proxy card. Finally, you can attend the meeting and vote in person. Your attendance at the meeting alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures that your broker provides. Without instructions, your shares will not be counted as present and will not be voted. This will have the same effect as a vote against the proposal.

Q:	Should I send in my Copper Mountain stock certificates now?

A: No. After the merger is completed, holders of Copper Mountain common stock will receive written instructions for exchanging shares of Copper Mountain common stock for the merger consideration of approximately 0.3269 shares of Tut Systems common stock for each share of Copper Mountain common stock owned, subject to the terms of the merger agreement.

Q:	When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived. Tut Systems and Copper Mountain are working together to complete the merger as soon as practicable and are targeting completion of the merger during the second quarter of 2005.

Q:	What if the proposed merger is not completed?

A: It is possible that the proposed merger will not be completed for any one of a number of reasons, such as the failure of the holders of a majority of Copper Mountain common stock to adopt the merger agreement and approve the merger. If the merger is not completed because the Copper Mountain board of directors withdraws its support for the transaction or if the Copper Mountain board of directors fails to reject a competing Acquisition Proposal (as that term is defined in the Merger Agreement), Copper Mountain is required to pay Tut Systems certain fees and expenses in connection with the merger. If the merger is not completed, and if Copper Mountain is not able to secure an alternate sale of its business, Copper Mountain will most likely cease its business operations entirely and pursue a liquidation, which may be effected through a bankruptcy filing.

Q:	Am I entitled to appraisal rights?

A: No. Holders of Copper Mountain common stock are not entitled to appraisal rights under the Delaware General Corporation Law.

Q:	Will the merger be a taxable transaction for me?

A: The exchange of shares of Copper Mountain common stock for shares of Tut Systems common stock will not be a taxable transaction to Copper Mountain stockholders for United States federal income tax purposes. However, Copper Mountain stockholders will recognize gain or loss with respect to any cash received in lieu of fractional shares of Tut Systems common stock.

Q:	What will happen with any options to acquire Copper Mountain common stock upon the merger?

A: Each option to purchase Copper Mountain common stock issued under Copper Mountain’s 1996 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan, 1999 Employee Stock Purchase Plan, OnPREM 1998 Stock Option Plan, and 2000 Nonstatutory Stock Option Plan, which would otherwise be outstanding if not for the merger will not be assumed by Tut Systems and thus will fully vest and become immediately exercisable upon notice from Copper Mountain to be provided to optionees prior to completion of the merger. However, the vast majority of these options have exercise prices that are significantly higher than the value of the Tut Systems common stock to be issued in the merger for each share of Copper Mountain common stock and, as a result, we do not expect a significant number of the options to be exercised. Each option to purchase shares of Copper Mountain common stock outstanding immediately prior to completion of the merger, which has not been exercised prior to completion of the merger, will be terminated.

Q:	What will happen to Copper Mountain’s restricted stock awards upon the merger?

A: Each share of Copper Mountain restricted common stock subject to vesting and potential forfeiture that has not vested as of the closing of the merger will be converted into approximately 0.3269 shares of Tut Systems restricted common stock in the merger. The Tut Systems restricted common stock so issued will be subject to the same vesting and forfeiture provisions as were previously applicable to the Copper Mountain restricted common stock.

Q:	What will happen with any warrants to acquire Copper Mountain common stock upon the merger?

A: Each warrant to purchase shares of Copper Mountain common stock outstanding immediately prior to completion of the merger, which has not been exercised prior to completion of the merger, will be assumed by Tut Systems. Such warrants will be exercisable solely for Tut Systems’ common stock. The number of Tut Systems shares subject to each assumed warrant will be equal to approximately 0.3269 multiplied by the number of shares of Copper Mountain common stock subject to the warrant. The per share exercise price for the Tut Systems common stock issuable upon exercise of each such assumed warrant shall be determined by dividing the exercise price per share of Copper Mountain common stock subject to such warrant, as in effect immediately prior to the effective time, by the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. The term, exercisability and other provisions of each such assumed warrant shall otherwise remain unchanged.

Q:	What other matters will be voted on at the special meeting?

A: We do not expect to ask you to vote on any other matters at the special meeting.

Q:	Is the merger between Copper Mountain and Tut Systems dependent upon the proposed merger between Tut Systems and CoSine Communications, Inc.?

A: No. The recently announced merger between Tut Systems and CoSine Communications, Inc. is not a condition of the merger between Copper Mountain and Tut Systems.

Q:	Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

MacKenzie Partners, Inc. (Copper Mountain’s proxy solicitors)

105 Madison Ave.

14th Floor

New York, NY 10016

(800) 322-2885

(212) 929-5500 (collect)

email: proxy@mackenziepartners.com

Copper Mountain Networks, Inc.

Greg Peck

10145 Pacific Heights Blvd., Suite 530,

San Diego, CA 92121

Telephone No.: (858) 410-7110

Tut Systems, Inc.

Randall Gausman

6000 SW Meadows Road, Suite 200

Lake Oswego, Oregon, 97035

Telephone No.: (917) 217-0400

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement/prospectus and the documents we refer to herein. See “WHERE YOU CAN OBTAIN MORE INFORMATION.” The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement since it is the legal document that governs the merger.

The Companies

TUT SYSTEMS, INC.

6000 SW Meadows Road, Suite 200

Lake Oswego, Oregon 97035

Telephone No.: (917) 217-0400

Tut Systems designs, develops, and sells digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals across their networks. Tut Systems also offers digital video processing systems that enable private enterprise and government entities to transport video signals across satellite, fiber, radio, or copper facilities for surveillance, distance learning, and TV production applications. Tut Systems also offers broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper wire networks within hotels and private campus facilities.

Historically, Tut Systems had derived most of its sales from its broadband transport and service management products. In November 2002, Tut Systems acquired VideoTele.com, or VTC, from Tektronix, Inc., to extend Tut Systems’ product offerings to include digital video processing systems. These video-based products now represent a majority of Tut Systems’ sales and will provide most of Tut Systems’ growth opportunities for the foreseeable future. On January 7, 2005, Tut Systems entered into a definitive merger agreement to acquire all of the outstanding shares of common stock of CoSine Communications, Inc., “CoSine” in a stock-for-stock transaction valued at approximately $24.1 million. Tut Systems is acquiring CoSine primarily to provide additional financial resources, which are expected to be net cash to Tut Systems of approximately $22.75 million. Upon closing of the CoSine transaction, Tut Systems will issue approximately 6.0 million shares of its common stock to the stockholders of CoSine. The transaction is subject to approval by the stockholders of both companies, and to other customary closing conditions.

See “TUT SYSTEMS AND WOLF ACQUISITION CORP.’S BUSINESS” beginning on page 63.

COPPER MOUNTAIN NETWORKS, INC.

10145 Pacific Heights Blvd., Suite 530

San Diego, California 92121

Telephone No.: (858) 410-7110

Copper Mountain was founded in 1996 as a provider of high-speed digital subscriber line, or DSL, based communications products. Copper Mountain has developed and sold a broad set of products to enable efficient and scalable deployment of advanced voice, video, and data services over existing network infrastructure. In January 2005 Copper Mountain announced that, after an extensive evaluation of strategic alternatives, it had initiated actions to lay off most of its remaining employees by March 22, 2005, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives.

See “COPPER MOUNTAIN’S BUSINESS” beginning on page 93.

WOLF ACQUISITION CORP.

6000 SW Meadows Road, Suite 200

Lake Oswego, OR 97035

Telephone No.: (917) 217-0400

Incorporated in Delaware on February 10, 2005, Wolf Acquisition Corp., or Merger Sub, is a wholly-owned subsidiary of Tut Systems. Merger Sub was organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations. All information related to Merger Sub in this proxy statement/prospectus has been provided by Tut Systems for inclusion in this document.

See “TUT SYSTEMS AND WOLF ACQUISITION CORP.’S BUSINESS” beginning on page 63.

The Special Meeting of Copper Mountain’s Stockholders

Time, Date and Place. A special meeting of our stockholders will be held on May 27, 2005, at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, CA 94304-1130 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement and approve the merger and a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Copper Mountain common stock at the close of business on March 31, 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of Copper Mountain common stock you owned at the close of business on the record date. There are 7,790,301 shares of Copper Mountain common stock outstanding and entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of Copper Mountain common stock outstanding at the close of business on the record date.

Voting by our Directors and our Executive Officers. Our directors and our executive officers have entered into individual voting agreements with Tut Systems pursuant to which they have agreed, in their capacity as stockholders of Copper Mountain, to vote all shares of Copper Mountain common stock beneficially owned by them in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger. As of the close of business on the record date such directors and officers collectively were the beneficial owners of approximately 9.5% of our outstanding shares entitled to vote at the special meeting.

See “THE COPPER MOUNTAIN SPECIAL MEETING” beginning on page 27.

Merger Consideration for Copper Mountain Stockholders

If the merger is completed, as a Copper Mountain stockholder you will be entitled to receive approximately 0.3269 shares of Tut Systems common stock, in exchange for each share of Copper Mountain common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Copper Mountain stockholder. You will receive your portion of the merger consideration after exchanging your stock certificates of Copper Mountain common stock in accordance with the instructions contained in a letter of transmittal that we will send to you shortly after completion of the merger.

See “THE MERGER AGREEMENT AND VOTING AGREEMENTS—Merger Consideration” beginning on page 49.

Treatment of Awards Outstanding under Copper Mountain’s Stock Plans

Each option to purchase Copper Mountain common stock issued under Copper Mountain’s 1996 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan, 1999 Employee Stock Purchase Plan, OnPREM 1998 Stock Option Plan, and 2000 Nonstatutory Stock Option Plan, which would otherwise be outstanding if not for the merger, will not be assumed by Tut Systems and thus will fully vest and become immediately exercisable upon notice from Copper Mountain to be provided to optionees prior to completion of the merger. Each option to purchase shares of Copper Mountain common stock outstanding immediately prior to completion of the merger, which has not been exercised prior to completion of the merger, will be terminated.

Each share of Copper Mountain restricted common stock subject to vesting and potential forfeiture that has not vested as of the closing of the merger will be converted into approximately 0.3269 shares of Tut Systems restricted common stock in the merger. The Tut Systems restricted common stock so issued will be subject to the same vesting and forfeiture provisions as were previously applicable to the Copper Mountain restricted common stock.

See “THE MERGER AGREEMENT AND VOTING AGREEMENTS—Stock Options” beginning on page 49.

Material United States Federal Income Tax Consequences of the Merger

Tut Systems and Copper Mountain intend that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code. If the merger qualifies as a reorganization, Copper Mountain stockholders will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of Tut Systems common stock in the merger, except that a Copper Mountain stockholder will recognize gain or loss with respect to any cash received in lieu of a fractional share of Tut Systems common stock in the merger. It is a condition to completion of the merger that Copper Mountain receive a legal opinion from its counsel that the merger will constitute a reorganization within the meaning of the Internal Revenue Code.

Tax matters are very complicated and the tax consequences of the merger to you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

See “THE MERGER—Material United States Federal Income Tax Consequences of the Merger” beginning on page 46.

Accounting Treatment

Tut Systems will account for the business combination as a “purchase,” as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. The assets (including identifiable tangible and intangible assets) and liabilities (including executory contracts and other commitments) of Copper Mountain as of the effective time of the merger will be recorded at their respective fair values and added to those of Tut Systems. Any excess of purchase price over the net fair values of Copper Mountain tangible and intangible assets and liabilities will be recorded as goodwill (excess purchase price). Conversely, any excess of the fair value of Copper Mountain’s net tangible and intangible assets over the purchase price will be allocated as a pro rata reduction of the amounts that would otherwise have been assigned to certain of Copper Mountain’s non-current assets acquired. Financial statements of Tut Systems issued after the merger will reflect such fair values. The results of operations of Copper Mountain will be included in the results of operations of Tut Systems beginning on the effective date of the merger.

See “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS” on page 123 for more information.

Regulatory Approvals

Neither Tut Systems nor Copper Mountain is aware of any regulatory approvals that are required prior to the parties’ consummation of the merger, other than the SEC’s declaration of effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part. Should any other regulatory approvals be required, it is presently contemplated that such approvals would be sought, but neither Tut Systems nor Copper Mountain can assure you that such approvals would be obtained.

Tut Systems’ Reasons for the Merger

Tut Systems’ board of directors approved the merger based on a variety of considerations, including factors taken into account after consultation with Tut Systems’ senior management, legal counsel and financial advisors. Tut Systems is acquiring Copper Mountain primarily for its additional product and engineering resources, which will be refocused to address Tut Systems’ expanding Internet Protocol Television (IPTV) market opportunities. Tut Systems plans to incorporate Copper Mountain’s intellectual property and certain product elements into Tut Systems’ growing video-centric product portfolio. Tut Systems will repurpose certain Copper Mountain products and technology that fit into Tut Systems’ existing multi-edge video content processing road map. Tut Systems believes that the acquisition of Copper Mountain will help to accelerate its plan to address the growing number of opportunities in the IPTV marketplace.

See “THE MERGER—Tut Systems’ Reasons for the Merger” beginning on page 33.

Copper Mountain’s Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger with Tut Systems, Copper Mountain’s board of directors considered and reviewed a variety of factors that it determined to be relevant. Factors considered and reviewed by the board of directors included, without limitation, the current state of Copper Mountain’s business, including the decisions by several of Copper Mountain’s prospective large carrier customers to delay and/or cancel broadband network upgrade projects, strategic alternatives available to Copper Mountain, the consideration to be received by Copper Mountain stockholders, the terms and conditions of the proposed merger agreement, and other factors the board of directors determined to be relevant. Copper Mountain’s board of directors believes that the merger of Tut Systems and Copper Mountain will provide Copper Mountain stockholders with the best opportunity to realize the value of their shares of Copper Mountain common stock.

See “THE MERGER—Copper Mountain’s Reasons for the Merger” beginning on page 33.

Copper Mountain’s Recommendation to Stockholders

Copper Mountain’s board of directors has unanimously:

•	determined that the merger is advisable and fair to, and in the best interests of, Copper Mountain and our stockholders and represents the best strategic alternative available to Copper Mountain after a thorough and comprehensive investigation of all known practical alternatives;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	declared that it is in the best interests of Copper Mountain’s stockholders that they adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement;

•	recommended that our stockholders vote FOR the adoption of the merger agreement and the approval of the merger; and

•	recommended that our stockholders vote FOR the approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

See “THE MERGER—Copper Mountain’s Board of Directors’ Recommendation” beginning on page 34.

Opinion of Tut Systems’ Financial Advisor

On February 4, 2005, Tut Systems retained Merriman Curhan Ford & Co., or MCF&Co., to act as its financial advisor in connection with the merger. On February 10, 2005, MCF&Co. rendered its oral opinion, subsequently confirmed by its written opinion dated February 11, 2005, to Tut Systems’ board of directors that, as of February 11, 2005, and based upon and subject to the various qualifications, limitations, conditions, assumptions and other matters stated in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Tut Systems.

MCF&Co. provided its opinion to Tut Systems’ board of directors for its use and benefit in connection with and for the purposes of its consideration of the merger. MCF&Co.’s opinion addresses only the fairness from a financial point of view, as of the date of such opinion, of the exchange ratio to Tut Systems, and was not intended to be and does not constitute a recommendation to any stockholder of Tut Systems or Copper Mountain or any other person as to how such stockholder or person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter. MCF&Co. was not requested to opine as to, and MCF&Co.’s opinion did not in any manner address, Tut Systems’ underlying business decision to proceed with or effect the merger. MCF&Co.’s opinion did not address the merits of the underlying decision by Tut Systems to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to Tut Systems.

The full text of MCF&Co.’s written opinion, which sets forth, among other things, the assumptions MCF&Co. made, the matters it considered and the qualifications and limitations on the review it undertook in connection with the delivery of its opinion, is attached as Annex C to this proxy statement/prospectus. We encourage you to read MCF&Co.’s opinion carefully and in its entirety. The summary of MCF&Co.’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of MCF&Co’s opinion.

See “THE MERGER—Opinion of Tut Systems’ Financial Advisor” beginning on page 34.

Opinion of Copper Mountain’s Financial Advisor

On February 10, 2005, Raymond James & Associates, Inc. delivered its opinion to Copper Mountain’s board of directors that, as of February 10, 2005, and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, an exchange ratio of 0.3236 shares of Tut Systems common stock in exchange for each share of Copper Mountain common stock was fair to Copper Mountain’s common stockholders from a financial point of view.

The full text of the Raymond James opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. You should read the opinion in its entirety. Raymond James delivered its opinion solely to the Copper Mountain board of directors in connection with and for the purposes of its consideration of the transactions contemplated by the merger agreement. The Raymond

James opinion does not constitute a recommendation as to how any Copper Mountain stockholder or any other person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter.

See “THE MERGER—Opinion of Copper Mountain’s Financial Advisor” beginning on page 40.

Interests of Copper Mountain’s Directors and Management in the Merger

When considering the unanimous recommendation by Copper Mountain’s board of directors in favor of the merger, you should be aware that members of Copper Mountain’s board of directors and Copper Mountain’s officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	Richard S. Gilbert, Copper Mountain’s chairman and chief executive officer, and Michael O. Staiger, Copper Mountain’s executive vice president and chief financial officer, have entered into agreements that provide for the payment of retention bonuses upon the earlier of July 15, 2005 or the sale of Copper Mountain (which would include the closing of the merger with Tut Systems). These agreements also provide for the payment of a transaction completion bonus upon closing of the merger with Tut Systems;

•	under Copper Mountain’s 2003 Officer’s Change in Control Plan, all restricted stock held by Messrs. Gilbert and Staiger will fully vest upon the closing of the merger. In the case of Mr. Gilbert a total of 285,000 shares will vest and in the case of Mr. Staiger a total of 245,000 shares will vest. Messrs. Gilbert and Staiger have each agreed to defer vesting of the restricted stock that they hold (which would otherwise have begun vesting on February 15, 2005) until the earlier of the first trading day on which they can sell common stock without violating SEC Rule 10b-5 or Copper Mountain’s insider trading policy, or March 15 of the year following the year of such vesting date; and

•	certain indemnification and insurance arrangements for Copper Mountain’s directors and officers will be continued if the merger is completed.

See “THE MERGER—Interests of Copper Mountain’s Directors and Management in the Merger” beginning on page 45.

Tut Systems Market Price Data

The common stock of Tut Systems is listed on The Nasdaq National Market under the symbol “TUTS.” On February 11, 2005, the last full trading day prior to the public announcement of the proposed merger, Tut Systems common stock closed at $4.00. On April 25, 2005, the last trading day prior to the date of this proxy statement/prospectus, Tut Systems common stock closed at $3.10.

For additional information regarding the trading price of Tut Systems’ common stock, see “TUT SYSTEMS AND COPPER MOUNTAIN COMPARATIVE PER SHARE INFORMATION” beginning on page 11 and “TUT SYSTEMS MARKET PRICE INFORMATION” beginning on page 88.

Copper Mountain Market Price Data

Copper Mountain common stock is listed on The Nasdaq National Market under the symbol “CMTN.” On February 11, 2005, the last full trading day prior to the public announcement of the proposed merger, Copper Mountain common stock closed at $1.06. On April 25, 2005, the last trading day prior to the date of this proxy statement/prospectus, Copper Mountain common stock closed at $0.94.

For additional information regarding the trading price of Copper Mountain’s common stock, see “TUT SYSTEMS AND COPPER MOUNTAIN COMPARATIVE PER SHARE INFORMATION” beginning on page 11.

The Merger Agreement

Under the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of Tut Systems that was created to effect the merger, will merge with and into Copper Mountain. Copper Mountain will be the surviving entity in the merger, and will remain a wholly owned subsidiary of Tut Systems.

This description of the merger agreement in this summary section is qualified in its entirety both by the more detailed description that appears later in this proxy statement/prospectus and by the full text of the merger agreement, dated February 11, 2005, and attached to this proxy statement/prospectus as Annex A. All references to the merger agreement that are contained in this proxy statement/prospectus refer to the merger agreement attached as Annex A.

For additional information regarding the merger agreement see “THE MERGER AGREEMENT AND VOTING AGREEMENTS” beginning on page 49.

Voting Agreements

Copper Mountain’s directors and executive officers, who collectively were the beneficial owners of approximately 9.5% of Copper Mountain’s outstanding shares entitled to vote at the special meeting as of the close of business on the record date, have entered into individual voting agreements with Tut Systems. Pursuant to the voting agreements, Copper Mountain’s directors and executive officers have agreed, in their capacity as stockholders of Copper Mountain, to vote all shares of Copper Mountain common stock beneficially owned by them in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger. Copper Mountain’s directors and executive officers have also provided proxies giving Tut Systems the right to vote the shares of Copper Mountain common stock beneficially owned by them, including shares of Copper Mountain common stock acquired after the date of the voting agreements, in favor of the adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger.

See “THE MERGER AGREEMENT AND VOTING AGREEMENTS—The Voting Agreements” beginning on page 62.

No Appraisal Rights

Holders of Copper Mountain common stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger.

TUT SYSTEMS SUMMARY SELECTED FINANCIAL DATA

(in thousands, except per share data)

The tables below present summary selected financial data for Tut Systems for each of the years ended December 31, 2000 through 2004. The summary selected statement of operations data for the fiscal years ended December 31, 2002, 2003 and 2004 and the summary selected consolidated balance sheet data as of December 31, 2003 and 2004 are derived from the audited consolidated financial statements of Tut Systems contained in Tut Systems’ consolidated financial statements, and the related notes thereto, that are included in this proxy statement/prospectus. The summary selected statement of operations data for the year ended December 31, 2000, and 2001 and the summary selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002 are derived from audited consolidated financial statements that are not included in this proxy statement/prospectus. In addition, the summary selected financial data below should be read in conjunction with “TUT SYSTEMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in this proxy statement/prospectus. Due to the acquisitions we have made, our results of operations are not necessarily comparable between periods presented. In particular, our November 2002 acquisition of VTC has had a significant impact on every aspect of our financial statements since the acquisition. The historical results presented below are not necessarily indicative of future results.

	Year Ended December 31,
	2000	2001	2002(1)	2003(1)	2004(1)
Statement of Operations Data:
Total revenues	$71,991	$13,748	$9,371	$32,192	$24,992
Cost of goods sold	69,983 (2)	40,489 (3)	13,909 (4)	15,646	16,980

Gross profit (loss)	2,008	(26,741)	(4,538)	16,546	8,012

Operating expenses	80,004	81,712	37,105	22,093	21,436

Loss from operations	(77,996)	(108,453)	(41,643)	(5,547)	(13,424)
Impairment of certain equity investments	(3,100)	—	(592)	—	—
Gain on sale of investments	—	—	—	—	125
Interest and other income, net	6,998	4,127	610	30	(161)

Net loss	$(74,098)	$(104,326)	$(41,625)	$(5,517)	$(13,460)

Net loss per share, basic and diluted	$(4.98)	$(6.39)	$(2.45)	$(0.28)	$(0.63)

Shares used in computing net loss per share, basic and diluted	14,866	16,326	16,957	19,996	21,392

	As of December 31,
	2000	2001	2002	2003	2004
Consolidated Balance Sheet Data:
Cash and cash equivalents	$102,614	$49,367	$25,571	$14,370	$12,440
Working capital	110,920	51,484	24,396	21,815	19,385
Total assets	205,588	78,992	39,729	42,771	27,965
Long-term debt	—	—	3,262	3,523	3,816
Total stockholders’ equity	166,173	66,096	28,231	23,655	19,378

(1)	Includes effect of acquisition of VideoTele.com on November 7, 2002.
(2)	Includes provision for loss on purchase commitments and abandoned products of $27,223.
(3)	Includes reserves for excess and obsolete inventory of $34, 237.
(4)	Includes reserves for excess and obsolete inventory of $7,125.

COPPER MOUNTAIN SUMMARY SELECTED FINANCIAL DATA

(in thousands, except per share data)

The tables below present summary selected financial data of Copper Mountain for each of the years ended December 31, 2000 through 2004. The summary selected statement of operations data for the fiscal years ended December 31, 2002, 2003 and 2004 and the summary selected consolidated balance sheet data as of December 31, 2003 and 2004 are derived from the audited consolidated financial statements of Copper Mountain contained in Copper Mountain’s consolidated financial statements, and the related notes thereto, that are included in this document. The summary selected statement of operations data for the year ended December 31, 2000, and 2001 and the summary selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002 are derived from audited consolidated financial statements that are not included in this proxy statement/prospectus. The summary selected consolidated financial data below should be read in conjunction with “COPPER MOUNTAIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in this proxy statement/prospectus.

	Year Ended December 31,
	2000	2001	2002		2003	2004
Statement of Operations Data:
Net revenue	$281,576	$22,425	$12,941		$13,972	$7,843
Cost of revenue	165,128 (5)	65,285 (4)	(5,411	)(3)	4,923 (2)	5,668 (1)

Gross margin	116,448	(42,860)	18,352		9,049	2,175
Operating expenses:
Research and development	37,494	37,733	21,829		12,880	12,986
Sales and marketing	34,868	16,586	6,994		6,693	4,780
General and administration	21,823	15,664	5,284		4,275	6,029
Amortization of purchased intangibles	17,753	5,326	—		—	—
Amortization of deferred stock Compensation	3,664	4,934	4,320		3,594	442
Restructuring and other nonrecurring costs	—	20,382	1,361		—	(1,581)
Write-off of purchased intangibles	—	40,833	—		—	—
Write-off of in-process research and development	6,300	—	—		—	—

Total operating expenses	121,902	141,458	39,788		27,442	22,656

Loss from operations	(5,454)	(184,318)	(21,436)		(18,393)	(20,481)
Interest and other income	9,618	4,141	2,145		332	205
Interest expense	(611)	(878)	(581)		(209)	(4)

Income (loss) before income taxes	3,553	(181,055)	(19,872)		(18,270)	(20,280)
Provision for income taxes	1,860	—	—		—	—

Net income (loss)	$1,693	$(181,055)	$(19,872)		$(18,270)	$(20,280)

Basic net income (loss) per share(6)	$0.33	$(34.14)	$(3.68)		$(3.22)	$(3.06)

Diluted net income (loss) per share(6)	$0.29	$(34.14)	$(3.68)		$(3.22)	$(3.06)

Shares used in basic per share calculations(6)	5,058	5,304	5,407		5,668	6,623

Shares used in diluted per share calculations(6)	5,822	5,304	5,407		5,668	6,623

(1)	Includes charges totaling $2.6 million during the year related to excess and obsolete inventory, and credits related to the sale of inventory that had been written down by $0.9 million.
(2)	Includes charges totaling $0.2 million during the year related to excess and obsolete inventory, and credits related to the sale of inventory that had been written down by $11.2 million.

(3)	Includes a reversal of charges totaling $14.9 million during the year related to the reduction in inventory purchase commitments, and credits related to the sale of inventory that had been written down by $8.4 million.
(4)	Includes charges totaling $53.5 million during the year related to future inventory purchase commitments and inventory on hand in excess of anticipated requirements.
(5)	Includes charges totaling $41.9 million during the year related to future inventory purchase commitments and inventory on hand in excess of anticipated requirements.
(6)	See Note 1 of the Notes to Copper Mountain’s financial statements for a description of the computation of basic and diluted net income (loss) per share and the number of shares used to compute basic and diluted net income (loss) per share.

	As of December 31,
	2000	2001	2002	2003	2004
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term marketable investments	$162,616	$72,825	$40,509	$22,980	$12,430
Working capital	143,387	43,681	31,419	19,585	10,135
Total assets	304,885	96,469	50,609	30,004	15,700
Long-term debt and capital lease obligation, less current portion	6,654	3,534	168	—	—
Total stockholders’ equity	224,826	50,185	34,507	20,078	11,055

TUT SYSTEMS AND COPPER MOUNTAIN

COMPARATIVE PER SHARE INFORMATION

(in thousands, except per share data)(1)

	Tut Systems Historical December 31, 2004	Copper Mountain Historical December 31, 2004	Copper Mountain Equivalent Pro Forma December 31, 2004(4)	Combined Pro Forma
Book value per share(2)
Net assets	$19,378	$11,055		$29,552
Shares outstanding	25,180	7,933		27,715

Book value per share	$0.77	$1.39	$0.35	$1.07

	Tut Systems Year Ended December 31, 2004	Copper Mountain Year Ended December 31, 2004	Copper Mountain Equivalent Pro Forma December 31, 2004(4)	Combined Pro Forma
Basic and diluted net loss per share(3)
Net loss	$(13,460)	$(20,280)		$(32,460)
Shares used in calculation	21,392	6,623		23,927

Basic and diluted net loss per share	$(0.63)	$(3.06)	$(0.44)	$(1.36)

(1)	The per share information presented above should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements on page 123.
(2)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at December 31, 2004. The pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at December 31, 2004. The pro forma number of shares has been adjusted to give effect to the issuance of 2,535 shares of Tut Systems common stock as merger consideration. The exact exchange ratio will depend on Copper Mountain’s fully diluted number of shares outstanding on the closing date of the merger. See calculation of shares on page 49. The preliminary purchase price is estimated at $11,631.
(3)	The pro forma combined net loss per Tut Systems share is computed by combining the net loss for Tut Systems with the net loss of Copper Mountain and any pro forma adjustments and dividing the sum by the pro forma weighted average number of shares of common stock and equivalents outstanding during the period. The pro forma number of shares has been adjusted to give effect to the issuance of 2,535 shares of Tut systems common stock as merger consideration. The exact exchange ratio will depend on Copper Mountain’s fully diluted number of shares outstanding on the closing date of the merger. See calculation of shares on page 49.
(4)	The Copper Mountain equivalent pro forma amounts are computed by multiplying the combined pro forma amounts by 0.3269, the respective ratio of exchange.

RISK FACTORS

You should carefully consider the following risk factors relating to the merger and to ownership of Tut Systems’ common stock. Many of the risks described below under the caption “Risks Related to Copper Mountain’s Business” will become additional risks related to Tut Systems’ business if the merger is completed. You should also consider the other information included elsewhere in this proxy statement/prospectus including the matters addressed in the “Cautionary Statement Regarding Forward-Looking Statements.” In this section entitled “Risk Factors,” pronouns such as “we,” “our” and “us” refer to Tut Systems except for the description of risks described below under the caption “Risks Related to Copper Mountain’s Business” where such pronouns refer to Copper Mountain.

Risks Related to the Merger

Copper Mountain’s directors and officers have interests in the merger besides those of a stockholder.

Copper Mountain’s directors and officers have various interests in the merger besides being Copper Mountain stockholders. These interests include:

•	the fact that Richard S. Gilbert, Copper Mountain’s chairman and chief executive officer, and Michael O. Staiger, Copper Mountain’s executive vice president and chief financial officer, have entered into agreements that provide for the payment of retention bonuses upon the earlier of July 15, 2005 or the sale of Copper Mountain (which would include the closing of the merger with Tut Systems). These agreements also provide for the payment of a transaction completion bonus upon closing of the merger with Tut Systems;

•	under Copper Mountain’s 2003 Officer’s Change in Control Plan, all restricted stock held by Messrs. Gilbert and Staiger will fully vest upon the closing of the merger. In the case of Mr. Gilbert a total of 285,000 shares will vest and in the case of Mr. Staiger a total of 245,000 shares will vest. Messrs. Gilbert and Staiger have each agreed to defer vesting of the restricted stock that they hold (which would otherwise have begun vesting on February 15, 2005) until the earlier of the first trading day on which they can sell common stock without violating SEC Rule 10b-5 or Copper Mountain’s insider trading policy, or March 15 of the year following the year of such vesting date; and

•	the agreement by Tut Systems to continue to indemnify and insure Copper Mountain’s directors and officers for various claims.

Most of our shares issued in the merger will be eligible for sale immediately after the merger is completed, which could result in a high volume of sales by former Copper Mountain stockholders following the merger and a decline in our stock price.

Holders of Copper Mountain common stock who are not affiliates of Tut Systems or Copper Mountain will receive approximately 1,700,000 freely tradable shares of our common stock in exchange for their shares of Copper Mountain common stock upon the consummation of the merger. Additionally, approximately 850,000 shares of our common stock will be issued to affiliates of Copper Mountain in exchange for their shares of Copper Mountain common stock in the merger. These shares will be subject to resale in compliance with the provision of Rule 145(d) of the Securities Act and, subject to complying with the manner of sale agreements of Rule 145(d), substantially all of these shares will be eligible for immediate resale following the closing of the merger. If one or more former stockholders of Copper Mountain sells substantial amounts of our common stock into the public market following this merger, the market price of our common stock could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities at a time and price that we deem appropriate.

The cash acquired by us in connection with the merger may be less, or the liabilities assumed by us in connection with the merger may be greater, than anticipated by the parties.

The merger consideration was calculated in part based upon the projected cash balance and outstanding liabilities of Copper Mountain as of a particular date. To the extent that cash is less or the actual liabilities of

Copper Mountain as of or following the closing are greater than the amounts projected by the parties, we may obtain less net cash and may incur additional expenses in connection with the merger, which could negatively impact our financial condition.

The completion of the merger is subject to the satisfaction of conditions.

The obligations of Copper Mountain and us to complete the merger are subject to the satisfaction or waiver, where permissible, of certain conditions set forth in the merger agreement. Some of these conditions cannot be waived, including obtaining the requisite approval of Copper Mountain’s stockholders. If these conditions are not satisfied or waived, the merger will not be completed. Also, even if all of these conditions are satisfied or waived, the merger may not be completed, as Copper Mountain and we each have the right to terminate the merger under certain circumstances. See “THE MERGER AGREEMENT AND VOTING AGREEMENTS.”

The issuance of shares of our common stock in this offering and/or our merger with CoSine Communications may cause the market price of our stock to decline.

Although our common stock is quoted on The Nasdaq National Market, it does not have a high average trading volume. The reported sales price of our common stock on The Nasdaq National Market on April 25, 2005 was $3.10 per share. The 2.5 million shares that we are offering through this proxy statement/prospectus and the approximately 6.0 million shares we are offering in connection with the acquisition of CoSine represent 10% and 24%, respectively, of our 25,194,894 outstanding shares of common stock as of April 21, 2005. After the completion of this offering, the market price of our common stock may decline in response to the introduction into a thinly traded public market for our common stock of the substantial number of additional shares that are being offered in connection with each of these transactions.

Risks Related to Tut Systems’ Business

We have a history of significant losses, and we may never achieve profitability.

We have incurred substantial net losses and experienced negative cash flow for each quarter since our inception. As of December 31, 2004, we had an accumulated deficit of $295.5 million. We expect to incur losses in the near future. Moreover, we may never achieve profitability and, even if we do, we may not be able to maintain profitability. We may not be able to generate a sufficient level of revenue to offset our current level of expenses. Moreover, because our expenditures for sales and marketing, research and development, and general and administrative functions are relatively fixed in the short term, we may be unable to adjust our spending in a timely manner to respond to any unanticipated decline in revenue. If we fail to achieve and maintain profitability within the timeframe expected by securities analysts or investors, then the market price of our common stock will likely decline.

Each sale of our digital headend systems represents a significant portion of our revenue for any given quarter. Our failure to meet our quarterly forecast of sales of digital headend systems in any given quarter could have a material adverse impact on our financial results for a given quarter.

Since we acquired VTC in November 2002, a large part of our quarterly revenue is associated with the sale of digital headend systems. Each sale represents a significant portion of our revenue for each quarter. We base our operating forecast on our historical sales. Because of the high cost per unit of our digital headend systems, if we were to sell even one less system than our forecasted number of headend sales per quarter, such a decrease in sales would have a material and adverse impact on our revenue for that quarter.

We operate in an intensely competitive marketplace, and many of our competitors have greater resources than we do.

Our primary competitors in the digital TV headend market are small private companies that are focused on a more narrow product line than ours, thereby allowing these competitors to devote substantially more targeted resources to developing and marketing new products than we can. As we target larger telco customers for our video content processing systems, we expect more competition from large public companies like Harmonic, Inc., Tandberg Television ASA, and Motorola, Inc., all of which have substantially greater financial, technical and other resources than we do. These competitors have achieved success in providing headend components for cable multiple system operators and satellite TV providers and, we expect these competitors to market some of their products for use in TV over DSL applications. For example, in the past, Harmonic provided video content processing systems to SaskTel, a large Canadian telephone service provider. Harmonic also recently announced that it will provide video content processing systems to Video Networks Limited, a video-over-DSL provider in the United Kingdom.

Our competition in the market for video transmission processing products primarily comes from small private companies such as SkyStream Networks and public companies such as Optibase Inc. and Tandberg Television that, together, offer a wide array of products with special features and functions. Our broadband transport and service management business tends to compete against public, private and foreign network equipment companies.

To the extent that any of these current or potential future competitors enter or expand further into our markets, develop superior technology and products or offer superior prices or performance features relative to our products, such competition could result in lost sales and severe downward pressure on our pricing, either of which would adversely affect our revenue and profitability.

Commercial acceptance of any technological solution that competes with technology based on communication over copper telephone wire could materially and adversely impact demand for our products, our revenue and growth strategy.

The markets for video content processing, transmission and high-speed data access systems and services are characterized by several competing communication technologies, including fiber optic cables, coaxial cables, satellites and other wireless facilities. Many of our products are based on communication over copper telephone wire. Because there are physical limits to the speed and distance over which data can be transmitted over copper wire, our products may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire. Our customer base is concentrated on telephone service providers that have a large investment in copper wire technology. If these customers lose market share to their competitors who use competing technologies that are not as constrained by physical limitations as copper telephone wire, and that are able to provide faster access, greater reliability, increased cost-effectiveness or other advantages, demand for our products will decrease. Moreover, to the extent that our customers choose to install fiber optic cable or other transmission media as part of their infrastructure, or to the extent that homes and businesses install other transmission media within buildings, demand for our products may decline. The occurrence of any one or more of these events would harm demand for our products, which would thereby adversely affect our revenue and growth strategy.

If the projected growth in demand for video services from telephone service providers does not materialize or if our customers find alternative methods of delivering video services, future sales of our video content processing systems will suffer.

We manufacture video content processing systems that enable telephone service providers to offer video services to their customers. Our customers, the telephone service providers, face competition from cable companies, satellite service providers and wireless companies. For some users, these competing solutions provide fast access, high reliability and cost-effective solutions for delivering data, including video services. Telephone service providers hope to maintain their market share in their core business of voice telephony as well as increase their revenue per customer by offering their customers more services, including video services and high-speed data services. However, if the telephone service providers find alternative ways of maintaining and growing their market share in their core business that do not require that they offer video services, demand for our products will decrease substantially. Moreover, if technological advancements are developed that allow our customers to provide video services without upgrading their current system infrastructure, or that offer our customers a more cost-effective method of delivering video services, sales of our video content processing systems will suffer. Alternatively, even if the telephone service providers choose our video content processing systems, the service providers may not be successful in marketing video services to their customers, in which case our sales would decrease substantially.

Our operating results fluctuate significantly from quarter to quarter, and this may cause the price of our stock to decline.

Over the last 12 quarters, our sales per quarter have fluctuated between $9.2 million and $2.0 million. Over the same periods, our losses from operations as a percentage of revenue have fluctuated between approximately 5.2% and 1.274% of revenue. We anticipate that our sales and operating margins will continue to fluctuate. We expect this fluctuation to continue for a variety of reasons, including:

•	the timing of customers’ purchase decisions, acceptance of our new products and possible cancellations;

•	competitive pressures, including pricing pressures from our partners and competitors;

•	delays or problems in the introduction of our new products;

•	announcements of new products, services or technological innovations by us or our competitors; and

•	management of inventory levels.

Fluctuations in our sales and operating margins will make it more difficult for us to accurately forecast our results of operations and this could negatively impact the market price of our stock.

The sales cycle for video content processing systems is long and unpredictable, which requires us to incur high sales and marketing expenses with no assurance that a sale will result.

The sales cycle for our headend systems can be as long as 12-18 months. Additionally, with respect to the sale of our products to U.S. and foreign government organizations, we may experience long sales cycles as a result of government procurement processes. As a result, while we continue to incur costs associated with a particular sale prior to payment from the customer, we may not recognize revenue from efforts to sell particular products for extended periods of time.

As a result, our quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and may not provide an accurate indicator of our future performance. Our operating results in one or more future quarters may fail to meet the expectations of investment research analysts or investors, which could cause an immediate and significant decline in the trading price of our common stock.

If we fail to accurately forecast demand for our products, our revenue, profitability and reputation could be harmed.

We rely on contract manufacturers and third-party equipment manufacturers, or OEMs, to manufacture, assemble, test and package our products. We also depend on third-party suppliers for the materials and parts that constitute our products. Our reliance on contract manufacturers, OEMs and third-party suppliers requires us to accurately forecast the demand for our products and coordinate our efforts with those of our contract manufacturers, OEMs and suppliers. We often make significant up-front financial commitments with our contract manufacturers, OEMs and suppliers in order to procure the raw materials and begin manufacturing and assembly of the products. If we fail to accurately forecast demand or coordinate our efforts with our suppliers, OEMs and contract manufacturers, we may face supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products, which could lead to the loss of existing or potential customers and could thereby result in lost sales and damage to our reputation, which would adversely affect our revenue and profitability. Further, we outsource the manufacturing of our products based on forecasts of sales. If orders for our products exceed our forecasts, we may have difficulty meeting customers’ orders in a timely manner, which could damage our reputation or result in lost sales. Conversely, if our forecasts exceed the orders we actually receive and we are unable to cancel future purchase and manufacturing commitments in a timely manner, our inventory levels would increase. This could expose us to losses related to slow moving and obsolete inventory, which would have a material adverse effect on our profitability.

If we fail to develop and introduce new products in response to the rapid technological changes in the markets in which we compete, we will not remain competitive.

The markets for video content processing, transmission and high-speed data access systems are characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in end-user requirements and evolving industry standards. To remain competitive, we must continually improve the performance, features and reliability of our products. For example, advancements in compression technology are leading the video content processing industry to begin the transition to next generation compression standards. These advances will allow for further reductions in the bandwidth required to deliver standard definition video channels and introduce the possibility of delivering high-definition television over asymmetric digital subscriber lines, or ADSL, for the first time. ADSL is a new technology that allows more data to be transmitted over copper telephone lines than standard DSL. Further advances in compression technology, or the emergence of new industry standards would require that we further redesign our products to incorporate, and remain compatible with, emerging technologies and industry standards.

We cannot assure you that we will be able to respond quickly and effectively to technological change. We may have only limited time to enter certain markets, and we cannot assure you that we will be successful in achieving widespread acceptance of our products before competitors can offer products and services similar or superior to our products. If we fail to introduce new products that address technological changes or if we experience delays in our product introductions, our ability to compete would be adversely affected, thereby harming our revenue, profitability and growth strategy.

We depend on international sales for a significant portion of our revenue, which subjects our business to a number of risks. If we are unable to generate significant international sales, our revenue, profitability and share price could be materially and adversely affected.

Sales to customers outside of the United States accounted for approximately 43.0%, 18.4% and 23.3% of revenue for the years ended December 31, 2002, 2003 and 2004, respectively. Sales and operating activities outside of the United States are subject to inherent risks, including fluctuations in the value of the United States dollar relative to foreign currencies; tariffs, quotas, taxes and other market barriers; political and economic instability; restrictions on the export or import of technology; potentially limited intellectual property protection; difficulties in staffing and managing international operations and potentially adverse tax consequences. Any of these factors may have a material adverse effect on our ability to grow or maintain international revenue.

We expect sales to customers outside of the United States to represent a significant and growing portion of our revenue. However, we cannot assure you that foreign markets for our products will develop at the rate or to the extent that we anticipate. If we fail to generate significant international sales, our revenue, profitability and share price could be materially and adversely affected.

Fluctuations in interest and currency exchange rates may decrease demand for our products.

Substantially all of our foreign sales are invoiced in U.S. dollars. As a result, fluctuations in currency exchange rates could cause our products to become relatively more expensive for international customers, thereby reducing demand for our products. We anticipate that we will generally continue to invoice foreign sales in U.S. dollars. We do not currently engage in foreign currency hedging transactions. However, as we expand our current international operations, we may allow payment in foreign currencies and, as a result, our exposure to foreign currency transaction losses may increase. To reduce this exposure, we may purchase forward foreign exchange contracts or use other hedging strategies. However, we cannot assure you that any currency hedging strategy would be successful in avoiding exchange-related losses. Any such losses would adversely impact our profitability.

If our contract manufacturers, third-party OEMs and third-party suppliers fail to produce quality products or parts in a timely manner, we may not be able to meet our customers’ demands.

We do not manufacture our products. We rely on contract manufacturers and OEMs to manufacture, assemble, package and test substantially all of our products and to purchase most of the raw materials and components used in our products. Additionally, we depend on third-party suppliers to provide quality parts and materials to our contract manufacturers and OEMs, and we obtain some of the key components and sub-assemblies used in our products from a single supplier or a limited group of suppliers. Neither we nor our contract manufacturers or OEMs have any guaranteed supply arrangements with the suppliers. If our suppliers fail to provide a sufficient supply of key components, we could experience difficulties in obtaining alternative sources at reasonable prices, if at all, or in altering product designs to use alternative components. Moreover, if our contract manufacturers or OEMs fail to deliver quality products in a timely manner, such failure would harm our ability to meet our scheduled product deliveries to customers. Delays and reductions in product shipments could increase our production costs, damage customer relationships and harm our revenue and profitability. In addition, if our contract manufacturers and OEMs fail to perform adequate quality control and testing of our products, we would experience increased production costs for product repair and replacement, and our profitability would be harmed. Moreover, defects in products that are not discovered in the quality assurance process could damage customer relationships and result in product returns or product liability claims, each of which could harm our revenue, profitability and reputation.

Design defects in our products could harm our reputation, revenue and profitability.

Any defect or deficiency in our products could reduce the functionality, effectiveness or marketability of our products. These defects or deficiencies could cause customers to cancel or delay their orders for our products, reduce revenue or render our product designs obsolete. In any of these events, we would be required to devote substantial financial and other resources for a significant period of time to develop new product designs. We cannot assure you that we would be successful in addressing any design defects in our products or in developing new product designs in a timely manner, if at all. Any of these events, individually or in the aggregate, could harm our revenue, profitability and reputation.

Our business depends on the integrity of our intellectual property rights. If we fail to adequately protect our intellectual property, our revenue, profitability, reputation or growth strategy could be adversely affected.

We attempt to protect our intellectual property and proprietary technology through patents, trademarks and copyrights, by generally entering into confidentiality or license agreements with our employees, consultants, vendors, strategic partners and customers as needed, and by generally limiting access to and distribution of our trade secret technology and proprietary information. However, any of our pending or future patent or trademark applications may not ultimately be issued as patents or trademarks of the scope that we sought, if at all, and any of our patents, trademarks or copyrights may be invalidated, deemed unenforceable, or otherwise challenged. In addition, other parties may circumvent or design around our patents and other intellectual property rights, may misappropriate our proprietary technology, or may otherwise develop similar, duplicate or superior products. Further, the intellectual property laws and our agreements may not adequately protect our intellectual property rights and effective intellectual property protection may be unavailable or limited in certain foreign countries in which we do business or may do business in the future.

The telecommunications and data communications industries are characterized by the existence of extensive patent portfolios and frequent intellectual property litigation. From time to time, we have received, and may in the future receive, claims that we are infringing third parties’ intellectual property rights. Any present or future claims, with or without merit, could be time-consuming, result in costly litigation, divert management time and attention and other resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us. In addition, any such litigation could force us to cease selling or using certain products or services, or to redesign such products or services. Further, we may in the future, initiate claims or litigation against third-parties for infringement of our intellectual property rights or to determine the scope and validity of our intellectual property rights or those of competitors. Such litigation could result in substantial costs and diversion of resources. Any of the foregoing could have an adverse effect upon our revenue, profitability, reputation or growth strategy.

If we fail to provide our customers with adequate and timely customer support, our relationships with our customers could be damaged, which would harm our revenue and profitability.

Our ability to achieve our planned sales growth and retain customers will depend in part on the quality of our customer support operations. Our customers generally require significant support and training with respect to our products, particularly in the initial deployment and implementation stage. As our systems and products become more complex, we believe our ability to provide adequate customer support will be increasingly important to our success. We have limited experience with widespread deployment of our products to a diverse customer base, and we cannot assure you that we will have adequate personnel to provide the levels of support that our customers may require during initial product deployment or on an ongoing basis. Our failure to provide sufficient support to our customers could delay or prevent the successful deployment of our products. Failure to provide adequate support could also have an adverse impact on our reputation and relationship with our customers, could prevent us from gaining new customers and could harm our revenue and profitability.

Failure to complete our separately announced merger with CoSine could cause our stock price to decline and negatively affect our expected cash position.

On January 7, 2005, we announced that we had signed a definitive merger agreement to acquire all of the outstanding shares of common stock of CoSine Communications, Inc. in a stock-for-stock transaction valued at approximately $24.1 million. Upon closing, we expect to issue approximately 6 million shares of our common stock to the stockholders of CoSine. The transaction is expected to result in net cash to us of approximately $22.75 million, and is expected to close in the second quarter of 2005. We propose to acquire CoSine primarily to provide us with these additional financial resources, and, although we will honor CoSine’s existing customers support agreements, we do not expect to offer CoSine’s products for sale to new customers. We will not have any additional employees or facilities as a result of the transaction.

Our proposed acquisition of CoSine is subject to approval by the stockholders of both CoSine and Tut Systems, in addition to other customary closing conditions. Certain CoSine stockholders have expressed their intent not to support the transaction. Additionally, the price of our common stock has been volatile and has fallen below its price at the time that we entered into the definitive merger agreement with CoSine. We cannot be certain that the transaction will be approved by CoSine’s stockholders.

If the merger with CoSine is not completed, our stock price may decline due to a number of factors. First, our costs related to the CoSine merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed. In addition, our stock price may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed. Moreover, if we do not complete the CoSine merger, we will not obtain the expected increase to our future cash position, and as a result we will need to engage in alternative future transactions to raise additional working capital, at prices and with resulting dilution to our stockholders that may be less favorable than the proposed CoSine acquisition.

Failure to integrate acquired businesses into our operations successfully could adversely affect our business.

As part of our strategy to develop and identify new products and technologies, we have made acquisitions, and are likely to make more. Our integration of the operations of acquired businesses requires significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, manufacturing and finance. These efforts result in additional expenses and involve significant amounts of management’s time that cannot then be dedicated to other projects. Our failure to manage successfully and coordinate the growth of the combined company could also have an adverse impact on our business. In addition, there is no guarantee that any of the businesses we acquire will become profitable or remain so. If our acquisitions do not reach our initial expectations, we may record unexpected impairment charges. Factors that will affect the success of our acquisitions include:

•	absence of adequate internal controls or presence of significant fraud in the financial systems of acquired companies;

•	any decrease in customer loyalty and product orders caused by dissatisfaction with the combined companies’ product lines and sales and marketing practices, including price increases;

•	our ability to retain key employees; and

•	the ability of the combined company to achieve synergies among its constituent companies, such as increasing sales of the combined company’s products, achieving cost savings and effectively combining technologies to develop new products.

These factors, among others, will affect whether our recent and proposed acquisitions are successfully integrated into our business. If we fail to integrate acquired businesses into our operations successfully, we may be unable to achieve our strategic goals and our competitive position in the marketplace could suffer.

If we fail to manage our expanding operations, our ability to increase our revenues and improve our results of operations could be harmed.

We anticipate that, in the future, we may need to expand certain areas of our business to grow our customer base and exploit market opportunities. In particular, we expect to face numerous challenges in the implementation of our business strategy to focus on selling our products to the larger, more established service providers. To manage our operations, we must, among other things, continue to implement and improve our operational, financial and management information systems, hire and train additional qualified personnel, continue to expand and upgrade core technologies and effectively manage multiple relationships with various customers, suppliers and other third-parties. We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to exploit fully the market for our products or systems. If we are unable to manage our operations effectively, our revenue, results of operations and share price could be harmed.

If material weaknesses in our internal controls over financial reporting were to develop (such as those that our independent registered public accounting firm identified in January 2004) and we were unable to remedy such weaknesses in an effective- and timely manner, such weaknesses could materially and adversely affect our ability to provide the public with timely and accurate material information about Tut Systems.

In January 2004, our independent registered public accounting firm identified deficiencies in our internal controls that they considered to be material weaknesses. Based on these weaknesses, our chief executive officer and chief financial officer determined that, as of December 31, 2003, our disclosure controls and procedures were not effective to record, process, summarize and report information required to be reported within the time periods specified by the SEC and accumulated and communicated to our management, including our chief executive officer and chief financial officer, to allow timely discussions regarding required disclosure. These material weaknesses related to our inventory and our accounts payable processes, both of which affect our balance sheet and may also affect our income statement reporting. We believe that we have fully addressed these issues, and, therefore, our chief executive officer’s and chief financial officer’s evaluation of our disclosure controls and procedures as of December 31, 2004 concluded that they were effective. (See Item 9A of our Form 10-K for the year ended December 31, 2004 as filed with the SEC for further discussion of these weaknesses as well as for our chief executive officer’s and chief financial officer’s evaluation as of December 31, 2004.) In order for investors and the equity analyst community to make informed investment decisions and recommendations about our securities, it is important that we provide them with accurate and timely information in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder. Material weaknesses in our internal controls over financial reporting and our disclosure controls and procedures would hinder the flow of timely and accurate information to investors. If such material weaknesses were to develop and we did not address them in a timely matter, investors might sell our shares and industry analysts might either make incorrect recommendations about Tut Systems or else end coverage of Tut Systems altogether, any of which results could harm our reputation and adversely impact our share price.

We are currently engaged in a securities class action lawsuit which, if it were to result in an unfavorable resolution, could adversely affect our reputation, profitability and share price.

We are currently engaged as a defendant in a lawsuit (i.e., Whalen v. Tut Systems, Inc. et al.) that alleges securities law violations against us and certain of our current and former officers and directors under Section 11 of the Securities Act of 1933, as amended, and Section 10(b) and Rule 10b-5 of the Exchange Act. While we have reached a settlement with the plaintiffs in this lawsuit, the settlement is subject to certain contingencies, including court approval of the terms of settlement. If the court does not approve this settlement, or any other applicable contingencies are not resolved or otherwise addressed, we would be required to resume litigation in this matter. Additionally, Copper Mountain and CoSine are both involved in similar lawsuits (i.e. In re Copper Mountain Networks, Inc. Initial Public Offering Securities Litigation and In re Initial Public Offering Securities Litigation respectively). Further, on January 18, 2005, a complaint entitled Senior v. CoSine Communications, Inc., et al., Case No. CIV444292, was filed in San Mateo County Superior Court against CoSine and its officers and directors, requesting that the acquisition of CoSine by Tut Systems, Inc. be enjoined due to alleged self-dealing and breach of fiduciary duties by CoSine’s officers and directors. We may inherit the risks associated with these lawsuits in addition to our own lawsuit. If we were to resume litigation in any of these matters and the matters of Copper Mountain and CoSine, there is no assurance that we would prevail. If the outcome of such litigation were unfavorable to us, our reputation, profitability and share price could be adversely affected.

If our products do not comply with complex government regulations, our product sales will suffer.

We and our customers are subject to varying degrees of federal, state and local as well as foreign governmental regulation. Our products must comply with various regulations and standards defined by the Federal Communications Commission, or FCC. The FCC has issued regulations that set installation and equipment standards for communications systems. Our products are also required to meet certain safety requirements. For example, Underwriters Laboratories must certify certain of our products in order to meet federal safety requirements relating to electrical appliances to be used inside the home. In addition, certain products must be Network Equipment Building Standard certified before certain of our customers may deploy them. Any delay in or failure to obtain these approvals could harm our business, financial condition or results of operations. Outside of the United States, our products are subject to the regulatory requirements of each country in which our products are manufactured or sold. These requirements are likely to vary widely. If we do not obtain timely domestic or foreign regulatory approvals or certificates, we would not be able to sell our products where these regulations apply, which could prevent us from maintaining or growing our revenue or achieving profitability.

In addition, regulation of our customers may adversely impact our business, operating results and financial condition. For example, FCC regulatory policies affecting the availability of data and Internet services and other terms on which telecommunications companies conduct their business may impede our entry into certain markets. In addition, the increasing demand for communications systems has exerted pressure on regulatory bodies worldwide to adopt new standards, generally following extensive investigation of competing technologies. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers, which in turn may harm our sale of products to these customers.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to manage our business successfully, which could materially and adversely affect our growth strategy, reputation and share price.

We depend on the performance of Salvatore D’Auria, our President, Chief Executive Officer and Chairman of the Board, and on other senior management and technical personnel with experience in the video and data communications, telecommunications and high-speed data access industries. The loss of any one of them could harm our ability to execute our business strategy, which could adversely affect our reputation and share price. Additionally, we do not have employment contracts with any of our executive officers. We believe that our future success will depend in large part on our continued ability to identify, hire, retain and motivate highly skilled employees who are in great demand. We cannot assure you that we will be able to do so.

We routinely evaluate acquisition candidates and other diversification strategies.

We have completed a number of acquisitions as part of our efforts to expand and diversify our business. For example, we acquired our video content processing and video transmission businesses from Tektronix in November 2002 when we purchased its subsidiary, VTC. We intend to continue to evaluate new acquisition candidates, divestiture and diversification strategies, and if we fail to manage the integration of acquired companies, it could adversely affect our operations and growth strategy. Any acquisition involves numerous risks, including difficulties in the assimilation of the acquired company’s employees, operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company’s key employees. Additionally, we may incur unanticipated expenses, difficulties and other adverse consequences relating to the integration of technologies, research and development, and administrative and other functions. Any future acquisitions may also result in potentially dilutive issuances of our equity securities, acquisition or divestiture related write-offs and the assumption of debt and contingent liabilities. Any of the above factors could adversely affect our revenue, profitability, operations or growth strategy.

Our stock price is volatile, and, if you invest in Tut Systems, you may suffer a loss of some or all of your investment.

The market price and trading volume of our common stock has been subject to significant volatility, and this trend may continue. In particular, trading volume historically has been low and the market price of our common stock has increased dramatically in recent months. Since the announcement of our acquisition of VTC, the closing price of our common stock, as traded on The Nasdaq National Market, has fluctuated from a low of $1.23 to a high of $7.49 per share. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our perceived prospects;

•	variations in our operating results and whether we have achieved our key business targets;

•	the limited number of shares of our common stock available for purchase or sale in the public markets;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts, products or technological innovations by us or our competitors; and

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors.

Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Our charter, bylaws, retention and change of control plans and Delaware law contain provisions that could delay or prevent a change in control.

Certain provisions of our charter and bylaws and our retention and change of control plans, the “Plans,” may have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of us. The provisions of the charter and bylaws and the Plans could limit the price that certain investors may be willing to pay in the future for shares of our common stock. Our charter and bylaws provide for a classified board of directors, eliminate cumulative voting in the election of directors, restrict our stockholders from acting by written consent and calling special meetings, and provide for procedures for advance notification of stockholder nominations and proposals. In addition, our board has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding voting stock. The Plans provide for severance payments and accelerated stock option vesting in the event of termination of employment following a change of control. The provisions of the charter and bylaws, and the Plans, as well as Section 203 of the Delaware General Corporation Law, to which we are subject, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management.

Risks Related to Copper Mountain’s Business

If the merger with Tut Systems is not completed, it is likely that we will file for, or be forced by our creditors into bankruptcy and no assets may be available for distribution to our stockholders.

In our Quarterly Report on Form 10-Q for the third quarter of 2004 we announced that we believed that we would have sufficient funds to continue our operations through the second quarter of 2005. As a result of the reduction in the number of our employees and corresponding curtailing of our business operations we announced in January 2005, we currently believe that we have sufficient cash and cash equivalents to fund our limited remaining operations through August 2005.

If the merger with Tut Systems is not completed in that time or at all, we expect that we will have to cease our operations and liquidate our business. In that event, we believe that it is likely that we will file for or be forced to resort to bankruptcy protection. If we were to file for bankruptcy protection, it is extremely unlikely that we would be able to pay, or provide for the payment of, all of our liabilities and obligations, and, therefore, there would be no assets available for distribution to our stockholders. The precise nature, amount and timing of any distribution to our stockholders would depend on and could be delayed by, among other things, sales of our non-cash assets and claim settlements with creditors for direct and contingent liabilities and would take up to three years to complete.

Even if our stockholders approve the merger, the merger may not be completed and it is likely that we could be required to file for or be forced to resort to bankruptcy protection.

The completion of the merger is subject to numerous conditions. In addition to the conditions to the merger set forth in the merger agreement, one of our stockholders, D.E. Shaw Laminar Portfolios, L.L.C., has filed a Schedule 13D with the Securities and Exchange Commission disclosing that it may take steps to challenge the merger. Even if stockholders holding a majority of the outstanding shares of our common stock vote to approve the merger, we cannot guarantee that the merger will be completed. If the merger is not completed, we would likely not be able to sell our assets or business to another buyer on terms as favorable as those provided in the merger agreement, or at all, which would mean that it is likely that we could be required to file for or be forced to resort to bankruptcy protection.

Failure to complete the merger could cause our stock price to decline.

If the merger with Tut Systems is not completed, our stock price may decline due to any or all of the following potential consequences:

•	We may not be able to dispose of our assets or business for values equaling or exceeding the value represented by the merger, or for any value at all; in particular, our assets will likely be substantially diminished in value;

•	We would likely be forced to liquidate our business, which we may do through filing for bankruptcy protection;

•	Our costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed; and

•	We may have difficulty retaining our key remaining personnel.

In addition, if the merger is not completed, our stock price may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed.

We believe that the price of our common stock is based in large part on the price of Tut Systems common stock; the price of Tut Systems common stock may be affected by factors different from those affecting the price of our common stock.

If the merger with Tut Systems is completed, the holders of our common stock will become holders of Tut Systems common stock. In addition, prior to the completion of the merger and unless the merger agreement with Tut Systems is terminated, we believe that the price of our common stock will be determined in part by the expectation that the merger will be completed and that our stockholders will become stockholders of Tut Systems and that the price of our common stock will be affected by the price of Tut Systems common stock.

Tut Systems’ current operations differ somewhat from our operations, and Tut Systems’ results of operations and the price of Tut Systems common stock may be affected by factors different from those that affect our results of operations and the price of our common stock before the merger. Such factors include Tut Systems’ actual results of operations and investor expectations in regard to those results of operations, as well as those factors described in “RISK FACTORS—Risks Related to Tut Systems’ Business.”

If the merger with Tut Systems is not completed, we expect that our stock will be delisted from the Nasdaq National Market.

If the merger with Tut Systems is not completed, we expect that we will be unable to satisfy the requirements for continued listing of our common stock on the Nasdaq National Market. The rules of the Nasdaq National Market require that companies listed on the Nasdaq National Market continue to have an operating business. If the merger with Tut Systems is not completed, we believe that it is likely that we will cease our business operations and file for or be forced to resort to bankruptcy protection. If Nasdaq delists our common stock from the Nasdaq National Market, the ability of our stockholders to buy and sell shares will be materially impaired, and the trading price of our common stock may be materially impaired.

Our directors and officers have interests in the merger besides those of a stockholder.

Our directors and officers have various interests in the merger besides those of our stockholders. These interests include the agreement by Tut Systems to continue to indemnify and insure our directors and officers for various claims. In addition, certain of our executive officers hold shares of restricted stock that will vest immediately upon closing of the merger and have entered into agreements providing for bonuses to be paid in connection with the consummation of the merger with Tut Systems. See “THE MERGER—Interests of Copper Mountain’s Directors and Management in the Merger.”

Our existing customers have delayed and/or stopped placing orders for our products and may continue to do so indefinitely.

If the merger with Tut Systems is not completed, the amount of funds we will have available for payment of our liabilities and obligations and for distribution to our stockholders will be dependant in part upon whether our existing customers continue to place orders for our products and services. Our existing customers have delayed and/or stopped placing orders and in the future may cancel, delay or stop placing orders for many reasons, including:

•	our reduction in the number of our employees;

•	the announcement of the merger with Tut Systems;

•	our inability to meet the financial and operating criteria that our customers require their vendors to meet;

•	the product requirements of these customers;

•	the financial and operational success of these customers;

•	the success of these customers’ services deployed using our products; and

•	the attractiveness of our products compared to our competitors’ products.

As a result of the combination of these reasons, we expect that future sales, if any, to our existing customers will be substantially less than historical sales.

We may not succeed in reducing our expenses to the extent we expect or deem necessary.

If the merger with Tut Systems is not completed, the amount of funds we will have available for payment of our liabilities and obligations and for distribution to our stockholders will be dependant in part upon the extent to which we are able to reduce our expenses. The reduction in our workforce, announced in January 2005, and corresponding scaling back of our operations will take several weeks to complete, and may not result in the savings that we expect. Moreover, many of our remaining expenses are fixed and cannot easily be reduced. We may also become subject to unplanned expense, whether as a result of the resolution of existing litigation or new claims related to intellectual property or defects in our products. Any of these unexpected expenses could further reduce any assets available to our creditors and stockholders in the event that the merger with Tut Systems is not completed.

We have been named as a defendant in securities class action litigation that could result in substantial costs and divert management’s attention and resources.

In December 2001, we and certain of our officers and directors were named as defendants in a class action stockholder complaint filed in the United States District Court for the Southern District of New York, now captioned In re Copper Mountain Networks, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-10943. In the amended complaint, the plaintiffs allege that we, certain of our officers and directors and the underwriters of our initial public offering, or IPO, violated section 11 of the Securities Act of 1933 based on allegations that our IPO registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The amended complaint also contains a claim for violation of section 10(b) of the Securities Exchange Act of 1934 based on allegations that this omission constituted deceit on investors. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints, collectively referred to here as the IPO Lawsuits, were filed in the same court against hundreds of other public companies, collectively referred to here as the Issuers, who conducted IPOs between 1998 and 2000.

On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. On July 15, 2002, we joined in a global motion to dismiss the IPO Lawsuits filed by all of the Issuers, among others. On October 9, 2002, the Court entered an order dismissing our named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to these officers and directors until September 30, 2003. On February 19, 2003, the Court issued a decision denying the motion to dismiss the Section 11 claims against us and almost all of the Issuers, and denying the motion to dismiss the Section 10(b) claims against us and many of the other Issuers.

In June 2003, the Issuers reached a tentative settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all claims against the Issuers and their officers and directors in the IPO Lawsuits. In addition, the tentative settlement guarantees that, in the event that the plaintiffs recover less than $1 billion in settlement or judgment against the Underwriter defendants in the IPO Lawsuits, the plaintiffs will be entitled to recover the difference between the actual recovery and $1 billion from the insurers for the Issuers. In September 2003, in connection with the tentative settlement, those officers and directors who had entered tolling agreements, as described above, agreed to extend those agreements so that they would not expire prior to any settlement being finalized. In June 2004, we executed a final settlement agreement with the plaintiffs. On February 15, 2005, the Court issued a decision certifying a class action for settlement purposes, and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. In addition, the settlement is still subject to statutory notice requirements as well as final judicial approval.

We cannot assure you that we will be successful in settling or defending against these claims. If we are not successful in settling or defending against these claims, we could be forced to make significant payments to our stockholders and their lawyers, and such payments could have a material adverse effect on our business, financial condition and results of operations if not covered by our insurance carrier. Even if such claims are not successful, the litigation could result in substantial costs and divert management’s attention and resources, which could adversely affect our business, results of operations and financial position.

Claims against us alleging our infringement of a third party’s intellectual property could result in significant expense to us and result in our loss of significant rights.

The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. In addition, in our agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. As the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Legal action claiming patent infringement may be commenced against us. We cannot assure you that we would prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

If our products contain defects, we may be subject to significant liability claims from our customers, distribution partners and the end-users of our products and incur significant unexpected expenses and lost sales.

Our products have in the past contained, and may in the future contain, undetected or unresolved errors when first introduced or as new versions are released. Despite extensive testing, errors, defects or failures may be found in our current or future products or enhancements after commencement of commercial shipments. If this happens, we may experience delay in or loss of market acceptance and sales, product returns, diversion of development resources, injury to our reputation or increased service and warranty costs, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, because our products are designed to provide critical communications services, we may receive significant liability claims. We attempt to include in our agreements with customers and distribution partners provisions intended to limit our exposure to liability claims. Our customers and distribution partners may not be willing to agree to such provisions, and in any event such provisions may not be effective in any or all cases or under any or all scenarios, and they may not preclude all potential claims resulting from a defect in one of our products or from a defect related to the installation or operation of one of our products. Although we maintain product liability insurance covering certain damages arising from implementation and use of our products, our insurance may not cover any claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

Certain provisions in our corporate charter and bylaws may discourage take-over attempts and thus depress the market price of our stock.

Provisions in our certificate of incorporation and bylaws, each as amended and restated, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors;

•	the ability of our board of directors to alter our bylaws without getting stockholder approval;

•	the ability of our board of directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by our board of directors; and

•	the requirement that at least 10% of the outstanding shares are needed to call a special meeting of stockholders.

Each of these provisions could discourage potential take-over attempts and could adversely affect the market price of our common stock.

THE COPPER MOUNTAIN SPECIAL MEETING

Copper Mountain is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting.

Date, Time and Place

Copper Mountain will hold a special meeting at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, CA 94304-1130, at 10:00 a.m., local time, on May 27, 2005.

Purpose of Special Meeting

At the special meeting, Copper Mountain will ask holders of Copper Mountain common stock to adopt the merger agreement and approve the merger. Copper Mountain’s board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Copper Mountain and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that it is in the best interests of our stockholders that they adopt the merger agreement and approve the merger. Our board of directors unanimously recommends that our stockholders vote FOR the adoption of the merger agreement and approval of the merger.

Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Copper Mountain common stock at the close of business on March 31, 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, approximately 7,790,301 shares of Copper Mountain common stock were issued and outstanding and held by approximately 700 holders of record. A quorum is present at the special meeting if a majority of the shares of Copper Mountain common stock issued and outstanding and entitled to vote on the record date is represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Copper Mountain common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and approve the merger.

Votes Required

The adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of Copper Mountain common stock outstanding on the record date. If a holder of Copper Mountain common stock fails to vote or abstains from voting, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. Broker non-votes will also have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Voting by Copper Mountain’s Directors and Executive Officers

Copper Mountain’s directors and executive officers, who collectively were the beneficial owners of approximately 9.5% of Copper Mountain’s outstanding shares entitled to vote at the special meeting as of the close of business on the record date, have entered into individual voting agreements with Tut Systems. Pursuant to the voting agreements, Copper Mountain’s directors and executive officers have agreed, in their capacity as stockholders of Copper Mountain, to vote all shares of Copper Mountain common stock beneficially owned by them in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger. Copper Mountain’s directors and executive officers have also provided proxies giving Tut Systems the right to vote the shares of Copper Mountain common stock beneficially owned by them, including any shares of Copper Mountain common stock acquired after the date of the voting agreements, in favor of the adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger.

Voting of Proxies

All shares represented by properly executed proxies, including proxies that are submitted by telephone or through the Internet, received in time for the special meeting will be voted at the special meeting in the manner specified on the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR adoption of the merger agreement and approval of the merger and FOR the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies necessary to adopt the merger agreement and approve of the merger.

Shares of Copper Mountain common stock represented at the special meeting but not voting, including shares of Copper Mountain common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement and approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as ‘yes’ votes for the proposal. If a holder of Copper Mountain common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement and approval of the merger. Brokers who hold shares of Copper Mountain common stock in street name for their customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These broker non-votes will effectively count as votes against the adoption of the merger agreement and approval of the merger.

Copper Mountain does not expect that any matter will be brought before the special meeting other than the proposals to adopt the merger agreement and approve the merger and, in the event that there are insufficient votes at the time of the special meeting to approve the merger, to adjourn or postpone the meeting to permit further solicitation of proxies. If, however, Copper Mountain’s board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

The grant of a proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with the Copper Mountain secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy (including a proxy by telephone or through the Internet) to the Copper Mountain secretary bearing a later date, prior to the stockholder meeting;

•	revoking the proxy in accordance with the telephone or Internet voting procedures referenced in the proxy voting instructions attached to the proxy card; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow the directions that you receive from your broker to change your instructions.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by Copper Mountain. Copper Mountain has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie Partners, Inc. will receive customary fees and expense reimbursement for these services. In addition, Copper Mountain’s directors and officers and employees may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of Copper Mountain’s board of directors and its officers have interests in the merger that are different from, or in addition to, your interests. See “THE MERGER—Interests of Copper Mountain’s Directors and Management in the Merger” beginning on page 45.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. Copper Mountain also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Copper Mountain common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Adjournment and Postponement

Copper Mountain’s bylaws provide that, in the event that a quorum does not exist at a stockholder meeting, the chairman of the meeting or the holders of a majority of the shares represented at the meeting, may adjourn the meeting to another place, date or time. If a quorum is not present at the special meeting, Copper Mountain currently anticipates that the chairman of the meeting will exercise his bylaw authority to adjourn the meeting by means of such adjournment. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger, holders of Copper Mountain common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

THE MERGER

General

The boards of directors of Tut Systems, Copper Mountain and Merger Sub, have each approved the merger agreement, which provides for the merger of Merger Sub, a wholly owned subsidiary of Tut Systems that was created to effect the merger, with and into Copper Mountain. Copper Mountain will be the surviving entity in the merger, and will remain a wholly owned subsidiary of Tut Systems.

In the merger, each outstanding share of Copper Mountain common stock will be converted into the right to receive approximately 0.3269 shares of common stock of Tut Systems. Under the terms of the merger agreement, the exchange ratio is adjustable. The exact exchange ratio will depend on Copper Mountain’s fully diluted number of shares outstanding on the closing date of the merger. See “THE MERGER AGREEMENT AND VOTING AGREEMENTS-Merger Consideration” on page 49.

Background to the Merger

The terms of the merger agreement are the result of arms-length negotiations between representatives, legal counsel and financial advisors of Copper Mountain and Tut Systems. The following is a brief discussion of the background of those negotiations.

Events Leading to the Merger

Copper Mountain was originally incorporated in 1996. Copper Mountain provides broadband communications products, and has developed and sold a broad set of products to enable efficient and scalable deployment of advanced voice, video and data services over existing network infrastructure. On May 13, 1999, Copper Mountain completed an initial public offering of its common stock, which began trading on The Nasdaq National Market under the symbol “CMTN.”

While Copper Mountain’s sales strategy has evolved steadily since its inception as the telecommunications products market has changed, its recent sales strategy has depended in significant part on the sale of its products to large telecommunications carriers. Unfortunately, during the late summer of 2004, several of Copper Mountain’s prospective large carrier customers delayed and/or cancelled broadband network upgrade projects. Shortly thereafter, Copper Mountain’s management and board of directors determined that it would be in the best interests of Copper Mountain’s stockholders to conduct a thorough and comprehensive investigation of strategic alternatives. To that end, on August 30, 2004 Copper Mountain engaged Raymond James & Associates, Inc. as Copper Mountain’s financial advisor to explore strategic options, including a possible sale of Copper Mountain. The scope of Raymond James’ engagement included: assisting in an evaluation of Copper Mountain on a stand-alone basis; assisting in the identification and evaluation of transaction alternatives and strategies, including prospective parties to a transaction; assisting in the dissemination of descriptive information regarding Copper Mountain to prospective parties; assisting in negotiations and in evaluating and qualifying competing offers; and assisting in negotiating any transaction, in each case, to the extent requested by Copper Mountain. In connection with the engagement, Raymond James was paid a non-refundable cash retainer of $75,000. This retainer will be credited against the transaction fee payable to Raymond James upon completion of the merger.

Between August 2004 and January 2005, Copper Mountain’s board of directors met 10 times to discuss the status of the company’s efforts to locate a strategic partner. During this period, at the direction of Copper Mountain’s board of directors, Raymond James and Copper Mountain’s management contacted over 45 prospective strategic partners. This list of prospects represented the collective knowledge of Raymond James and Copper Mountain’s management and board of directors of companies that were active in the telecommunications equipment provider market and which were believed might have potential interest in acquiring Copper Mountain. Despite these numerous contacts, and although a limited number of general indications of interest were made, no party came forward with a definitive indication of interest in acquiring Copper Mountain. During this period, Raymond James and Copper Mountain’s management had preliminary discussions with Tut Systems management and, on November 1, 2004, the companies entered into a confidentiality agreement, providing for confidential treatment by each party of the other’s non-public information. After preliminary discussions between Copper Mountain and Tut Systems, Tut Systems declined to pursue a strategic transaction at that time. From early December 2004 to January 23, 2005 there were no substantial communications between Tut Systems and Copper Mountain.

After an extensive evaluation of strategic alternatives by both Raymond James and Copper Mountain’s management, on January 20, 2005, Copper Mountain’s board of directors held a meeting at which it determined that maintaining Copper Mountain’s existing employee headcount was not necessary for any of the strategic alternatives currently under consideration, and the ongoing employee-related expenditures could potentially decrease total stockholder value. With this in mind, the board of directors concluded that it would be prudent to take all actions reasonably necessary to conserve the company’s cash resources, so as to enable further pursuit of a strategic transaction or, in the alternative, to maximize the assets of the company that would be available upon a liquidation of Copper Mountain. Accordingly, at this meeting, the board directed management to initiate actions to lay off most of its employees by March 22, 2005, retaining a limited team of employees that would continue to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Copper Mountain announced this layoff publicly on January 21, 2005. Following this announcement, the closing trading price of Copper Mountain’s common stock dropped from $1.93 on the day prior to the announcement to $0.90 on January 22, 2005.

On January 24, 2005, Salvatore D’Auria, the chief executive officer of Tut Systems, contacted Richard Gilbert, the chief executive officer of Copper Mountain, regarding the potential interest of Tut Systems in a strategic transaction involving Copper Mountain. On January 25, 2005, Tut Systems delivered to Copper Mountain’s management a proposed non-binding summary of principal terms and conditions for a merger, as well as a separate binding exclusivity and mutual standstill agreement. This transmittal was simultaneously forwarded to Copper Mountain’s board of directors. On January 26, 2005, in a conference call involving Mr. Gilbert, Michael Staiger (Copper Mountain’s chief financial officer), Mr. D’Auria and Randall Gausman (Tut Systems’ chief financial officer), Copper Mountain conveyed its issues with the proposed terms and conditions. On January 27, 2005, Tut Systems delivered to Copper Mountain a revised non-binding summary of terms and exclusivity/standstill agreement. The parties finalized their discussions with respect to the summary of terms, and following further negotiations by the parties’ respective counsel regarding the exclusivity/standstill agreement, the parties executed an exclusivity/standstill agreement on that date. Also on that date, Tut Systems delivered a detailed due diligence request to Copper Mountain.

On February 1, 2005, DLA Piper Rudnick Gray Cary US LLP, legal counsel for Tut Systems, distributed an initial draft of a merger agreement to Cooley Godward LLP, legal counsel for Copper Mountain.

During the period from February 2, 2005 through February 11, 2005, Tut Systems performed financial, business and legal due diligence on Copper Mountain, including multiple visits to Copper Mountain’s San Diego, California facility by Tut Systems’ legal counsel and Grant Thornton LLP, an accounting firm retained by Tut Systems to assist with certain aspects of the due diligence process. During this period, Tut Systems’ financial advisor, Merriman Curhan Ford & Co., also performed due diligence activities. Mr. D’Auria and other members of Tut Systems management also met with several Copper Mountain employees on various occasions during this period. In addition, during this period, Copper Mountain’s board of directors met twice to discuss the status of the ongoing negotiations and Copper Mountain also performed due diligence on Tut Systems. Among other activities, representatives of Raymond James met with representatives of Tut Systems at the corporate headquarters of Tut Systems in Lake Oswego, Oregon, on February 3, 2005, to perform due diligence. In addition, Cooley Godward performed a review of Tut Systems’ recent SEC filings.

On February 2, 2005, Cooley Godward delivered initial comments on the draft merger agreement to DLA Piper Rudnick Gray Cary. The parties, through their respective counsel, exchanged further communications regarding the merger agreement on February 3 and 4, 2005, and on February 5, 2005, DLA Piper Rudnick Gray Cary delivered a revised draft of the merger agreement to Cooley Godward. The parties and their respective counsel continued to discuss open issues on February 6 and 7, 2005.

On February 8, 2005, Copper Mountain’s board of directors held a regularly scheduled meeting. At this meeting, Mr. Gilbert and representatives of Cooley Godward and Raymond James summarized the material terms of the current draft of the proposed merger agreement. Mr. Gilbert reviewed the status of the negotiations, representatives of Cooley Godward reviewed in detail the outstanding issues in connection with the merger agreement, and management and representatives of Cooley Godward answered the questions of the board of directors with regard to the transaction. Also at this meeting, Raymond James reviewed with the board its financial analysis of the proposed transaction and other information gathered prior to and during its meetings with Tut Systems management on February 3, 2005. Cooley Godward also provided the board its analysis of those Tut Systems’ SEC filings that Cooley Godward had reviewed. Following these presentations and discussions, the board of directors authorized Copper Mountain’s management to continue negotiations and, if appropriate, to convene a subsequent special meeting of the board of directors when appropriate.

Later on February 8, 2005, DLA Piper Rudnick Gray Cary communicated to Cooley Godward open material issues in the proposed merger agreement. Messrs. Gilbert and D’Auria met later that day to discuss these issues, and on February 9, 2005, a conference call involving Messrs. Gilbert, Staiger, D’Auria, Gausman, and legal counsel for the companies was held to further discuss these issues. On February 10, 2005, DLA Piper Rudnick Gray Cary circulated a revised version of the merger agreement.

On February 10, 2005, the board of directors of Copper Mountain held a special meeting to further discuss the proposed transaction. At this meeting, Messrs. Gilbert and Staiger and a representative of Cooley Godward summarized the material terms of the merger agreement and the status of negotiations with regard to outstanding issues, and answered questions from members of the board with regard to the merger agreement. In addition, representatives of Raymond James reviewed with the board its financial analysis of the proposed transaction and delivered its oral opinion (subsequently confirmed in writing as of February 10, 2005) that, as of such date and based on and subject to the assumptions, qualifications and limitation set forth in the opinion, an exchange ratio of 0.3236 shares of Tut Systems’ common stock for each share of Copper Mountain common stock, was fair, from a financial point of view, to the holders of Copper Mountain’s common stock. Following further discussions, the Copper Mountain board directed management to finalize the transaction documents, unanimously resolved that the proposed merger was advisable and fair to, and in the best interest of, Copper Mountain and its stockholders, approved and declared the advisability of the merger agreement, related transactions and agreements, and unanimously recommended that Copper Mountain’s stockholders adopt the merger agreement and approve the merger.

On February 10, 2005, the board of directors of Tut Systems also held a special meeting to further discuss the proposed transaction. At this meeting, Messrs. D’Auria and Gausman and a representative of DLA Piper Rudnick Gray Cary summarized the material terms of the merger agreement and the status of negotiations with regard to outstanding issues, and answered questions from members of the board with regard to the merger agreement. Mr. D’Auria also led the board in a discussion of Tut Systems’ product road-map and the agreement by Tut Systems and Copper Mountain to begin working on that road-map upon execution of the merger agreement. Additionally, representatives of Merriman Curhan presented to the board its financial analysis of the proposed transaction and delivered Merriman Curhan’s oral opinion that, as of such date and based on and subject to the assumptions, qualifications and limitation set forth in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Tut Systems. Merriman Curhan subsequently confirmed its opinion in writing as of February 10, 2005. Following further discussions, the Tut Systems board unanimously resolved that the proposed merger was fair to, and in the best interest of, Tut Systems’ stockholders, approved and declared the advisability of the merger agreement, related transactions and agreements, and directed management to finalize the transaction documents.

On February 11, 2005, management of Tut Systems and Copper Mountain and legal counsel to both parties negotiated and finalized the remaining terms of the transaction, and the parties executed the transaction agreements on that date. Certain stockholders of Copper Mountain also delivered voting agreements to Tut Systems in support of the merger. The parties also issued press releases announcing the transaction on that date.

Copper Mountain’s Reasons for the Merger

After careful consideration, Copper Mountain’s board of directors, having considered all known practical strategic alternatives available to Copper Mountain, has unanimously determined that the merger is advisable and fair to, and in the best interests of, Copper Mountain and its stockholders; approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and declared that it is in the best interests of its stockholders that Copper Mountain stockholders adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. In reaching this unanimous decision, Copper Mountain’s board of directors considered and reviewed a variety of factors that it determined to be relevant, including factors taken into account after consultation with Copper Mountain’s senior management, legal counsel and financial advisors. Factors considered and reviewed by the board of directors included, without limitation, the following.

Copper Mountain has faced a wide range of challenges since its business and market opportunities began to decline in late 2000. This decline accelerated in mid-August 2004 due to the cancellation of a large carrier broadband upgrade project and potential delays in decisions from several other large carriers. As a result, Copper Mountain’s board of directors engaged in a comprehensive investigation of strategic alternatives. The alternatives that Copper Mountain’s board considered include, without limitation, continuing to operate as a stand-alone entity; raising additional capital to fund ongoing losses, as well as the likelihood of raising capital and the terms on which it might be provided, if at all; the sale or merger of Copper Mountain with another company; and ceasing operations and liquidating Copper Mountain’s remaining assets.

Copper Mountain engaged Raymond James to assist it in exploring strategic alternatives, and in the time period since August 31, 2004, Raymond James and Copper Mountain’s management contacted over 45 prospective strategic partners, representing the collective knowledge of Raymond James and Copper Mountain’s management of companies that were active in the telecommunications equipment provider market and which they believed might have potential interest in acquiring Copper Mountain. Tut Systems was the only prospective party that expressed definitive interest in pursuing a transaction with Copper Mountain during this time period.

Copper Mountain’s board of directors has also considered the terms of the merger agreement with Tut Systems. In this regard, and without limitation, because of Copper Mountain’s financial condition, the board carefully considered the terms in the merger agreement regarding conditions to closing and termination rights. The board also considered the ability of Copper Mountain stockholders to participate in the potential upside of the combined company through ownership of Tut Systems stock, and the expected tax treatment of the consideration to be received by Copper Mountain stockholders in the merger. Copper Mountain’s board also considered the opinion of Raymond James to the effect that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration offered to Copper Mountain stockholders was fair, from a financial point of view, to Copper Mountain and its stockholders.

Copper Mountain’s board of directors believes that the merger of Tut Systems and Copper Mountain will provide Copper Mountain stockholders with the best opportunity to realize the value of their shares of Copper Mountain common stock.

Tut Systems’ Reasons for the Merger

Tut Systems’ board of directors approved the merger based on a variety of considerations, including factors taken into account after consultation with Tut Systems’ senior management, legal counsel and financial advisors. Tut Systems is acquiring Copper Mountain primarily for its additional product and engineering resources, which will be refocused to address Tut Systems’ expanding IPTV market opportunities. Tut Systems plans to incorporate Copper Mountain’s intellectual property and certain product elements into its growing video-centric product portfolio. Tut Systems will repurpose certain Copper Mountain products and technology that fit into its existing multi-edge video content processing road map. Tut Systems believes that the acquisition of Copper Mountain will help to accelerate its plan to address the growing number of opportunities in the IPTV marketplace.

Copper Mountain’s Board of Directors’ Recommendation

After careful consideration, Copper Mountain’s board of directors, having considered all known practical strategic alternatives available to Copper Mountain, has unanimously determined that the merger is advisable and fair to, and in the best interests of Copper Mountain and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of its stockholders that Copper Mountain stockholders adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. Accordingly, the Copper Mountain board of directors unanimously recommends that Copper Mountain stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

Opinion of Tut Systems’ Financial Advisor

On February 4, 2005, Tut Systems retained Merriman Curhan Ford & Co., or MCF&Co., to act as its financial advisor in connection with the merger. On February 10, 2005, MCF&Co. rendered its oral opinion, subsequently confirmed by its written opinion dated February 11, 2005, to Tut Systems’ board of directors that, as of February 11, 2005, and based upon and subject to the various qualifications, limitations, conditions, assumptions and other matters stated in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Tut Systems.

The full text of MCF&Co.’s written opinion, which sets forth, among other things, the assumptions MCF&Co. made, the matters it considered and the qualifications and limitations on the review it undertook in connection with the delivery of its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read MCF&Co.’s opinion carefully and in its entirety. The summary of MCF&Co.’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

MCF&Co. provided its opinion to Tut Systems’ board of directors for its use and benefit in connection with and for the purposes of its consideration of the merger. MCF&Co. directed its opinion only to the fairness from a financial point of view, as of the date of such opinion, of the exchange ratio to Tut Systems, and was not intended to be and does not constitute a recommendation to any stockholder of Tut Systems or Copper Mountain or any other person as to how such stockholder or person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter. MCF&Co. was not asked to address and the MCF&Co. opinion does not in any manner address the merits of the underlying decision by Tut Systems to engage in the merger or any other aspect of the merger or the relative merits of the merger as compared to other business strategies that might be available to Tut Systems. MCF&Co. expressed no opinion as to the price at which the Tut Systems common stock or Copper Mountain common stock would trade at any future time.

In connection with its opinion, MCF&Co., among other things:

•	reviewed certain publicly available financial statements of Tut Systems and Copper Mountain and other business and financial information of Tut Systems and Copper Mountain;

•	reviewed certain internal financial statements and other financial and operating data concerning Tut Systems and Copper Mountain prepared by the management of Tut Systems and Copper Mountain, respectively;

•	reviewed forecasts and projections prepared by the management of Tut Systems;

•	discussed the past and current operations and financial condition and prospects of Tut Systems and Copper Mountain with senior management of Tut Systems and Copper Mountain, respectively;

•	compared the financial and operating performance of Copper Mountain with publicly available information concerning certain other publicly traded companies that MCF&Co. deemed to be relevant;

•	reviewed the current and historical market prices and valuation multiples of Copper Mountain common stock and compared such prices and multiples with certain publicly traded securities of certain other companies that MCF&Co. deemed to be relevant;

•	reviewed the merger agreement dated as of February 11, 2005 by and among Tut Systems, Merger Sub and Copper Mountain; and

•	performed such other financial studies, analyses and investigations and considered such other matters and information as MCF&Co. deemed appropriate for the purposes of its opinion.

In rendering its opinion, MCF&Co. assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information furnished or otherwise made available to MCF&Co., discussed with or reviewed by or for MCF&Co., or publicly available, and upon the assurances of the respective management teams of Tut Systems and Copper Mountain that no relevant information was omitted or remained undisclosed to MCF&Co. MCF&Co. did not (i) make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Tut Systems or Copper Mountain or any of their respective subsidiaries, (ii) make any physical inspection of the properties or assets of Tut Systems or Copper Mountain, or (iii) evaluate the solvency or fair value of Tut Systems or Copper Mountain under any state or federal laws relating to bankruptcy, insolvency or similar matters.

With respect to the internal financial statements and financial forecasts, projections and analyses provided to or otherwise reviewed by or discussed with MCF&Co., MCF&Co. assumed, with Tut Systems’ consent, that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Tut Systems and Copper Mountain as to the expected future financial performance of Tut Systems and Copper Mountain, and MCF&Co. assumed, with Tut Systems’ consent, that the financial results reflected in such forecasts, projections and analyses will be realized in the amounts and at the times contemplated thereby. MCF&Co. assumed no responsibility for and expressed no view as to any such financial statements, forecasts, projections and analyses or the assumptions upon which they are based.

MCF&Co. also assumed, with Tut Systems’ consent, that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the transactions contemplated by the merger agreement will be consummated in a timely manner and on the terms described in the merger agreement, without the waiver, modification or amendment of any material term, condition or agreement and that all governmental, regulatory and third party consents, approvals and releases necessary for the consummation of the merger will be obtained without any adverse effect on Tut Systems, Copper Mountain or the combined company or on the contemplated benefits of the merger. MCF&Co. assumed that, in all respects material to its analysis, the representations and warranties of Tut Systems, Merger Sub and Copper Mountain contained in the merger agreement are true and correct and that each of Tut Systems, Merger Sub and Copper Mountain will perform all of the covenants and agreements to be performed by it under the merger agreement.

MCF&Co.’s opinion is necessarily based on economic, market and other conditions as they exist and could be evaluated on, and the information made available to MCF&Co. as of, the date of its written opinion. It should be understood that although subsequent developments may affect MCF&Co.’s opinion, MCF&Co. does not have any obligation to update, revise or reaffirm its opinion and MCF&Co. expressly disclaimed any responsibility to do so.

The following is a summary of the material financial analyses performed by MCF&Co. in connection with the preparation of its opinion and reviewed with Tut Systems’ board of directors at a meeting of Tut Systems’ board of directors held on February 10, 2005. Certain of the following summaries of the material financial analyses performed by MCF&Co. include information presented in tabular format. In order to understand fully the material financial analyses that MCF&Co. performed, you should read the tables together with the text of each summary of the relevant analysis. The tables alone do not constitute a complete description of the material financial analyses. Accordingly, the analyses reflected in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the MCF&Co. opinion.

This summary is provided for your convenience but is not a complete description of the analyses underlying MCF&Co.’s opinion. The complete text of MCF&Co.’s opinion is attached to this proxy statement/prospectus as Annex C, and we urge you to read it carefully and in its entirety.

Stock Trading History

MCF&Co. considered historical data with regard to the trading prices of Copper Mountain common stock for the period from February 11, 2004 through February 10, 2005. This analysis indicated a range of equity values per share for Copper Mountain common stock of $0.86 to $13.10 for the 52-week period ending February 10, 2005. MCF&Co. noted that, during the period from February 11, 2004 through February 10, 2005, the Nasdaq Composite Index decreased by 1.8% versus the share price of Copper Mountain common stock, which decreased 90.4%.

Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies with similar operating characteristics as Copper Mountain, MCF&Co. reviewed and compared specific financial and operating data relating to Copper Mountain with selected publicly-traded companies that MCF&Co. deemed comparable to Copper Mountain. MCF&Co. included in its review the following companies in the telecom and communications equipment industries with operations similar to that of Copper Mountain:

•	Motorola Inc.

•	Juniper Networks

•	Harmonic Inc.

•	SeaChange International Inc.

•	Redback Networks Inc.

•	Terayon Communication Systems

•	Concurrent Computer Corp.

•	Paradyne Networks Inc.

Using publicly available information, including databases and company press releases, as of February 4, 2005, MCF&Co. calculated and analyzed the multiples of each company’s enterprise value as a percent of (i) 2004 and 2005 calendar year expected revenues, (ii) 2004 calendar year expected EBITDA, and (iii) 2004 and 2005 calendar year expected price/earnings ratio. For purposes of these calculations and analysis MCF&Co. defined each company’s enterprise value as equity market value plus total debt, less cash and cash equivalents.

The analysis indicated the following multiples:

Publicly Traded Comparable Companies

	High	Mean	Median	Low	Tut Systems	Copper Mountain
Enterprise Value as a Multiple of:
CY2004E Revenues	9.3x	2.7x	1.4x	0.7x	3.7x	0.8x	*
CY2005E Revenues	6.5x	2.1x	1.3x	0.6x	2.8x	NM
CY2004E EBITDA	70.1x	28.0x	14.5x	6.2x	NM	NM
CY2004E Price/Earnings Ratio	72.9x	43.3x	41.5x	17.3x	NM	NM
CY2005E Price/Earnings Ratio	33.9x	24.5x	23.6x	16.9x	NM	NM

*	Represents implied transaction value to revenue multiple

Due to the inherent differences between the business, operations and prospects of Copper Mountain and the businesses, operations and prospects of each of the companies included in the comparable company analysis, MCF&Co. believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Copper Mountain and the companies included in the comparable company analysis that would affect the public trading values of each. Accordingly, using the mean and median multiples of the comparable companies’ enterprise values to 2004 calendar year expected revenues as a general guide, MCF&Co. calculated a range of equity values per share for Copper Mountain of $1.91 to $3.21. Since Copper Mountain had negative 2004 calendar year expected earnings before income tax, depreciation and amortization, or EBITDA, and earnings, MCF&Co. chose not to include either of the multiples generated based on these metrics in its analysis. Multiples based on 2005 calendar year expected revenues and price/earnings ratio were also omitted from the analysis based on the absence of guidance from the management teams of both Tut Systems and Copper Mountain regarding financial projections for Copper Mountain beyond the date of sale. MCF&Co. noted that, based upon the exchange ratio as of February 10, 2005, the implied price per share of Copper Mountain common stock of $1.28 fell below this range.

Precedent Stock Acquisitions Analysis

Using publicly available information, MCF&Co. reviewed and compared the purchase prices and multiples paid in six stock acquisitions of telecom, communications equipment and technology companies, all of which occurred, and in one case, is pending, after November 18, 2002, and involved publicly traded companies with transaction values ranging from $7.2 million to $69.4 million, valued as the offer value at the time of announcement of the transaction plus total debt, less cash and cash equivalents. These transactions were as follows:

•	December 29, 2004—Proposed acquisition of ArelNet by Airspan Networks;

•	December 9, 2004—Acquisition of BCN Systems by Cisco Systems;

•	April 24, 2003—Acquisition of Next Level Communications by Motorola;

•	September 3, 2003—Acquisition of Virage Inc. by Autonomy Corp.;

•	April 30, 2003—Acquisition of iMagic TV by Alcatel; and

•	November 18, 2003—Acquisition of VideoTele.com by Tut Systems.

MCF&Co. analyzed the multiples of each transaction’s transaction value to the target company’s book value, defined by MCF&Co. to mean total equity, and last twelve months’ revenues. The analysis indicated the following multiples:

Precedent Stock Acquisitions

	High	Mean	Median	Low
Transaction Value as a Multiple of:
Book Value	6.2x	2.2x	1.0x	0.7x
Last Twelve Months Revenues	1.2x	0.8x	1.0x	0.3x

Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the business, operations, financial condition and prospects of Copper Mountain and the businesses, operations, financial conditions and prospects of the companies included in the precedent stock acquisitions analysis, MCF&Co. believed that a purely quantitative precedent stock acquisitions analysis would not be particularly meaningful in the context of the merger. MCF&Co. believed that the appropriate use of a precedent stock acquisitions analysis in this instance required qualitative judgments concerning the differences in the characteristics of these transactions and the merger that would affect the acquisition values of the acquired companies and Copper Mountain. Accordingly, MCF&Co. selected certain multiples that it believed reflected the theoretical transaction multiples for Copper Mountain. Based on those multiples, and using the mean and median multiples as a general guide, MCF&Co. calculated a range of equity values per share. This analysis indicated a range of equity values per share for Copper Mountain of $1.31 to $1.51. MCF&Co. noted that, based upon the exchange ratio as of February 10, 2005, the implied price per share of Copper Mountain common stock of $1.28 fell below this range.

Precedent Asset Acquisitions Analysis

Using publicly available information, MCF&Co. reviewed and compared the purchase prices and multiples paid in four asset acquisitions of telecom, communications equipment and technology companies, all of which occurred, and, in one case, is pending, after July 31, 2003, and involved publicly traded companies with transaction values ranging from $6.6 million to $352.8 million, valued as the offer value at the time of announcement of the transaction plus total debt, less cash and cash equivalents. These transactions were as follows:

•	January 10, 2005—Proposed acquisition of Cosine Communications by Tut Systems;

•	June 23, 2004—Acquisition of XO Communications by Allegiance Telecom;

•	December 17, 2003—Acquisition of US LEC Corp by Fastnet Corp.; and

•	July 31, 2003—Acquisition of Western Digital Corp. by Read-Rite Corp.

MCF&Co. analyzed the multiples of each transaction’s transaction value to the target company’s book value, defined by MCF&Co. to mean total equity, and last twelve months’ revenues. The analysis indicated the following multiples:

Precedent Asset Acquisitions

	High	Mean	Median	Low
Transaction Value as a Multiple of:
Book Value	12.6x	6.7x	6.7x	0.8x
Last Twelve Months Revenues	2.6x	1.0x	0.6x	0.2x

Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the business, operations, financial condition and prospects of Copper Mountain and the businesses, operations, financial conditions and prospects of the companies included in the precedent asset acquisitions analysis, MCF&Co. believed that a purely quantitative precedent asset acquisitions analysis would not be particularly meaningful in the context of the merger. MCF&Co. believed that the appropriate use of a selected asset acquisitions analysis in this instance required qualitative judgments concerning the differences in the characteristics of these transactions and the merger that would affect the acquisition values of the acquired companies and Copper Mountain. Accordingly, MCF&Co. selected certain multiples that it believed reflected the theoretical transaction multiples for Copper Mountain. Based on those multiples, and using the mean and median multiples as a general guide, MCF&Co. calculated a range of equity values per share. This analysis indicated a range of equity values per share for Copper Mountain of $1.11 to $1.51. MCF&Co. noted that, based upon the exchange ratio as of February 10, 2005, the implied price per share of Copper Mountain common stock of $1.28 fell within this range.

MCF&Co. did not perform a discounted cash flow analysis in connection with the delivery of its opinion to the Tut Systems board of directors because Copper Mountain did not provide MCF&Co. with projections of Copper Mountain’s future operating results beyond the two-month period following the announcement date of the merger. In addition, MCF&Co. did not believe that an estimate of Copper Mountain’s residual or terminal value at the end of a customary forecast period of several years would be meaningful given the uncertainty of Copper Mountain’s continuation in business at that time.

The summary set forth above does not purport to be a complete description of the analyses of data underlying MCF&Co.’s opinion or its presentation to Tut Systems’ board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. MCF&Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying MCF&Co.’s opinion. No company or transaction used in the analyses performed by MCF&Co. as a comparison is identical to Tut Systems or Copper Mountain or the contemplated merger. In addition, MCF&Co. may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable that other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be MCF&Co.’s view of the actual value of Tut Systems or Copper Mountain. In performing its analyses, MCF&Co. made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MCF&Co., Tut Systems and Copper Mountain. The analyses performed by MCF&Co. are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of MCF&Co.’s analysis of the fairness from a final point of view of the exchange ratio to Tut Systems, and were provided to Tut Systems’ board of directors in connection with the delivery of MCF&Co.’s opinion.

MCF&Co.’s opinion and presentation to Tut Systems’ board of directors was one of many factors taken into consideration by Tut Systems’ board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of Tut Systems’ board of directors or the management of Tut Systems with respect to the value of Copper Mountain or whether Tut Systems’ board of directors would have been willing to agree to a different exchange ratio.

Tut Systems’ board of directors retained MCF&Co. to act as its financial advisor in connection with the merger. MCF&Co. was selected by Tut Systems’ board of directors based on MCF&Co.’s qualifications, expertise and reputation and its familiarity with Tut Systems and the industry generally. MCF&Co. is a nationally recognized investment banking and advisory firm. MCF&Co., as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MCF&Co. has, in the past, provided financial advisory and investment banking services to Tut Systems and its affiliates, including the $10.35 million offering of Tut Systems common stock by Tut Systems in October 2004 for which MCF&Co. acted as co-manager, for which MCF&Co. has received compensation and MCF&Co. may in the future provide certain financial advisory and investment banking services to Tut Systems and its affiliates for which MCF&Co. would expect to receive compensation. In addition, in the ordinary course of its business, MCF&Co. may actively trade the Tut Systems common stock and other securities of Tut Systems, as well as the Copper Mountain common stock and other securities of Copper Mountain, for MCF&Co.’s own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, MCF&Co. may, in the future, represent other stockholders of Tut Systems in connection with dispositions of shares of Tut Systems common stock.

Pursuant to an engagement letter dated as of February 4, 2005, Tut Systems engaged MCF&Co. to provide financial advisory services to Tut Systems’ board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement, MCF&Co. will receive a fee from Tut Systems for rendering the opinion. In addition, Tut has agreed to reimburse MCF&Co. for its reasonable expenses, including reasonable attorneys’ fees and disbursements, and to indemnify MCF&CO. and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Copper Mountain’s Financial Advisor

Pursuant to an engagement letter dated August 30, 2004, Copper Mountain retained Raymond James to act as its sole external investment banking advisor to pursue strategic alternatives for Copper Mountain including a sale of the company. On February 10, 2005, Raymond James delivered its oral opinion, subsequently confirmed by its written opinion dated February 10, 2005, to the Copper Mountain board of directors that, as of that date, and based upon and subject to the various qualifications, limitations, factors and assumptions stated in the full text of Raymond James’ opinion, an exchange ratio of 0.3236 shares of Tut Systems common stock in exchange for each share of Copper Mountain common stock was fair, from a financial point of view, to the holders of Copper Mountain common stock.

The full text of Raymond James’ written opinion which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Raymond James in connection with the opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We urge you to read Raymond James’ opinion in its entirety. The summary of Raymond James’ opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Raymond James’ opinion was given to Copper Mountain’s board of directors for its consideration of the proposed merger and is not a recommendation to any Copper Mountain stockholder as to whether the merger is in that stockholder’s best interest or as to whether any stockholder should vote for or against the merger. Raymond James neither determined nor recommended to the Copper Mountain board of directors the amount of consideration to be paid by Tut Systems in connection with the merger. Additionally, Raymond James does not express any opinion as to the likely trading range of Tut Systems’ stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Tut Systems at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft merger agreement dated February 10, 2005 by and among a wholly-owned subsidiary of Tut Systems, Tut Systems and Copper Mountain;

•	reviewed the audited financial statements of Copper Mountain as of and for the years ended December 31, 2001, 2002 and 2003 and the unaudited financial statements for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	reviewed Copper Mountain’s annual reports filed on Form 10-K for the fiscal years ending December 31, 2001, 2002 and 2003 and the quarterly reports filed on Form 10-Q for the periods ending March 31, 2004, June 30, 2004 and September 30, 2004;

•	reviewed the audited financial statements of Tut Systems as of and for the years ended December 31, 2002, 2003 and 2004;

•	reviewed Tut Systems’ annual reports filed on Form 10-K for the fiscal years ending December 31, 2002, 2003 and 2004;

•	reviewed Copper Mountain’s and Tut Systems’ financial and operating information requested from and/or provided by Copper Mountain and/or Tut Systems;

•	reviewed certain other publicly available information on Copper Mountain and Tut Systems;

•	visited the operations and facilities of Tut Systems located in Lake Oswego, Oregon; and

•	discussed with members of the senior management of Copper Mountain and Tut Systems certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

Raymond James has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Copper Mountain, Tut Systems or any other party, and Raymond James has undertaken no duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Copper Mountain. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James has assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and Raymond James has relied upon each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James’ review. Raymond James has assumed that the final terms of the merger will be substantially the same as the terms set forth in the draft merger agreement dated February 10, 2005.

Raymond James’ opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of February 10, 2005 and any material change in such circumstances and conditions would require a reevaluation of this opinion. Raymond James expresses no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James did not structure the merger or negotiate the final terms of the merger. Raymond James’ opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Copper Mountain in the merger. Raymond James expresses no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Copper Mountain board of directors to approve or consummate the merger.

Fairness Opinion Analyses

The following is a summary of the financial analyses Raymond James presented to the Copper Mountain board of directors on February 10, 2005 in connection with the delivery of Raymond James’ opinion.

This summary is provided for your convenience but is not a complete description of the analyses underlying the fairness opinion. The complete text of the fairness opinion is attached to this proxy statement/prospectus as Annex D, and Raymond James urges you to read it in its entirety. Raymond James’ opinion was not based on any one analysis or any particular subset of these analyses but rather gave consideration to all of the analyses taken as a whole. No company or transaction used in the analyses described below is directly comparable to Copper Mountain, Tut Systems or the contemplated merger. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

Liquidation Analysis

Raymond James considered the per share realizable liquidation value of Copper Mountain as of February 10, 2005. In doing so, Raymond James relied upon a projected liquidation value analysis prepared by Copper

Mountain management as of February 9, 2005. Raymond James’ analysis relies entirely on Copper Mountain forecast of the liquidation value of assets and liabilities, as well as certain assumptions made by Copper Mountain management used in their estimates. Based on the liquidation analysis supplied by Copper Mountain’s management, Raymond James calculated that if Copper Mountain were to enter into liquidation as of March 31, 2005, the realizable liquidation value would be approximately $0.54 per share of Copper Mountain common stock. Management of Copper Mountain believes that the liquidation value realizable as of May 31, 2005 and thereafter will be materially less than this amount, due to expenditures related to the ongoing operation of Copper Mountain’s business.

In its presentation to Copper Mountain’s board of directors, Raymond James noted that the proposed transaction value of $1.28 per share of Copper Mountain common stock, based on the exchange ratio in the draft merger agreement and the $3.944 average closing sale price of Tut Systems common stock during the 20 trading days preceding the date of the announcement of the merger, was substantially above the estimated realizable liquidation value.

Acquisition Premiums Analysis

Raymond James analyzed the premiums paid for ten merger and acquisition transactions of publicly-traded companies in the technology and communications industries announced and closed since January 1, 2003, with total transaction values of less than $20.0 million, where the target had more than $2.5 million in cash and where the acquirer owned 100% of the target’s common stock after closing of the transaction. The maximum and minimum as well as the mean and the median premiums paid over the targets’ stock prices ten, five and one trading day(s) before the transaction announcement date were derived from the available data and are shown in the following table:

Acquisition Premiums

	Minimum	Mean	Median	Maximum
1 Day Prior	(25)%	30%	28%	128%
5 Days Prior	(31)%	33%	24%	147%
10 Days Prior	(36)%	41%	31%	136%

Raymond James then applied the premiums derived from the analysis to Copper Mountain’s common stock price prior to the announcement of the merger, to determine implied equity values per share of Copper Mountain common stock. The closing sales price of the Copper Mountain common stock ten, five and one trading day prior to the February 11, 2005 announcement of the merger was, respectively $1.04, $0.91 and $1.04 per share. The following table summarizes the results of this analysis.

Implied Price Per Share of Copper Mountain Common Stock

	Minimum	Mean	Median	Maximum
1 Day Prior	$0.78	$1.36	$1.33	$2.37
5 Days Prior	$0.63	$1.21	$1.13	$2.25
10 Days Prior	$0.67	$1.46	$1.37	$2.45

In its presentation to Copper Mountain’s board of directors, Raymond James noted that the proposed transaction value of $1.28 per share of Copper Mountain common stock fell within the minimum / maximum range of implied values derived from the 1-day, 5-day and 10-day acquisition premiums analysis comparisons.

Analysis of Selected Merger and Acquisition Transactions

Raymond James compared the proposed merger with selected comparable merger and acquisition transactions. No transaction analyzed in Raymond James’ comparable transaction analysis was identical to the merger. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics, and in other factors that distinguish the Copper Mountain /

Tut Systems transaction from the other transactions considered, because all of these factors, both individually and cumulatively, could affect the acquisition value of the target companies to which Copper Mountain is being compared.

Raymond James performed an analysis of most recent quarter book value, or stockholders’ equity at the time of acquisition, and most recent quarter tangible book value, which represents book value less intangible assets and goodwill. Raymond James assessed twenty-one comparable merger and acquisition transactions that closed between February 2003 and February 2005 and including the announced transaction between Tut Systems and CoSine Communications, Inc. The merger and acquisition transactions considered are listed in the following table.

Acquirer	Target
Tut Systems	CoSine Communications
LeCroy	Computer Access Technologies
Tekelec	VocalData
Verilink	Larscom
Zhone Technologies	Sorrento Networks
VoIP Inc.	DTNet Technologies
UTStarcom	TELOS Technology
Tekelec	Taqua
Verilink	XEL Communications
Performance Tech.	Mapletree Networks
PC-Tel	MAXRAD
Airspan Networks	Fixed Wireless Access (Proximity) of Nortel
Jaguar Technology	Firepond
Carrier Access Corp.	Paragon Networks
Remec	Paradigm Wireless Systems
Tellium	Zhone Technologies
SR Telecom	Netro Corp.
Platinum Equity	Tanning Technology Corp.
Larscom	Vina Technologies
UTStarcom	CommWorks (3Com Division)
Verso Technologies	Clarent Corp.

The following table summarizes the results of this analysis.

Selected Merger and Acquisition Transaction Multiples

	Minimum	Mean	Median	Maximum
Most Recent Quarter Book Value	0.6x	1.8x	1.4x	5.0x
Most Recent Quarter Tangible Book Value	0.6x	2.1x	1.6x	4.6x

Raymond James then applied the market multiples derived from the comparable transaction analysis to Copper Mountain’s preliminary unaudited Book Value and Tangible Book Value management estimates as of March 31, 2005, to determine implied equity values per share of Copper Mountain common stock. The following table summarizes the results of this analysis.

Implied Price Per Share of Copper Mountain Common Stock

	Minimum	Mean	Median	Maximum
Most Recent Quarter Book Value	$0.42	$1.15	$0.90	$3.28
Most Recent Quarter Tangible Book Value	$0.42	$1.38	$1.08	$2.99

In its presentation to Copper Mountain’s board of directors, Raymond James noted that the proposed transaction value of $1.28 per share of Copper Mountain common stock fell within the minimum / maximum range of implied values derived from the multiples of the comparable transaction analysis.

The comparable transaction analysis described above, as is typical, was based on market data for publicly traded companies deemed to be similar to Copper Mountain and on previous public transactions involving companies deemed similar to Copper Mountain. Since no company or transaction is precisely comparable to Copper Mountain or the merger, the analysis relies on data from a group of companies and transactions. If single transaction comparisons were to be used, the implied value for Copper Mountain would vary significantly depending on which transaction is chosen. For this reason, the analysis presents the results for not only the highest and lowest implied values for each analysis, but also for the median and mean values for the entire group transactions analyzed.

Opinion of Raymond James

The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James’ fairness opinion or its presentation to Copper Mountain’s board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of Copper Mountain.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond Raymond James’ control. The other principal assumptions upon which Raymond James based its analyses are set forth above under the description of each analysis. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Raymond James’ analysis of the fairness of the consideration to be received in the merger by the common stockholders of Copper Mountain from a financial point of view, and said analyses were provided to Copper Mountain’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by Copper Mountain’s board of directors in making its determination to approve the transaction. Consequently, the analyses described above should not be viewed as determinative of Copper Mountain’s board of directors’ opinion with respect to the value of Copper Mountain, nor should the analyses be viewed in any way as a recommendation to stockholders to decide on a course of action.

Raymond James received a fee from Copper Mountain upon delivery of its opinion. Raymond James has been engaged to render financial advisory services to Copper Mountain in connection with the proposed merger and will also receive a fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the merger. In the ordinary course of business, Raymond James may trade in the securities of Copper Mountain and Tut Systems for its own account and for the accounts of its customers. Accordingly, Raymond James may at any time hold a long or short position in such securities. Raymond James has also provided financial advisory and investment services to Copper Mountain in the past and in the future may seek to provide similar services to Copper Mountain or Tut Systems.

Raymond James has consented to the descriptions of its fairness opinion in this proxy statement/prospectus and to the inclusion of the full text of its fairness opinion as Annex D to this proxy statement/prospectus. Raymond James is a nationally recognized investment banking firm. Raymond James and its affiliates, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Copper Mountain selected Raymond James as its financial advisor on the basis of Raymond James’ experience and expertise in mergers and acquisitions transactions.

Interests of Copper Mountain’s Directors and Management in the Merger

In considering the recommendation of Copper Mountain’s board of directors in favor of adopting the merger agreement and approving the merger, you should be aware that certain members of Copper Mountain’s board of directors and its officers have interests in the merger that are different from, or in addition to, yours.

These additional interests are described below and, except as so described, to Copper Mountain’s knowledge such persons have no material interest in the merger apart from those of stockholders generally. Copper Mountain’s board of directors was aware of, and considered the interests of, its directors and executive officers in approving the merger agreement and the merger.

From the effective time of the merger until the sixth anniversary of the effective time of the merger, Tut Systems has agreed that it will, and will cause the surviving corporation, as its wholly-owned subsidiary to, fully comply with all rights to indemnification and advancement of expenses existing in favor of Copper Mountain’s directors and officers under the provisions existing on the date of the execution of the merger agreement in Copper Mountain’s certificate of incorporation or bylaws or in any other indemnification agreements between Copper Mountain and such individuals that were in effect prior to the date of the execution of the merger agreement. All such provisions will, with respect to any matter existing or occurring at or prior to the effective time of the merger, survive the effective time of the merger, and, as of the effective time of the merger, Tut Systems will assume all of Copper Mountain’s obligations as to any claim or claims asserted prior to or after the effective time of the merger.

For a period of six years after the effective time of the merger, Tut Systems is required to cause to be maintained in effect the current policy (or policies providing comparable coverage) of directors’ and officers’ liability insurance with respect to claims against Copper Mountain’s officers and directors arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that Tut Systems will not be required to obtain a policy with a premium in excess of 200% of the premium for the existing Copper Mountain policy.

Copper Mountain has entered into retention agreements with Richard S. Gilbert, Copper Mountain’s chairman and chief executive officer, and Michael O. Staiger, Copper Mountain’s executive vice president and chief financial officer. Pursuant to these retention agreements, each of these individuals is entitled to receive a retention bonus equal to three months of his base salary upon the earlier of July 15, 2005 or the closing of the sale of sale of Copper Mountain (which would include the completion of the merger with Tut Systems). Based on their respective current base salaries, the retention bonuses would be $75,000 for Mr. Gilbert and $50,000 for Mr. Staiger. These agreements also provide for the payment to each of an additional $75,000 transaction completion bonus upon the closing of the merger with Tut Systems.

Under Copper Mountain’s 2003 Officer’s Change in Control Plan, all restricted stock held by Messrs. Gilbert and Staiger will fully vest upon the closing of the merger. In the case of Mr. Gilbert a total of 285,000 shares will vest and in the case of Mr. Staiger a total of 245,000 shares will vest. Messrs. Gilbert and Staiger have each agreed to defer vesting of the restricted stock that they hold (which would otherwise have begun vesting on February 15, 2005) until the earlier of the first trading day on which he can sell common stock without violating SEC Rule 10b-5 or Copper Mountain’s insider trading policy, or March 15 of the year following the year of such vesting date.

No Appraisal Rights

Pursuant to the Delaware General Corporation Law, holders of Tut Systems and holders of Copper Mountain common stock will not be entitled to appraisal rights in connection with the merger.

Delisting and Deregistration of Copper Mountain’s Common Stock

If the merger is completed, Copper Mountain common stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

General

The following general discussion summarizes the material United States federal income tax consequences of the merger to Tut Systems, to Merger Sub, to Copper Mountain, and to holders of common stock of Copper Mountain who are “United States persons,” as defined for United States federal income tax purposes and who hold their Copper Mountain common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of DLA Piper Rudnick Gray Cary US LLP as to the material U.S. federal income tax consequences of the merger to Tut Systems and the opinion of Cooley Godward LLP as to the material U.S. federal income tax consequences of the merger to Copper Mountain and its stockholders. The opinions of counsel are based on the facts, representations and assumptions set forth or referred to in the opinions, including representations contained in certificates executed by officers of Tut Systems and Copper Mountain. If any of those representations or assumptions is inaccurate, the tax consequences of the transaction could differ materially from those summarized below. The opinions are not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary view.

For United States federal income tax purposes, a “United States person” is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The term “non-United States person” means a person or holder other than a “United States person.”

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons”;

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired Copper Mountain common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders who hold Copper Mountain common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•	stockholders who acquired their shares through Copper Mountain’s 401(k) plan, deferred compensation plan or other retirement plan; or

•	stockholders whose Copper Mountain common stock is “qualified small-business stock” for purposes of Section 1202 of the Code.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law.

Copper Mountain stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

It is a condition to the obligation of Copper Mountain to consummate the merger that Copper Mountain receive an opinion from its counsel, Cooley Godward LLP, to the effect that, based upon certain facts, representations and assumptions, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. Tut Systems and Copper Mountain will undertake to recirculate these proxy materials and to resolicit proxies if Copper Mountain waives the receipt of the opinion as a condition to closing.

Subject to the limitations and qualifications referred to herein and assuming that the merger will be completed as described in the merger agreement and this joint proxy statement/prospectus, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the following United States federal income tax consequences will result:

•	Copper Mountain stockholders will not recognize any gain or loss upon the receipt of Tut Systems common stock in exchange for Copper Mountain common stock in connection with the merger (except to the extent of cash received in lieu of a fractional share of Tut Systems common stock, as discussed below);

•	cash payments received by a Copper Mountain stockholder for a fractional share of Tut Systems common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Tut Systems for cash. Copper Mountain stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share;

•	the aggregate tax basis of the Tut Systems common stock received by a Copper Mountain stockholder in connection with the merger will be the same as the aggregate tax basis of the Copper Mountain common stock surrendered in exchange for Tut Systems common stock, reduced by any amount allocable to a fractional share of Tut Systems common stock for which cash is received;

•	the holding period of the Tut Systems common stock received by a Copper Mountain stockholder in connection with the merger will include the holding period of the Copper Mountain common stock surrendered in connection with the merger; and

•	Tut Systems, Merger Sub, and Copper Mountain will not recognize gain or loss as a result of the merger.

Backup Withholding

If you are a non-corporate holder of Copper Mountain common stock you may be subject to information reporting and a 28% backup withholding on any cash payments received in lieu of a fractional share interest in Tut Systems common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Tax Return Reporting Requirements

If you receive Tut Systems common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b).

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Copper Mountain stockholders are urged to consult their own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The Merger Agreement

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and attached hereto as Annex A. We encourage you to read the full text of the merger agreement in its entirety.

All references to the merger agreement that are contained in this proxy statement/prospectus mean the merger agreement, dated February 11, 2005.

The Merger

Under the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of Tut Systems that was created to effect the merger, will be merged with and into Copper Mountain. Copper Mountain will be the surviving entity in the merger, and will remain a wholly owned subsidiary of Tut Systems. The stockholders of Copper Mountain will become stockholders of Tut Systems.

Effective Time

Unless the parties agree otherwise, the closing of the merger will occur upon the satisfaction or waiver of all of the closing conditions set forth in the merger agreement. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State, unless Tut Systems and Copper Mountain agree to and specify a subsequent date or time in the certificate of merger. Tut Systems and Copper Mountain are working together to complete the merger as soon as practicable and are targeting completion of the merger during the second quarter of 2005.

Merger Consideration

At the effective time of the merger, each outstanding share of Copper Mountain common stock, other than treasury shares and shares of Copper Mountain common stock owned by Tut Systems or by any direct or indirect wholly owned subsidiary of Tut Systems, will be canceled and automatically converted into the right to receive approximately 0.3269 shares of Tut Systems common stock. The number of shares of Tut Systems common stock to be issued upon conversion of each share of Copper Mountain common stock is equal to the quotient obtained by dividing (i) the quotient obtained by dividing $10,000,000, by $3.944 (the average stock price for Tut Systems common stock for the 20 trading days prior to the date of the execution of the merger agreement, as used in the merger agreement) (i.e., an aggregate of 2,535,497 shares of Tut Systems common stock), by (ii) the number of shares of Copper Mountain common stock outstanding immediately prior to the effective time of the merger, on a diluted basis (which includes shares issuable upon exercise of options and warrants having an exercise price of less than $1.25 per share). The merger agreement provides that, instead of receiving fractions of shares of Tut Systems common stock, Copper Mountain stockholders shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of any such fraction multiplied by $3.944. Treasury shares and shares of Copper Mountain common stock owned by Tut Systems or by any direct or indirect wholly owned subsidiary of Tut Systems will be automatically canceled and cease to exist at the effective time of the merger, and no consideration will be paid for such shares.

Exchange of Certificates

Tut Systems will designate a reputable bank or trust company reasonably acceptable to Copper Mountain to act as exchange agent in the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate or certificates representing shares of Copper Mountain common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. Until surrendered, each certificate shall be deemed to represent only the right to receive upon surrender the merger consideration, into which the shares of Copper Mountain common stock previously represented by such certificate have been converted.

No Appraisal Rights

Pursuant to the Delaware General Corporate Law, neither Tut Systems nor Copper Mountain stockholders will be entitled to appraisal rights in connection with the merger.

Representations and Warranties

The merger agreement has been included in this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Tut Systems or Copper Mountain. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings that Tut Systems and Copper Mountain make with the SEC, which may be obtained as described in “WHERE YOU CAN OBTAIN MORE INFORMATION” on page 129.

The merger agreement contains representations and warranties that Tut Systems and Copper Mountain made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Tut Systems and Copper Mountain exchanged in connection with signing the merger agreement. We do not believe that the disclosure schedules contain information that the securities laws require us to publicly disclose, other than information that has already been so disclosed. However, the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since the representations and warranties are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that Tut Systems and Copper Mountain have included in their prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar matters with respect to each of Tut Systems, Merger Sub and Copper Mountain;

•	the capital structure of Tut Systems and Copper Mountain;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to each of Tut Systems, Merger Sub and Copper Mountain;

•	the absence of any conflicts, violations, breaches, termination rights, defaults or acceleration of any obligations under the constituent documents, agreements, judgments or orders of Copper Mountain or Tut Systems;

•	the absence of any applicable legal requirements or governmental authorizations that could reasonably be expected to have a material adverse effect on Copper Mountain or Tut Systems;

•	the consents and filings required for each party to execute, deliver and perform the merger agreement and complete the merger;

•	the acquisition of and compliance with all governmental authorizations which are required for each of Copper Mountain and Tut Systems or either of their respective subsidiaries to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted;

•	the accuracy and timeliness of the documents Tut Systems and Copper Mountain have filed with the Securities and Exchange Commission, including financial statements and other information contained in such documents;

•	the absence of certain undisclosed changes or events since December 31, 2004, including changes or events that have had a material adverse effect (as defined in the merger agreement) on Copper Mountain;

•	the absence of certain undisclosed changes or events since December 31, 2004, including changes or events that have had a material adverse effect (as defined in the merger agreement) on Tut Systems;

•	the absence of undisclosed pending legal proceedings;

•	the good and valid title to all of Copper Mountain’s and Tut Systems’ respective proprietary rights, including patents, trademarks, copyrights, and trade secrets and agreements concerning such proprietary rights;

•	the vote required from the stockholders of Copper Mountain to adopt the merger agreement and approve the merger;

•	the unanimous approval by the Board of Directors of Copper Mountain and the approval of the Boards of Directors of Tut Systems and Merger Sub of the merger agreement and recommendation of the merger;

•	the absence of undisclosed liabilities;

•	Copper Mountain’s compliance with applicable laws;

•	Copper Mountain’s material contracts and the absence of violations or defaults arising thereunder;

•	employment, labor and employee benefit matters;

•	accounts receivable and customers and suppliers of Copper Mountain;

•	tax matters;

•	environmental matters;

•	insurance;

•	the opinion of Copper Mountain’s financial advisor;

•	brokers’ and other fees payable in connection with the merger; and

•	the completeness and accuracy of the information Copper Mountain has supplied pursuant to the merger agreement or for inclusion or incorporation into this proxy statement/prospectus and the completeness and accuracy of the information Tut Systems and Merger Sub have supplied pursuant to the merger agreement.

Covenants Relating to the Conduct of Business

Under the terms of the merger agreement and until the effective time of the merger, Copper Mountain agreed that it will conduct its business and operations in the ordinary course and in substantially the same manner as previously conducted since September 30, 2004, and pay debts and taxes when due, subject to good faith disputes, and pay or perform its material obligations when due. In addition, Copper Mountain agreed to use its commercially reasonable efforts to preserve intact its and its subsidiaries’ present business organizations, to keep available the services of its and its subsidiaries’ present officers and key employees and preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries. Copper Mountain further agreed to promptly notify Tut Systems of any material event or occurrence not in the ordinary course of Copper Mountain’s or its subsidiaries’ business, and of any event which could reasonably be expected to have a material adverse effect, as that concept is defined in the merger agreement.

Copper Mountain also agreed that, from the date of the merger agreement until the effective time, it will not, unless and except as qualified by the disclosure schedule to the merger agreement:

•	cause or permit any amendment to its organizational documents, or acquire or agree to acquire any entity, whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase or otherwise, or acquire or agree to acquire any assets which are material, individually or in the aggregate to its and its subsidiaries business, taking Copper Mountain and it subsidiaries as a whole;

•	declare or pay any cash or property dividends on or make any other cash or property distributions in respect of any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with its standard or usual agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries at a price per share less than $1.25;

•	transfer or license to any person or entity any of it propriety rights other than non-exclusive rights to its proprietary rights, and the transfer and license contemplated by the merger agreement, in each case in the ordinary course of business consistent with past practices;

•	take any action to accelerate, amend or change the period of exercisability or vesting, or waive any repurchase rights, in respect of options or other rights granted under its stock option plans, except in accordance with commitments in effect as of the date of the merger agreement, or authorize cash payments in exchange for any options or other rights granted under any of such plans or with respect to any restricted stock;

•	enter into any contract or commitment involving payments by Copper Mountain or its subsidiaries in excess of twenty-five thousand dollars ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate or which are otherwise material to Copper Mountain and its subsidiaries, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts unless waived by Tut Systems; provided Copper Mountain may enter into any contract or commitment involving payments by Copper Mountain or its subsidiaries in excess of such foregoing amounts, if such contract or commitment is for the manufacture of Copper Mountain’s products to be delivered under binding purchase orders, as long as such contract or commitment is consistent with, or more favorable to Copper Mountain than, past practice;

•	issue, deliver, encumber or sell any shares of its or its subsidiaries’ capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments obligating it to issue any such shares or other convertible securities, except that Copper Mountain can issue shares of common stock upon the valid exercise of options, warrants or other rights outstanding as of the date of the merger agreement;

•	enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

•	sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taking Copper Mountain together with its subsidiaries as a whole, other than non-exclusive rights to its proprietary rights, and the transfer and license contemplated by the merger agreement, in each case in the ordinary course of business consistent with past practices;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

•	enter into any operating leases obligating it or any of its subsidiaries, unless the lease replaces another lease having a greater gross lease obligation;

•	pay, discharge or satisfy in an amount in excess of twenty-five thousand dollars ($25,000) in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than expenses in connection with the merger, or the payment, discharge or satisfaction of liabilities reflected or reserved against in Copper Mountain’s financial statements;

•	make any capital expenditures, capital additions or capital improvements;

•	materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

•	change or terminate any contract to which Copper Mountain or any of its subsidiaries is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to Copper Mountain and its subsidiaries, taken as a whole, or terminate or waive any right or claim of substantial value in connection with any legal proceedings;

•	adopt or amend any employee benefit or stock purchase or option plan, pay any special bonus or special remuneration to any employees or consultants or directors except in accordance with commitments in effect as of the date of the merger agreement, or increase the salaries, wage rates, target incentive percentages or fringe benefits or otherwise increase the benefits of its employees or consultants or directors, except, in each case, for any amendments to any employee plan that may be required by applicable law;

•	enter into any employment contract (including any offer letter for at will employment) or, except if required by applicable law, any collective bargaining agreement;

•	except in accordance with commitments in effect on the date of the merger agreement, grant or award any severance or termination pay, or any additional notice of termination, to, or reduce the exercise price or grant any acceleration or extension of the exercisability of any equity securities held by any director, officer, employee or other person;

•	commence a legal proceeding other than (i) for the routine collection of obligations, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) any legal proceeding against Tut Systems or any of its subsidiaries;

•	acquire or agree to acquire any equity interest or other interest in any other entity or enter into any relationships or alliances;

•	make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	write down the value of inventory or otherwise revalue any of its assets except in a manner consistent with past practice and/or as required by GAAP;

•	make any change to its accounting methods, principles, assumptions, policies (including reserve policies), procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; or

•	take or agree in writing or otherwise to take any of the foregoing actions.

Restrictions Against Solicitation

Under the terms of the merger agreement, Copper Mountain has agreed that it will not directly or indirectly, and will use its best efforts to ensure that none of its directors, officers, employees, agents, attorneys, accountants, advisors or representatives, directly or indirectly, on Copper Mountain’s behalf:

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal (as defined in the merger agreement) or take any action that could reasonably be expected to lead to an acquisition proposal;

•	furnish any information regarding Copper Mountain or its subsidiaries to any person or entity in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	engage or participate in discussions or negotiations with any person or entity with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

The merger agreement provides, however, that at any time prior to the adoption of the merger agreement by Copper Mountain’s stockholders, Copper Mountain may, in response to a superior proposal (as defined in the merger agreement) and subject to compliance with the merger agreement, furnish nonpublic information regarding Copper Mountain or its subsidiaries to, or enter into discussions with, any person or entity in response to a superior proposal that is submitted to Copper Mountain by such person or entity (and not withdrawn); provided, however, that the following conditions must be met:

•	the board of directors of Copper Mountain concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take such action would create a substantial risk of liability for breach of fiduciary duties owed by the board of directors of Copper Mountain to Copper Mountain’s stockholders under applicable law;

•	at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person or entity, Copper Mountain gives Tut Systems written notice of the identity of such person or entity and of Copper Mountain’s intention to furnish nonpublic information to, or enter into discussions with, such person or entity;

•	Copper Mountain receives from such person or entity an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity by or on behalf of Copper Mountain and containing “standstill” provisions no less favorable to Copper Mountain than the “standstill” provisions in effect between Copper Mountain and Tut Systems; and

•	at least two business days prior to furnishing any such nonpublic information to such person or entity, Copper Mountain furnishes such nonpublic information to Tut Systems (to the extent such nonpublic information has not been previously furnished by Copper Mountain to Tut Systems).

The merger agreement further provides that any breach of the nonsolicitation provisions by any of Copper Mountain’s or its subsidiaries’ directors, officers, employees, agents, attorneys, accountants, advisors or representatives shall be deemed to be a breach of the nonsolicitation provisions by Copper Mountain.

In addition, Copper Mountain agreed to promptly (and in no event later than 24 hours after receipt of any acquisition proposal, any inquiry or indication of interest that the board of directors of Copper Mountain reasonably believes might lead to an acquisition proposal or any request for nonpublic information) advise Tut Systems orally and in writing of any acquisition proposal, any inquiry or indication of interest that Copper Mountain’s board of directors reasonably believe might lead to an acquisition proposal or any request for nonpublic information relating to Copper Mountain or its subsidiaries (including the identity of the person or entity making or submitting such acquisition proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person or entity prior to the closing of the merger with Tut Systems. Further, Copper Mountain agreed to keep Tut Systems fully informed with respect to the status of any such acquisition proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

Under the terms of the merger agreement, Copper Mountain agreed to immediately cease any discussions or negotiations with any person or entity conducted prior to the execution of the merger agreement with respect to an acquisition transaction. Further, Copper Mountain agreed to not release or permit the release of any person or entity from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Copper Mountain or any of its subsidiaries is a party, and to use all commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Tut Systems.

The merger agreement defines the term “superior proposal” to mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding common stock of Copper Mountain on terms that the board of directors of Copper Mountain determines, in its reasonable judgment, (i) after receipt of a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to Copper Mountain’s stockholders than the terms of the merger with Tut Systems, and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “superior proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not probable of being obtained by such third party.

Conditions to the Closing of the Merger

Conditions to Obligations of Each Party to the Merger

The obligations of each party to effectuate the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	the merger shall have been approved by the holders of a majority of the shares of Copper Mountain common stock;

•	the Form S-4 Registration Statement, of which this proxy statement/prospectus is a part, shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall be in effect, and no proceeding for that purpose by the SEC shall be pending; and

•	no temporary restraining order, preliminary or permanent injunction or other order, legal or regulatory restraint or prohibition preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any laws enacted or deemed applicable to the merger that makes consummation of the merger illegal.

Conditions to Obligations of Tut Systems and Merger Sub

The obligations of Tut Systems and Merger Sub to effectuate the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following further conditions:

•	the representations and warranties of Copper Mountain contained in the merger agreement shall have been true and correct on and as of the date of the merger agreement and the representations and warranties of Copper Mountain related to proprietary rights shall continue to be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect (as defined below), which representations and warranties as so qualified shall be true and correct in all respects) on and as of the closing date of the merger as though such representations and warranties were made on and as of the closing date of the merger (except where the failure to be so true and correct, without regard to any materiality or material adverse effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on Copper Mountain);

•	Copper Mountain shall have performed and complied in all material respects with all covenants, agreements and obligations in the merger agreement required to be performed and complied with by it prior to the effective time of the merger;

•	Tut Systems shall have received a certificate of the chief executive officer and chief financial officer of Copper Mountain certifying that certain conditions in the merger agreement are satisfied;

•	Tut Systems shall have received evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the merger under each material contract of Copper Mountain or its subsidiaries as set forth in the merger agreement;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition that would materially and adversely affect Tut Systems’ ownership, conduct or operation of the business of Copper Mountain and its subsidiaries following the effective time of the merger shall be in effect; and

•	Tut Systems shall receive at the closing a statement (in such form as may be reasonably requested by counsel to Tut Systems) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations and Copper Mountain shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

Conditions to Copper Mountain’s Obligation

Copper Mountain’s obligation to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following further conditions:

•	the representations and warranties of Tut Systems and Merger Sub contained in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the closing date of the merger as though such representations and warranties were made on and as of the closing date of the merger (except, where the failure to be so true and correct, without regard to any materiality or material adverse effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on Tut Systems);

•	Tut Systems and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and obligations in the merger agreement required to be performed and complied with by them prior to the effective time of the merger;

•	Copper Mountain shall have received a certificate of an appropriate officer of Tut Systems certifying that certain conditions in the merger agreement are satisfied;

•	the shares of Tut Systems common stock issuable upon conversion of Copper Mountain common stock in the merger shall have been approved for listing on The Nasdaq National Market, or shall be exempt from such requirement under the then applicable regulations and rules of The Nasdaq Stock Market;

•	the directors’ and officers’ liability insurance coverage with respect to Copper Mountain required by the merger agreement shall be in effect as of the closing date of the merger; and

•	Copper Mountain shall have received a written opinion from its counsel in form and substance reasonably satisfactory to it, dated on or about the date of closing, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and such opinion shall not have been withdrawn.

The merger agreement defines “material adverse effect” with respect to Tut Systems to mean any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Tut Systems and its subsidiaries, taking Tut Systems together with its subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a material adverse effect: (i) a decrease in the trading price of Tut Systems common stock; (ii) any event, matter, change, condition, circumstance or effect which Tut Systems successfully bears the burden of proving results from changes affecting any of the industries or economies in which Tut Systems operates as a whole (which changes do not materially and disproportionately affect Tut Systems); (iii) any adverse event, matter, change, condition, circumstance or effect which Tut Systems successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the merger; (iv) any adverse event, matter, change, condition, circumstance or effect which Tut Systems successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by the merger agreement (v) any adverse event, matter, change, condition, circumstance or effect which Tut Systems successfully bears the burden of proving is directly and primarily caused by any matter for which Tut Systems has agreed (other than in the merger agreement) to indemnify Copper Mountain; or (vi) a failure in and of itself of results of operations of Tut Systems and its subsidiaries, on a consolidated basis, to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of Tut Systems after the date hereof and prior to the closing date of the merger, but not either the underlying causes of such failure or the consequences of such failure.

The merger agreement defines a “material adverse effect” with respect to Copper Mountain to mean any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Copper Mountain and its subsidiaries, taking Copper Mountain (or, after the effective time, the “surviving corporation”) together with its subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a material adverse effect: (i) a decrease in the trading price of Copper Mountain’s common stock; (ii) any event, matter, change, condition, circumstance or effect which Copper Mountain successfully bears the burden of proving results from changes affecting any of the industries or economies in which Copper Mountain operates as a whole, which changes do not materially and disproportionately affect Copper Mountain; (iii) any adverse event, matter, change, condition, circumstance or effect which Copper Mountain successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the merger; (iv) any adverse event, matter, change, condition, circumstance or effect which Copper Mountain successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by the merger agreement; (v) any adverse event, matter, change, condition, circumstance or effect which Copper Mountain successfully bears the burden of proving is directly and primarily caused by the hiring of Copper Mountain’s employees by Tut Systems or any of the Tut Systems’ affiliates prior to the effective time; (vi) any adverse event, matter, change, condition, circumstance or effect which Copper Mountain successfully bears the burden of proving is directly and primarily caused by any matter for which Tut Systems has agreed to indemnify Copper Mountain; or (vii) a failure in and of itself of results of operations of Copper Mountain and its subsidiaries, on a consolidated basis, to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of Copper Mountain after the date hereof and prior to the closing date of the merger, but not either the underlying causes of such failure or the consequences of such failure.

There are no conditions to the obligations of Copper Mountain, Tut Systems or Merger Sub relating to the trading price of Tut Systems common stock.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, by mutual written consent, upon approval by the boards of directors of each of Tut Systems and Copper Mountain. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, by either Tut Systems or Copper Mountain:

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if the merger has not been consummated by May 15, 2005 or such later date as has been agreed to in writing by Tut Systems and Copper Mountain; provided, however, either party may elect to extend such date to July 15, 2005 if this proxy statement/prospectus has not been mailed to Copper Mountain’s stockholders on or before March 15, 2005, either because the Form S-4 Registration Statement of which this proxy statement/prospectus is a part has not been declared effective by the SEC and the failure of the merger to occur on or before May 15, 2005 has not principally been caused by action or failure to act constituting a breach, in any material respect, of the merger agreement, by the party seeking such extension; and provided, further, that the right to terminate the merger agreement shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of the merger to occur on or before such date if such action or failure to act constitutes a willful and material breach of the merger agreement; or

•	if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable, provided that the terminating party used commercially reasonable efforts to have such injunction or other order lifted; or

•	if Copper Mountain’s stockholders shall not have approved the merger at the Copper Mountain special meeting; provided, however, that no party may terminate the merger agreement where the failure to obtain stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the effective time of the merger.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after Copper Mountain stockholder approval has been obtained, by Tut Systems upon written notice to Copper Mountain:

•	if a “Copper Mountain triggering event,” as that term is defined in the merger agreement, shall have occurred; or

•	if (i) any of Copper Mountain’s representations and warranties in the merger agreement were inaccurate as of the date of the merger agreement, or if any of Copper Mountain’s representations or warranties concerning proprietary rights would be inaccurate if made as of the time of such notice, or if Copper Mountain shall have breached any of its covenants, agreements or obligations in the merger agreement, (ii) the condition to the obligations of Tut Systems and Merger Sub, as set forth in the merger agreement would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within ten business days after receipt by Copper Mountain of written notice of such inaccuracy or breach.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by Copper Mountain if (i) any of Tut Systems’ representations and warranties were inaccurate as of the date of the merger agreement or if Tut Systems has breached or failed to perform any of its covenants or obligations in the merger agreement, (ii) the condition to the obligation of Copper Mountain, as set forth in the merger agreement would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within ten business days after receipt by Tut Systems of written notice of such inaccuracy or breach.

The merger agreement defines a “Copper Mountain triggering event” as (i) the failure of the board of directors of Copper Mountain to recommend that Copper Mountain’s stockholders vote to adopt the merger agreement, or the withdrawal or modification of Copper Mountain board recommendation in a manner adverse to Tut Systems, or any other action taken by the board of directors of Copper Mountain that is or becomes disclosed publicly and which can reasonably be determined to indicate that the board of directors of Copper Mountain does not support the merger or does not believe that the merger is in the best interests of Copper Mountain’s stockholders; (ii) Copper Mountain shall have failed to include in this proxy statement/prospectus Copper Mountain’s board’s recommendation or a statement to the effect that the board of directors of Copper Mountain has determined and believes that the merger is in the best interests of Copper Mountain’s stockholders; (iii) the board of directors of Copper Mountain fails to reaffirm, unanimously and without qualification, Copper Mountain’s board’s recommendation, or fails to publicly state, unanimously and without qualification, that the merger is in the best interests of Copper Mountain’s stockholders, in each case, within five business days after Tut Systems requests in writing that such action be taken; (iv) the board of directors of Copper Mountain shall have accepted, approved, endorsed, recommended, or otherwise agreed to any proposal by a third party to acquire Copper Mountain; (v) a tender or exchange offer relating to securities of Copper Mountain shall have been commenced and Copper Mountain shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer; (vi) a proposal to acquire Copper Mountain is publicly announced, and Copper Mountain (A) fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after such acquisition proposal is announced or (B) otherwise fails to actively oppose such acquisition proposal; or (vii) Copper Mountain or any of its subsidiaries, or any of their respective representatives, shall have breached or taken any action inconsistent with any of the provisions set forth in the merger agreement.

Copper Mountain does not have the right to terminate the merger agreement solely as a result of a decline in the trading price of Tut Systems common stock prior to closing of the merger.

Expenses and Termination Fees

Except as set forth below, the merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses, provided, however, that Tut Systems and Copper Mountain will equally share the fees and expenses (other than the fees and expenses of attorneys) incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and this proxy statement/prospectus and any amendment or supplements thereto, and (ii) any necessary filings by the parties under applicable antitrust laws.

If Tut Systems terminates the merger agreement in connection with a Copper Mountain triggering event, Copper Mountain must pay Tut Systems a nonrefundable cash payment, after delivery by Tut Systems to Copper Mountain of notification of the amount thereof, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Tut Systems in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger.

Further Actions

Tut Systems and Copper Mountain agreed to use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the transactions contemplated by the merger agreement, including:

•	making all filings (if any) and giving all notices (if any) required to be made or given by such party;

•	using commercially reasonable efforts to obtain each consent (if any) required to be obtained pursuant to any applicable legal requirements or contracts; and

•	using commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger.

Public Announcements

Unless otherwise required by the merger agreement, Tut Systems and Copper Mountain agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger and related transactions. Tut Systems and Copper Mountain further agreed that neither Tut Systems nor Copper Mountain will make any disclosure regarding the merger or any of the other transactions contemplated by the merger agreement unless (i) the other party shall have approved such disclosure, or (ii) such disclosure is required by applicable legal requirements and the party making such disclosure has used commercially reasonable efforts to consult with the other party prior to making such disclosure.

Directors’ and Officers’ Insurance and Indemnification

For a period of six years after the effective time of the merger, Tut Systems agreed that it will fully comply with all rights to indemnification and advancement of expenses existing in favor of Copper Mountain’s directors and officers under the provisions of Copper Mountain’s certificate of incorporation or bylaws or any other indemnification agreements between Copper Mountain and such individuals that were in effect prior to the date of the execution of the merger agreement. The provisions with respect to indemnification and exculpation from liability set forth in the certificate of incorporation and bylaws of Copper Mountain shall not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights thereunder of any indemnified person.

For a period of six years after the effective time, Tut Systems is required to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Copper Mountain (or policies of comparable coverage); provided, however, that in no event will Tut Systems be required to obtain a policy the premium of which is more than 200% of the premium for the existing policy. The parties have agreed to work together to find an appropriate insurance policy and the net cost to Tut Systems is not expected to exceed 200% of the premium for the existing policy. In the event that any future premium for such a policy exceeds 200% of the premium of the existing policy, Tut Systems shall be entitled to reduce the amount of coverage under the policy to the greatest amount of coverage that can be obtained for a premium equal to 200% of the premium of the existing policy.

Intellectual Property Matters

Upon the execution of the merger agreement, Copper Mountain agreed that it will use commercially reasonable efforts to direct appropriate engineering resources to support a product roadmap developed and directed by Tut Systems. In the event that the merger agreement terminates for any reason other than by an action or inaction by Tut Systems, subject to the intellectual property rights of Copper Mountain that existed prior to the date of the merger agreement (the “Pre-existing Copper Mountain IP Rights”), the intellectual property for the design and manufacture of new cards and related software conceived by Tut Systems and jointly developed by Copper Mountain and Tut Systems (the “Tut Systems Cards”) will become the sole property of Tut Systems. If Tut Systems Cards utilize intellectual property that is subject to the Pre-existing Copper Mountain IP Rights, Copper Mountain has agreed to grant Tut Systems a perpetual, non-exclusive, irrevocable license to use such intellectual property, solely in Tut Systems Cards and future versions thereof. Tut Systems will have the right to purchase and Copper Mountain has agreed to sell to Tut Systems, from Copper Mountain, or Copper Mountain’s successor, the VantEdge family products on an original equipment manufacturer basis at standard cost plus 25% for a period of up to 18 months.

Stock Options

Each option to purchase shares of Copper Mountain common stock that is outstanding immediately prior to the effective time (including, specifically and without limitation, every option outstanding under Copper Mountain’s 1996 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan, 1999 Employee Stock Purchase Plan, OnPREM 1998 Stock Option Plan, and 2000 Nonstatutory Stock Option Plan (collectively, the “Copper Mountain Stock Option Plans”)) which would otherwise be outstanding if not for the merger, will fully vest and become immediately exercisable upon notice from Copper Mountain to be provided to optionees prior to completion of the merger. Each option to purchase shares of Copper Mountain common stock outstanding immediately prior to completion of the merger that has not been exercised prior to the effective time shall be terminated. No options or equity compensation plans of Copper Mountain will continue after the effective time or be assumed or continued by Tut Systems or the surviving corporation. Prior to the closing of the merger, Copper Mountain will take all action necessary to effect the termination of all options to purchase shares of Copper Mountain common stock.

Stock Plans

At the effective time of the merger, each of the Copper Mountain Stock Option Plans will terminate and be cancelled. If and to the extent necessary or required by the terms of the Copper Mountain Stock Option Plans, Copper Mountain will, prior to the effective time, provide notice to holders of Copper Mountain options under the OnPrem 1998 Stock Option Plan regarding the non-assumption and termination of such Copper Mountain options, and amend the terms of its stock option plans in order to give effect to the termination or cancellation of such plans.

Company Restricted Stock Awards

At the effective time of the merger, each award of Copper Mountain common stock subject to vesting and forfeiture restrictions (a “Copper Mountain Stock Award”) granted under the Copper Mountain Stock Option Plans which, as of the effective time, the applicable forfeiture restrictions have not lapsed, shall be assumed by Tut Systems. Each Copper Mountain Stock Award shall thereby be converted into a restricted stock award (an “Assumed Tut Systems Award”) for the number of shares of Tut Systems common stock equal to the product of the number of shares of Copper Mountain common stock that were issuable pursuant to the Copper Mountain Stock Award (whether or not vested) immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Tut Systems common stock. In addition, the per share repurchase price, if any, of any Assumed Tut Systems Award shall also be adjusted, as per the merger agreement, to reflect the exchange ratio. Except for the foregoing adjustments, all the terms and conditions in effect for each Assumed Tut Systems Award immediately prior to the effective time shall continue in effect following the assumption of such option in accordance with the merger agreement. Copper Mountain and Tut Systems shall take all action that may be necessary (under the Copper Mountain Stock Option Plans and otherwise) to effectuate these provisions.

Copper Mountain Warrants

At the effective time, each of Copper Mountain’s warrants that is then outstanding shall be assumed by Tut Systems in accordance with its respective terms. All rights with respect to Copper Mountain common stock under such warrants shall thereupon be converted into rights with respect to Tut Systems common stock. Accordingly, from and after the effective time each warrant of Copper Mountain may be exercised solely for shares of Tut Systems common stock. The number of shares of Tut Systems common stock subject to such assumed warrant shall be equal to the number of shares of Copper Mountain common stock that were subject to such warrant immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Tut Systems common stock, and the per share exercise price for the Tut Systems common stock issuable upon exercise of each such assumed warrant shall be determined by dividing the exercise price per share of Copper Mountain common stock subject to such warrant, as in effect immediately prior to the effective time, by the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. The term, exercisability and other provisions of each such assumed warrant shall otherwise remain unchanged.

Listing of Additional Shares

Prior to the effective time, Tut Systems will file with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Tut Systems common stock to be issued in connection with the merger and shall use reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance) on the Nasdaq Stock Market.

Amendment and Waiver

The merger agreement may be amended with the approval of the respective boards of directors of Tut Systems, Merger Sub and Copper Mountain at any time before or after Copper Mountain stockholders have adopted the merger agreement. Any amendment to the merger agreement must be in writing and signed on behalf of each of the parties.

The merger agreement provides that any party thereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the representations and warranties made to such party contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

The Voting Agreements

In order to induce Tut Systems to enter into the merger agreement, Copper Mountain’s directors and executive officers who collectively were the beneficial owners of approximately 9.5% of its outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Tut Systems. Pursuant to the voting agreements, Copper Mountain’s directors and executive officers have agreed, in their capacity as stockholders of Copper Mountain, to vote their shares of Copper Mountain common stock in favor of adoption of the merger agreement and the approval of the merger, and against any proposal adverse to the merger. Copper Mountain’s directors and executive officers have also agreed to irrevocably appoint certain persons identified by Tut Systems as their lawful attorneys and proxies. These proxies give Tut Systems the right to vote the shares of Copper Mountain common stock beneficially owned by these individuals, including shares of Copper Mountain common stock acquired by them after the date of the voting agreement, in favor of the adoption of the merger agreement and the approval of the merger and against any proposal adverse to the merger.

None of the individuals who are parties to the voting agreements with Tut Systems were paid additional consideration in connection with entering into a voting agreement.

Pursuant to the voting agreements with Tut Systems, each individual who is a party thereto agreed not to sell shares of Copper Mountain common stock and options owned, either directly or indirectly, by such individual until the earlier of the termination of the merger agreement or the effective time of the merger.

These voting agreements will terminate upon the earlier of the termination of the merger or the effective time of the merger. The form of voting agreement with respect to Tut Systems is attached to this proxy statement/prospectus as Annex B and you are encouraged to read it in its entirety.

TUT SYSTEMS AND WOLF ACQUISITION CORP.’S BUSINESS

Overview

Tut Systems is based in Lake Oswego, Oregon. Tut Systems commenced operations in California in 1998. In January 2004, Tut Systems relocated its headquarters to Oregon. Tut Systems was incorporated in Delaware in 1998. Tut Systems’ principal executive offices are located at 6000 SW Meadows Road, Suite 200, Lake Oswego, Oregon 97035 and its telephone number is (971) 217-0400.

We design, develop, and sell digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals over their networks. We also offer digital video processing systems that enable private enterprise and government entities to transport video signals over satellite, fiber, radio, or copper networks for surveillance, distance learning, and TV production applications. We also offer broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities.

Historically, we derived most of our sales from our broadband transport and service management products. In November 2002, we acquired VideoTele.com or VTC, from Tektronix, Inc. to extend our product offerings to include digital video processing systems. As a result, our revenue increased from $9.4 million in 2002 to $32.2 million in 2003. Revenue declined to $25.0 million in 2004 due to a slowing demand for our video processing systems from independent telephone companies. Video-based products now represent a majority of our sales and will provide most of our growth opportunities for the foreseeable future. Our net loss in 2004 was $13.5 million compared with a net loss of $5.5 million in 2003 and a net loss of $41.6 million in 2002.

Industry Background and Dynamics

Growing Demand for Bundled Voice, Data, and Video Services

Historically, traditional telephone companies have been the sole providers of voice services to the residential market in the United States. Over the past several years, cable television operators, with competition from satellite television providers beginning in the 1990s, have become the primary providers of multi-channel broadcast TV services. More recently, traditional telephone companies and cable operators have become direct competitors for the growing market for high-speed Internet access. In addition, many large cable system operators have begun to offer local and long distance telephone service to their customers as part of a bundle of services, including voice, data, and video over the same network on the same bill. Thus, telcos are now at risk of losing traditional voice lines to both cable operators offering bundled services and to wireless telephone vendors that compete on mobility and price.

As a result of these competitive threats, large telcos are beginning to use their existing digital subscriber line, or DSL, and fiber-to-the-home infrastructures to offer broadcast TV services and better compete for the end customer with a bundled offering of voice, data, and video services. DSL technologies use sophisticated signal blending techniques to deliver data through copper wires. Fiber-to-the-home refers to optical fiber that is installed from a telephone switch directly to a subscriber’s home. In the meantime, many small independent operating telephone companies, or IOCs, and international carriers are already installing or planning to install digital video headends to offer broadcast TV service over their DSL and fiber infrastructures. According to a report released by InStat/MDR in April 2003, the number of telco video subscribers worldwide will increase from 572,000 at the end of 2003 to over 19.0 million by the end of 2007.

Technical Challenges for Delivering Broadcast Quality Video over Telco Networks

To deliver broadcast quality video, a non-satellite-based service provider must install a digital TV headend to receive both national and local broadcast TV signals and to properly process these signals for delivery over fiber, cable, or copper-based DSL infrastructures. The limitations on the amount of data that telco DSL facilities can transmit in a fixed amount of time (such limitations are often referred to as bandwidth) when compared to the high bandwidth capacity of cable facilities means that telco headends require greater video processing performance. For example, video headends deployed by cable operators have been able to simply pass high speed satellite-fed TV signals directly to their cable networks without further video compression. Telcos, however, must use video headends that compress the variable data transmission rate of the source signal to a low constant data transmission rate over their DSL networks. Additionally, telco networks often are comprised of multiple hardware platforms that use varying sets of rules, or protocols, for transmitting signals. Therefore, to deliver video services, telcos require digital TV headends that are capable of converting video signals between different hardware platforms using various protocols.

Technical Advancements Are Increasing the Available Market for Telcos to Deliver Video

The bandwidth and distance limitations of the copper-based infrastructure from the telco to the subscriber’s home constrain both the number of video channels that may be delivered simultaneously over a DSL system and the number of customers that are reachable from a telco central office. Emerging advancements in video compression technology will soon enable high quality video streams to be transported at much lower data transfer speeds. These emerging advancements are expected to lower data transfer rates by more than 65% relative to technologies currently used in existing satellite and cable facilities. These emerging compression advancements also introduce the possibility of delivering high-definition television over bandwidth constrained DSL lines for the first time. Additionally, there are DSL advancements emerging that expand the available bandwidth from the telco to the subscriber’s home thereby supporting higher DSL data transfer rates over longer distances. The combination of these advancements will enable telcos to reach a higher percentage of their customers with a larger number of video channels.

While DSL technology will continue to dominate telco broadband networks for the foreseeable future, telephone companies are beginning to construct fiber networks to their customers’ homes. Though fiber-to-the-home will eliminate bandwidth limitations on delivering higher speed data services and high-quality video offerings, telephone companies deploying fiber-to-the-home will require advanced video processing to convert signals between multiple protocols used in their networks.

The Market for Enterprise and Government Video Systems

Private enterprises and government entities also use digital video processing systems to distribute video for applications that include corporate training, video and film production, video surveillance, and distance education. In these applications, the particular video source to be encoded may be a signal from a local TV station that needs to be brought back to a regional or statewide digital TV headend that may be 100 miles away, it may be a signal received from an outdoor surveillance camera that needs to reach a decoder or personal computer for viewing hundreds of miles away, or it may be a signal from a university seminar that needs to feed multiple remote classroom sites. This market is also characterized by tradeoffs between the cost of long-distance broadband facilities and the cost of video encoding systems to reduce the need for additional bandwidth. We believe that this market will also expand as advanced video encoding techniques lower the bandwidth requirements for transmitting video signals.

Our Solutions

Our suite of products is focused on enabling the delivery of broadcast quality video over traditional telco networks. We leverage VTC’s previous 20 years of experience to develop video-based products that meet the special video processing requirements of telcos. Unlike standard cable headends, our Astria digital video headend solution converts the high and varying data transfer rate signal received as input from a satellite or terrestrial source into a lower constant data transfer rate video stream for subsequent delivery over a telco’s DSL or fiber-to-the-home access network. Our high-performance, cost-effective systems are based on the standards developed by the Motion Pictures Expert Group, or MPEG, including MPEG-1 and MPEG-2. We are developing upgrades to the Astria family of products (for introduction in 2005) to support the emerging MPEG-4 and Microsoft or

VC-1 compression technologies that will provide lower encoding rates and more advanced interactivity than the current MPEG standards. We believe that the lower encoding rates of these new technologies will extend the reach of video services and enable high-definition TV to be delivered over bandwidth-constrained copper networks. Customers for our Astria video content processing systems include independent operating companies in North America, such as Oxford Networks, and international incumbent carriers, such as PCCW in Hong Kong.

Our M2 video processing systems use software and hardware components from our digital TV headend systems packaged in a smaller form factor to encode video signals for transmission over private or government networks. Our M2 products are used for applications such as studio-to-transmitter transport, video surveillance, and distance education. We sell our M2 video processing systems to TV broadcasters, government agencies, and educational institutions.

We also offer broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities. Customers for our broadband data systems include system integrators, competitive carriers for the hospitality industry and private educational and commercial entities.

Strategy

Our objective is to be the leading provider of video content processing solutions for the delivery of broadcast and on-demand video services to residential customers over telephony networks. Key elements of our business strategy are as follows:

Maintain Market Leadership in North American Telco Market for Digital TV Headends

We believe that our installed base of digital video headend systems represents over 50% of the North American headend market for video over DSL services. Our strategy is to maintain this leadership position with continued enhancements to the Astria product line as more and larger telephone companies in North America begin to introduce bundled voice, data and video services. Our development efforts are focused on introducing new compression technologies such as MPEG-4 and VC-1 that will be available as an upgrade option to our installed base. These compression technologies will enable our telco customers to address a larger percentage of their geographic market and deliver advanced video services such as high-definition TV.

Expand Sales Efforts to International Markets

While we continue to grow our North American customer base, we will be strengthening our direct sales force to focus on major European service providers that see a need for a bundled voice, data and video offering. In Asia, we are developing relationships with value-added distributors and partners to focus on key opportunities to market and sell our Astria products. Many of the larger European and Asian service providers represent an opportunity to sell multiple digital TV headends.

Accelerate Market Adoption of Video Over Telco Networks

To encourage service providers to more rapidly accept the business case for video over telco networks, we are working simultaneously on several initiatives to:

•	continue to educate the market on the viability of existing digital video processing solutions by using our customers as references and benchmarks for prospective customers. To do so, we will continue to host user group conferences, speak at public conferences, issue joint press releases with new customers and arrange meetings between potential and current customers;

•	offer advanced encoding technologies as soon as practical that lower the data transfer rate of video streams to extend the reach of video over DSL networks and allow new services such as high-definition TV;

•	continue to work with partners to simplify and lower the cost of deploying end-to-end solutions; and

•	continue to work with and lead standards bodies to facilitate the rapid adoption of new technologies and standards.

Partner with Leading Industry Vendors to Provide End-to-End Solutions

To deliver a complete end-to-end video solution, we are partnering with leading industry vendors that provide key system elements such as broadband access systems, network switches and routers, customer premises set-top boxes, video-on-demand systems and service management software that, together with our Astria content processor products, provide a complete video solution. As a result, we have focused our business development and strategic marketing efforts on working with such partners to facilitate a cost-effective, ready-to-deploy, high-performance solution based on customers’ architecture and business requirements. Our strategy with these partners is to design, develop and market end-to-end systems solutions that will allow any form of video content (including broadcast TV, video-on-demand and streaming media from the Internet) to be carried over any telephony network to any TV, personal computer, or mobile end-user device.

Leverage Our Digital TV Headend Expertise in Additional Markets

We will continue to incorporate software and hardware components developed for our digital TV headend systems into our M2 video processing systems to meet the growing need for advanced surveillance and broadcast applications. Additionally, we will continue to partner with other industry vendors on applications for new potential customers, such as large corporations and educational institutions. We intend to expand and further specialize our video products for surveillance and broadcast TV backhaul applications, and we will seek new distribution channels for our M2 product line.

Selectively Pursue Acquisitions to Expand Our Markets and Product Offerings

In addition to our internal research and development efforts, we continually evaluate acquisitions of companies and technologies that could extend our product offerings, technology expertise, industry knowledge and global customer base. Since 2000, we have completed four acquisitions, including the acquisition of VideoTele.com in November 2002. The products and technologies that we acquired through these acquisitions have facilitated our entry into new markets, expanded our product line in existing markets, and added additional technical expertise to develop new products for evolving markets in the future. Going forward, we anticipate our acquisition efforts will be focused on targets that will extend our existing video-based products and markets.

Our Products

We design, develop and sell video content processing systems and broadband transport and service management products. Our digital TV headend system enables telephony-based service providers to transport broadcast quality digital video signals across their networks and our digital video transmission systems optimize the delivery of video signals across enterprise, government and education networks. Our broadband transport and service management products enable the transmission of broadband data over existing hotels and private campus networks.

Video Processing Systems

Our video processing products must interoperate with other products from third-parties to enable a complete end-to-end broadcast TV system. To ensure proper interoperation for our customers, we offer a system integration service whereby we purchase, assemble, configure and test key components together before delivering the integrated system to the customer. Typical third-party components include satellite receivers, antennas and decoders, network switches and routers, radio frequency modulation units, and service management software.

Astria CP (Content Processor) Our Astria CP is a digital video processing platform typically used by carriers at a digital TV headend location to convert hundreds of TV channels into low, constant-data-transmission-rate video formats for delivery over any broadband access network. It is a third-generation, video processing system that we have specifically designed for the digital TV marketplace. The Astria CP uses our patent-pending QualView™ software applications to deliver high quality video when converting satellite-based variable data transmission rate video and audio signals to low, constant-data-transmission-rate content for delivery over telco networks. These QualView applications can separate the desired TV channels from a mix of over 200 channels received from various satellites, lower the data transmission rate of the desired channels, and convert the video signals to the appropriate network interface and protocol. The Astria CP also supports encoder modules that convert uncompressed video signals to compressed constant-data-transmission-rate video streams.

Each Astria CP can process up to 200 video and audio channels, depending on the type of processing required. The Astria CP works with various telephone company copper, fiber, or cable networks providing ultimate flexibility when designing a commercial video delivery system. The Astria CP may be populated with a mix of video encoders and flexible processor modules, which in turn may be configured and reconfigured with a simple QualView software download to enable a variety of video processing functions. Up to 12 system modules may be configured within a single Astria chassis.

Today the Astria CP processes video content in standard MPEG-1 or MPEG-2 formats. We are developing upgrades to the Astria family of products to support the emerging MPEG-4 and VC-1 encoding technologies. These new technologies will provide lower encoding rates and more advanced interactivity than MPEG standards previously provided. We anticipate first commercial availability of these capabilities in the first half of 2005. These capabilities will enable our customers to reach the next stage data transmission rate reduction without having to upgrade their complete headend, thus preserving the customer’s original investment. This will also enable video streams to be easily viewed from the large base of personal computers running MPEG-4 Windows Media players.

Astria RCP (Remote Content Processor) For service providers delivering digital TV over regional or statewide networks, our Astria RCP provides an affordable way to distribute video signals sourced from a single digital TV headend. The Astria RCP typically accepts pre-processed TV channels from a centralized Astria CP via a fiber backbone network and performs appropriate network and protocol conversion for delivery of the video streams over a variety of telco access networks. The Astria RCP can also be used to encode and compress local TV channels. This flexibility allows service providers to place Astria RCPs at the edge of a fiber optic transport network to deliver aggregated and localized content to a specific region or community. The ability to add or drop channels into the line-up at the edge of the transport network allows service providers to incorporate local programming, advertising, and emergency alert system content. This capability enables a service provider to offer a customized mix of channels and content that is relevant to local subscribers. The Astria RCP comes in two versions, a 12-slot version based on the same chassis as the Astria CP and a 6-slot version. In contrast to the Astria CP, the RCP does not process the high, variable-data-transmission-rate signals received from satellites.

Aveon™ Element Management System Our Aveon Element Management System enables the service provider to configure and monitor Astria CP and RCP systems across wide area networks. The ability to use Aveon to create a single network view of the system gives service providers a simple to use yet powerful tool for controlling all aspects of operating a video network from a single management location.

M2 Video Processing Systems for Enterprise and Government Applications Our M2 video processing system leverages the software components and hardware modules used within the Astria CP, but M2 products are packaged in a smaller form factor for private enterprise and government markets.

Our M2-400 system was introduced in the second quarter of 2003 and is our premier digital video system for delivering mission critical, high-quality video in real-time for private network applications. Each M2-400 chassis is designed to hold multiple encoders, decoders and network interfaces. The M2-400 chassis supports up to 6 system modules in contrast to the Astria CP that supports up to 12 system modules. The M2-400 works across satellite, radio, or fiber networks. An embedded web server controls and manages the M2 product line via an intuitive web-based graphical user interface, enabling administration of the product from any location on the network. The M2-400 is also supported by third-party scheduling software for video conferencing and distance learning applications.

Our M2-10x system was also introduced in 2003 for video applications that only require a single encoder or decoder per end-point. For example, one of our digital TV headend customers uses the M2-10E at a remote location to encode local events on site for addition to their basic lineup of broadcast TV channels. This capability helps them differentiate their service offering from the national network-based offerings of the satellite television vendors.

Broadband Transport and Service Management Products

Prior to our entry into the video processing business in November 2002, our primary focus was on the sale of our broadband transport and service management products. The market for these systems is characterized by the need to transport high-speed data signals across private buildings or campus locations, where the only available transmission facility is composed of copper telephone wires. We have been a participant in this market since the introduction of our first XL Ethernet extension product in 1992. Applications within this market include: (i) connecting hotel guests to broadband Internet services over the hotel’s telephone wires, (ii) connecting video surveillance cameras, back office PC’s, and railroad station ticket machines to a backbone network, and (iii) connecting two local area networks, or LANs, across a business campus without having to run new wires or cables.

Our Expresso line of products uses proprietary transmission technology to provide a low-cost, easy to install solution that can deliver broadband Internet access to multiple nodes over a single pair of copper wire for broadband Internet applications across multi-tenant complexes such as hotels, apartments and private campus facilities. We recently added Ethernet over very high speed DSL line cards to our existing Expresso chassis. This higher speed application enables our customers to deliver broadcast TV, video-on-demand service, and Internet service throughout a multi-tenant complex.

Our XL line of Ethernet extension products is often used by individual enterprises to extend their data networks over distances that cannot be accommodated by standard Ethernet wiring. Various XL products operate over distances of up to 20,000 feet, at data transmission rates up to 10 Mbps, all over a single pair of ordinary telephone wires. In certain situations, these XL products are used in combination with our M2 products to support the encoding of local content to feed digital video headends.

Our Expresso and XL transport products are augmented by our Expresso subscriber management system, which authenticates users, manages bandwidth and IP addresses, and processes credit card or password information for billing purposes. Subscriber management systems are typically found in hotels that offer broadband Internet service to guests, in campus housing complexes to manage broadband Internet access, and in wireless Wi-Fi “hot spots” such as hotel lobbies and Internet cafes.

Customers and Markets

Our target customers for our Astria video content processing systems are telephony-based incumbent local exchange companies, independent operating telephone companies and international post, telephone and telegraph companies that aim to deliver advanced video services over their existing copper, fiber or coaxial cable infrastructures. Target customers for our M2 video processing systems include TV broadcasters, government agencies, and educational institutions. Target customers for our broadband data systems are system integrators, competitive carriers for the hospitality industry, and private educational and commercial entities.

Service Providers

Over 100 independent operating companies, or IOCs, in the United States now use our Astria products to deliver digital TV over DSL and other broadband networks. We installed our first commercial digital TV headend at Chibardun Telephone Cooperative in Dallas, Wisconsin in 2000. Since that time, we have deployed our digital TV headend solution to IOCs that range in size from 5,000 to over 90,000 access lines.

Our international sales to service providers have been concentrated among three large carriers. In 2002, Telenor AS, Norway’s largest telecommunications provider with more than 1.8 million customers, launched digital TV services over its network using an Astria CP. In 2003, PCCW, which acquired the former Hong Kong Telephone Company in 2000, launched service to its customers from an Astria headend and signed up more than 150,000 customers to its Broadband TV service in the first two months after launch. Currently, PCCW is delivering service to more than 365,000 customers from an Astria headend. Additionally in 2003, our broadband transport and service management products were deployed by Telefonos de Mexico, S.A., or TelMex, to offer a national “hot spot” wireless Internet in Mexico’s major public facilities such as airports, hotel lobbies, restaurants and hospitals.

We expect the small to medium size independent telephone operating companies in the United States to remain the primary near-term market for Astria products. The larger North American tier one and International carriers continue to explore and test the markets and technologies for DSL-based video services.

Distributors and System Integrators

We market our broadband transport and service management products to domestic and international system integrators who in turn market and sell our products to educational and government institutions, commercial enterprises, regional competitive service providers and national carriers. Our distributors and system integrators include local resellers, large volume distributors such as Ingram Micro Inc., and international integrators such as Siemens AG in Europe.

Marketing, Sales and Customer Support Marketing

We seek to increase both the demand and visibility of our products in the markets we serve through attendance at major industry tradeshows and conferences, distribution of sales and product literature, operation of a company web site, direct marketing and ongoing communications with our customers, the press, and industry analysts. As appropriate, we enter into cooperative marketing and/or development agreements with strategic partners that may include key customers, and manufacturers of various products, including radio, fiber, video equipment, set-top boxes and others.

Sales

In North America, we sell our products primarily to service providers and through multiple sales channels, including a select group of regional value added resellers, system integrators and distributors. Internationally, we sell and market our products through systems integrators and distributors. We have regional account managers throughout the United States and sales offices in Beijing, China, Hong Kong, and Oxford, England. For the year ended December 31, 2004, we derived 23.3% of our revenue from customers outside of the United States. We believe that our products can serve the substantial emerging market for digital video and high-speed data access products outside of the United States.

Customer Support

We believe that consistent high-quality service and support is a key factor in attracting and retaining customers. Service and technical support of our products is coordinated by our customer support organization. Our systems application engineers, located in each of our sales regions, support pre-sales and post-sales activities. Customers can also access technical information and receive technical support via our web site.

Our systems integration group in Cary, Illinois integrates our solution with third-party equipment and then tests, delivers and installs complete headend systems for our customers that require an end-to-end solution.

Research and Development

Our research and development efforts are focused on enhancing our existing products and developing new products through our emphasis on early stage system engineering. As a result of our acquisition of VTC and the large market opportunity that it offers, most of our research and development efforts relate to our video content processing technologies. The product development process begins with a comprehensive functional product specification based on input from the sales and marketing organizations. We incorporate feedback from end users and distribution channels, and through participation in industry events, industry organizations and standards development bodies, such as the Broadband World Forum and MPEG-4 Industry Forum. Key elements of our research and development efforts include:

•	Core Designs. We develop and/or acquire platform architectures and core designs that allow for cost-effective deployment and flexible upgrades that meet the needs of multiple markets and applications. These designs emphasize quick time to market and future cost reduction potential. The Astria, M2, Expresso, and Expresso SMS platforms are a direct result of this effort.

•	Product Line Extensions. We seek to extend our existing product lines through product modifications and enhancements in order to meet the needs of particular customers and markets. Products resulting from our product line extension efforts include the Astria RCP and the M2-400.

•	Use of Industry Standard Components. Our design philosophy emphasizes the use of industry standard hardware and software components whenever possible to reduce time to market, decrease the cost of goods, and reduce the risks inherent in new design. We maximize the use of third-party software for operating systems and certain protocol stacks, which allows our software engineers to concentrate on hardware-specific drivers, user interface software and advanced features.

•	New Technologies. We seek to enhance our product lines by incorporating emerging technologies, such as MPEG-4, VC-1 compression, advanced multi-service stream processing, higher speed fiber interfaces and new network management software features. Additionally, our active involvement in industry based standards associations, such as the MPEG-4 standards body, enables us to incorporate recommended platform architectures and standards into our technology.

•	Technical Standards Compliance. We design our various systems and product lines to incorporate technical standards developed by worldwide organizations, including International Telecommunications Union, Institute of Electrical and Electronic Engineers, American National Standards Institute, or ANSI, European Telecommunications Standards Institute, or ETSI, and the Full-Service VDSL Committee. Important capabilities supported by these standards include network quality of service, MPEG encoding, Internet Group Management Protocol, Dynamic Host Configuration Protocol, and Network Address Translation.

Intellectual Property

Our success and ability to compete depends in part upon on our proprietary technology and our ability to protect that technology. We rely on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect our proprietary technology. We currently hold 49 United States patents and have 17 United States patent applications pending. Furthermore, as a result of our acquisition of VTC, Tektronix has agreed not to assert against us or any of our affiliates or customers any of its patents that are based on applications filed prior to November 7, 2002 or that are based on inventions conceived or reduced to practice prior to that date where the assertion relates to our products for generating, processing or delivering video, audio or data for the education, entertainment, conferencing or security markets. We leverage readily available technology and standard components by adding proprietary software enhancements to gain competitive advantage, increase performance and lower cost. In addition, we have substantial trade secrets in the area of processing and managing video streams.

Manufacturing

We do not manufacture any of our own products. We rely on contract manufacturers and third-party OEMs to manufacture, assemble, test and package our products. We require International Organization for Standardization (ISO) 9002 registration for our contract manufacturers as a condition of qualification. We monitor each contractor’s manufacturing process performance through audits, testing and inspections. Each contractor’s quality is also rigorously assessed through incoming testing and inspection of packaged products received from each contractor. In addition, we monitor the reliability of our products through in-house repair, reliability audit testing and field data analysis.

We currently purchase a substantial portion of the raw materials and components used in our products through contract manufacturers. We forecast our product requirements to maintain sufficient product inventory to ensure that we can meet the required delivery times demanded by our customers. Our future success will depend in significant part on our ability to obtain manufactured products on time, at low costs and in sufficient quantities to meet demand.

Competition

The market for video and broadband data systems is intensely competitive, and we expect that this market will continue to become more competitive in the future. Our immediate competitors for digital TV markets are primarily small private companies that are focused on a more narrow product line than ours and thereby may be able to devote substantially more targeted resources to developing, marketing and selling new products than we can. In targeting larger telco customers, we expect to compete with larger public companies, including Harmonic, Motorola and Tandberg Television. These competitors have achieved success in providing TV headend components for cable multiple system operators and satellite TV providers. Although their products have been designed specifically to meet the needs of cable networks, we expect these competitors to market some of their products for use in TV over DSL applications. We attribute our success in this market to the quality, cost-effectiveness, and unique capabilities of our Astria video content processing system.

Our competition in the market for surveillance, distance education, and broadcast applications primarily comes from small private companies and public companies such as Optibase and Tandberg that together offer a wide array of products with special features and functions. A few of these companies also compete with us in the digital TV headend market. Our competitive success in this market has depended upon having the right form factor and set of features required for a specific application, our long established distribution channels, and our ability to quickly modify an existing product to support the required features.

Our broadband transport and service management products business tends to compete against public network equipment providers, such as Paradyne Corporation, and private and foreign companies. To maintain our competitive position in the private broadband market, we have focused our product development efforts on cost reduction and feature enhancement. Our expertise in particular vertical markets such as the hospitality industry, and our relationships with system integrators in those markets allow us to compete more effectively against larger competitors. We believe that we are among the market leaders for broadband systems in the United States hospitality industry.

All of our competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we can. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures that we face will not harm our business.

Employees

As of December 31, 2004, we employed 115 people, including 20 in manufacturing operations and customer support, 45 in sales and marketing, 35 in research and development and 15 in general and administrative.

During 2002 and 2003, we reduced our work force as a result of a significant slowing in industry spending and the resulting adverse impact on our results of operations. None of our employees are represented by a labor union. We consider our relations with our employees to be good and we have experienced no work stoppages to date. Competition for skilled personnel in our industry remains strong and our future depends, in part on our ability to attract and retain a skilled workforce and key personnel. We cannot assure you that we will be successful in retaining key personnel or that we will be able to attract and retain skilled workers in the future.

Facilities

As a result of our November 2002 acquisition of VTC, our executive and principal administrative and engineering facility totaling approximately 22,450 square feet is located in Lake Oswego, Oregon. We also have a facility, totaling approximately 17,000 square feet, located in Pleasanton, California. The lease for the Lake Oswego facility expires in October 2005, and the lease for the Pleasanton facility expires in June 2005. In addition, we have a product staging and warehouse facility totaling approximately 7,500 square feet in Cary, Illinois. The lease for this facility expires in June 2007. We have one minor facility in the United Kingdom that is leased month-to-month. Selling, marketing, operational and research and development activities are conducted at all of our facilities. We believe that our facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional or substitute space will be available as needed.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available on our website at www.tutsystems.com when such reports are available on the Securities and Exchange Commission website. The contents of our website are not incorporated into this proxy statement/prospectus.

Wolf Acquisition Corp.

Wolf Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Tut Systems (“Merger Sub”). Merger Sub was incorporated in Delaware on February 10, 2005 and was organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

All information related to Merger Sub in this proxy statement/prospectus has been provided by Tut Systems for inclusion in this document.

TUT SYSTEMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The section entitled “TUT SYSTEMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” set forth below contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used herein, the words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will” or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These forward-looking statements reflect current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions. As a result, actual results may differ materially from the forward-looking statements contained herein. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

Overview

Our Business

We design, develop, and sell digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals across their networks. We refer to these systems as digital TV headends or video content processing systems. We also offer digital video processing systems that enable private enterprise and government entities to transport video signals across satellite, fiber, radio, or copper facilities for surveillance, distance learning, and TV production applications.

We also offer broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities.

Our History

Prior to November 2002, most of our sales were derived from our broadband transport and service management products. In 2000 and 2001, we acquired three companies (FreeGate Corporation, Xstreamis Limited and ActiveTelco, Inc.) and the assets from two other companies (OneWorld Systems, Inc. and ViaGate Technologies, Inc.) in order to expand our sales of broadband transport and service management products. However, the significant downturn in the world economy in general, and the telecommunications market in particular, beginning in late 2000 had a severe and sustained adverse effect on our business, financial condition and results of operations. Our sales of broadband transport and service management products decreased substantially beginning in 2001, which required us to take a number of restructuring efforts and incur significant impairment and other charges in order to realign our cost structure in light of the economic environment. For the period January 1, 2001 through December 31, 2004, we incurred an aggregate of $32.6 million in intangible asset impairment charges and $11.5 million in restructuring charges. In 2003, sales from our broadband transport and service management products stabilized, as we began to experience an improvement in sales of broadband transport and service management products to the hospitality industry.

With our November 2002 acquisition of Tektronix’s subsidiary VTC, we extended our product offerings to add video processing systems for digital TV headends and for the transmission of video signals over private and government networks. The acquisition of VTC resulted in significant changes in our business, including: (1) changes in our organizational structure and employee staffing; (2) relocation of our administrative offices, executive offices (as of January 2004) and a significant portion of our operations from Pleasanton, California to

Lake Oswego, Oregon, the prior headquarters of VTC; (3) an expansion of our sales and marketing efforts to include VTC products; and (4) a reprioritization of our research and development efforts to focus on products associated with VTC product lines. With our acquisition of VTC, sales of video processing systems now represent a majority of our total revenues and will provide most of our growth opportunities in the foreseeable future.

We earn revenue primarily by selling video content processing systems both directly and through resellers to telecommunications service providers. We also earn revenue by selling video transmission systems to TV broadcasters, government agencies and educational institutions, and by selling broadband transport and service management products directly and through distributors to the hospitality industry and to owners of private multi-tenant campus facilities.

Although international sales are still a material portion of our total sales, since our acquisition of VTC, international sales have represented a smaller percentage of our overall business relative to prior years. During the years ended December 31, 2002, 2003 and 2004, international sales represented 43.0%, 18.4% and 23.3% of our total sales.

Material Trends and Uncertainties

We pay close attention to and monitor various trends and uncertainties about our business. There is a growing demand by independent operating telephone companies to offer video services to their customer base. According to a report released by InStat/MDR in April 2003, the number of telco video subscribers worldwide will increase from 572,000 at the end of 2003 to over 19.0 million by the end of 2007. While this growing market presents opportunities to serve a larger customer base, we are also seeing the emergence of intense competition as more companies compete to sell digital TV headend products. We expect this market space will continue to become more competitive in the future. As we begin to target larger telco customers, we expect to compete with larger public companies, including Harmonic, Motorola and Tandberg Television. Our immediate competitors in the digital TV headend markets are primarily small private companies that are focused on a more narrow product line than ours and thereby may be able to devote substantially more targeted resources to developing, marketing and selling new products than we are able to. In addition, these companies may become targets for acquisition by larger companies, in which case we would face competitors with substantially greater name recognition, and technical, financial and marketing resources than we have. This increased competitive pressure may adversely affect the amount and timing of our revenue in future periods, thereby making it more difficult for us to accurately forecast our future revenue, and may also adversely affect our product and service margins.

The emergence of new technologies to serve the digital TV headend market means that we must continue to invest in these new technologies to maintain our market position. Digital subscriber line, or DSL, technologies use sophisticated signal blending techniques to transmit data through copper wires. The limitations on the amount of data that can be transmitted in a fixed amount of time (such limitations are referred to as bandwidth) and the distance data may be transmitted using copper wire constrain both the number of video channels that may be delivered simultaneously and the number of customers that are reachable from a telco central office over a DSL network. Emerging advancements in video compression technology will soon enable high quality video streams to be transported at lower data transfer rates than currently deployed. These emerging compression advancements also introduce the possibility of delivering high-definition television over bandwidth constrained asymmetric DSL, or ADSL, lines for the first time. ADSL is a new technology that allows more data to be transmitted over existing copper telephone lines compared with standard DSL. Additionally, DSL advancements are emerging that expand the available bandwidth from the telco to the subscriber thereby supporting higher DSL data transfer rates over longer distances. As our products continue to incorporate these new technological advancements, we expect the demand for our products will increase because our products will enable more telcos to reach more of their customers with a greater number of video channels. However, because of the increasing competition in the markets in which we compete, regardless of our revenue and product and service margins in future periods, we will have to continue to devote significant resources to research and development in future periods in order to continue to offer our customers competitive products that incorporate these emerging technologies. As a consequence, we expect that our research and development expenses will increase in 2005 compared to our spending in 2004.

As we continue to capitalize on the growing number of telcos deploying video services in the United States and abroad, we will also have to continue to aggressively market our new and existing products and expand our marketing and sales efforts domestically and internationally. Nevertheless, our operations have been and will continue to be subject to pressure from weakness in the overall technology sector as well as the digital media industry, the continued lengthening of our sales cycle and delays of customer purchasing decisions, which may continue to reduce our expected revenue. We believe that the lengthening of the purchase decision by prospective customers has occurred and may continue because of several factors that are affecting the overall digital TV headend market. Such factors include, but are not limited to, the delays in the introduction of advanced compression technologies and set top boxes early next year, the transition to more efficient data transmission technologies and the emergence of video signal encryption requirements. Nevertheless, given the opportunities offered by the growing number of telcos deploying video services and despite the length of the sales cycle, we expect our sales and marketing expenses to increase in 2005 compared to our spending in 2004.

Internal Controls and Disclosure Controls and Procedures

Evaluation of Fiscal Year 2003

Our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of December 31, 2003. This evaluation included various steps that our Chief Executive Officer and Chief Financial Officer undertook in an effort to ensure that our disclosure controls and procedures are designed to ensure that information required to be disclosed in our SEC reports was recorded, processed, summarized and reported within the time periods specified by the SEC and accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely discussions regarding required disclosure. This evaluation also included consideration of our internal controls and procedures for the preparation of our financial statements.

In January 2004 in connection with the completion of its audit of our financial statements for the year ended December 31, 2003, PricewaterhouseCoopers LLP, the Company’s independent auditors, advised management and the audit committee of the Board of Directors that it had identified deficiencies in our internal controls and processes relating to inventory management and reporting that it considered to be material weaknesses, as defined by Statement on Auditing Standards No. 60, “Communication of Internal Control Related Matters Noted in an Audit.” The material weaknesses that PricewaterhouseCoopers identified related to inventory controls and the accounts payable process for the Company’s Videotele.com business, which the Company acquired in November 2002. Specifically:

•	our internal controls were inadequate to properly record our inventory quantities in an accurate and timely manner; and

•	our accounts payable process failed to adequately reconcile our accounts payable records with suppliers’ records, considering what the suppliers had shipped to us prior to period end.

While these material weaknesses had an immaterial effect on our reported results, they nevertheless constituted deficiencies in our disclosure controls. In light of these material weaknesses and the requirements enacted by the Sarbanes-Oxley Act of 2002 and the related rules and regulations adopted by the SEC, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2003, our disclosure controls and procedures needed improvement and were not effective. Despite those deficiencies in our disclosure controls, management believed that there were no material inaccuracies, or omissions of material facts necessary to make the statements not misleading in light of the circumstances under which they were made, in the Form 10-K for our fiscal year ended December 31, 2003.

At the time of our acquisition of the Videotele.com business in November 2002, we had in place disclosure controls and procedures and processes for our existing business (i.e., our pre-November 2002 business) that our CEO and CFO at the time believed to be sufficient to record, process, summarize and report information required to be reported within the time periods specified by the SEC. Likewise, we had in place internal controls that our CEO and CFO believed at the time of the VTC acquisition to be sufficient to “provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles.”

Since December 31, 2002, we continued to review our disclosure controls and procedures and internal controls periodically in connection with our Form 10-Q filings. Throughout 2003, our CEO and CFO continued to believe that our disclosure controls and procedures and internal controls allowed us to provide all material and necessary disclosure in a timely manner, as required by Exchange Act and the applicable rules thereunder.

In January 2004, during the audit of our financial statements for the year ended December 31, 2003, PricewaterhouseCoopers discovered the material weaknesses noted above and brought these weaknesses to our attention. Based on discussions with PricewaterhouseCoopers and the audit committee of our Board of Directors, we worked throughout our year-end 2003 accounting close and audit to identify the nature, scope and materiality of these weaknesses in our internal controls and their impact on our fiscal year 2003 financial statements and to determine the extent to which these internal control weaknesses might adversely affect our disclosure controls and procedures. Based on further detailed review of our internal controls as they relate to inventory and accounts payable during the fourth quarter of fiscal 2003, we determined that the accounts payable process had failed to record certain liabilities associated with VTC products that we purchased, principally from our contract manufacturer and certain other suppliers. We quantified this internal control weakness relating to accounts payable recordation by reconciling our records to that of our contract manufacturer and reviewing our liabilities with other vendors. We quantified the inventory process control weakness by taking complete physical inventories at each VTC inventory location and reconciling the results to our records. Upon completion of our analysis and testing, we identified an additional charge of approximately $34,000 to cost of goods sold related to the internal control weaknesses identified above. We recorded this charge prior to issuing our financial statements for the year ended December 31, 2003. In addition to our review of the financial statements for the year ended December 31, 2003, we re-confirmed that our accounts payable recordation and inventory controls were effective for the year ended December 31, 2002.

During our review of these internal controls weaknesses, we identified the cause of these internal control weaknesses to be the result of prior VTC accounting staff turnover that occurred during the first quarter of 2003. During this quarter, key accounting staff of VTC left the Company without sufficient time to transition all of the internal controls and institutional knowledge to our remaining finance and accounting staff.

In addition to identifying the above two internal control weaknesses relating to inventory and the accounts payable process, we also tested our other internal controls to determine whether there were other such material weaknesses aside from the inventory and accounts payable weaknesses mentioned above that affected our financial statements for the fiscal year ended December 31, 2003. In particular, we tested our other internal controls by reviewing processes, analytical reviews and substantive testing that included other third-party confirmations and by reviewing activity subsequent to year-end 2003. Based on these tests, we did not identify any other material weaknesses in internal controls. Therefore, our CEO and CFO believed at the time of the original filing of the Form 10-K for our fiscal year ended December 31, 2003 on February 2, 2004 that they had reasonable grounds to conclude that the weaknesses in internal controls related solely to those items mentioned above and resulted in an immaterial charge of approximately $34,000.

Based on their review of our internal controls as described above, our CEO and CFO also assessed our disclosure controls and procedures for the fiscal year ended December 31, 2003. Our CEO and CFO believed at the time of the original filing of the Form 10-K for our fiscal year ended December 31, 2003 that they had reasonable grounds to conclude that, other than the inventory and accounts payable weaknesses that

PricewaterhouseCoopers had identified, there were no other material weaknesses in our disclosure controls and procedures and that the information required to be reported in the Form 10-K was recorded, processed, summarized and reported within the time periods specified by the applicable Exchange Act rules.

In order to ensure that we have eliminated the two weaknesses in our internal controls for purposes of future reporting, we have taken significant efforts to improve our processes and procedures as they relate to inventory reporting and accounts payable reconciliation. The audit committee has taken an active role in these efforts, including overseeing management’s implementation of corrective measures. With respect to inventory management, we perform physical inventory counts at least at the end of each quarter. We have implemented improved inventory systems and accounting controls and have hired an additional full-time staff accountant to account for and control our inventory accounting, given our operations manager company-wide responsibility for inventory management, have expanded our inventory receiving process to include remote locations, as appropriate, and now reconcile inventory to each customer order and have reiterated to key operations and accounting personnel the importance of proper inventory management and control. Regarding accounts payable reconciliation, we now confirm our key accounts payable balances with our vendors and reconcile the confirmations to our accounting records on a quarterly basis.

Evaluation of Fiscal Year 2004

Our Chief Executive Officer and Chief Financial Officer conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as of December 31, 2004. Based on this evaluation, they concluded as of December 31, 2004 that our disclosure controls and procedures were effective. There were no changes in our internal control over financial reporting which occurred during the fourth quarter of fiscal year 2004 and which have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

Definitions for Discussion of Results of Operations

Our discussion of our results of operations focuses on the following items from our income statement: Total revenues consists of product sales, and license and royalty fees. Product revenue consists of sales of our video processing systems, which includes both digital TV headend and video transmission systems. Product revenue also consists of revenue from our broadband transport and service management products. License and royalty fees consist of non-refundable license fees and royalties received by us for products sold by our licensees. Since our acquisition of VTC, a large part of our revenue has been associated with the sale of digital TV headends. Furthermore, each individual headend sale has represented a significant portion of our revenue. If we were to sell even one less system than our forecasted number of headend sales, our revenue would be materially impacted. As we did not enter into any new license or royalty agreements during 2002, 2003 or 2004, we expect minimal future license and royalty revenue. Cost of goods sold, or COGS, consists of costs related to raw materials, contract manufacturing, personnel, overhead, test and quality assurance for products, and the cost of licensed technology included in our products. Raw materials, contract manufacturing and licensed technology are the principal elements of COGS and vary directly with product sales. Sales and marketing expense consists primarily of selling and marketing personnel costs, including sales commissions, travel, trade shows, promotions and outside services. Research and development expense consists primarily of personnel and facilities costs, contract consultants, outside testing services, and equipment and supplies associated with enhancing existing products and developing new products. General and administrative expense consists primarily of personnel costs for administrative officers and support personnel, professional services and insurance expenses. Amortization of intangible assets consists primarily of expenses associated with the amortization of technology and patents related to prior years’ acquisitions.

Results of Operations

Years Ended December 31, 2002, 2003 and 2004

Our acquisition of VTC has had a significant impact on every aspect of our financial statements since November 2002. This impact is reflected in the following discussion of our operating results. This should be considered when evaluating our period-to-period comparisons of 2003 and 2004 relative to years prior to 2003.

The following table sets forth items from our statements of operations as a percentage of total revenues for the periods indicated:

	Year Ended December 31,
	2002	2003	2004
Total revenues	100.0%	100.0%	100.0%
Cost of goods sold	148.4	48.6	67.9

Gross profit (loss)	(48.4)	51.4	32.1

Operating expenses:
Sales and marketing	92.8	23.2	32.4
Research and development	131.7	24.6	29.1
General and administrative	54.0	13.9	17.3
Restructuring costs	97.6	0.9	—
In-process research and development	6.0	—	—
Impairment of intangible assets	—	0.4	0.8
Amortization of intangible assets	13.9	5.6	6.1

Total operating expenses	396.0	68.6	85.7

Loss from operations	(444.4)	(17.2)	(53.6)
Impairment of certain equity investments	(6.3)	—	—
Gain on sale of investments	—	—	0.5
Interest and other income (expense), net	6.5	0.1	(0.6)

Net loss	(444.2)%	(17.1)%	(53.7)%

Total Revenues. For the year ended December 31, 2004, our total revenue decreased by 22.3% to $25.0 million from $32.2 million for the year ended December 31, 2003. We operate in a single business segment across two related markets. We measure our product revenue by our two product lines only and therefore are unable to further quantify the impact of individual products on our revenue. During this same period, our product revenue from video processing systems decreased by 24.7% to $18.0 million from $23.9 million for the year ended December 31, 2003. During 2004, we experienced a slowing demand for our video processing systems from independent operating telephone companies compared to 2003. We believe the decrease in video processing systems product revenue was primarily due to the adverse effect of several digital TV headend sales not closing during the period as expected. We continue to experience a variety of factors that are causing prospective customers to delay their purchase decisions. Certain prospective customers have indicated to us that factors causing these delays include, but are not limited to, their anticipation of the introduction and general availability of advanced compression technologies later in 2005, customers’ decisions to use more efficient data transmission technologies (decisions that some of our customers wish to make before they commit to purchasing headends) and customers’ decisions about using emerging video signal encryption technologies (decisions that some of our customers wish to make before they commit to purchasing headends). We expect sales of video processing systems to remain unchanged until the expected introduction during the first half of 2005 of new products containing advanced compression technologies, including MPEG-4. Product revenue from the sale of our broadband transport and service management products decreased by 15.7% to $7.0 million in 2004 from $8.3 million in 2003. The decrease in broadband transport and service management products revenue was primarily the result of customers choosing competing products that transmit data via wireless data transmission technologies instead of our products (which transmit data over telephone wires). Accordingly, we expect sales of broadband transport and service management products to remain unchanged until the expected new product introductions during the first half of 2005. For the year ended December 31, 2004, our license and royalty revenue decreased by 93.2% to $50,000 from $0.7 million for the year ended December 31, 2003. As we did not enter into any new license or royalty agreements during 2002, 2003 or 2004, we expect minimal future license and royalty revenue.

For the year ended December 31, 2003, our product revenue increased by 243.5% to $32.2 million from $9.4 million for the year ended December 31, 2002. This $22.9 million increase in product revenue was due solely to the sale of our video processing systems. Fiscal year 2003 was the first full year that included revenue from products associated with our VTC acquisition in November 2002. For the year ended December 31, 2003, our license and royalty revenue decreased by 9.0% to $0.7 million from $0.8 million for the year ended December 31, 2002.

Cost of Goods Sold. For the year ended December 31, 2004, our cost of goods sold increased by 8.3%, or $1.3 million, to $17.0 million from $15.6 million for the year ended December 31, 2003. Included in cost of goods are the effects of changes in our reserves for excess and obsolete inventories. These reserves were primarily related to lower of cost or market adjustments for raw materials and reserves for finished goods in excess of what we reasonably expected to sell in the foreseeable future. During 2004, cost of goods sold included a charge for an increase in our reserves for excess and obsolete inventories of $1.0 million. This charge was primarily associated with our video processing systems products. In 2003, cost of goods sold was reduced as a result of a decrease in our reserves for excess and obsolete inventories of $1.5 million. The decrease in our reserves for excess and obsolete inventories in 2003 was because we were able to sell certain products for which we had originally set aside reserves in prior years. In addition to this $2.5 million increase included in costs of goods from the change in reserves for excess and obsolete inventories from 2003 to 2004, other significant increases in cost of goods sold included increases in labor expenses of $0.5 million, outside contractor expenses of $0.2 million and freight costs of $0.2 million. Partially offsetting these increases was a decrease in material cost of $2.4 million. Our gross profit declined in 2004 compared to 2003 due to decreased sales volume for both our video processing systems and our broadband transport and service management products. The cost increases previously mentioned, including the increase in our reserves for excess and obsolete inventories also negatively affected our gross profit in 2004 when compared to 2003.

For the year ended December 31, 2003, our cost of goods sold increased by 12.5% to $15.6 million from $13.9 million for the year ended December 31, 2002. Cost of goods sold increased by $1.7 million between 2002 and 2003, primarily due to costs associated with increased product sales, particularly from sales related to video processing systems of $11.3 million, partially offset by the effects of changes in our reserves for excess and obsolete inventories of $8.6 million and decreases in costs associated with sales of our broadband transport and service management products of $1.0 million. In 2003, we reduced our reserves for excess and obsolete inventories by $1.5 million because we were able to sell certain products for which we had originally set aside reserves in prior years. At the time these reserves were established, we expected a decline in sales due to the decline in the telecommunications market and general economic conditions at the time. These changes in reserves are reflected in cost of goods sold. Our gross profit improved in 2003 compared to 2002 due to the increased sales volume relating to VTC products resulting in a gross margin increase of $11.5 million, reduction in cost of goods sold for our broadband transport and service management products of $1.0 million and the effect of changes in our reserves of $8.6 million.

Sales and Marketing. For the year ended December 31, 2004, our sales and marketing expenses increased by 8.2% to $8.1 million from $7.5 million for the year ended December 31, 2003. The increase of $0.6 million in sales and marketing expense was due to a year-over-year increase in personnel related costs of $0.2 million due to additional headcount added during the year, $0.1 million for promotional and advertising costs, $0.2 million for facilities and infrastructure expenses and $0.1 million in outside services expenses.

For the year ended December 31, 2003, our sales and marketing expenses decreased by 14.0% to $7.5 million from $8.7 million for the year ended December 31, 2002. The decrease of $1.2 million in sales and marketing expense was due to a year-over-year decrease of $0.4 million of personnel related costs, a $0.3 million decrease in depreciation expense and a $0.5 million decrease in facilities and infrastructure expenses.

Research and Development. For the year ended December 31, 2004, our research and development expense decreased by 8.0% to $7.3 million from $7.9 million for the year ended December 31, 2003. The $0.6 million decrease in our research and development expense was due to a year-over-year decrease in personnel related costs. Our capital expenditures for research and development were $1.1 million in 2003 and $0.1 million in 2004.

For the year ended December 31, 2003, our research and development expense decreased by 35.9% to $7.9 million from $12.3 million for the year ended December 31, 2002. The $4.4 million decrease in our research and development expense was primarily due to a year-over-year decrease of $1.8 million in personnel related costs, a $1.2 million decrease in project materials costs and a $1.3 million decrease in facilities and infrastructure expenses. We continued to reduce research and development expenses in 2003 to bring them into better alignment with our revenues at that time.

General and Administrative. For the year ended December 31, 2004, our general and administrative expense decreased by 3.1% to $4.3 million from $4.5 million for the year ended December 31, 2003. The $0.2 million decrease in our general and administrative expense was primarily due to a decrease in personnel related costs of $0.2 million, lower insurance costs of $0.3 million offset by higher relocation costs of $0.1 million and outside service costs of $0.4 million.

For the year ended December 31, 2003, our general and administrative expense decreased by 11.5% to $4.5 million from $5.1 million for the year ended December 31, 2002. The $0.6 million decrease in our general and administrative expense included decreases of $0.4 million in personnel expenses, $0.6 million in depreciation expense, $0.7 million in professional services expenses, and $0.6 million in insurance. Partially offsetting these year-over-year expense reductions was the benefit of a $2.3 million bad debt recovery in 2002 that was not repeated in 2003. We recorded as an expense $10.7 million relating to our pending settlement of certain litigation matters. We also recorded an equal and offsetting gain to reflect the fact that, as of December 31, 2003, our insurance carriers had agreed to pay the settlement amounts for those litigation matters.

Restructuring Costs. We incurred restructuring costs of $0.3 million for the year ended December 31, 2003 and $9.1 million for the year ended December 31, 2002. We did not incur any restructuring costs for the year ended December 31, 2004.

In August 2003, we implemented a restructuring program that included a workforce reduction and relocation. This restructuring program resulted in restructuring costs of $0.3 million in the third quarter of 2003. The restructuring costs consisted of $0.2 million in workforce reduction charges related primarily to severance and fringe benefits and $0.1 million in relocation expenses. As a result of this 2003 restructuring, we reduced our workforce by approximately 11.0%.

In August 2002, we implemented a restructuring program that included a workforce reduction, closure of our New Jersey research and development facility, and disposal of certain of our fixed assets. As a result of this restructuring program, we recorded restructuring costs of $0.9 million in the third quarter of 2002. These restructuring costs consisted of $0.5 million in workforce reduction charges relating primarily to severance and fringe benefits and $0.4 million relating to closure of the New Jersey facility. In November 2002, we undertook further restructuring efforts that included an additional workforce reduction, the termination of our former headquarters’ lease in Pleasanton, California and the disposal of certain fixed assets. As a result of these November 2002 efforts, we recorded restructuring costs of $8.3 million, comprising severance and employee outplacement expenses of approximately $0.6 million, $2.4 million to terminate our Pleasanton, California lease early, $2.3 million for abandonment of leasehold improvements, $2.4 million for abandonment of fixed assets and $0.5 million to terminate various equipment leases. In aggregate, we reduced our workforce by approximately 53.0% in fiscal 2002.

In-Process Research and Development. During the years ended December 31, 2004 and 2003 we did not incur any expenses related to in-process research and development. Amounts expensed as in-process research and development were $0.6 million in 2002.

For the year ended December 31, 2002, our in-process research and development expense of $0.6 million was solely related to in-process research and development purchased from VTC in November 2002. We expensed the purchased in-process technology upon acquisition because technological feasibility of the technology had not been established and there were no future alternative uses for the technology. We estimated the in-process technology percentage of completion to be 20%, 40% and 50% for the Astria, M2 and software product lines, respectively. We determined the value of this in-process technology by estimating the cost to develop the purchased in-process technology into a commercially viable product, estimating the net cash flows from the sale of the product after the completion of the in-process technology and discounting the net cash flows back to their present value using a risk-weighted discount rate of 30%. Research and development costs to bring in-process technology from VTC to technological feasibility were completed in 2003.

Impairment of Intangible Assets. During the first quarter of 2004, we determined that certain of the technology acquired as part of the purchase of the ViaGate Technology assets had become impaired. As a result, we recorded an impairment charge of $0.2 million to write off the book value of the intangible assets associated with this technology. During the second quarter of 2003, we recorded an impairment charge of $0.1 million to write off the book value of certain technology acquired as part of the acquisition of the assets of ViaGate. There were no such impairments for the year ended December 31, 2002.

Amortization of Intangible Assets. Amortization of intangible assets is comprised of intangibles related to the acquisitions of Vintel in 1999, FreeGate, OneWorld assets and Xstreamis in 2000, ActiveTelco in 2001, and VTC in 2002. The remaining intangible assets subject to amortization from these acquisitions consist primarily of completed technology and patents. For the year ended December 31, 2004, amortization of intangible assets decreased 15.8% to $1.5 million from $1.8 million for the year ended December 31, 2003. For the year ended December 31, 2003, amortization of intangible assets increased by 38.7% to $1.8 million from $1.3 million for the year ended December 31, 2002. The $0.3 million decrease in 2004 when compared with 2003 was the result of an intangible asset becoming fully amortized in 2004. The $0.5 million increase in 2003 when compared with 2002 was primarily the result of a full year of the additional amortization associated with the intangible assets arising from our VTC acquisition in November 2002.

Gain on Sale of Investments. The gain on sale of investments for the year ended December 31, 2004, resulted from the sale of certain equity investments that had been written down to zero in a previous year.

Impairment of Certain Equity Investments. Impairment of certain equity investments consisted of the recognition of expense related to the write-off of $0.6 million invested in one privately-held company during the year ended December 31, 2002. The value of our investment was impaired due to uncertainty associated with the on-going viability of this business in the current network infrastructure industry. There were no such impairments of our equity investments for the years ended December 31, 2003 and 2004.

Interest and Other Income, Net. Interest and other income, net consists primarily of interest income and expense and foreign currency exchange gains and losses. For the year ended December 31, 2004, our interest and other income, net decreased to an expense of $0.2 million from an income of $30,000 for the year ended December 31, 2003. The decrease was due to interest expense associated with the $3.8 million note issued in connection with our purchase of VTC in November 2002. For the year ended December 31, 2003, our interest and other income, net decreased to $30,000 from $0.6 million for the year ended December 31, 2002. The decrease in 2003 of $0.6 million compared with 2002 was primarily the result of lower interest rates on lower average cash balances and increased interest expense associated with the note issued in connection with our purchase of VTC.

Liquidity and Capital Resources

Cash and cash equivalents totaled $12.4 million at December 31, 2004, compared with cash and cash equivalents of $14.4 million at December 31, 2003, reflecting a net reduction in cash and cash equivalents of $2.0 million.

Cash used in operating activities was $9.7 million for the year ended December 31, 2004, compared with $10.9 million for the year ended December 31, 2003. The reduction in cash used in operating activities was primarily due to a higher net loss in 2004 compared with 2003, which was partially offset by lower accounts receivable balances, lower accounts payable balances and a higher provision for excess and obsolete inventory in 2004, compared with the same period in 2003.

Additions to property and equipment were $1.2 million and $1.4 million in 2003 and 2004, respectively. In 2005 we expect capital expenditures to be comparable to 2004. We expect these capital expenditures to be funded from operations.

Cash provided by financing activities in 2004 consisted of $8.7 million from the issuance of 4.6 million additional common shares in a secondary offering and $0.5 million from the issuance of common stock related to the exercise of stock options and purchases made pursuant to the employee stock purchase plan.

The net decrease in cash and cash equivalents of $11.2 million during the year ended December 31, 2003, resulted primarily from our use of $10.9 million for operating activities and the purchase of property and equipment of $1.2 million. The net decrease in cash and cash equivalents from these uses was offset by $0.9 million in proceeds from the issuance of common stock related to the exercise of stock options and purchases made pursuant to the employee stock purchase plan of $0.1 million and $0.8 million related to the acquisition of VTC.

The following table sets forth our contractual obligations as of December 31, 2004:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$3,816	$—	$—	$3,816	$—
Operating Lease Obligations	810	731	79	—	—
Purchase Obligations	469	469	—	—	—

Total	$5,095	$1,200	$79	$3,816	$—

We do not have any off balance sheet arrangements.

On September 23, 2004, we entered into a revolving asset based credit facility, which we refer to as the credit facility, with Silicon Valley Bank, which we refer to as the Bank. This facility has a term of two years and expires on September 23, 2006. Borrowings under the credit facility are formula based and limited to the lesser of $7.0 million or an amount based on a percentage of eligible accounts receivable and eligible inventories. The interest rate on outstanding borrowings is equal to the bank’s prime rate, 5.25% as of December 31, 2004, plus 0.5%. The rate may increase by 1.0% if we do not meet certain financial covenants. The credit facility is secured by all of our assets, and contains various covenants. Based on the maximum percentages of eligible accounts receivable and eligible inventory levels, borrowings available under this facility were $4.7 million as of December 31, 2004. We had no outstanding borrowings under this credit facility at December 31, 2004.

As part of our acquisition of VTC from Tektronix in November 2002, we issued a note payable to Tektronix for $3.2 million, with repayment in sixty months, or by November 2007. The interest rate on this note is 8% and is compounded annually. Through January 31, 2006, the accrued interest is added to the principal balance of the note. Thereafter, we will pay accrued interest on this note commencing on January 31, 2006 and on each April 30, July 31 and October 31 thereafter until the principal balance is paid in full. Principal and accrued interest on the note payable is $3.8 million at December 31, 2004.

We have incurred substantial losses and negative cash flows from operations since inception. For the year ended December 31, 2004, we incurred a net loss of $13.5 million, negative cash flows from operating activities of $9.7 million, and have an accumulated deficit of $295.5 million.

In order to obtain additional financial resources, we entered into an Agreement and Plan of Merger with CoSine Communications, Inc., or CoSine on January 7, 2005. The proposed merger will be a stock-for-stock transaction valued at approximately $24.1 million. Upon closing, we will issue approximately 6.0 million shares of our common stock to the stockholders of CoSine. We expect the transaction to result in net cash to Tut Systems of approximately $22.75 million, and is expected to close as soon as practicable following approval by the stockholders of both companies. We are acquiring CoSine primarily to provide additional financial liquidity. We will honor CoSine’s existing customers’ support agreements, but do not expect to offer its products for sale to new customers. We will not have any additional employees or facilities as a result of the transaction.

The merger with CoSine is conditioned upon approval of the merger by the holders of a majority of the shares of CoSine common stock and the approval of the issuance of additional shares of Tut Systems common stock by the holders of a majority of the shares of Tut Systems common stock, at a meeting where a quorum is present, as well as other customary closing conditions.

We entered into an Agreement and Plan of Merger and Reorganization with Copper Mountain Networks, Inc., or Copper Mountain on February 11, 2005. The proposed merger will be a stock-for-stock transaction valued at approximately $10 million. Upon closing, we will issue approximately 2.5 million shares of our common stock to the stockholders of Copper Mountain. We are acquiring Copper Mountain to expand and upgrade our line of video processing products. Tut Systems will honor Copper Mountain’s existing customer support agreements, but does not expect to offer any of Copper Mountain’s existing products for sale after the completion of the transaction. We will have approximately 40 additional employees and will add a research and development facility in San Diego, California as a result of the transaction.

The Copper Mountain transaction is conditioned upon the approval of the merger by a majority of the shares of Copper Mountain common stock, and other customary closing conditions.

We believe that our cash and cash equivalents and availability under our credit facility as of December 31, 2004, are sufficient to fund our operating activities and capital expenditure needs for at least the next twelve months. In future periods, we generally anticipate that our working capital will begin to increase as a result of several factors, including our expectation that our revenue will increase and our net loss will decrease in 2005 as compared to 2004. Accordingly, we expect the amount of cash used to fund our operations to decrease in 2005. However, in the event that we do not meet our revenue and earnings expectations, we may require additional cash to fund our operations. Failure to generate positive cash flow in the future could have a material adverse effect on our ability to achieve our intended business objectives.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have identified the policies below as critical to our business operations and the understanding of our results of operations.

Revenue Recognition

We generate revenue primarily from the sale of hardware products, including third-party products, through professional services, and through the sale of our software products. We sell products through direct sales channels and through distributors. Generally, product revenue is generated from the sale of video processing systems and components and the sale of broadband transport and service management products. Turnkey solution revenue is principally generated by the sale of complete end-to-end video processing systems that are designed, developed and produced according to a buyer’s specifications.

Product revenue is generated primarily from the sale of complete end-to-end video processing systems generally referred to as turnkey solutions Turnkey solutions are multi-element arrangements, which consist of hardware products, software products, professional services and post contract support. Sales of turnkey solutions are classified as product revenue in the statement of operations.

Product revenue is also generated from the sale of video processing component products and the sale of broadband transport and service management products. We sell these products through our own direct sales channels and also through distributors.

Our revenue recognition policies for turnkey solutions are in accordance with SOP 97-2, Software Revenue Recognition, as amended, which is the authoritative guidance for recognizing revenue on software transactions and transactions in which software is more than incidental to the arrangement. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as hardware, software products, maintenance services, installation, training or other elements. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for any undelivered element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered, subject to certain limited exceptions set forth in SOP 97-2, as amended. SOP 97-2 was amended in February 1998 by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2 and was amended again in December 1998 by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Those amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement.

In the case of software arrangements that require significant production, modification or customization of software, which encompasses all of our turnkey arrangements, SOP 97-2 refers to the guidance in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. We recognize revenue for all turnkey arrangements in accordance with SOP 97-2 and SOP 81-1. Excluding the PCS element of the multi-element arrangement, for which we have established vendor specific objective evidence of fair value (as defined by SOP 97-2), revenue from turnkey solutions is generally recognized using the percentage-of-completion method, as stipulated by SOP 81-1. The percentage-of-completion method reflects the portion of the anticipated contract revenue that has been earned that is equal to the ratio of labor effort expended to date to the anticipated final labor effort, based on current estimates of total labor effort necessary to complete the project. Revenue from the PCS element of the arrangement is deferred at the point of sale and recognized over the term of the PCS period. Generally, the terms of the turnkey solution sales provide for billing of approximately 90% of the contract value prior to the time of delivery to the customer site, with an additional approximately 9% of the contract value billed upon substantial completion of the project and the balance upon customer acceptance. The contractual arrangements relative to turnkey solutions include customer acceptance provisions. However, such provisions are generally considered to be incidental to the arrangement in its entirety because customers are fully obligated with respect to approximately 99% of the contract value irrespective of whether acceptance occurs or not.

For direct sales of video processing systems component products not included as part of turnkey solutions and the direct sale of broadband transport and service management products, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

Significant management judgments and estimates must be made in connection with the measurement of revenue in a given period. We follow specific and detailed guidelines for determining the timing of revenue recognition. At the time of the transaction, we assess a number of factors, including specific contract and purchase order terms, completion and timing of delivery to the common-carrier, past transaction history with the customer, the creditworthiness of the customer, evidence of sell-through to the end user, and current payment terms. Based on the results of the assessment, we may recognize revenue when the products are shipped or defer recognition of revenue until evidence of sell-through occurs and cash is received. In order to recognize revenue, we must also make a judgment regarding collectibility. Management’s judgment of collectibility is applied on a customer-by-customer basis pursuant to our credit review policy. We sell to customers for which there is a history of successful collection and to new customers for which such history may not exist. New customers are subject to a credit review process, which evaluates the customers’ financial position and ability to pay. New customers are typically assigned a credit limit based on a review of their financial position. Such credit limits are only increased after a successful collection history with the customer has been established. If it is determined from the outset of an arrangement that collectibility is not probable based upon our credit review process, no credit is extended and revenue is recognized on a cash-collected basis.

We also maintain accruals and allowances for all cooperative marketing and other programs, as necessary. Estimated sales returns and warranty costs are based on historical experience and are recorded at the time revenue is recognized, as necessary. Our products generally carry a one year warranty from the date of purchase. To date, warranty costs have been insignificant to the overall financial statements taken as a whole.

License and royalty revenue consists of nonrefundable up-front license fees, some of which may offset initial royalty payments, and royalties received by us for products sold by our licensees. Currently, the majority of our license and royalty revenue is comprised of non-refundable license fees paid in advance. Such revenue is recognized ratably over the period during which post-contract customer support is expected to be provided or upon delivery and transfer of agreed upon technical specifications in contracts where essentially no further support obligations exist. Future license and royalty revenue is expected to consist primarily of royalties received by us for products sold by our licensees. As we did not enter into any new license or royalty agreements during 2002, 2003 or 2004, we expect minimal future license and royalty revenue.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. We record provisions to write down our inventory and related purchase commitments for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about the future demand and market conditions. If actual future demand or market conditions are less favorable than we estimate, additional inventory provisions may be required.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for the first interim or annual period of the company’s first fiscal year beginning on or after June 15, 2005. The new standard will require us to expense employee stock options and other share-based payments. The FASB believes the use of a binomial lattice model for option valuation is capable of more fully reflecting certain characteristics of employee share options compared to the Black-Scholes options pricing model. The new standard may be adopted in one of three ways—the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of SFAS No. 151 is not expected to have a material impact on our financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on our financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of December 31, 2004, we did not have investments. An immediate 10% change in interest rate would be immaterial to our financial condition or results of operations.

The principal amount of cash and cash equivalents at December 31, 2004, totaled $12.4 million with a related weighted average interest rate of 1.14%. Our long-term debt of $3.8 million at December 31, 2004, carries a weighted average fixed interest rate of 8.0% per annum with principal payment of the entire note payable balance due in November 2007. We do not have short term notes payable.

The table below presents principal amounts and related weighted average interest rates by year for our cash and cash equivalents, and debt obligations.

	Maturity Fiscal Year					Total
	2004	2005	2006	2007	Thereafter
	(dollars in thousands)
Assets:
Cash and cash equivalents	$12,440	$—	$—	$—	$—	$12,440
Average interest rate	1.14%	—	—	—	—	1.14%
Liabilities:
Long-term debt	—	—	—	$4,060	—	$4,060
Average interest rate	8.0%	8.0%	8.0%	8.0%	—	8.0%

The estimated fair value of our cash and cash equivalents approximates the principal amounts reflected above, based on the maturities of these financial instruments.

Although payments under certain of our operating leases for our facilities are tied to market indices, we are not exposed to material interest rate risk associated with our operating leases.

Foreign Currency Risk

We transact business primarily in the U.S. dollar. To date, the effect of changes in foreign currency exchange rates on revenue has not been material, as we earn the majority of our revenue in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and, therefore, reduce demand for our product.

For our foreign subsidiaries whose functional currency is the local currency, we translate assets and liabilities to U.S. dollars using the period-end exchange rates and translate revenues and expenses to U.S. dollars using average exchange rates during the period. Foreign currency exchange gains and losses arising from translation of foreign subsidiary financial statements are reported as a separate component on our Statement of Stockholders’ Equity. To date, the effect of changes in foreign currency exchange rates on translation has not been material.

TUT SYSTEMS MARKET PRICE INFORMATION

Our common stock has been quoted on The Nasdaq National Market under the symbol “TUTS” since our initial public offering in January 1999. The following table sets forth, for the periods indicated, the low and high closing sales prices per share of the common stock by quarter for 2003, 2004 and the first quarter of 2005, as reported on The Nasdaq National Market.

	High	Low
2003
First Quarter	$1.60	$1.23
Second Quarter	4.65	1.45
Third Quarter	5.96	2.94
Fourth Quarter	6.66	4.47

2004
First Quarter	7.49	3.83
Second Quarter	4.66	2.41
Third Quarter	3.54	1.69
Fourth Quarter	4.25	2.46

2005
First Quarter	4.55	2.41
Second Quarter, though April 25, 2005	3.10	2.38

On April 25, 2005 the last reported sale price of our common stock on The Nasdaq National Market was $3.10 per share. As of April 21, 2005, there were 25,194,894 shares of our common stock outstanding and approximately 264 holders of record of our common stock.

We have not paid dividends in the past and we intend to retain earnings, if any, and will not pay dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as our board of directors may deem relevant.

TUT SYSTEMS’ MANAGEMENT

The following table sets forth certain information with respect to the directors and executive officers of the Company as of March 10, 2005:

Name	Age	Position
Salvatore D’Auria	49	Chairman of the Board, President and Chief Executive Officer
Craig Bender	62	Vice President of Marketing and Corporate Development
Randall Gausman	55	Vice President, Finance and Administration, Chief Financial Officer and Secretary
Robert Noonan	42	Vice President, Global Sales
Charles Van Dusen	59	Vice President, Chief Technical Officer
Neal Douglas	46	Director
Clifford Higgerson	65	Director
George Middlemas	58	Director
Roger Moore	63	Director

Salvatore D’Auria has served as our President, Chief Executive Officer and one of our directors since August 1994. Since January 2000, Mr. D’Auria has served as Chairman of our Board of Directors. He served as our Chief Operating Officer from May 1994 to August 1994. From August 1993 to May 1994, Mr. D’Auria performed various consulting services for networking software companies. Mr. D’Auria joined Central Point Software in October 1989 as Director of Product Marketing and was appointed as Vice President of Marketing in April 1990, and held various Vice President positions until August 1993. From 1980 to 1989, Mr. D’Auria served in various marketing and management positions at Hewlett-Packard. Mr. D’Auria holds a B.S. in Physics from Clarkson University.

Craig Bender joined us as our Vice President of Marketing in June 1997. Prior to that time, Mr. Bender was with Integrated Network Corporation where he served as Vice President of Marketing from 1988 to 1992, as Vice President of International Business Development from 1992 to 1996 and as Vice President of Integrated Network Corporation’s DAGAZ division until 1997. Mr. Bender holds a B.S.E.E. from Syracuse University, an M.S.E.E. from the University of California at Los Angeles and an AT&T-sponsored Executive M.B.A. from Pace University.

Randall Gausman began serving as our Vice President, Finance and Administration, Chief Financial Officer and Secretary on April 30, 2003. From April 2002 to March 2003, Mr. Gausman was a financial consultant and acting chief financial officer for several technology companies. Mr. Gausman served as our acting Chief Financial Officer from September 2002 until November 2002. From July 2001 to March 2002, Mr. Gausman served as Chief Financial Officer for iBEAM Broadcasting Corporation. From November 1996 to April 2001, Mr. Gausman served as Chief Financial Officer and Secretary for Zantaz, Inc. Mr. Gausman holds a B.S. in Finance and an M.B.A. from the University of Southern California.

Robert Noonan has served as Vice President of Global Sales at Tut Systems, Inc. since November 2002. Prior to that time, Mr. Noonan had served in that same role at VTC since April 2000. While at VTC, between December 1999 and April 2000, Mr. Noonan served as Director of Sales, and from March 1998 to December 1999, he was Director of U.S. Sales. Between November 1989 and March 1998, Mr. Noonan held many sales and market development positions in Tektronix’s video and networking division, including North American Sales Director and Central Area Director of Sales. Prior to joining Tektronix, Mr. Noonan held several engineering and sales positions at US Sprint and Brand-Rex Fiberoptics. Mr. Noonan holds a B.S. in mechanical engineering from the University of Lowell, Lowell, Massachusetts.

Charles Van Dusen has served as our Vice President and Chief Technology Officer since November of 2002. Mr. Van Dusen served with this same title at VideoTele.com from April of 2000 until its acquisition by Tut Systems in 2002. From 1989 through early 2000 Mr. Van Dusen held various engineering management positions with Tektronix. Mr. Van Dusen served as Vice President of Engineering at CL9 from 1985 to 1988 and as the Engineering Vice President at Widcom from 1983 and 1985. Prior to 1983, Mr. Van Dusen held a variety of senior engineering positions at Quantex Corporation, ADDA Corporation, Diasonics Inc and Searle Ultrasound. Mr. Van Dusen was educated at the University of Southern California and at California Polytechnic College, Pomona.

Neal Douglas has served as one of our directors since December 1997. From December 1999 to October 2003, he served as the Managing General Partner of Spectrum Equity Investors, L.P., a venture capital firm investing exclusively in the communications industry. Mr. Douglas was a co-founder of AT&T Ventures, the venture capital affiliate of AT&T Corporation, and has served as a General Partner since January 1993. From May 1989 to January 1993, Mr. Douglas was a partner of New Enterprise Associates, a venture capital firm. Prior to this, he was an investment professional with Crosspoint Venture Partners and was a member of the technical staff at Bell Laboratories. Mr. Douglas holds a B.S. in Electrical Engineering from Cornell University, an M.S. in Electrical Engineering from Stanford University, and an M.B.A. from the University of California at Los Angeles.

Clifford Higgerson has served as one of our directors since July 1993. Since July 1987, Mr. Higgerson has been a partner of Com Ventures, a venture capital firm specializing in the communications industry, and since September 1991, he has been a partner of Vanguard Venture Partners, a venture capital firm. He has also served as a Managing Partner and Director of Research for Hambrecht & Quist, and as a special limited partner and Director of the Communications Group for L.F. Rothschild, Unterberg, Towbin. Mr. Higgerson earned his B.S. in Electrical Engineering from the University of Illinois and an M.B.A. in Finance from the University of California at Berkeley.

George Middlemas has served as one of our directors since March 1995. Mr. Middlemas has been managing General Partner of Apex Venture Partners, a venture capital firm, since 1991. Prior to that time, Mr. Middlemas served as Vice President and Principal with Inco Venture Capital Management and as a Vice President and member of the investment committee of Citicorp Venture Capital. Mr. Middlemas also serves as a member of the Board of Directors of Pure Cycle Corporation, a water and water recycling technology company. Mr. Middlemas holds a B.A. in History and Political Science from The Pennsylvania State University, an M.B.A. from Harvard University, and an M.A. in Political Science from the University of Pittsburgh.

Roger Moore has served as one of our directors since March 1997. From October 1998 to December 2001, Mr. Moore served as President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry. Mr. Moore retired effective December 31, 2001. Mr. Moore also served as a director of Illuminet Holdings from July 1998 to December 2001. From January 1996 to August 1998, Mr. Moore served as President and Chief Executive Officer of Illuminet. From September 1998 to October 1998, Mr. Moore served as President, Chief Executive Officer and a director of VINA Technologies, Inc., a telecommunications equipment company. Mr. Moore has served as a director of Western Digital Corporation since 2000 and as a director of Verisign, Inc. since February 2002. Mr. Moore holds a B.S. in General Science from Virginia Polytechnic Institute and State University.

Executive officers serve at the discretion of the Board of Directors. There are no family relationships between any of our directors and executive officers.

TUT SYSTEMS: CERTAIN RELATIONSHIPS AND RELATED

PARTY TRANSACTIONS

On April 28, 2000, we entered into a loan agreement and secured promissory note with Mark Carpenter, our former Executive Vice President of Product Development and Marketing, in the amount of $150,000, which was used toward the purchase of Mr. Carpenter’s principal residence. This loan accrued no interest and was forgiven at a rate of 25% on April 28, 2001, the first year anniversary date, and was forgiven as to 25% on each subsequent yearly anniversary date through April 28, 2004. This loan forgiveness was contingent upon Mr. Carpenter’s continued employment with Tut Systems. The loan would also have been forgiven as a result of constructive termination of Mr. Carpenter within the first twelve months following a change of control of Tut Systems. Pursuant to the terms of this loan agreement, we forgave $37,500 of this loan on each of April 28, 2004, April 28, 2003, April 28, 2002 and April 28, 2001. Therefore, there is no remaining outstanding principal on this loan as of the date of this filing.

During 2003 and 2004, we granted 470,000 and 410,000 options, respectively, to certain of our executive officers and directors. We intend to grant options to our executive officers and directors in the future.

We have entered into indemnification agreements with our executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

In connection with our acquisition of VTC in November 2002, we issued to Tektronix, former parent of VTC, approximately 3.3 million shares of our common stock and a subordinated promissory note payable to Tektronix in an aggregate principal amount of $3.2 million at an annual interest rate of 8% and matures in November 2007. In connection with the acquisition of VTC, we and Tektronix entered into (i) a Standstill and Disposition Agreement relating to the registration, voting and disposition of the shares, as well as for reimbursement of certain expenses in connection with the registration of the shares; (ii) an arrangement relating to use of certain of our and Tektronix’s technology; and (iii) a transition services agreement regarding services to be provided by Tektronix to us.

TUT SYSTEMS’ PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Tut Systems common stock as of April 21, 2005 and as adjusted to reflect the issuance of common stock in connection with the merger.

Except as otherwise noted, the address of each person listed in the table is c/o Tut Systems, Inc., 6000 SW Meadows Drive, Suite 200, Lake Oswego, Oregon, 97035. Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 25,194,894 shares of common stock outstanding as of April 21, 2005, together with all shares of common stock subject to options exercisable within 60 days following April 21, 2005 for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

	Common Shares Owned		Options Exercisable Within 60 Days	Shares Beneficially Owned Prior to Merger(1)			Shares Beneficially Owned After Merger(1)
				Number		Percent	Number	Percent
Kopp Investment Advisors, Inc.	6,985,988	(2)	—	6,985,988	(2)	27.7%	6,985,988	20.6%
Tektronix, Inc.(3)	2,283,597		—	2,283,597		9.1%	2,283,597	6.7%
Salvatore D’Auria	75,586		1,106,721	1,182,307		4.5%	1,182,307	3.5%
Neal Douglas	—		57,000	57,000		*	57,000	*
Clifford Higgerson	29,761		57,000	86,761		*	86,761	*
George Middlemas	26,985		57,000	83,985		*	83,985	*
Roger Moore	1,000		59,000	60,000		*	60,000	*
Craig Bender	5,849		123,534	129,383		*	129,383	*
Randall K. Gausman	2,200		150,726	152,926		*	152,926	*
Robert Noonan	8,750		177,082	185,832		*	185,832	*
Charles Van Dusen	—		137,081	137,081		*	137,081	*
All executive officers and directors as a group (9) persons	150,131		1,925,144	2,075,275		8.2%	2,075,275	6.1%

*	Less than 1% of the shares of common stock outstanding.
(1)	This table is based upon information supplied by executive officers, directors and beneficial stockholders. Shares beneficially owned after the merger are based on 33,875,391 shares of common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.
(2)	The address of record for Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435. Based on information contained in a statement on Schedule 13D, dated April 14, 2005, as filed with the Securities and Exchange Commission, Kopp Investment Advisors, Inc. (KIA) reported sole voting power over 4,586,938 shares, sole dispositive power over 2,100,000 shares and shared dispositive power over 2,981,988 shares. KIA is wholly owned by Kopp Holding Company (KHC), which is wholly owned by Mr. LeRoy C. Kopp. KHC reported beneficial ownership of 5,316,988 shares. Mr. Kopp reported beneficial ownership of 6,985,988 shares, of which he reported sole voting power over 1,904,000 shares and sole dispositive power over 1,904,000 shares. Kopp Emerging Growth Fund is a registered investment company and a client of KIA. Kopp Emerging Growth Fund reported beneficial ownership of 2,100,000 shares.
(3)	Tektronix, Inc., an Oregon corporation, is a reporting company. The address of record for Tektronix, Inc. is 14200 SW Karl Braun Drive, Beaverton, Oregon 97077. The holdings of Tektronix, Inc. are based on information contained in a statement on Form 4 dated January 25, 2005, as filed with the Securities and Exchange Commission.

COPPER MOUNTAIN’S BUSINESS

Overview

Copper Mountain was founded in 1996 as a provider of high-speed digital subscriber line, or DSL, based communications products. Copper Mountain has developed and sold a broad set of products to enable efficient and scalable deployment of advanced voice, video, and data services over existing network infrastructure. In January 2005 Copper Mountain announced that, after an extensive evaluation of strategic alternatives, it had initiated actions to lay off most of its remaining employees by March 22, 2005, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives.

On February 11, 2005, Copper Mountain announced that it had signed a definitive merger agreement with Tut Systems, as described in greater detail in this proxy statement/prospectus. Copper Mountain expects that its business activities in the future will be severely limited as it conserves resources and prepares for the consummation of the merger with Tut Systems. Copper Mountain cannot assure you that the merger with Tut Systems or any other transaction will be approved and consummated. If the merger with Tut Systems is not consummated, and Copper Mountain is unable to secure an alternative sale of its business, Copper Mountain will most likely cease its business operations entirely and pursue a liquidation, which may be effected through a bankruptcy filing.

Industry Background

DSL technology was initially developed in the early 1990s as a means to deliver video signals over the existing copper telephone wire infrastructure. While the technology worked, the economics of DSL service deployment were not attractive, and thus little deployment was funded.

In the mid-1990s, the widespread adoption and growth of the Internet and the passage of the Telecommunications Act of 1996 increased the adoption of DSL technology, which offered higher speed access to the Internet for consumers and businesses, at lower cost than other access technology alternatives. As a result, in the late 1990s many companies began to build extensive networks using DSL technologies. Beginning in late 2000, however, many of these companies found it difficult to obtain capital to continue building their networks, resulting in a wave of bankruptcies and consolidations. The few companies that have remained have generally reduced their capital expenditures for networking equipment and focused on achieving profitability for their existing networks.

Copper Mountain’s Products

Copper Mountain has developed a range of intelligent broadband access products to enable efficient and scalable deployment of advanced voice, video and data services over existing network infrastructure while reducing both capital and operational costs. Copper Mountain’s three principal products are:

•	CopperEdge® 200 DSL concentrators, which are typically deployed in telephone company central offices and in multi-tenant buildings to deliver a range of consumer and business broadband data and voice services;

•	VantEdge™ access BRAS, which intelligently aggregate and manage network traffic from individual subscribers, DSL Concentrators, DSL Access Multiplexers and other sources whether located in the same facility or in smaller central offices or other remote locations; and

•	CopperView™ network management software tools, which are used to configure and manage networks constructed from and services delivered by the CopperEdge and VantEdge products.

All of Copper Mountain’s products feature high degrees of network and service intelligence, to enhance network scalability and to enable new advanced services to be efficiently delivered over broadband access networks.

Currently, Copper Mountain’s revenue is generated primarily from sales of and service on its CopperEdge 200 DSL concentrators and the related wide area network modules and line modules. Historically, sales of and service on its CopperEdge 200 DSL concentrators and the related wide area network modules and line modules accounted for 98%, 94% and 83% of Copper Mountain’s total revenues for the fiscal years ended December 31, 2002, 2003 and 2004. Additionally, Copper Mountain licenses the CopperView software, although revenues from this product have not been material. While Copper Mountain has generated some revenue from sales of its VantEdge product, it does not expect to generate material revenues from the sale of the VantEdge product line in the future.

VantEdge Access BRAS

Copper Mountain designed its VantEdge product to play an important role in the evolution of the DSL access networks of large, facilities-based service providers. Copper Mountain designed the VantEdge Access BRAS to be deployed in major central offices, where broadband services fan-out to hundreds or thousands of subscribers over individual subscriber circuits, and where subscriber traffic can first be effectively aggregated, managed and concentrated before traveling over inter-office trunks further into the service provider’s network. By using the VantEdge product to aggregate traffic from existing DSL access multiplexers, a service provider should be able to leverage its existing access network investment and much more cost-effectively scale its network and add new advanced services immediately and in the future.

The VantEdge’s multi-layer service intelligence enables it to act upon subscriber traffic at multiple network layers: IP, PPP, ATM, DSL. The VantEdge also performs multiple types of IP and PPP layer aggregation of subscriber traffic, so that aggregated “service tunnels” can be sent out of the central office and further into the service provider’s network. This can dramatically simplify the process of provisioning subscriber services, extend the useful life of existing ATM switches, and reduce the service provider’s overall capital expenditures by eliminating the need for dedicated subscriber aggregation equipment further back in the network. The VantEdge will also perform multi-layer traffic management on all of a subscriber’s services simultaneously, so that higher priority services, whether they are IP or non-IP services, receive preference over lower-priority services. With its sophisticated subscriber traffic management features and its support for features needed by new advanced IP and non-IP services, the VantEdge is designed to cost-effectively enable service providers to offer more sophisticated data, switched voice, and streaming audio/video services over their broadband access networks.

The VantEdge builds upon Copper Mountain’s years of experience in building intelligent, carrier-class networking equipment as well as the intellectual property base Copper Mountain has built up over time. Much of the VantEdge’s software base was based on the feature-rich software of the CopperEdge product family.

CopperEdge 200 DSL Concentrators

The CopperEdge 200 DSL concentrator, or CE200, connects up to 192 subscribers and provides these subscribers with a variety of services, including Internet access, VPN access, Frame Relay, ATM cell relay, voice over DSL, and voice over IP. The CE200 is a carrier-class platform designed specifically for telephone company central office environments, and meets or exceeds industry standards and applicable regulatory requirements. The CE200 can also be deployed within multi-tenant buildings. The CE200 consists of a modular chassis containing power supplies, control system, wide area network interface modules and subscriber line cards.

CopperView Network Management Tools

The CopperView suite of network management tools enables a service provider to effectively manage the intelligent edge of its broadband access network. CopperView directly communicates with and manages the VantEdge and CopperEdge product lines as well as a wide range of CPE devices. CopperView also contains interfaces to allow the service provider’s other network management and operations support systems to control and manage all of Copper Mountain’s products in the network, thereby enabling end-to-end service provisioning and management of the entire broadband access network. CopperView has been successfully integrated with multiple network software systems used by various service providers. CopperView has also managed networks consisting of thousands of CopperEdge DSL Concentrators, and hundreds of thousands of individual subscriber devices. The CopperView suite consists of multiple components:

•	the CopperView Access Management System provides management of large networks of VantEdge and CopperEdge products with a simple, intuitive user interface.

•	the CopperView Element Management System provides a simple, intuitive user interface that allows configuration and management of an individual VantEdge and CopperEdge systems and the subscriber devices associated with each.

•	the CopperCraft text-based interface provides a simple interface for on-site technicians and for remote access to a VantEdge or CopperEdge system.

Customers

In 2004, sales to Copper Mountain’s three largest customers, Versatel, Florida Digital, and MPower, accounted for approximately 18%, 15%, and 12%, respectively, of its revenue. While the level of future sales, if any, to any specific customer is anticipated to vary from period to period, Copper Mountain expects that it will continue to have significant customer concentration for the foreseeable future. Following the announcement in January 2005 of the significant reduction in the number of Copper Mountain’s employees, all members of Copper Mountain’s sales team have resigned or been terminated. As a result, Copper Mountain expects its future revenue, if any, to decline below historic levels and Copper Mountain does not expect to gain any significant new customers.

Customer Service and Support

Following the reduction in the number of its employees that it announced in January, Copper Mountain has retained a small number of employees to provide continuing service and support to its existing customers. The majority of Copper Mountain’s service and support activities are related to installation support and network configuration issues. These services are provided by telephone and directly at customer installations with resources from Copper Mountain’s customer support group currently based in San Diego, California. To date, Copper Mountain’s revenues from on-site installation and technical assistance have not been significant.

Copper Mountain provides technical support for its hardware products, which generally have a standard warranty of 12 months, both directly and through Copper Mountain’s selected service subcontractors. Copper Mountain also has a variety of post-warranty hardware, software maintenance and support programs.

Research and Development

During the pendency of the acquisition by Tut Systems, Copper Mountain has maintained a limited number of engineers and related resources to continue research and development activities related to its products and those of Tut Systems. If the merger with Tut Systems is not completed, Copper Mountain anticipates that it will eliminate its research and development activities entirely as it pursues a liquidation of its business.

Competition

The telecommunications equipment industry is highly competitive. Copper Mountain competes directly with Cisco Systems, Lucent Technologies, Alcatel S.A., Juniper Networks, and Redback Networks, among others.

The principal competitive factors in Copper Mountain’s market include:

•	incumbency and pre-existing relations with telecommunications service providers;

•	depth and breadth of product portfolio;

•	key product features;

•	system reliability and performance;

•	price and aggressive discounting;

•	ease of installation and use;

•	technical support and customer service; and

•	size and stability of operations.

Manufacturing

Copper Mountain’s manufacturing operations consist primarily of supporting materials planning and procurement, final assembly, testing and quality control. Copper Mountain uses several independent suppliers to provide certain printed circuit boards, chassis and subassemblies. Copper Mountain subcontracts substantially all of its manufacturing to one company, Plexus Corporation, located in Nampa, Idaho.

Copper Mountain’s manufacturing process enables it to configure its products to meet a wide variety of individual customer requirements. Copper Mountain has achieved ISO 9001 registration for quality assurance in design, sale, production, installation and service.

Copper Mountain uses a combination of standard parts and components, which are generally available from more than one vendor, and three key components that are purchased from sole or single source vendors for which alternative sources are not currently available: two semiconductor chips and a system control module. If supply of these key components should cease, Copper Mountain would no longer be able to sell or service its products. While Copper Mountain works closely with some well-established vendors, it has no supply commitments from its vendors and it generally purchases components on a purchase order basis, as opposed to entering into long term procurement agreements with vendors. To date, Copper Mountain has generally been able to obtain adequate supplies in a timely manner from vendors or, when necessary, to meet production needs from alternative vendors. Copper Mountain believes that, in most cases, alternative supplies of standard parts and components can be identified if current vendors are unable to fulfill its needs.

Intellectual Property

Copper Mountain relies on a combination of copyright, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect its proprietary rights. Copper Mountain also utilizes unpatented proprietary know-how and trade secrets and employs various methods to protect its trade secrets and know-how. Although Copper Mountain employs a variety of intellectual property in the development and manufacturing of its products, the company believes that none of such intellectual property is individually critical to its current operations. Taken as a whole, Copper Mountain believes that its intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on its results of operations. There can be no assurance that Copper Mountain’s intellectual property protection measures will be sufficient to prevent misappropriation of its technology. In addition, the laws of many foreign countries do not protect its intellectual properties to the same extent as the laws of the United States.

Sales and Marketing and Research and Development

Following the reduction in the number of Copper Mountain’s employees that it announced in January 2005, Copper Mountain no longer maintains active sales and marketing functions, and it expects to substantially reduce or eliminate its research and development function in the near future. Since December 31, 2004 all members of Copper Mountain’s sales team have resigned or been terminated.

Employees

As of December 31, 2004 Copper Mountain employed 94 employees, including 20 in sales, marketing and customer support, 6 in manufacturing, 57 in engineering, and 11 in finance, human resources, information systems and administration, and three of these employees were located outside of the United States. Copper Mountain currently has 47 employees, all of whom are located in the United States. If the merger with Tut Systems is not consummated, Copper Mountain will complete the reduction in the number of its employees that it announced in January 2005 and would expect to have fewer than ten employees remaining. None of Copper Mountain’s employees is represented by collective bargaining agreements, and management considers relations with employees to be good.

Available Information

Copper Mountain makes available free of charge on or through its Internet website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. Copper Mountain’s Internet address is http://www.coppermountain.com. The information contained in, or that can be accessed through, Copper Mountain’s website is not part of this proxy statement/prospectus.

COPPER MOUNTAIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were founded in 1996 as a provider of high-speed digital subscriber line, or DSL, based communications products. We have developed and sold a broad set of products to enable efficient and scalable deployment of advanced voice, video, and data services over existing network infrastructure.

In January 2005 we announced that, after an extensive evaluation of strategic alternatives, we had initiated actions to lay off most of our remaining employees by March 22, 2005, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives.

On February 11, 2005 we announced that we had signed a definitive merger agreement with Tut Systems, Inc. Under this agreement, Tut Systems will acquire all of our outstanding shares of common stock in a stock-for-stock transaction valued at approximately $10.0 million. Upon closing, Tut Systems will issue approximately 2.5 million shares of its common stock to our stockholders. Subject to approval of the transaction by the stockholders of Copper Mountain and to other customary closing conditions, the transaction is expected to close in the second quarter of 2005.

We expect that our business activities in the future will be severely limited as we conserve our resources and prepare for the consummation of the merger with Tut Systems. We cannot assure you that the merger with Tut Systems or any other transaction will be approved and consummated. If the merger with Tut Systems is not consummated, and assuming that we are unable to secure an alternative sale of our business, we will most likely cease our business operations entirely and pursue a liquidation, which may be effected through a bankruptcy filing.

Currently, our revenue is generated primarily from sales of and service on our CopperEdge 200 DSL concentrators, or CE200, and the related wide area network (WAN) modules and line modules, as well as from CE200 system software upgrade licenses. Additionally, we license network management software, which provides monitoring and management capabilities for the CE200, revenues from which have not been material to date.

For the year ended December 31, 2004, sales to our three largest customers accounted for approximately 45% of our revenue, of which sales to Versatel, Florida Digital, and MPower accounted for approximately 18%, 15%, and 12% of our revenue, respectively. While the level of sales to any specific customer is anticipated to vary from period to period, we expect that we will continue to have significant customer concentration for the foreseeable future. Our customers’ buying patterns are unpredictable. Future sales, if any, to the significant customers mentioned above are likely to be substantially less than historical sales. The loss of any one of our major customers or the delay of significant orders from such customers, even if only temporary, could, among other things, reduce or delay our net revenue.

We sell our products directly to telecommunications service providers and through distributors. We generally recognize revenue from product sales upon shipment if collection of the resulting receivable is probable and product returns are reasonably estimated. No revenue is recognized on products shipped on a trial basis. Estimated sales returns, based on historical experience by product, are recorded at the time the product revenue is recognized. To date, significant revenues generated from international sources are entirely comprised of sales to Versatel.

Our gross margin has been affected by many factors, including competitive pricing pressures, fluctuations in manufacturing volumes, costs of components and sub-assemblies, costs from our contract manufacturers, the mix of products or system configurations sold and the volume and timing of sales of follow-on line cards for systems shipped in prior periods. As of December 31, 2004, we had a substantial amount of fully reserved finished goods and component inventory for our CE200 product line. Our reserve had been established based on our projection, which indicated certain inventories would not be used or would be sold below their original cost. In the future, we could utilize fully reserved components to complete product, which could result in higher gross margins. The gross margin realized will be highly dependent upon our cost to complete the units, including the cost of additional components and costs from our contract manufacturers for assembly, and our ability to sustain pricing at current levels, which may prove to be difficult given the severe pricing pressures that we are currently experiencing. In addition, our overall gross margin realized on sales of our products may fluctuate widely and will be highly dependent upon sales mix, utilization of fully reserved inventory, if any, and the prices at which our customers are willing to purchase our products.

We outsource most of our manufacturing and supply chain management operations, and we conduct manufacturing engineering, quality assurance, program management, documentation control and product repairs at our facility in San Diego, California. Accordingly, a significant portion of our cost of revenue during the periods presented consists of payments to our contract manufacturers, which in 2004 was principally with Plexus Corporation. We selected our manufacturing partner with the goal of ensuring a reliable supply of high quality finished products and of lowering per unit product costs as a result of manufacturing economies of scale. However, we cannot assure you that we will achieve or maintain the volumes required to realize these economies of scale or when or if such cost reductions will occur. The failure to obtain such cost reductions could materially adversely affect our gross margins and operating results.

During the years ended December 31, 2004, 2003, and 2002 we recorded (credits)/charges to cost of revenue for inventory on hand and on order totaling $2.6 million, $0.2 million, and ($14.9) million, respectively. The $14.9 million credit taken in 2002 was related to a reduction in adverse purchase commitments taken in prior periods. The amounts of the charges were determined based on estimates of the amounts we were committed to purchase and the anticipated demand for our products at the time the charges were taken. Actual results could differ from our estimates. Our customers’ buying patterns are unpredictable. Accordingly, actual demand for our products could be materially less or more than our estimates. The ultimate amount of inventory purchase commitments and the ultimate amount of excess inventory cost incurred could differ materially from our estimates as a result of these uncertainties.

Research and development expenses consist primarily of salaries and related personnel expenses, consultant fees and prototype expenses related to the design, development and testing of our products and enhancement of our network management software.

Sales and marketing expenses consist of salaries, commissions and related expenses for personnel engaged in marketing, sales and field service support functions, as well as trade shows and promotional expenses.

General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, management information systems and administrative personnel, recruiting expenses, professional fees, bad debt expenses and other general corporate expenses.

We currently have employee stock option programs and restricted stock programs that required us to record deferred compensation and recognize compensation expense. We expect that the total amount of compensation expense that will be recognized under these programs will vary from period to period and the ultimate amount of compensation expense that will be recognized is not currently determinable. During the third quarter of 2003 deferred compensation was recorded in conjunction with a grant of restricted stock to two executive officers. During 2004 deferred compensation was recorded in conjunction with a grant of restricted stock to our employees. The deferred compensation is being amortized to expense in accordance with FASB Interpretations No. 28 and No. 44 over the vesting period of the individual options and restricted stock. As of December 31, 2004 approximately $2.5 million of deferred stock compensation remains to be amortized.

As of December 31, 2004 approximately 838,000 shares of restricted stock remain outstanding and unvested. 84,000 restricted shares vest in full in May 2005, and 224,000 shares vest over a two year period beginning in July 2005. The vesting of the remaining 530,000 shares of the restricted stock has been deferred by certain executive officers; at least 316,250 of these restricted shares will vest in full on the first market trading day upon which the executive officer may sell our common stock under the regulations of the U.S. Securities Exchange Commission Rule 10b-5 and in accordance with our Insider Trading Policy; the remainder of these restricted shares vest quarterly thereafter and vest in full on the earlier of (a) the occurrence of a Change In Control as such term is defined in the associated stock grant documents, or (b) in June 2007. The shares are restricted as to sale or transfer until vesting.

During the year ended December 31, 2002, we received approximately $2.8 million in lease payments related to a sales-type lease that had been fully reserved and recorded those payments as a reduction of bad debt expense within general and administrative expenses. During the year ended December 31, 2003, we received approximately $2.6 million as a settlement of all remaining amounts due under this lease agreement, which is included as a reduction to general and administrative expenses. During the year ended December 31, 2004, we terminated a long-term operating lease for our San Diego facility that resulted in the release of approximately $1.3 million of restructuring accruals recognized in prior periods.

We have had three restructurings since March 2001. These restructurings involved re-sizing our business to reflect current and expected business conditions. As a result of the adoption of these restructurings, we recorded total charges of approximately $21.7 million. These charges primarily relate to: consolidation of our continuing operations resulting in impairment of assets; anticipated losses on disposition of assets and excess lease costs; and the elimination of job responsibilities, resulting in costs incurred for employee severance.

Details of the restructuring charges are as follows (in 000s):

	Cash/ Non-cash	Reserve Balance at January 1, 2002	Charge	Activity	Reserve Balance at December 31, 2002
Impairment of assets	Non-cash	$113	$100	$(213)	$—
Excess lease costs	Cash	6,454	978	(1,865)	5,567
Elimination of job responsibilities	Cash	635	283	(843)	75

		$7,202	$1,361	$(2,921)	$5,642

	Cash/ Non-cash	Reserve Balance at December 31, 2002	Charge	Activity	Reserve Balance at December 31, 2003
Excess lease costs	Cash	$5,567	$—	$(1,947)	$3,620
Elimination of job responsibilities	Cash	75	—	(75)	—

		$5,642	$—	$(2,022)	$3,620

	Cash/ Non-cash	Reserve Balance at December 31, 2003	Charge	Activity(1)	Reserve Balance at December 31, 2004
Excess lease costs	Cash	$3,620	$—	$(2,713)	$907

(1)	Approximately $1.3 million of the restructuring accrual was released in December of 2004 as a result of the termination of a long-term operating lease for our San Diego facility.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Examples include estimated restructuring costs, excess inventory and adverse purchase commitments, provisions for returns, bad debts, warranty costs, and the ultimate realizability of investments and the ultimate outcome of litigation. Actual results could differ from those estimates.

We have several critical accounting policies that are both important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments. Typically, the circumstances that make these judgments complex and difficult have to do with making estimates about the effect of matters that are inherently uncertain. Our critical accounting policies are as follows:

As discussed under “Warranty Reserves” in Note 1 of the notes to the financial statements, we provide limited warranties on certain of our products, typically for periods of up to one year. We recognize warranty reserves when products are shipped based upon an estimate of total warranty costs, and such reserves are included in accrued liabilities. The estimate of such costs is based upon historical and anticipated requirements.

As discussed under “Inventory” in Note 1 of the notes to the financial statements, inventory is stated at the lower of cost, principally standard costs, which approximates actual costs on a first-in, first-out basis, or market. We estimate the market value of our inventory based upon anticipated future demand for our products.

As discussed under “Revenue Recognition” in Note 1 of the notes to the financial statements, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. Sales returns are estimated based on historical experience and management’s expectations and are recorded at the time product revenue is recognized. Annual service and support arrangements can be purchased by customers for products no longer under warranty and are generally billed quarterly. Revenue from service and support arrangements is recognized ratably as services are performed. We may extend limited stock rotation, product return and price protection rights to certain distributors and resellers.

Results of Operations

The following table sets forth, as a percentage of total revenues, certain income data for the periods indicated.

	Years Ended December 31,
	2004	2003	2002
Net revenue	100.0%	100.0%	100.0%
Cost of revenue	72.3	35.2	(41.8)

Gross margin	27.7	64.8	141.8
Operating expenses:
Research and development	165.7	92.2	168.7
Sales and marketing	60.9	47.9	54.0
General and administration	76.9	30.6	40.9
Amortization of deferred stock compensation	5.6	25.7	33.4
Restructuring costs	(20.2)	—	10.5

Total operating expenses	288.9	196.4	307.5

Income (loss) from operations	(261.2)	(131.6)	(165.7)
Interest and other income	3.6	2.4	16.6
Interest expense	(1.0)	(1.5)	(4.5)

Net income (loss)	(258.6)%	(130.7)%	(153.6)%

Years Ended December 31, 2003 and 2004

Net Revenue. Our revenue decreased from $14.0 million in 2003 to $7.8 million in 2004. This decrease was primarily due to lower sales of our CE200 products and related software. Sales to our two largest customers, Versatel and Mpower, decreased from $5.8 million and $2.3 million, respectively, for the year ended December 31, 2003 to $1.4 million and $0.9 million, respectively, for the year ended December 31, 2004.

Gross Margin. Our gross margin decreased from $9.0 million or 64.8% in 2003 to $2.2 million or 27.7% in 2004. The decrease in gross margin, relative to the prior year, occurred primarily due to the decrease in sales volumes and a decrease in sales of inventory that had previously been written down. During 2003 and 2004 reserves released from the sale of previously written down inventory totaled $11.2 million and $0.9 million, respectively.

Research and Development. Our research and development expenses increased from $12.9 million in 2003 to $13.0 million in 2004. This increase was primarily the result of higher consulting costs related to the development of our VantEdge product line, which was partially offset by lower employee compensation costs as a result of lower headcount. In addition, higher research and development material costs were offset by lower depreciation costs. Research and development expenses as a percentage of net revenue increased as a result of lower sales in 2004.

Sales and Marketing. Our sales and marketing expenses decreased from $6.7 million in 2003 to $4.8 million in 2004. This decrease was primarily the result of a $1.1 million decrease in compensation costs related to sales commissions and incentive based bonuses. In addition, depreciation and costs associated with demo equipment decreased by $0.4 million. The increase in sales and marketing expense as a percentage of net revenue from 47.9% in 2003 to 60.9% in 2004 was the result of the decrease in our net revenue during 2004 offset by a decrease in expenses as noted above.

General and Administrative. Our general and administrative expenses increased from $4.3 million in 2003 to $6.0 million in 2004. The increase was primarily the result of a credit of $3.4 million for the recovery of bad debt recognized in 2003 which was partially offset by a decrease of $1.3 million in incentive based compensation and a $0.6 million decrease in depreciation expense in 2004. Incentive based compensation decreased as a result of the company not meeting certain financial goals. Depreciation decreased as a result of lower purchases of equipment. General and administrative expenses as a percentage of net revenue increased from 30.6% in 2003 to 76.9% in 2004. This increase as a percentage of sales was primarily the result of lower sales volumes in 2004.

Interest and Other Income. Interest and other income decreased from $0.3 million in 2003 to $0.2 million in 2004. This decrease reflects a decrease in interest income generated from lower average cash balances and investments in marketable securities in 2004.

Income Taxes. Our effective income tax rate was zero for 2003 and 2004.

Years Ended December 31, 2002 and 2003

Net Revenue. Our revenue increased from $12.9 million in 2002 to $14.0 million in 2003. This increase was due to higher sales of our CE200 products and related software. Sales to our two largest customers, Versatel and Mpower, increased from $3.4 million and $2.0 million, respectively, for the year ended December 31, 2002 to $5.8 million and $2.3 million, respectively, for the year ended December 31, 2003.

Gross Margin. Our gross margin decreased from $18.4 million or 141.8% in 2002 to $9.0 million or 64.8% in 2003. The decrease in gross margin, relative to the prior year, occurred primarily due to the recognition of a gain of $14.9 million in 2002 related to a reduction in purchase commitments previously charged to cost of revenue in 2001. During 2002 and 2003 we sold inventory that had previously been written down by $8.4 million and $11.2 million respectively.

Research and Development. Our research and development expenses decreased from $21.8 million in 2002 to $12.9 million in 2003. This decrease was primarily the result of lower compensation costs as a result of lower headcount, lower depreciation related to fixed assets, and lower spending on prototype equipment, consultants and other outside services. Research and development expenses as a percentage of net revenue decreased as a result of flat sales and decreasing costs during 2003.

Sales and Marketing. Our sales and marketing expenses decreased from $7.0 million in 2002 to $6.7 million in 2003. This decrease was primarily the result of a decrease in travel and depreciation expense, which was partially offset by an increase in consultant costs and other outside services expenses. The decrease in sales and marketing expense, as a percentage of net revenue, from 54.0% in 2002 to 47.9% in 2003 was the result of a decrease in costs as noted combined with the increase in our net revenue during 2003.

General and Administrative. Our general and administrative expenses decreased from $5.3 million in 2002 to $4.3 million in 2003. This decrease was primarily the result of a decrease in depreciation expense as a result of lower equipment purchases, reduced facility lease costs as a result of increased sub-lease receipts, and reduced legal costs, partially offset by higher compensation expenses. Included in general and administrative expenses for the year ended December 31, 2003 and 2002, is a credit related to the recovery of bad debt in the amount of $3.4 million and $3.5 million, respectively. General and administrative expenses as a percentage of net revenue decreased from 40.9% in 2002 to 30.6% in 2003. This decrease as a percentage of sales was primarily the result of the items mentioned above.

Interest and Other Income. Interest and other income decreased from $2.1 million in 2002 to $0.3 million in 2003. This decrease reflects a decrease in interest income generated from lower average cash balances and investments in marketable securities in 2003 and decreased average yields on such investments.

Income Taxes. Our effective income tax rate was zero for 2002 and 2003.

Liquidity and Capital Resources

Currently, we are not generating sufficient revenue to fund our operations. We expect our operating losses and net operating cash outflows to continue. On March 7, 2001, August 2, 2001, and July 11, 2002, we announced that we had adopted business plans to re-size our business to reflect current and expected business conditions. In January 2005 we announced that, after an extensive evaluation of strategic alternatives, we had initiated actions to lay off most of our remaining employees by March 22, 2005, retaining a limited team of less than ten employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. In light of the pending acquisition by Tut Systems, however, we have elected to also maintain a limited number of engineering employees to continue development of our products. At December 31, 2004, we had cash and cash equivalents of $10.2 million and short-term marketable investments of $2.2 million.

During the first quarter of 2005, we entered into a termination agreement with the landlord of our Palo Alto, California facility. This termination eliminated the remaining gross rent obligation of approximately $3.6 million. In return for the landlord’s agreement to terminate the lease, we paid the landlord total consideration of $1.7 million, which included a cash payment of $1.4 million.

In the year ended December 31, 2004, we required approximately $4.7 to $5.9 million in cash per quarter to fund our operations. In our Quarterly Report on Form 10-Q for the third quarter of 2004 we announced that we believed that we would have sufficient funds to continue our operations through the second quarter of 2005. As a result of the reduction in the number of our employees and corresponding curtailing of our business operations we announced in January 2005, we currently believe that we have sufficient cash and cash equivalents to fund our limited remaining operations through August 2005.

We cannot assure you that the merger with Tut Systems or any other transaction will be approved and consummated in that time. If the merger with Tut Systems is not completed in that time or at all, we will have to further reduce our expenses, seek additional financing and/or seek an alternative sale of our business. We expect that such additional financing would not be available, that the probability that we would find an alternative sale of our business is low, and that we would be required to cease our operations and liquidate our business. In that event, we believe that it is likely that we would file for or be forced to resort to bankruptcy protection. If we were to file for bankruptcy protection, it is extremely unlikely that we would be able to pay, or provide for the payment of, all of our liabilities and obligations, and, therefore, there would be no assets available for distribution to our stockholders.

These estimates reflect various assumptions, including the assumption that sales of our existing products will decrease sharply from 2004, that testing, continued development and commercialization of our new VantEdge product will be curtailed and that we will not incur significant additional expense related to litigation. Any of these assumptions may prove to be incorrect.

Cash used in operating activities for the years ended December 31, 2004, 2003, and 2002 was $20.4, $14.0 million, and $28.5 million, respectively. The increase in cash used in operating activities for the year ended December 31, 2004 compared to the prior year was primarily the result of a $6.9 million decrease in the gross margin generated in 2004 and the recovery of bad debt in the prior year of $3.4 million, offset by a decrease in cash operating expenses and timing differences in the payment of certain liabilities. The decrease in cash used by operating activities for the year ended December 31, 2003 compared to the prior year was primarily the result of a decrease in research and development and to a lesser extent a decrease in general and administrative expenses.

Cash provided by investing activities for the years ended December 31, 2004, 2003 and 2002 was $6.9 million, $4.1 million, and $30.8 million, respectively. The increase in cash provided by investing activities for the year ended December 31, 2004 compared to the prior period was primarily the result of an increase in net maturities of marketable investments. The decrease in cash provided by investing activities for the year ended December 31, 2003 compared to the prior period was primarily the result of decreased net maturities of marketable investments.

Cash provided (used in) financing activities for the years ended December 31, 2004, 2003, and 2002 was $10.6 million, ($3.1) million, and ($2.9) million, respectively. The increase in cash provided by financing activities for the year ended December 31, 2004 compared to the prior year was primarily due to the company completing the sale 1,250,000 shares of common stock for net proceeds of $10.6 million in a private placement during 2004 and a $3.2 million decrease in cash used to repay equipment loans. The increase in cash used in financing activities for the year ended December 31, 2003 compared to the prior year was primarily due to an increase in cash used to repay equipment loans.

Contractual Obligations

At December 31, 2004, our contractual obligations consist entirely of operating lease obligations. Future payments under these contracts consist of the following at December 31, 2004 (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	More than 5 years
Operating Lease Obligations	$4,473	$1,972	$2,501	$—	$—

In 2005 we entered into retention agreements with the Chief Executive Officer, Chief Financial Officer and the Vice President of Worldwide Sales. Pursuant to these agreements we agreed to pay retention bonuses equal to three (3) months of base salary payable on the earlier of (a) July 15, 2005; or (b) upon closing of the sale of our company. If their employment with us is terminated for any reason other than cause prior to payment of the retention bonus, the retention bonus must be paid immediately upon termination, provided a standard release is signed. Pursuant to the Chief Executive Officer and Chief Financial Officer retention agreements, we also agreed to pay to each of them a $75,000 transaction completion bonus, payable immediately upon closing of the sale of our company. The Vice President of Worldwide Sales’ employment was terminated on March 1, 2005, he has signed the standard release, and the retention bonus payment of $43,750 has been paid. Total remaining payments under these agreements would equal $275,000.

Since December 31, 2004 we have terminated or restructured several of our contractual obligations. As a result, future payments under contractual obligations consist of the following at February 28, 2005 (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	More than 5 years
Employment Agreements	$319	$319	$—	$—	$—
Operating Lease Obligations	$243	$105	$138	$—	$—

We are also involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in our opinion, is expected to have a material adverse effect on our financial position, results of operations, cash flows or our ability to conduct business.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to changes in interest rates primarily from our investments in certain held-to-maturity securities. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of interest sensitive financial instruments at December 31, 2004.

COPPER MOUNTAIN’S MANAGEMENT

The following table sets forth information about Copper Mountain’s directors and executive officers and their ages as of February 28, 2005:

Name	Age	Position
Richard S. Gilbert	52	Chief Executive Officer and Chairman of the Board of Directors
Tench Coxe	47	Director
Roger L. Evans	59	Director
Joseph D. Markee	52	Director
Raymond V. Thomas	62	Director
Joseph R. Zell	45	Director
Michael O. Staiger	40	Executive Vice President, Chief Financial Officer and Secretary

Richard S. Gilbert has served as Chief Executive Officer of Copper Mountain since April 1998, as a director of Copper Mountain since August 1998 and as Chairman of the Board of Directors since February 2001. From July 1992 to April 1998, he worked for ADC Telecommunications Inc., most recently as Senior Vice President and, concurrently, as President and General Manager of its subsidiary, ADC Kentrox, a provider of high-speed access equipment for global networks. Mr. Gilbert holds an MS in Computer Science from Stanford University and a BA in Mathematics from the University of California at Berkeley.

Tench Coxe has served as a director of Copper Mountain since March 1996. Mr. Coxe joined Sutter Hill Ventures, a venture capital firm, in October 1987 and is currently a Managing Director of the General Partner of Sutter Hill Ventures. Mr. Coxe currently serves as a director of eLoyalty Corporation and NVIDIA Corporation and several privately-held companies. Mr. Coxe holds an MBA from Harvard University and a BA in Economics from Dartmouth College.

Roger L. Evans has served as a director of Copper Mountain since March 1996. Mr. Evans joined Greylock Partners, a venture capital firm, in 1989 and has served as a General Partner of the firm since 1991. Mr. Evans is a director of RightNow Technologies and several privately-held companies. Mr. Evans holds an MA in Economics from King’s College, Cambridge.

Joseph D. Markee is currently the Chief Executive Officer and President of Figure 8 Wireless, Inc., a low data rate wireless software Company. Mr. Markee currently serves as a director of Dot Hill Systems and Metalink, LTD. Mr. Markee co-founded Copper Mountain in March 1996 and served as Chairman of the Board of Directors from inception to February 2001 and as General Manager, Public Networks Business Unit from March 2000 to March 2001. From Copper Mountain’s inception in March 1996 to April 1998, he served as its President and Chief Executive Officer. From inception to February 1999, he served as Secretary and from December 1998 to March 2001 he served as Chief Technical Officer of Copper Mountain. In June 1987, he co-founded Primary Access, a remote access server company acquired by 3Com Corporation. From June 1987 to January 1996, he served as Vice President of Operations and Vice President of Support of 3Com Primary Access. Mr. Markee holds a BS in Electrical Engineering from the University of California at Davis.

Raymond V. Thomas has served as a director of Copper Mountain since March 1999. From February 1995 to January 2000, Mr. Thomas served as Vice President, Finance and Chief Financial Officer of HNC Software Inc., a software company, and as secretary of HNC Software from May 1995 to January 2000. From May 1993 to February 1995, he served as Executive Vice President and Chief Financial Officer of Golden Systems Inc., a power supply manufacturer, and from September 1994 to February 1995 he also served as Chief Operating Officer of Golden Systems. Mr. Thomas holds a BS degree in industrial management from Purdue University.

Joseph R. Zell has served as a director of Copper Mountain since July 2001. Mr. Zell is currently a General Partner with Grotech Capital Group, a private equity firm. From April 2000 to April 2001, Mr. Zell served as President, CEO and director of Convergent Communications. In April 2001, Convergent Communications filed for bankruptcy. From December 1991 to April 2000, Mr. Zell held a variety of senior management positions with US WEST Communications, the last four years as the president of the data networking division. Prior to US West, Mr. Zell worked in various sales and marketing positions for WilTel, United Technologies Communications, MCI Communications and Xerox Corporation. Mr. Zell currently serves on the board of directors of several privately-held companies. Mr. Zell holds a BS degree in Marketing from Southwest Missouri State University.

Michael O. Staiger has served as Chief Financial Officer and Secretary of Copper Mountain since March 2001, and as Executive Vice President since November 2002. From June 1998 to March 2001 he served as Vice President of Business Development of Copper Mountain. From June 1996 to June 1998, he held positions at Shiva Corporation, a provider of remote access solutions, serving most recently as Vice President of Business Development. From August 1993 until its acquisition by Shiva Corporation in June 1996, he served as a co-founder and Vice President of Business Development of Airsoft, Inc., a developer of remote access software. Mr. Staiger holds an MBA from the University of Chicago Graduate School of Business and a BA in English from the University of Michigan.

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2002, 2003 and 2004, compensation awarded or paid to, or earned by, our Chief Executive Officer and our two other executive officers at December 31, 2004, which we refer to in this proxy statement/prospectus as Copper Mountain’s Named Executive Officers:

Name and Principal Position(1)	Year	Annual Compensation					Long-Term Compensation			All Other Compensation ($)(5)
		Salary ($)	Bonus ($)(2)		Other Annual Compensation ($)(3)		Restricted Stock Awards ($)(4)		Securities Underlying Options (#)
Richard S. Gilbert President and Chief Executive Officer	2004 2003 2002	$300,000 300,000 300,000		$200,000 1,080,863 500,000	$	— — —	$	— 1,746,000 —	— — —	$7,751 25,710 51,455

Michael O. Staiger Executive Vice President, Chief Financial Officer and Secretary	2004 2003 2002	$200,000 200,000 200,000		$100,000 400,000 58,000	$	— — —	$	— 1,397,000 —	— — —	$5,027 4,948 4,930

Mark B. Skurla(6) Vice President of Worldwide Sales	2004 2003 2002	$175,000 175,000 60,577	$	— — 20,000		$56,896 102,424 21,532	$	— — —	— 20,000 50,000	$4,831 4,387 628

(1)	Reflects positions held at December 31, 2004.
(2)	Amounts shown include bonus cash compensation earned by each listed officer during 2002, 2003 and 2004, as indicated.
(3)	Amounts shown constitute payment of commission in accordance with our sales compensation plan.
(4)

Represents the dollar value of shares awarded, calculated by multiplying the market value of our common stock on the date of grant by the number of shares awarded. Vesting of the restricted shares awarded in 2003 has been deferred by Messrs. Gilbert and Staiger; at least 316,250 of these restricted shares will vest in full on the first market trading day upon which the executive officer may sell our common stock under the regulations of the U.S. Securities Exchange Commission Rule 10b-5 and in accordance with our Insider Trading Policy; the remainder of these restricted shares vest quarterly thereafter and vest in full on the earlier of (a) the occurrence of a Change In Control as such term is defined in the associated stock grant documents, or (b) in June 2007. The shares are restricted as to sale or transfer until vesting. As of December 31, 2004, the aggregate restricted stock holdings of the officers listed in the table and the value thereof at year end based on the then-current market value of our common stock ($2.72 per share), without giving effect to the diminution of value attributable to the restrictions on such stock, were as follows: Mr. Gilbert, $775,200 (285,000 shares) and Mr. Staiger, $666,400 (245,000 shares). Dividends on these shares of restricted stock will be paid when, as and if declared on our Common Stock by our Board of Directors. To date, we have not paid any dividends and do not anticipate paying any dividends on our Common Stock in the foreseeable future.

(5)	Amounts shown constitute amounts we paid on the employees’ behalf for group term life insurance and 401(k) match. Also includes imputed interest on Mr. Gilbert’s interest free loan totaling $45,097, $18,034 and $0 for the years ending December 31, 2002, 2003, and 2004, respectively.
(6)	Mark B. Skurla’s employment was terminated on March 1, 2005.

Stock Option Grants and Exercises

The following tables show for the fiscal year ended December 31, 2004, certain information regarding options exercised by, and held at year end by, our Named Executive Officers. There were no options or stock appreciation rights granted to our Named Executive Officers in the last fiscal year and no stock appreciation rights outstanding at December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-end Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard S. Gilbert	—	—	105,929	—	$288,127	$—
Michael O. Staiger	—	—	20,624	—	$56,097	$—
Mark B. Skurla	—	—	43,334	26,666	$79,334	$56,666

Compensation of Directors

Our directors do not currently receive any cash compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. All directors are eligible to participate in our 1996 Equity Incentive Plan. Non-employee directors are eligible to participate in our 1999 Non-Employee Directors’ Plan and our 1996 Equity Incentive Plan.

Each non-employee director receives stock option grants under the 1999 Non-Employee Directors’ Plan, which we refer to as the Directors’ Plan. Only non-employee directors or affiliates of such directors (as defined in the United States Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. On March 25, 1999, the effective date of the Directors’ Plan, each person who was then serving as a non-employee director was granted an initial grant to purchase six thousand (6,000) shares of our common stock. Each person who is elected or appointed as a non-employee director after March 25, 1999 shall also be automatically granted an initial grant to purchase six thousand (6,000) shares of our common stock. On the day of each annual meeting of our stockholders, each member of our Board of Directors who is not an employee of ours and has served as a non-employee director for at least six (6) months shall be granted an annual grant to purchase two thousand (2,000) shares of our common stock under the Directors’ Plan. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value, as determined by the closing sales price reported on the Nasdaq National Market on the date of grant, of the shares of our common stock subject to the option on the date of the option grant. Options are fully vested and exercisable on the date of grant. The term of options granted under the Directors’ Plan is five years. In the event of a merger of us with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, the surviving corporation or acquiring corporation is required to assume any options outstanding or substitute similar options for those outstanding. In the event the surviving corporation or acquiring corporation refuses to assume such options or to substitute similar options for those outstanding, then such options will be terminated if not exercised prior to such event.

We grant non-employee directors discretionary stock option grants as allowed under the 1996 Equity Incentive Plan. Currently, we plan to grant any person who is newly elected to the Board, in addition to the non-discretionary initial grant described above, an initial grant to purchase fifteen thousand (15,000) shares of our common stock. On the day of each annual meeting of our stockholder, in addition to the non-discretionary annual grant described above, each non-employee member of our Board of Directors may be granted an annual grant to purchase ten thousand (10,000) shares of our common stock.

During the last fiscal year, we granted options covering twelve thousand (12,000) shares to each non-employee director at an exercise price per share of $11.85. The fair market value of such common stock on the date of grant was $11.85 per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of February 28, 2005, options to purchase 6,350 shares had been exercised under the Directors’ Plan.

Employment, Severance And Change Of Control Agreements

On March 18, 1998, we entered into an employment agreement with Richard S. Gilbert, our Chief Executive Officer and Chairman of the Board. Pursuant to Mr. Gilbert’s employment agreement, we lent Mr. Gilbert $1 million pursuant to an interest-free promissory note for the purchase of his principal residence in California. The principal amount of such note was due on March 30, 2003. The note was secured by an option to purchase 105,929 shares of our common stock held by Mr. Gilbert and the shares of our common stock issuable to Mr. Gilbert upon exercise of such options. The note provided that Mr. Gilbert’s obligation to repay the note could be accelerated upon the occurrence of certain events, including the termination of Mr. Gilbert’s employment. Mr. Gilbert has repaid the loan in full.

In March 2001, our Board approved a retention bonus plan for Mr. Gilbert pursuant to which he would receive a guaranteed bonus of $500,000, if he remained employed with us on December 31, 2002. This bonus was paid in January 2003. In November 2002 the Compensation Committee of our Board approved fixed retention bonuses for the CEO and CFO, which provided that if the CEO and CFO were employed by us on December 15, 2003 they would receive bonuses totaling $500,000 and $200,000, respectively. Our Compensation Committee also approved fixed bonuses for the CEO and CFO which would be paid only if specific 2003 quarterly goals set by the Compensation Committee were met. These bonuses totaled $125,000 and $50,000 per quarter, for the CEO and CFO, respectively. Both the CEO and the CFO remained employed with us through December 15, 2003, and the Compensation Committee determined that the quarterly goals for each quarter of 2003 were met. Accordingly, all of the 2003 incentive bonuses described above were paid in full. In April 2004 the Compensation Committee of our Board approved fixed retention bonuses for the CEO and CFO, which provided that if the CEO and CFO were employed by us on December 15, 2004 they would receive bonuses totaling $200,000 and $100,000, respectively. Both the CEO and the CFO remained employed with us through December 15, 2004. Accordingly, the 2004 retention bonuses described above were paid in full.

All of the shares of common stock held by Copper Mountain’s Named Executive Officers that are subject to repurchase by us and each option to purchase common stock held by Copper Mountain’s Named Executive Officers are subject to the following accelerated vesting provisions:

•	As to the restricted stock granted to Copper Mountain’s Named Executive Officers in 2001 and 2003, in the event of a change of control (as such term is defined by the applicable restricted stock agreement), 100% of the unvested portion of the restricted stock grant vests immediately.

•	As to options granted to Copper Mountain’s Named Executive Officers, in the event of a change in control (as such term is defined by the applicable stock option agreement), if any of Copper Mountain’s Named Executive Officers’ employment is terminated by us without cause or by the Named Executive Officer for good reason (as such term is defined by the applicable stock option agreement) and either such termination takes place on or after the date three months prior to the occurrence of the change in control, the vesting of the stock options accelerates such that one half of the unvested portion of the option becomes immediately exercisable upon such termination.

Retention Agreements

On February 10, 2005 we entered into a retention and incentive bonus agreement with Richard S. Gilbert, Chairman and Chief Executive Officer. Pursuant to this retention agreement, we agreed to pay Mr. Gilbert a retention bonus equal to three (3) months of his base salary. Mr. Gilbert’s current base salary is $300,000 per year. The retention bonus is payable on the earlier of (a) July 15, 2005; or (b) upon closing of the sale of our company. If Mr. Gilbert’s employment with us is terminated for any reason other than cause prior to payment of this retention bonus, the retention bonus must be paid immediately upon his termination, provided that he signs our standard release upon his termination. Pursuant to the retention agreement, we also agreed to pay Mr. Gilbert a $75,000 transaction completion bonus, payable immediately upon closing of the sale of our company.

On February 10, 2005 we entered into a retention and incentive bonus agreement with Michael O. Staiger, Executive Vice President and Chief Financial Officer. Pursuant to this retention agreement, we agreed to pay Mr. Staiger a retention bonus equal to three (3) months of his base salary. Mr. Staiger’s current base salary is $200,000 per year. The retention bonus is payable on the earlier of (a) July 15, 2005; or (b) upon closing of the sale of our company. If Mr. Staiger’s employment with us is terminated for any reason other than cause prior to payment of this retention bonus, the retention bonus must be paid immediately upon his termination, provided that he signs our standard release upon his termination. Pursuant to the retention agreement, we also agreed to pay Mr. Staiger a $75,000 transaction completion bonus, payable immediately upon closing of the sale of our company.

On February 10, 2005 we entered into a retention agreement with Mark Skurla, Vice President—Worldwide Sales. Pursuant to this retention agreement, we agreed to pay Mr. Skurla a retention bonus equal to three (3) months of his base salary. Mr. Skurla’s base salary was $175,000 per year. The retention bonus was payable on the earlier of (a) July 15, 2005; or (b) upon closing of the sale of our company. The agreement provided that, if Mr. Skurla’s employment with us was terminated for any reason other than cause prior to payment of this retention bonus, the retention bonus must be paid immediately upon his termination, provided that he signs our standard release upon his termination. Mr. Skurla’s employment was terminated on March 1, 2005, he has signed the standard release, and the retention bonus payment of $43,750 has been paid.

Stock Vesting Deferral Agreements

On February 10, 2005 Richard Gilbert and Michael Staiger each agreed to defer vesting on all of their restricted stock (which otherwise would have begun vesting on February 15, 2005 and quarterly thereafter) until the earlier of (i) the first market trading day thereafter upon which he may sell our common stock without violating Rule 10b-5 of the Exchange Act or our Insider Trading Policy, or (ii) March 15 of his taxable year following the year of such vesting date.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2004 were Tench Coxe and Roger Evans. During 2004, no executive officer served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF COPPER MOUNTAIN

In January 2004, Mr. Gilbert repaid in full an interest-free loan from us in the amount of $1 million pursuant to a promissory note issued by Mr. Gilbert to us in connection with his employment agreement with us. See “COPPER MOUNTAIN’S MANAGEMENT—Employment, Severance and Change of Control Agreements.”

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

COPPER MOUNTAIN’S PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of Copper Mountain common stock as of February 28, 2005 by: (i) each director of Copper Mountain; (ii) each of Copper Mountain’s Named Executive Officers; (iii) all executive officers and directors of Copper Mountain as a group; and (iv) all those known by us to be beneficial owners of more than five percent of Copper Mountain’s common stock. Unless otherwise indicated in the table set forth below, each person or entity named below has an address in care of Copper Mountain at Copper Mountain’s principal executive offices.

Except as indicated, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, except for certain shares that are restricted as to sale or transfer beneficially owned by Messrs. Gilbert and Staiger. Percentage of beneficial ownership is based on 7,821,251 shares of Copper Mountain common stock outstanding as of February 28, 2005, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Coghill Capital Management, L.L.C.(2) One North Wacker, Suite 4725 Chicago, IL 60606	1,519,640	19.4%

Tut Systems, Inc.(3) 600 SW Meadows Rd. Suite 200 Lake Oswego, OR 97035	1,094,215	14.0%

D. E. Shaw Laminar Portfolios, L.L.C. and related entities(4) 120 West Forty-Fifth Street Floor 39, Tower 45 New York, NY 10036.	791,046	10.1%

Tench Coxe(5) Sutter Hill Ventures 755 Page Mill Road, Suite A-200 Palo Alto, CA 94304	83,377	1.1%

Roger L. Evans(6) Greylock Equity Limited Partnership 2929 Campus Drive, Suite 400 San Mateo, CA 94403	49,565	*

Richard S. Gilbert(7)	404,955	5.1%

Joseph D. Markee(8)	152,525	1.9%

Michael O. Staiger(9)	271,793	3.5%

Mark B. Skurla(10)	50,833	*

Raymond V. Thomas(11)	30,000	*

Joseph R. Zell(12)	32,000	*

All directors and executive officers as a group (8 persons)(13)	1,075,048	13.5%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D, 13D/A, 13G and 13G/A filed with the SEC. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2005 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares.

(2)	As to the 1,519,640 shares included in the table above, Coghill Capital Management, L.L.C. has shared voting and disposition power with CCM Master Qualified Fund, Ltd. and Clint D. Coghill.
(3)	As an inducement for Tut Systems to enter into the merger, certain of our stockholders have entered into voting agreements with Tut Systems and have irrevocably appointed Tut Systems as his, her or its lawful attorney and proxy. Such proxy gives Tut Systems the limited right to vote each of the 1,094,215 shares of our common stock beneficially owned by such stockholders in all matters related to the merger. Tut Systems is not a record holder of any shares of our capital stock.
(4)	As to the 791,046 shares included in the table above, D. E. Shaw Laminar Portfolios, L.L.C. share voting and disposition power with D. E. Shaw & Co., L.P., D. E. Shaw & Co., L.L.C. and David E. Shaw.
(5)	Includes 28,963 shares held by various partnerships of which Mr. Coxe is a managing director or a general partner. Mr. Coxe disclaims beneficial interest in these shares except as to his pecuniary interest in the partnerships. Also includes 30,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005. Mr. Coxe has entered into a voting agreement with Tut Systems with respect to all shares beneficially owned by him as described in greater detail in footnote 3 above.
(6)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005. Mr. Evans has entered into a voting agreement with Tut Systems with respect to all shares beneficially owned by him as described in greater detail in footnote 3 above.
(7)	Includes 14,026 shares held in trust by Mr. Gilbert and 105,929 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005 and 285,000 shares that are restricted as to sale or transfer and which we may reacquire, as of the date 60 days from February 28, 2005. Mr. Gilbert has entered into a voting agreement with Tut Systems with respect to all shares beneficially owned by him as described in greater detail in footnote 3 above.
(8)	Includes 32,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005. Mr. Markee has entered into a voting agreement with Tut Systems with respect to all shares beneficially owned by him as described in greater detail in footnote 3 above.
(9)	Includes 20,624 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005 and 245,000 shares that are restricted as to sale or transfer and which we may reacquire, as of the date 60 days from February 28, 2005. Mr. Staiger has entered into a voting agreement with Tut Systems with respect to all shares beneficially owned by him as described in greater detail in footnote 3 above.
(10)	Includes 50,833 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005.
(11)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005. Mr. Thomas has entered into a voting agreement with Tut Systems with respect to all shares beneficially owned by him as described in greater detail in footnote 3 above.
(12)	Includes 32,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005. Mr. Zell has entered into a voting agreement with Tut Systems with respect to all shares beneficially owned by him as described in greater detail in footnote 3 above.
(13)	Includes 252,345 shares issuable upon exercise of options exercisable within 60 days of February 28, 2005 and 530,000 shares that are restricted as to sale or transfer and which we may reacquire, as of the date 60 days from February 28, 2005.

DESCRIPTION OF TUT SYSTEMS COMMON STOCK

General

The total number of shares of all classes of stock that we have authority to issue is 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. As of April 21, 2005 there were 25,194,894 shares of our common stock outstanding, which were held of record by approximately 264 holders of record of our common stock, and no shares of undesignated preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares.

Preferred Stock

Our Board of Directors is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

Although there is no current intention to do so, our Board of Directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of us.

Options

As of April 1, 2005, we had outstanding options to purchase a total of 4,205,807 shares of our common stock at a weighted average exercise price of $6.09 per share. Recommendations for option grants under our 1992 Stock Plan, 1998 Stock Plan and our 1999 Nonstatutory Stock Option Plan or otherwise are made by our Compensation Committee, subject to ratification by our full Board of Directors. Our Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to our stock plans must be exercised within ten years from the date of grant.

Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Our Certificate of Incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by a consent in writing. In addition, as provided by our Bylaws, special meetings of our stockholders may be called only by our Board of Directors. Our Certificate of Incorporation also provides that our Board of Directors will be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management. See “RISK FACTORS—Risks Related to Tut Systems’ Business – Our charter, bylaws, retention and change of control plans and Delaware law contain provisions that could delay or prevent a change in control.”

Transfer Agent and Registrar

The Transfer Agent and Registrar with respect to our Common Stock is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005, and its telephone number is (212) 936-5100.

COMPARISON OF RIGHTS OF TUT SYSTEMS STOCKHOLDERS

AND COPPER MOUNTAIN STOCKHOLDERS

This section of the proxy statement/prospectus describes material differences between the rights of Tut Systems common stockholders, on the one hand, and the rights of Copper Mountain common stockholders on the other hand. The rights compared are those found in the respective companies’ certificates of incorporation, bylaws and corporate law provisions of Delaware, which is the state in which both companies are incorporated. While Tut Systems and Copper Mountain believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to Copper Mountain stockholders. This summary is not intended to be a complete discussion of the certificate of incorporation and bylaws of Tut Systems and the certificate of incorporation and bylaws of Copper Mountain and is qualified in its entirety by reference to the applicable document and applicable Delaware law. Copper Mountain stockholders should carefully read this entire document and the documents referred to in this summary for a more complete understanding of the differences between the rights of Tut Systems common stockholders and the rights of Copper Mountain common stockholders.

Tut Systems and Copper Mountain are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Tut Systems capital stock and Copper Mountain capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of Copper Mountain capital stock will become holders of Tut Systems capital stock and their rights will be governed by Delaware law, the certificate of incorporation of Tut Systems and the bylaws of Tut Systems. The following discussion summarizes material differences between the rights of Tut Systems stockholders and Copper Mountain stockholders under the certificate of incorporation and bylaws of Tut Systems and of Copper Mountain.

Because this summary does not provide a complete description of these documents, all Copper Mountain stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of each of Tut Systems and Copper Mountain. Copies of the certificates of incorporation and bylaws of Copper Mountain and Tut Systems will be sent to Copper Mountain stockholders upon request. See “WHERE YOU CAN OBTAIN MORE INFORMATION” on page 129.

Capitalization

Tut Systems

The authorized capital stock of Tut Systems consists of:

•	100,000,000 shares of common stock, par value $0.001 per share; and

•	5,000,000 shares of preferred stock, par value $0.001 per share.

Copper Mountain

The authorized capital stock of Copper Mountain consists of:

•	200,000,000 shares of common stock, par value $0.001 per share; and

•	5,000,000 shares of preferred stock, par value $0.001 per share.

Classification, Number and Election of Directors

Tut Systems

The Tut Systems board is divided into three classes, with each class serving a staggered three-year term. Currently, Tut Systems’ board of directors has five members, including one Class I director, two Class II directors and two Class III directors. The Class I director has a term expiring at the 2007 annual meeting of stockholders, the Class II directors have a term expiring at the 2006 annual meeting of stockholders, and the Class III directors have a term expiring at the 2005 annual meeting of stockholders. The Tut Systems bylaws provide that its board of directors will consist of a number of directors between five and nine, to be fixed from time to time by the board of directors. The number of directors is currently five.

Copper Mountain

Copper Mountain’s board currently consists of six directors, each of whom serves a one year term. Copper Mountain’s bylaws provide that the authorized number of directors shall be not less than five and not more than nine.

Vacancies on the Board of Directors and Removal of Directors

General

Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Tut Systems

Vacancies on the board of directors of Tut Systems and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Any directorship to be filled by reason of an increase in the number of directors may be filled by the board.

Tut Systems’ bylaws provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or Tut Systems’ certificate of incorporation.

Copper Mountain

Any vacancy occurring on the board of directors of Copper Mountain, including vacancies occurring by reason of an increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board, unless the board of directors determines that such vacancy shall be filled by Copper Mountain’s stockholders.

Copper Mountain’s certificate of incorporation provides that, subject to the rights of any series of preferred stock, a director may be removed with cause by the holders of a majority of the voting power of the then-outstanding shares entitled to vote at an election of directors. A director may be removed from office without cause by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding shares entitled to vote at an election of directors.

Committees of the Board of Directors

Tut Systems

Tut Systems’ board may, by resolution passed by a majority of the whole board, designate one or more committees consisting of one or more directors, which will have and may exercise the powers of the board of directors in the management of the business and affairs of Tut Systems as designated by resolution of the board;

but no such committee shall have the power to amend the certificate of incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of Tut Systems’ property and assets, recommend to the stockholders a dissolution of Tut Systems or a revocation of a dissolution, or amend the bylaws; and, unless the resolution designating such committee or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee.

Copper Mountain

Copper Mountain’s board of directors may, by resolution passed by the board, designate one or more committees, each consisting of one or more directors. Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no committee shall have the power or authority in reference to the following matters: (i) amending Copper Mountain’s certificate of incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), (ii) adopting an agreement of merger or consolidation, (iii) recommending to the stockholders the sale, lease or exchange of all or substantially all of Copper Mountain’s property and assets, (iv) recommending to the stockholders a dissolution of Copper Mountain or a revocation of dissolution, or (v) amending Copper Mountain’s bylaws.

Amendments to the Certificate of Incorporation

General

Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

Tut Systems

Tut Systems’ certificate of incorporation provides that the affirmative vote of the holders of a majority of the shares entitled to vote is required in order to amend or repeal any of the provisions contained in the certificate.

Copper Mountain

Copper Mountain’s certificate of incorporation provides that the certificate of incorporation may be amended in the manner prescribed by Delaware law. However, any amendment to or repeal of provisions with respect to the following articles of the certificate of incorporation shall require the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding shares of Copper Mountain voting stock:

•	Article V.A: regarding the management of the business being vested in the board of directors, the election and removal of directors, and the filling of vacancies on the board of directors;

•	Article V.B: regarding the amendment of the Copper Mountain bylaws, the election of directors other than by written ballot, the prohibition on taking of action by the stockholders by written consent, and the advance notice of stockholder nominations for the election of directors and business to be brought by stockholders at a meeting of stockholders;

•	Article VI: regarding limitations on director liability and indemnification; and

•	Article VII: regarding the amendment process for Copper Mountain’s certificate of incorporation.

Amendments to Bylaws

General

Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

Tut Systems

Tut Systems’ certificate of incorporation provides that the board of directors is expressly empowered to adopt, amend or repeal the bylaws, subject to the power of the stockholders to amend or repeal such bylaws.

Copper Mountain

Copper Mountain’s certificate of incorporation provides that the board of directors is expressly empowered to adopt, amend or repeal the bylaws. The stockholders have the power to adopt, amend or repeal the bylaws by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of Copper Mountain voting stock.

Ability to Call Special Meetings

Tut Systems

Special meetings of the Tut Systems stockholders may be called at any time by the board of directors, or by the chairman of the board or by the president.

Copper Mountain

Special meetings of Copper Mountain stockholders may be called by the board of directors, chairman of the board, the chief executive officer or the holders of not less than 10% of all the outstanding shares entitled to vote at the meeting.

Notice of Stockholder Action

Tut Systems

Under the Tut Systems’ bylaws, only such business shall be conducted as shall have been properly brought before the meeting by giving timely notice in writing to the secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.

A stockholder’s notice to the secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, all of the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing such business;

•	the class and number of shares of the corporation that are beneficially owned by the stockholder;

•	any material interest of the stockholder in such business; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal.

With respect to stockholder nominations of directors for election, nominations may be made by any stockholder of record entitled to vote for the election of directors at the meeting who provides timely notice in writing to the secretary delivered in the manner for timely notice described above.

Stockholders nominating candidates for election or re-election to the Tut Systems board of directors are required to provide the following information for each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class, series and number of shares of capital stock that are owned beneficially by the person;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Tut Systems may require any proposed nominee to furnish such other information as may reasonably be required by Tut Systems to determine the eligibility of such proposed nominee to serve as a director.

Copper Mountain

Under Copper Mountain’s bylaws, only such business shall be conducted as shall have been properly brought before the meeting by giving timely notice in writing to the Copper Mountain secretary. To be timely, a stockholder’s notice must be delivered to Copper Mountain not more than one hundred twenty (120) days nor less than ninety (90) days before the one year anniversary of the date on which Copper Mountain first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting, nor later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or tenth (10th) day following the date on which public announcement of the date of the meeting is first made.

A stockholder’s notice to the secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, all of the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing such business;

•	the class and number of shares of the corporation that are beneficially owned by the stockholder;

•	any material interest of the stockholder in such business; and

•	whether such stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of Copper Mountain’s voting shares required to carry the proposal or, in the case of a nomination for director, a sufficient number of holders of Copper Mountain voting shares to elect such nominee.

With respect to stockholder nominations of directors for election, nominations may be made by any stockholder of record entitled to vote for the election of directors at the meeting who provides timely notice in writing to the secretary delivered in the manner for timely notice described above. Stockholders nominating candidates for election or re-election to the Copper Mountain board of directors are required to provide all information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Indemnification of Directors and Officers

General

Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Tut Systems

The intent of the indemnification provisions in the Tut Systems bylaws is to provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Tut Systems bylaws provide that Tut Systems will indemnify each of its directors and officers and employees (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such a person is or was an agent of the corporation.

The Tut Systems bylaws also provide that Tut Systems will have the power to indemnify employees (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such a person is or was an agent of the corporation.

Copper Mountain

The intent of the indemnification provisions in the Copper Mountain bylaws is to provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Copper Mountain bylaws provide that Copper Mountain will indemnify each of its directors and executive officers against expenses, including but not limited to court costs, attorneys’ fees, judgments, fines, settlements, and other amounts incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was a director or executive officer of Copper Mountain, or is or was serving at the request of Copper Mountain as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise.

The Copper Mountain bylaws also provide that Copper Mountain shall have the power to indemnify each of its other officers, employees and other agents as set forth in the Delaware General Corporation Law.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information gives the effect to the proposed acquisitions of Copper Mountain and CoSine, and presents the combined financial statements of Tut Systems as they may have appeared had such businesses actually been combined at the beginning of the period presented for the statement of operations and at the end of the period presented for the balance sheet. The merger between Tut Systems and CoSine is not a condition of the merger between Tut Systems and Copper Mountain.

The following unaudited pro forma condensed combined financial information does not include the full impact of the expected labor cost reductions resulting from the Copper Mountain reduction in force, or the other synergies and cost reductions that Tut Systems expects to realize from the ongoing integration of the Copper Mountain and CoSine assets into the business of Tut Systems.

The unaudited unaudited pro forma condensed combined financial information reflects the combined historical financial information of the companies and shows the impact of the aforementioned mergers on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Tut Systems treated as the acquirer. Under this method of accounting, Tut Systems will record the assets and liabilities of Copper Mountain and CoSine, as applicable, at their estimated fair values as of the date the respective merger is completed. The unaudited pro forma condensed combined financial information includes estimates regarding the allocation of the purchase prices and other assumptions that Tut Systems’ management believes are reasonable. The unaudited pro forma condensed combined financial information is not necessarily indicative of the results that would have occurred if the above transactions had been in effect on the dates indicated, or which may result in the future, and do not include any cost reductions or other effects of our planned integration of assets.

The unaudited pro forma condensed combined balance sheet assumes that the mergers of Tut Systems with Copper Mountain and CoSine were completed as of December 31, 2004. The unaudited pro forma condensed combined statement of operations gives effect to the mergers of Tut Systems with Copper Mountain and CoSine as if such mergers had been completed on January 1, 2004. To derive the unaudited pro forma condensed combined statement of operations, the historical statement of operations of Tut Systems for the year ended December 31, 2004 was combined with the historical statement of operations information of each of Copper Mountain and CoSine for the year ended December 31, 2004.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Tut Systems, Copper Mountain and CoSine which are included in this document, beginning on pages FI-1, FII-1 and FIII-1, respectively.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined as of the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the allocation of the purchase price reflected in the pro forma condensed combined financial statements is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the mergers.

Tut System’s Unaudited Pro forma Condensed Combined Balance Sheet as of December 31, 2004

(in thousands, except per share data)

	Tut Systems Historical	Copper Mountain Historical	Copper Mountain Adjustment		Subtotal Pro Forma Combined	CoSine Historical	CoSine Adjustment			Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$12,440	$10,183	$—		$22,623	$9,203		$—		$31,826
Short term investments		2,247			2,247	15,710				17,957
Accounts and other receivables, net allowance for doubtful accounts	6,585	887			7,472	1,811				9,283
Inventories, net	3,994	150			4,144					4,144
Prepaid expenses and other	1,137	662			1,799	949				2,748

Total current assets	24,156	14,129			38,285	27,673				65,958
Property and equipment, net	1,874	1,271	(971	)(1)	2,174					2,174
Intangibles and other assets	1,935	300	1,471	(1)	3,706	150		3,345	(6)	7,201

Total assets	$27,965	$15,700	$500		$44,165	$27,823		$3,345		$75,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$2,221	$856	$—		$3,077	$252	$			$3,329
Accrued Liabilities	2,324	2,962	1,025	(1)	6,743	3,698		1,525	(6)	11,966
			432	(1)
Deferred revenue	226	176	(76	)(1)	326	509				835

Total current Liabilities	4,771	3,994	1,381		10,146	4,459		1,525		16,130
Note Payable	3,816				3,816					3,816
Other liabilities		651			651					651

Total Liabilities	8,587	4,645	1,381		14,613	4,459		1,525		20,597

Stockholders’ equity:
Common stock	25	8	3	(1)	28	1		(1	)(4)	34
			(8	)(2)				6	(5)
Additional paid-in capital	315,006	262,642	10,310	(1)	325,316	540,028		(540,028	)(4)	350,494
			(262,642	)(2)				25,178	(5)
Deferred Compensation		(2,500)	(139	)(3)	(139)					(139)
			2,500	(2)
Notes Receivable from Stockholders						(1,520)		1,520	(4)
Accumulated other comprehensive income	(140)				(140)	614		(614	)(4)	(140)
Accumulated deficit	(295,513)	(249,095)	249,095	(2)	(295,513)	(515,759)		515,759	(4)	(295,513)

Total stockholders’ equity	19,378	11,055	(881)		29,552	23,364		1,820		54,736

Total liabilities and stockholders’ equity	$27,965	$15,700	$500		$44,165	$27,823		$3,345		$75,333

Notes to unaudited pro forma combined financial statements:

(in thousands, except per share data)

(1)	The purchase price adjustments reflect the assumed issuance of 2,535 shares of Tut Systems common stock to Copper Mountain stockholders using the exchange ratio of 0.3269 based on 7,757 shares of Copper Mountain common stock outstanding at February 11, 2005. The fair value of the Tut Systems shares assumed to be issued is based on a per share value of $3.97, which is equal to Tut Systems’ average last sale price per share as reported on the Nasdaq National Market for the trading-day period two days before and after February 11, 2005.

For purposes of the pro forma financial information, the following table presents the assumptions used. Total Consideration (in thousands)

	(in thousands)
Total Consideration
Fair value of Tut Systems common stock assumed to be issued	$10,076	(a)
Estimated fair value of Tut Systems common stock to be issued in exchange for outstanding warrants	98	(b)
Estimated acquisition related costs	1,025	(c)
Estimated employee severance costs	432	(d)

	$11,631

(a)	Fair value of Tut Systems common stock assumed to be issued is equal to Tut Systems’ average last sale price per share as reported on the Nasdaq National Market of $3.97 for the trading-day period two days before and after February 11, 2005.
(b)	Estimated fair value of Tut Systems common stock to be issued in exchange for outstanding warrants has been estimated using the Black-Scholes pricing model.
(c)	Estimated acquisition related costs:

Acquisition related costs are estimated at $1,025. For a period of six years after the effective time of the merger, Tut Systems is required to cause to be maintained in effect the current policy (or policies providing comparable coverage) of directors’ and officers’ liability insurance with respect to claims against Copper Mountain’s officers and directors arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that Tut Systems will not be required to obtain a policy with a premium in excess of 200% of the premium for the existing Copper Mountain policy. The estimated premium of $350 for maintaining the current policy of directors’ and officers’ liability insurance is included in the estimated acquisition related costs. Other estimated acquisition-related costs of $675 include legal fees, accounting fees, printing costs, and other directly related charges.

(d)	In accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, employee severance costs include expected cash severance payments in connection with the involuntary termination of Copper Mountain employees due within the 12-month period following the closing of the merger.

The planning process for the integration of Copper Mountain’s operations may result in additional accruals for severance costs and/or facilities closures in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Copper Mountain and is for illustrative purposes only. This allocation is preliminary and based on Copper Mountain’s assets and liabilities as of December 31, 2004. The fair value of the net assets of Copper Mountain as of December 31, 2004 exceeded the expected purchase price of $11,631, thereby resulting in negative goodwill of $5,721. All long-lived assets were reduced on a pro-rata basis by the amount of the negative goodwill. The preliminary allocation of the purchase price was determined with the assistance of an independent third party appraiser using established valuation techniques.

Preliminary purchase price allocation (in thousands)

	Fair Value	Pro Rata Adjustments		Preliminary Purchase Price Allocation
Net current assets	$10,211	$		$10,211
Property and equipment	1,271		(971)	300
Developed technology	6,221		(4,750)	1,471
Other assets	300			300
Negative goodwill	(5,721)		5,721	—
Other liabilities	(651)			(651)

Expected purchase price	$11,631		$—	$11,631

Developed technology will be amortized over three to five years. Based on the preliminary purchase price allocation this will result in additional annual amortization of approximately $322.

(2)	The pro forma adjustment eliminates Copper Mountain’s stockholders’ equity accounts.
(3)	The purchase price adjustment includes the assumed issuance of 35 shares of Tut Systems unvested restricted common stock in exchange for 107 shares of Copper Mountain unvested restricted stock using the exchange ratio of 0.3269. The fair value of the Tut Systems shares assumed to be issued of $139 is based on a per share value of $3.97, which is equal to Tut Systems’ average last sale price per share as reported on the Nasdaq National Market for the trading-day period two days before and after February 11, 2005.
(4)	Eliminates CoSine stockholders’ equity accounts.
(5)	Reflects the issuance of 5,999 shares of Tut Systems common stock as merger consideration for the CoSine acquisition.
(6)	Preliminary purchase price allocation using CoSine’s December 31, 2004 balance sheet (in thousands except for per share data):

Tut common shares issued to CoSine stockholders(b)	5,999
Tut price per share(a)	$4.198

Fair value of Tut common stock assumed to be issued	$25,184
Estimated acquisition related costs(c)	1,525

Total purchase price(b)	$26,709
Net estimated CoSine assets acquired	23,364

Excess of purchase price over fair value of tangible assets acquired allocated to goodwill	$3,345

The purchase price allocation is preliminary and subject to change based upon the determination of the fair value of the net assets acquired upon consummation of the acquisition. To the extent finite life intangible assets are identified, such assets will be subject to amortization which would impact pro forma results of operations.

(a)	Tut price per share determined using the average market price for the two days before and after the announcement of the merger on January 7, 2005.
(b)	Purchase price determined per the merger agreement of $24,100 plus net cash adjustment of the excess of net assets above $22,750, or $27 as of March 31, 2005, resulting in a calculation of shares to be issued of 5,999.
(c)	Acquisition related costs are estimated at $1,525. For a period of three years after the acquisition, Tut Systems is required to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by CoSine (or policies of no less favorable coverage) only with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that in no event will Tut Systems be required to obtain a policy the premium of which is more than $800. The estimated premium of $350 for maintaining the current policy of directors’ and officers’ liability insurance is included in the estimated acquisition related costs. Other estimated acquisition-related costs of $1,175 include legal fees, accounting fees, printing costs, and other directly related charges.

Unaudited Pro Forma Combined

Statement of Operations

For the year Ended December 31, 2004

(in thousands, except per share data)

	Tut Systems Historical	Copper Mountain Historical	Copper Mountain Adjustments		Subtotal Pro Forma Combined	CoSine Historical	CoSine Adjustments		Pro Forma Combined
Revenue	$24,992	$7,843	$—		$32,835	$9,675	$—		$42,510
Cost of goods sold	16,980	5,668	(160	)(1)	22,488	7,086	—		29,574

Gross profit	8,012	2,175	160		10,347	2,589	—		12,936

Operating expenses:
Research and development	8,096	12,986	(697	)(1)	20,385	15,078	—		35,463
Sales and marketing	7,278	4,780	(57	)(1)	12,001	10,052	—		22,053
General and administrative	4,336	6,029	(688	)(1)	9,677	6,064	—		15,741
Restructuring and impairment charges	202	(1,581)	—		(1,379)	8,909	—		7,530
Amortization of deferred stock compensation	—	442	—		442	—	—		442
Amortization of intangible assets	1,524	—	322	(2)	1,846	—	—		1,846

Total operating expenses	21,436	22,656	(1,120)		42,972	40,103	—		83,075

Loss from operations	(13,424)	(20,481)	1,280		(32,625)	(37,514)	—		(70,139)
Other income (expense)	(36)	201	—		165	210	—		375

Loss before income tax provision	(13,460)	(20,280)	1,280		(32,460)	(37,304)	—		(69,764)
Income tax provision	—	—	—		—	33	—		33

Net Loss	$(13,460)	$(20,280)	$1,280		$(32,460)	$(37,337)	—		$(69,797)

Basic and diluted net loss per share	$(0.63)	$(3.06)	—		$(1.36)	$(3.70)	—		$(2.32)

Shares used in computing basic and diluted net loss per share	21,392	6,623	2,535	(3)	23,927	10,082	5,999	(3)	29,926

(1)	The pro forma adjustment represents the reduction of depreciation expense due to the revaluation of the acquired property and equipment in the acquisition of Copper Mountain. The pro forma depreciation expense was determined on a straight line basis over an estimated useful life of three years.
(2)	The pro forma adjustment represents the increase of amortization expense of acquired technology in the acquisition of Copper Mountain. The acquired technology is being amortized over estimated periods of benefit of three to five years.
(3)	The pro forma adjustments reflects the issuance of 2,535 shares of Tut Systems common stock as merger consideration for the Copper Mountain acquisition and the issuance of 5,999 shares of Tut Systems common stock as merger consideration for the CoSine acquisition.

LEGAL MATTERS

The validity of the shares of Tut Systems common stock offered hereby will be passed upon for Tut Systems by DLA Piper Rudnick Gray Cary US LLP, San Diego, California. Certain legal matters relating to this transaction will be passed upon for Copper Mountain by Cooley Godward LLP, San Francisco, California.

EXPERTS

The financial statements of Tut Systems, Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Copper Mountain Networks, Inc. included in this prospectus and the related financial statement schedule included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph relating to the ability of Copper Mountain Networks, Inc. to continue as a going concern), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of CoSine Communications, Inc. as of December 31, 2004 and for the year then ended included in this prospectus have been so included in reliance on the report of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of CoSine Communications, Inc. at December 31, 2003, and for each of the two years in the period ended December 31, 2003, included in this Registration Statement and Prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about CoSine Communications, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Copper Mountain will hold an annual meeting of stockholders in the year 2005 only if the merger has not already been completed. If the annual meeting is held, to be considered for inclusion in Copper Mountain’s proxy materials, any proposal that a Copper Mountain stockholder intends to present at the Copper Mountain 2005 annual meeting of stockholders must have been received by the Copper Mountain secretary by December 6, 2004.

If you wish to submit a proposal that is not to be included in Copper Mountain’s proxy materials or to nominate a director you must have provided notice to the Copper Mountain secretary no earlier than January 5, 2005 and no later than February 4, 2005. However, if Copper Mountain holds its 2005 annual meeting of stockholders after June 4, 2005, such proposals and nominations may be considered if notice is provided to the Copper Mountain secretary no earlier than the close of business on the one hundred twentieth (120th) day prior to the meeting and no later than the close of business on the later of the ninetieth (90th) day prior to the meeting or the tenth (10th) business day following the date on which public announcement of the date of the meeting is first made. Copper Mountain’s certificate of incorporation and bylaws provide that stockholder nominations for director or proposals of other business may be made in compliance with certain advance notice, informational and other applicable requirements as described under “COMPARISON OF RIGHTS OF TUT SYSTEMS STOCKHOLDERS AND COPPER MOUNTAIN STOCKHOLDERS—Notice of Stockholder Action” beginning on page 119. Such stockholder notices should be delivered to Copper Mountain, Attn: Secretary, 10145 Pacific Heights Boulevard, Suite 530, San Diego, California 92121.

WHERE YOU CAN OBTAIN MORE INFORMATION

Tut Systems and Copper Mountain are subject to the informational requirements of the Exchange Act and therefore file reports, proxy and information statements and other information with the SEC. You can inspect many of such reports, proxy and information statements and other information on the SEC’s Internet website at http://www.sec.gov.

You can also inspect and copy such reports, proxy and information statements and other information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at: 1-800-SEC-0330. The common stock of Tut Systems and Copper Mountain is listed on The Nasdaq National Market.

This proxy statement/prospectus constitutes part of a registration statement on Form S-4 filed by Tut Systems with the SEC under the Securities Act. This proxy statement/prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Tut Systems and its shares or Copper Mountain and its shares, you should refer to the registration statement either at the SEC’s website or at the address set forth in the preceding paragraph. Statements in this proxy statement/prospectus concerning any document attached as an annex to this proxy statement/prospectus or filed as an exhibit to the registration statement are not necessarily complete, and, in each instance, you should refer to the copy of such document which has been attached as an annex to this proxy statement/prospectus or filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

This year, a number of brokers with account holders who are Copper Mountain stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Copper Mountain, Investor Relations, 10145 Pacific Heights Blvd., Suite 530, San Diego, California 92121 or via e-mail at IR@coppermountain.com or call Investor Relations at (858) 410-7110.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

TUT SYSTEMS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Tut Systems, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Tut Systems, Inc. (the Company) and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed at II-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

Portland, Oregon

February 2, 2005, except as to the third paragraph of Note 13 as to which the date is February 11, 2005

TUT SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$14,370	$12,440
Accounts receivable, net of allowance for doubtful accounts of $47 and $139 in 2003 and 2004, respectively	7,062	6,585
Insurance settlement receivable	10,725	—
Inventories, net	4,181	3,994
Prepaid expenses and other	1,026	1,137

Total current assets	37,364	24,156
Property and equipment, net	1,722	1,874
Intangibles and other assets	3,685	1,935

Total assets	$42,771	$27,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,055	$2,221
Accrued liabilities	1,516	2,324
Legal settlement liability	10,725	—
Deferred revenue	253	226

Total current liabilities	15,549	4,771
Note payable	3,523	3,816
Other liabilities	44	—

Total liabilities	19,116	8,587

Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued and outstanding in 2003 and 2004, respectively	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 20,274 and 25,180 shares issued and outstanding in 2003 and 2004, respectively	20	25
Additional paid-in capital	305,777	315,006
Accumulated other comprehensive loss	(89)	(140)
Accumulated deficit	(282,053)	(295,513)

Total stockholders’ equity	23,655	19,378

Total liabilities and stockholders’ equity	$42,771	$27,965

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2002	2003	2004
Revenues:
Product	$8,582	$31,474	$24,942
License and royalty	789	718	50

Total revenues	9,371	32,192	24,992
Cost of goods sold	13,909	15,646	16,980

Gross profit (loss)	(4,538)	16,546	8,012

Operating expenses:
Sales and marketing	8,695	7,479	8,096
Research and development	12,337	7,909	7,278
General and administrative	5,060	4,476	4,336
Restructuring costs	9,147	292	—
In-process research and development	562	—	—
Impairment of intangible assets	—	128	202
Amortization of intangible assets	1,304	1,809	1,524

Total operating expenses	37,105	22,093	21,436

Loss from operations	(41,643)	(5,547)	(13,424)
Impairment of certain equity investments	(592)	—	—
Gain on sale of investments	—	—	125
Interest and other income (expense), net	610	30	(161)

Net loss	$(41,625)	$(5,517)	$(13,460)

Net loss per share, basic and diluted (Note 2)	$(2.45)	$(0.28)	$(0.63)

Shares used in computing net loss per share, basic and diluted (Note 2)	16,957	19,996	21,392

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Notes Receivable From Stockholders	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, January 31, 2002	16,411	16	301,182	(17)	(96)	(78)	(234,911)	66,096
Components of comprehensive loss:
Unrealized losses on other investments	—	—	—	—	—	(48)	—	(48)
Foreign currency translation adjustment	—	—	—	—	—	(15)	—	(15)
Net loss	—	—	—	—	—	—	(41,625)	(41,625)

Total comprehensive loss								(41,688)
Common stock issued in conjunction with VideoTele.com purchase acquisition	3,283	4	3,608	—	—	—	—	3,612
Common stock issued for cash upon exercise of stock options	11	—	14	—	—	—	—	14
Common stock issued under employee stock purchase plan	91	—	84	—	—	—	—	84
Amortization related to unearned compensation	—	—	—	17	—	—	—	17
Repayment/forgiveness of notes receivable issued to stockholders	—	—	—	—	96	—	—	96

Balance, December 31, 2002	19,796	20	304,888	—	—	(141)	(276,536)	28,231
Components of comprehensive loss:
Unrealized gain on other investments	—	—	—	—	—	74	—	74
Foreign currency translation adjustment	—	—	—	—	—	(22)	—	(22)
Net loss	—	—	—	—	—	—	(5,517)	(5,517)

Total comprehensive loss	—	—	—	—	—	—	—	(5,465)
Common stock issued for cash upon exercise of stock options	440	—	831	—	—	—	—	831
Common stock issued under employee stock purchase plan	38	—	58	—	—	—	—	58

Balance, December 31, 2003	20,274	$20	$305,777	$—	$—	$(89)	$(282,053)	$23,655
Components of comprehensive loss:
Unrealized gain on other investments	—	—	—	—	—	(23)	—	(23)
Foreign currency translation adjustment	—	—	—	—	—	(28)	—	(28)
Net loss	—	—	—	—	—	—	(13,460)	(13,460)

Total comprehensive loss	—	—	—	—	—	—	—	(13,511)
Common stock issued in secondary offering, net	4,600	5	8,706					8,711
Common stock issued for cash upon exercise of stock options	226	—	323	—	—	—	—	323
Common stock issued under employee stock purchase plan	80	—	200	—	—	—	—	200

Balance, December 31, 2004	25,180	$25	$315,006	$—	$—	$(140)	$(295,513)	$19,378

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net loss	$(41,625)	$(5,517)	$(13,460)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,163	1,097	1,273
Noncash interest income and amortization of discounts on investments	37	—	—
Abandonment of fixed assets	4,822	—	—
Provision for (recovery of) doubtful accounts	(2,277)	36	92
Provision for excess and obsolete inventory and abandoned products	7,125	225	1,542
Write-off of certain equity investments	592	—	—
Impairment of intangible assets	—	128	202
Amortization of intangible assets	1,304	1,809	1,524
Write-off of in-process research and development	562	—	—
Deferred interest on note payable	—	261	293
Change in operating assets and liabilities, net of businesses acquired:
Accounts receivable	2,090	(5,126)	385
Inventories	3,195	(518)	(1,355)
Prepaid expenses and other assets	3,390	72	(138)
Accounts payable and accrued liabilities	(5,828)	(2,665)	(70)
Deferred revenue	(889)	(703)	(27)

Net cash used in operating activities	(24,339)	(10,901)	(9,739)
Cash flows from investing activities:
Purchase of property and equipment	(426)	(1,189)	(1,425)
Proceeds from maturities of short-term investments	3,105	—	—
Acquisition of businesses, net of cash acquired	758	—	—

Net cash provided by (used in) investing activities	3,437	(1,189)	(1,425)
Cash flows from financing activities:
Proceeds from credit facility	—	—	2,562
Repayment of credit facility	—	—	(2,562)
Proceeds from issuances of common stock, net	98	889	9,234
Other	37	—	—

Net cash provided by financing activities	135	889	9,234

Net decrease in cash and cash equivalents	(20,767)	(11,201)	(1,930)
Cash and cash equivalents, beginning of year	46,338	25,571	14,370

Cash and cash equivalents, end of year	$25,571	$14,370	$12,440

Supplemental disclosure of cash flow information:
Interest paid during the year	$47	$3	$1
Income taxes paid during the year	$1	$1	$1
Noncash financing activities:
Common stock issued in connection with the VideoTele.com acquisition in 2002	$3,612	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

NOTE 1—DESCRIPTION OF BUSINESS:

The Company designs, develops, and sells digital video processing systems that enable telephony-based service providers to deliver broadcast quality digital video signals over their networks. The Company also offers video processing systems that enable private enterprise and government entities to transport video signals over satellite, fiber, radio, or copper networks for surveillance, distance learning, and TV production applications. The Company also designs, develops and markets broadband transport and service management products that enable the provisioning of high speed Internet access and other broadband data services over existing copper networks within hotels and private campus facilities.

Historically, the Company derived most of its sales from its broadband transport and service management products. In November 2002, the Company acquired VideoTele.com, or VTC, from Tektronix, Inc. to extend its product offerings to include digital video processing systems. As a result, the Company’s revenue increased from $9,371 in 2002 to $24,992 in 2004. Video-based products now represent a majority of the Company’s sales.

The Company has incurred substantial losses and negative cash flows from operations since inception. For the year ended December 31, 2004, the Company incurred a net loss of $13,460 and negative cash flows from operating activities of $9,739, and has an accumulated deficit of $295,513 at December 31, 2004. Management believes that its cash and cash equivalents and availability under the credit facility as of December 31, 2004, are sufficient to fund operating activities and capital expenditure needs for at least the next twelve months. In future periods, the Company generally anticipates that working capital will begin to increase as a result of several factors, including the expectation that revenue will increase and its net loss will decrease in 2005 as compared to 2004. Accordingly, the Company expects the amount of cash used to fund our operations to decrease in 2005. However, in the event that the Company does not meet its revenue and earnings expectations, the Company may require additional cash to fund operations. Failure to generate positive cash flow in the future could have a material adverse effect on the Company’s ability to achieve its intended business objectives. See note 13 for further details on the Plans of Merger with Copper Mountain Networks and CoSine Communications.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include valuation of inventories and accounts receivable, estimation of loss on purchase commitments, estimation of percentage-of-completion on revenue contracts, the recoverability of long-lived assets and estimation of range of losses under contingencies. Actual results could differ from those estimates.

Fair value of financial instruments

The fair value of the Company’s cash and cash equivalents, accounts receivable, accounts payable and note payable approximate their carrying value due to the short maturity or market rate structure of those instruments.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Cash and cash equivalents

Cash equivalents are stated at cost or amortized cost, which approximates fair value. The Company includes in cash and cash equivalents all highly liquid investments that mature within three months of their purchase date. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates that designation as of each balance sheet date.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. The Company records provisions to write down its inventory and related purchase commitments for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about the future demand and market conditions. If actual future demand or market conditions are less favorable than those estimated by the Company, additional inventory provisions may be required.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation by charges to expense which are sufficient to write off the cost of the assets over their estimated useful lives on the straight-line basis. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvement. Useful lives by principal classifications are as follows:

Office equipment	3-5 years
Computers and software	3-7 years
Test equipment	3-5 years
Leasehold improvements	1-7 years

When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the asset and accumulated depreciation accounts, respectively. Upon the disposition of property and equipment, the accumulated depreciation is deducted from the original cost and any gain or loss on that sale or disposal is credited or charged to income.

Maintenance, repairs, and minor renewals are charged to expense as incurred. Expenditures which substantially increase an asset’s useful life are capitalized.

Intangible assets

Intangible assets are stated at cost less amortization. Intangible assets consist of completed technology and patents, contract backlog, customer lists, maintenance contract renewals and trademarks. These intangible assets are amortized on a straight line basis over the estimated periods of benefit, which are as follows:

Completed technology and patents	5 years
Contract backlog	14 months
Customer lists	7 years
Maintenance contract renewals	5 years
Trademarks	7 years

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Accounting for long-lived assets

The Company periodically assesses the impairment of long-lived assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, significant negative industry or economic trends, a significant decline in the stock price for a sustained period and the Company’s market capitalization relative to net book value.

When management determines that the carrying value may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment measured is based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the Company’s current business model.

During 2003, the Company determined that certain long-lived assets and certain intangible long-lived assets were impaired and recorded losses accordingly under SFAS No. 144. No such impairment was recorded in 2002 and 2004. Future events could cause the Company to conclude that impairment indicators once again exist. Any resulting impairment loss could have a material adverse impact on the Company’s financial condition and results of operations.

Revenue Recognition

The Company generates revenue primarily from the sale of hardware products, including third-party products, through professional services, and through the sale of its software products. The Company sells products through direct sales channels and through distributors. Generally, product revenue is generated from the sale of video processing systems and components and the sale of broadband transport and service management products. Turnkey solution revenue is principally generated by the sale of complete end-to-end video processing systems that are designed, developed and produced according to a buyer’s specifications.

Product revenues

Product revenue is generated primarily from the sale of complete end-to-end video processing systems generally referred to as turnkey solutions. Turnkey solutions are multi-element arrangements, which consist of hardware products, software products, professional services and post contract support. Sales of turnkey solutions are classified as product revenue in the statement of operations.

Product revenue is also generated from the sale of video processing component products and the sale of broadband transport and service management products. The Company sells these products through its own direct sales channels and also through distributors.

The Company’s revenue recognition policies for turnkey solutions are in accordance with SOP 97-2, Software Revenue Recognition, as amended, which is the authoritative guidance for recognizing revenue on software transactions and transactions in which software is more than incidental to the arrangement. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as hardware, software products, maintenance services, installation, training or other elements. Under SOP 97-2, the determination of fair value is based on objective

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

evidence that is specific to the vendor. If such evidence of fair value for any undelivered element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered, subject to certain limited exceptions set forth in SOP 97-2, as amended. SOP 97-2 was amended in February 1998 by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2 and was amended again in December 1998 by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Those amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement.

In the case of software arrangements which require significant production, modification or customization of software, which encompasses all of the Company’s turnkey arrangements, SOP 97-2 refers to the guidance in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The Company recognizes revenue for all turnkey arrangements in accordance with SOP 97-2 and SOP 81-1. Excluding the PCS element, for which the Company has established vendor specific objective evidence of fair value (as defined by SOP 97-2), revenue from turnkey solutions is generally recognized using the percentage-of-completion method, as stipulated by SOP 81-1. The percentage-of-completion method reflects the portion of the anticipated contract revenue that has been earned that is equal to the ratio of labor effort expended to date to the anticipated final labor effort, based on current estimates of total labor effort necessary to complete the project. Revenue from the PCS element of the arrangement is deferred at the point of sale and recognized over the term of the PCS period. Generally, the terms of the turnkey solution sales provide for billing of approximately 90% of the contract value of the arrangement prior to the time of delivery to the customer site, with an additional approximately 9% of the contract value billed upon substantial completion of the project and the balance upon customer acceptance. The contractual arrangements relative to turnkey solutions include customer acceptance provisions. However, such provisions are generally considered to be incidental to the arrangement in its entirety because customers are fully obligated with respect to approximately 99% of the contract value irrespective of whether acceptance occurs or not.

For direct sales of video processing systems component products not included as part of turnkey solutions and the direct sale of broadband transport and service management products, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

Significant management judgments and estimates must be made in connection with the measurement of revenue in a given period. The Company follows specific and detailed guidelines for determining the timing of revenue recognition. At the time of the transaction, the Company assesses a number of factors, including specific contract and purchase order terms, completion and timing of delivery to the common-carrier, past transaction history with the customer, the creditworthiness of the customer, evidence of sell-through to the end user, and current payment terms. Based on the results of the assessment, the Company may recognize revenue when the products are shipped or defer recognition of revenue until evidence of sell-through occurs and cash is received. In order to recognize revenue, the Company must also make a judgment regarding collectibility. Management’s judgment of collectibility is applied on a customer-by-customer basis pursuant to the Company’s credit review policy. The Company sells to customers for which there is a history of successful collection and to new customers for which no similar history may exist. New customers are subject to a credit review process, which evaluates the customers’ financial position and ability to pay. New customers are typically assigned a credit limit based on a review of their financial position. Such credit limits are increased only after a successful collection history with the customer has been established. If it is determined from the outset of an arrangement that collectibility is not probable based upon the Company’s credit review process, no credit is extended and revenue is recognized on a cash-collected basis.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

The Company also maintains accruals and allowances for all cooperative marketing and other programs, as necessary. Estimated sales returns and warranty costs are based on historical experience and are recorded at the time revenue is recognized, as necessary. The Company’s products generally carry a one year warranty from the date of purchase. To date, warranty costs have been insignificant to the overall financial statements taken as a whole.

License and Royalty Revenue

License and royalty revenue consists of nonrefundable up-front license fees, some of which may offset initial royalty payments, and royalties received by the Company for products sold by its licensees. Currently, the majority of the Company’s license and royalty revenue is comprised of non-refundable license fees paid in advance. Such revenue is recognized ratably over the period during which post-contract customer support is expected to be provided or upon delivery and transfer of agreed upon technical specifications in contracts where essentially no further support obligations exist. Future license and royalty revenue is expected to consist primarily of royalties received by the Company for products sold by its licensees.

Should changes in conditions cause us to determine that the criteria for revenue recognition are not met for certain future transactions, revenue recognition for any reporting period could be adversely affected.

Accounting for stock based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” Financial Accounting Standards Board Interpretation No. 44 (“FIN 44”) “Accounting for Certain Transactions Involving Stock Compensation-an Interpretation of APB 25,” and complies with the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 148 and the EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”

The Company amortizes stock-based compensation using the straight-line method over the remaining vesting periods of the related options, which is generally four years. Pro forma information regarding net loss and earnings per share is required to be determined as if we had accounted for employee stock options under the fair value method of SFAS No. 123, as amended by SFAS No. 148.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

The following table illustrates the effect on net loss and loss per share if the Company’s had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, to stock-based employee compensation:

	Years Ended December 31,
	2002	2003	2004
Net loss—as reported	$(41,625)	$(5,517)	$(13,460)
Add:
Unearned stock-based employee compensation expense included in reported net loss	17	—	—
Deduct
Total stock-based employee compensation expense determined under a fair value based method for all grants, net of related tax effects	(14,053)	(3,646)	(2,338)

Net loss—pro forma	$(55,661)	$(9,163)	$(15,798)

Basic and diluted net loss per share—as reported	$(2.45)	$(0.28)	$(0.63)

Basic and diluted net loss per share—pro forma	$(3.28)	$(0.46)	$(0.74)

The fair value of options and shares issued pursuant to the option plans and at the grant date were estimated using the Black-Scholes model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates trended into future years. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of options.

The effects of applying pro forma disclosures of net loss and earnings per share are not likely to be representative of the pro forma effects on net loss/income and earnings per share in the future years, as the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

The fair value of each stock option grant has been estimated on the date of the grant using the Black-Scholes option pricing model. The Company has also estimated the fair value of the purchase rights issued from its employee stock purchase plan, using the Black- Scholes option pricing model. The Company first issued purchase rights from the 1998 Purchase Plan in fiscal 1999. The following table outlines the weighted average assumptions for both the stock options granted and the purchase rights issued:

	Stock Option Plans			Employee Stock Purchase Plan
	Year Ended December 31,			Year Ended December 31,
	2002	2003	2004	2002	2003	2004
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.0%	2.5%	2.8%	3.5%	1.26%	1.16%
Expected volatility	95.2%	80.7%	88.0%	95.2%	80.7%	88.0%
Expected life (in years)	4.0	4.0	4.0	0.5	0.5	0.5

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Generally, the Company grants options at a price equal to the fair market value of the Company’s stock on the date of the grant. The weighted-average estimated fair values of stock options granted during fiscal 2002, 2003 and 2004 as calculated using the Black-Scholes option pricing model were $1.06, $1.82 and $3.33 per share, respectively.

Advertising expenses

The Company accounts for advertising costs as expense in the period in which they are incurred. Advertising expense for the years ended December 31, 2002 and 2003 was zero, and $53 for the year ended December 31, 2004.

Research and development

Research and development expenditures are charged to expense as incurred.

Software Development Costs

Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established at which time such costs are capitalized, subject to a net realizable value evaluation. Technology feasibility is established upon the completion of an integrated working model. Costs incurred between completion of the working model and the point at which the product is ready for general release have not been significant. Accordingly, the Company has charged all costs to research and development expense in the period incurred.

Income taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

Foreign currency translation

The functional currency for the Company’s foreign subsidiary is the relevant local currency. The translation from foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the period. Adjustments resulting from such translation are reflected in other comprehensive loss as a separate component of stockholders’ equity. Gains or losses resulting from foreign currency transactions are included in the results of operations and have been immaterial for all periods presented.

Net loss per share

Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding. Options were not included in the computation of diluted net loss per share because the effect would be antidilutive.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

The calculation of net loss per share follows:

	Years Ended December 31,
	2002	2003	2004
Net loss per share, basic and diluted:
Net loss	$(41,625)	$(5,517)	$(13,460)

Shares used in computing net loss per share, basic and diluted	16,957	19,996	21,392

Net loss per share, basic and diluted	$(2.45)	$(0.28)	$(0.63)

Antidilutive securities, including only options, not included in net loss per share calculations	4,204	3,649	4,254

Other comprehensive (loss) income

Other comprehensive (loss) income includes unrealized gains and losses on other assets and foreign currency translation adjustments that have been previously excluded from net loss and reflected instead in stockholders’ equity. The following table sets forth the components of other comprehensive (loss) income:

	Years Ended December 31,
	2002	2003	2004
Unrealized gains (losses) on investments	$(48)	$74	$(23)
Foreign currency translation adjustment	(15)	(22)	(28)

Total	$(63)	$52	$(51)

Concentrations

The Company operates in one business segment, designing, developing and selling video content processing systems optimized for the provisioning of public broadcast digital TV services across telephone company and cable company facilities, digital video trunking systems for applications across TV broadcast, government and education facilities, and broadband data transmission systems for application over existing private campus or building facilities.

The market for these products is characterized by rapid technological developments, frequent new product introductions, changes in end-user requirements and constantly evolving industry standards. The Company’s future success depends on its ability to develop, introduce and market enhancements to its existing products, to introduce new products in a timely manner that meet customer requirements and to respond effectively to competitive pressures and technological advances. Further, the emergence of new industry standards, whether formally adopted by official standards committees or informally through widespread use of such standards by telephone companies or other service providers, could require the Company to redesign its products.

Currently, the Company relies on contract manufacturers and certain single source suppliers of materials for certain product components. As a result, should the Company’s current manufacturers or suppliers not produce and deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

From time to time, the Company maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relating to diversification and maturities in order to maintain the safety and liquidity of these assets. To date, the Company has not experienced any significant losses on its cash equivalents or short-term investments.

Recent accounting pronouncements

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005. The new standard will require the Company to expense employee stock options and other share-based payments. The FASB believes the use of a binomial lattice model for option valuation is capable of more fully reflecting certain characteristics of employee share options compared to the Black-Scholes options pricing model. The new standard may be adopted in one of three ways—the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. The Company is currently evaluating the method of adoption and the effect that the adoption of SFAS 123(R) will have on its financial position and results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges…” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The Company’s adoption of SFAS No. 151 is not expected to have a material impact on the Company’s financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position and results of operations.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current year presentation. Such reclassifications had no impact on net loss or net stockholders’ equity.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

NOTE 3—ACQUISITIONS:

VideoTele.com

On November 7, 2002, the Company acquired VideoTele.com, Inc. (VTC) from Tektronix, Inc. for approximately $7,155, consisting of an aggregate of 3,283 shares of the Company’s common stock valued at $3,612, acquisition related expenses consisting primarily of legal and other professional fees of $320, and a note payable to Tektronix in the amount of $3,223. The results of operations of VTC have been included in the consolidated statement of operations from November 7, 2002. As a result of this acquisition, the Company now offers video content processing systems that optimize the provisioning of digital TV services across telephone company networks.

The Company determined the fair value of the acquired intangibles, including in-process technology based on an appraisal using established valuation techniques. The in-process research and development percentage of completion was estimated to be 20%, 40% and 50% for the Astria, M2 and software product lines, respectively. The value of this in-process research and development was determined by estimating the costs to develop the purchased in-process research and development into a commercially viable product, estimating the resulting net cash flows from the sale of the product resulting from the completion of the in-process technology and discounting the net cash flows back to their present value.

The fair value of the net assets acquired of $14,624 exceeded the purchase price of $7,155, thereby resulting in negative goodwill of $7,469. All long-lived assets, including in-process research and development, were reduced on a pro rata basis by the amount of the negative goodwill. The net amount allocated to purchased in-process research and development was expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. The allocation of the purchase price was as follows:

Net current assets	$3,035
Property and equipment	1,006
Other assets	70
In-process research and development	562
Completed technology and patents	1,784
Contract backlog	247
Customer list	86
Maintenance contract renewals	50
Trademarks	315

$7,155

The following unaudited pro forma consolidated information gives effect to the acquisition of VTC as if it had occurred on January 1, 2002, by consolidating the results of operations of VTC with the results of operations of the Company for the year ended December 31, 2002. These pro forma results exclude the nonrecurring write-off of in-process research and development of $562 related to the VTC acquisition for the year ended December 31, 2002.

Year Ended December 31, 2002
Revenue	$21,895
Net loss	$(46,904)
Net loss per share, basic and diluted	$(2.38)

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

NOTE 4—BALANCE SHEET COMPONENTS:

	December 31,
	2003	2004
Inventories, net:
Finished goods	$4,015	$5,038
Raw materials	391	184
Allowance for excess and obsolete inventory and abandoned product	(225)	(1,228)

	$4,181	$3,994

Property and equipment:
Computers and software	$1,328	$1,811
Test equipment	2,277	3,169
Office equipment	41	56

	3,646	5,036
Less: accumulated depreciation	(1,924)	(3,162)

	$1,722	$1,874

Accrued liabilities:
Professional services	$494	$872
Compensation	652	1,164
Other	370	288

	$1,516	$2,324

Intangibles and other assets:

	As of December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Amortized intangible assets:
Completed technology and patents	$8,125	$(5,003)	$3,122
Contract backlog	247	(247)	—
Customer list	86	(14)	72
Maintenance contract renewals	50	(12)	38
Trademarks	315	(52)	263

	$8,823	$(5,328)	3,495

Other non-current assets			190

			$3,685

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

	As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Intangibles
Amortized intangible assets:
Completed technology and patents	$7,922	$(6,460)	$1,462
Contract backlog	247	(247)	—
Customer list	86	(27)	59
Maintenance contract renewals	50	(22)	28
Trademarks	315	(97)	218

	$8,620	$(6,853)	1,767

Other non-current assets			168

			$1,935

The aggregate amortization expense for the years ended December 31, 2002, 2003 and 2004 was $1,304, $1,809 and 1,524, respectively.

Minimum future amortization expense for subsequent years are as follows:

2005	$875
2006	424
2007	363
2008	57
2009	48

$1,767

NOTE 5—INDEBTEDNESS:

Line of Credit

On September 23, 2004, the Company entered into a revolving asset based credit facility (“credit facility”), with Silicon Valley Bank (the “Bank”). This facility has a term of two years and expires on September 23, 2006. Borrowings under the credit facility are formula based and limited to the lesser of $7.0 million or an amount based on a percentage of eligible accounts receivable and eligible inventories. The interest rate on outstanding borrowings is equal to the bank’s prime rate, 5.25% as of December 31, 2004, plus 0.5%. The rate may increase by 1.0% if the Company does not meet certain financial covenants. The credit facility is secured by all of the Company’s assets, and contains various covenants. Based on the maximum percentages of eligible accounts receivable and eligible inventory levels, available borrowings under this facility were $4,715 as of December 31, 2004. The Company had no outstanding borrowings under this credit facility at December 31, 2004.

Note Payable

As part of the Company’s acquisition of VTC from Tektronix, Inc. in November 2002, the Company issued a note payable to Tektronix, Inc. for $3,232, with repayment in sixty months, or November 2007. The interest rate on this note is 8% and is compounded annually. Through January 31, 2006, the accrued interest is added to the principal balance of the note. Thereafter, the Company will pay accrued interest on this note commencing on January 31, 2006 and on each April 30, July 31 and October 31 thereafter until the principal balance is paid in full. As of December 31, 2003 and 2004, this note payable balance, including accrued interest, was $3,533 and $3,816, respectively.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

NOTE 6—RESTRUCTURING COSTS, IMPAIRMENT OF CERTAIN INTANGIBLE ASSETS AND PROVISION FOR INVENTORY:

Restructuring costs

During 2002, the Company recorded $9,147 in restructuring costs and related facility costs in connection with its August 2002 and November 2002 workforce reductions, which resulted in an aggregate workforce reduction of 53%.

In August 2002, the Company announced a restructuring program that included a workforce reduction, closure of its Bridgewater Township, New Jersey research and development facility and disposal of certain of its fixed assets located in New Jersey. As a result of this restructuring program, the Company recorded restructuring costs of $870, which included severance and outplacement expenses of $531 and costs to close the New Jersey facility of $339. As of December 31, 2002, the Company had paid all of the costs related to this restructuring program.

In November 2002, the Company announced a restructuring program that included a workforce reduction, termination of its Pleasanton, California headquarters facility lease and disposal of certain of its fixed assets. As a result of this restructuring program, the Company recorded restructuring costs of $8,277, which was comprised of severance and outplacement expenses of $635, costs to terminate the Pleasanton, California lease of $2,444, $2,271 for abandonment of leasehold improvements, $2,447 for abandonment of fixed assets and $480 to terminate various equipment leases. As of December 31, 2002, the Company had a remaining accrual of $473 comprised of costs to terminate various equipment leases and the severance payments, which was paid in the first quarter of 2003.

In August 2003, the Company implemented a restructuring program that included a workforce reduction and relocation. As a result of this restructuring program, the Company recorded restructuring costs of $292. The workforce reduction was approximately 11% of the Company’s employees, resulting in severance and fringe benefit expenses of approximately $192 along with relocation costs of $100. As of December 31, 2003, the Company had paid all the costs relating to this restructuring program.

Impairment of intangible assets

During the second quarter of 2003 and first quarter of 2004, the Company determined that certain of the technology acquired as part of the purchase of the ViaGate assets had become impaired. As a result, the Company recorded an impairment charge of $128 in 2003 and $202 in 2004. There was no such impairment charge in 2002.

Provision for inventory

The Company recorded a provision, within costs of goods sold, for inventory totaling $7,125 in 2002, $225 in 2003 and $1,542 in 2004. These provisions related to the net realizable value of raw materials and reserves for finished goods in excess of what the Company reasonably expected to sell in the foreseeable future, based on the continued decline in the telecommunications market and current economic conditions. The Company sold $1,491 and $539 in 2003 and 2004, respectively of inventory that had been previously reserved for.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

NOTE 7—INCOME TAXES:

The components of net deferred tax assets and liabilities as of December 31, 2003 and 2004 are as follows:

	December 31,
	2003	2004
Deferred tax assets:
Net operating loss carryforwards	$75,018	$88,678
Research and development credit	5,051	5,196
Deferred research and development costs	1,762	1,193
Deferred revenue	76	79
Accruals and reserves	16,179	15,981
Acquired intangibles	7,818	7,882
Other	1,755	1,943

Gross deferred tax assets	107,659	120,952

Less: valuation allowance	(107,659)	(120,952)

Net deferred tax assets	$—	$—

Due to the uncertainty surrounding the realization of the tax attributes in tax returns, the Company has placed a full valuation allowance against its otherwise recognizable net deferred tax assets.

At December 31, 2004, the Company has approximately $245,970 in federal and $99,050 in state net operating loss, or NOL, carryforwards to reduce future taxable income. Of these amounts, $28,053 and $12,058 represent federal and state tax deductions, respectively, from stock option compensation. The tax benefit from these deductions will be recorded as an adjustment to additional paid-in capital in the year in which the benefit is realized.

At December 31, 2004, the Company also has research and experimentation tax credit carryforwards of approximately $3,189 and $2,006 for federal and state income tax purposes, respectively. The NOL and credit carryforwards expire in 2007 to 2024.

The Company’s ability to use its federal and state net operating loss carryforwards and federal and state tax credit carryforwards to reduce future taxable income and future taxes, respectively, may be subject to restrictions attributable to equity transactions that may have resulted in a change of ownership as defined by Internal Revenue Code Section 382. In the event the Company has had such a change in ownership, utilization of these carryforwards could be severely restricted and could result in significant amounts of these carryforwards expiring prior to benefiting the Company. The Company is currently assessing whether such a change in ownership has occurred.

The Company’s effective tax rate of zero is a result of the tax benefit calculated at the statutory tax rate completely offset by the deferred tax asset valuation allowance.

NOTE 8—COMMITMENTS AND CONTINGENCIES:

Lease obligations

The Company leases office, manufacturing and warehouse space under noncancelable operating leases that expire in 2005 and 2007. In connection with the business combination in 2002, the Company assumed an operating lease that expires in October 2005. In December 2003, the Company entered into a lease agreement for a facility in Pleasanton, California that expires in June 2005.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Minimum future lease payments under operating leases at December 31, 2004 are as follows:

2005	$731
2006	52
2007	27

$810

Rent expense for the years ended December 31, 2002, 2003 and 2004 was $2,467, $1,233, and $1,189 respectively.

Purchase commitments

The Company had noncancelable commitments to purchase finished goods inventory totaling $1,009 and $469 in aggregate at December 31, 2003 and 2004, respectively. These purchase commitments represent outstanding purchase orders submitted to the Company’s third party manufacturers for goods to be produced and delivered to the Company in 2004 and 2005.

Whalen v. Tut Systems, Inc. et al

On October 30, 2001, the Company and certain of its current and former officers and directors were named as defendants in Whalen v. Tut Systems, Inc. et al., Case No. 01-CV-9563, a purported securities class action lawsuit filed in the United States District Court for the Southern District of New York. An amended complaint was filed on December 5, 2001. A consolidated amended complaint was filed on April 19, 2002. The consolidated amended complaint asserts that the prospectuses from the Company’s January 29, 1999 initial public offering and its March 23, 2000 secondary offering failed to disclose certain alleged actions by the underwriters for the offerings. The complaint alleges claims against the Company and certain of its current and former officers and directors under Section 11 of the Securities Act of 1933, as amended, and under Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, as amended, and alleges claims against certain of its current and former officers and directors under Sections 15 and 20(a) of the Securities Act. The complaint also names as defendants the underwriters for the Company’s initial public offering and secondary offering. Similar suits were filed in the Southern District of New York challenging over 300 other initial public offerings and secondary offerings conducted in 1999 and 2000. Therefore, for pretrial purposes, the Whalen action is being coordinated with the approximately 300 other suits before United States District Court Judge Shira Scheindlin of the Southern District of New York under the matter In Re Initial Public Offering Securities Litigation. The individual defendants in the Whalen action, namely, Nelson Caldwell, Salvatore D’Auria and Matthew Taylor, were dismissed without prejudice by an October 9, 2002 Order of the Court, approving the parties’ October 1, 2002 Stipulation of Dismissal. On February 19, 2003, the Court issued an Opinion and Order denying the Company’s motion to dismiss.

A stipulation of settlement for the claims against the issuer-defendants, including the Company, was submitted to the Court on June 14, 2004 in the In Re Initial Public Offering Securities Litigation. The settlement is subject to a number of conditions, most of which are outside of the Company’s control, including approval by the Court. The underwriters named as defendants in the In Re Initial Public Offering Securities Litigation (collectively, the “underwriter-defendants”), including the underwriters named in the Whalen suit, are not parties to the stipulation of settlement.

The stipulation of settlement provides that, in exchange for a release of claims against the settling issuer-defendants, the insurers of all of the settling issuer-defendants will provide a surety undertaking to guarantee

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

plaintiffs a $1 billion recovery from the non-settling defendants, including the underwriter-defendants. The ultimate amount, if any, that may be paid on behalf of the Company will therefore depend on the final terms of the settlement, including the number of issuer-defendants that ultimately participate in the final settlement, and the amounts, if any, recovered by the plaintiffs from the underwriter-defendants and other non-settling defendants.

In the event that all or substantially all of the issuer-defendants participate in the final settlement, the amount that may be paid to the plaintiffs on behalf of the Company could range from zero to approximately $3.5 million, depending on plaintiffs’ recovery from the underwriter-defendants and from other non-settling parties. If the plaintiffs recover at least $1 billion from the underwriter-defendants, no settlement payments would be made on behalf of the Company under the proposed terms of the settlement. If the plaintiffs recover less than $1 billion, the Company believes that its insurance will likely cover some or all of its share of any payments towards satisfying plaintiffs’ $1 billion recovery deficit. Management estimates that its range of loss relative to this matter is zero to $3.5 million.

Presently there is no more likely point estimate of loss within this range. As a consequence of the uncertainties described above regarding the amount the Company will ultimately be required to pay, if any, as of December 31, 2004, the Company has not accrued a liability for this matter.

In re Tut Systems, Inc. Securities Litigation, Civil Action No. C-01-2659-JCS (the “Securities Litigation Action”).

Beginning July 12, 2001, nine putative stockholder class action lawsuits were filed in the United States District Court for the Northern District of California against the Company and certain of its current and former officers and directors. The complaints were filed on behalf of a purported class of investors who purchased the Company’s stock during the period between July 20, 2000 and January 31, 2001, seeking unspecified damages. The complaints allege that the Company and certain of its current and former officers and directors made false and misleading statements about the Company’s business during the putative class period. Specifically, the complaints allege violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. The complaints were consolidated under the name In re Tut Systems, Inc. Securities Litigation, Master File No. C-01-2659-CW (the “Securities Litigation Action”). Lead plaintiffs and lead counsel for plaintiffs were appointed. Plaintiffs filed a consolidated class action complaint on February 4, 2002. Defendants filed a Motion to Dismiss on March 29, 2002. On August 15, 2002, the Court granted in part and denied in part the Motion to Dismiss. On September 23, 2002, plaintiffs filed an amended complaint. Defendants filed a Motion to Dismiss the amended complaint, and on August 6, 2003 the Court granted in part that Motion. On September 24, 2003, defendants answered the remaining allegations of the amended complaint. Defendants reached a settlement of the Securities Litigation Action in December 2003. Subject to preliminary and final approval by the Court, the Company’s insurance carriers agreed to pay $10 million, on behalf of the Company, to settle the suit. The settlement includes a release of all defendants. The insurance carriers paid the settlement amount to plaintiffs’ escrow agent in January 2004. The Court preliminarily approved the settlement on February 24, 2004 and finally approved the settlement on May 14, 2004. In the second quarter of 2004, the amounts were paid by the Company’s insurance carriers and the $10 million was removed from the insurance settlement receivable and the legal settlement liability. The settlement became final on June 15, 2004, the date when the appeals period ended.

Lefkowitz v. D’Auria, et al

On March 19, 2003, Chesky Lefkowitz, a stockholder of the Company, filed a derivative complaint entitled Lefkowitz v. D’Auria, et al., No. RG03087467, in the Superior Court of the State of California, County of

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Alameda, against certain of the Company’s current and former officers and directors. The complaint alleges causes of action for breach of fiduciary duty, gross negligence, breach of contract, unjust enrichment, and improper insider stock trading based on the same factual allegations contained in the Securities Litigation Action. The complaint seeks unspecified damages against the individual defendants on behalf of the Company, equitable relief, and attorneys’ fees. On May 21, 2003, the Company and the individual defendants filed separate demurrers to the complaint. The Company and the individual defendants reached a settlement of the derivative action in December 2003. The settlement involves the Company’s adoption of certain corporate governance measures and payment of attorneys’ fees and expenses to the derivative plaintiff’s counsel in the amount of $722,000 and an incentive award to the derivative plaintiff in the amount of $3,000. The Company recorded a liability in its December 31, 2003 financial statements for the proposed amount of the settlement. In addition, because the insurance carrier involved in this suit agreed to pay the entire $725,000 settlement amount and, therefore, recovery from the insurance carrier was probable, a receivable was also recorded for the same amount. Accordingly, there was no impact to the statement of operations because the amounts of the settlement and the insurance recovery fully offset each other. The settlement was approved by the Court on January 12, 2004, and, shortly thereafter, the insurance carrier paid the settlement amount to the derivative plaintiff’s counsel. Therefore, in the first quarter of 2004, the $725,000 was removed from the insurance settlement receivable and the legal settlement liability. The settlement includes a release of the Company and the individual defendants.

The Company is subject to other legal proceedings, claims and litigation arising in the ordinary course of business. The Company’s management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

NOTE 9—STOCKHOLDERS’ EQUITY:

Preferred stock

The Company has 5,000 shares of undesignated preferred stock, $0.001 par value, authorized for issuance. The Board of Directors can issue, in one or more series, this preferred stock and fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms and certain other rights and preferences with stockholder action. There was no preferred stock issued and outstanding at December 31, 2003 or 2004.

Common stock

In October 2004, the Company completed the sale of 4,600 shares of its common stock at a price of $2.25 per share for gross proceeds of $10,350. Net proceeds from the offering were approximately $8,711.

NOTE 10—EQUITY BENEFIT PLANS:

Stock option plans

In November 1993, the Company adopted the 1992 Stock Plan (the “1992 Plan”), under which the Company may grant both incentive stock options and nonstatutory stock options to employees, consultants and directors. Options issued under the 1992 Plan can have an exercise price of no less than 85% of the fair market value, as defined under the 1992 Plan, of the stock at the date of grant. The 1992 Plan, including amendments, allows for the issuance of a maximum of 178 shares of the Company’s common stock. This number of shares of common stock has been reserved for issuance under the 1992 Plan. The Company is no longer granting stock options from the 1992 Plan. As stock options are terminated or cancelled from the 1992 Plan, the stock options are being retired and are no longer available for future grant.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

The Company’s 1998 Stock Plan (the “1998 Plan”) was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998 and has rights and privileges similar to the 1992 Plan. The 1998 Plan allows for the issuance of a maximum of 1,000 shares of the Company’s common stock with annual increases starting in 2000, subject to certain limitations. In January 2000, the 1998 Plan was amended to increase the maximum number of shares that may be issued to 1,358. In January 2001, the 1998 Plan was amended to increase the maximum number of shares that may be issued by 375 to 1,733. In January 2002, the 1998 Plan was amended to increase the maximum number of shares by 375 to 2,108.

The Company’s 1999 Nonstatutory Stock Option Plan (the “1999 Plan”) was adopted by the Board of Directors in December 1999. The 1999 Plan allows for the issuance of a maximum of 1,000 shares of the Company’s common stock. Additions to the Plan may be approved by the Board of Directors. The 1999 Plan has rights and privileges similar to the 1998 Plan. In April 2000, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 1,425. In October 2000, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 1,825. In October 2002, the 1999 Plan was amended to increase the maximum number of shares that may be issued to 2,625.

Generally, stock options are granted with vesting periods of four years and have an expiration date of ten years from the date of grant. However, in the event of a change in control, as defined in our Change in Control plans adopted June 2000, employees who are terminated as a direct result of the change in control will be entitled to certain separation benefits including acceleration of unvested options ranging from six months to full vesting and severance pay ranging from one to eighteen months. Benefits may be limited in certain circumstances due to certain tax code provisions.

Activity under the 1992, 1998 and 1999 Plans (the “Plans”) are summarized as follows:

	Shares Available For Grant	Options Exercised	Outstanding Options
			Number of Shares	Price Per Share	Aggregate Price	Weighted Average Exercise Price
Balance, January 1, 2002	648	1,121	2,904	0.11 – 68.25	21,911	7.54
Options authorized	1,175	—	—	—	—	—
Options granted	(2,371)	—	2,371	0.76 – 1.81	3,208	1.35
Options exercised	—	11	(11)	0.48 – 1.45	(12)	1.09
Options terminated	1,104	—	(1,060)	0.11 – 54.88	(4,799)	4.53

Balance, December 31, 2002	556	1,132	4,204	0.11 – 68.25	20,308	4.83
Options authorized	375
Options granted	(604)		604	1.25 – 5.77	1,405	2.33
Options exercised		440	(440)	0.11 – 3.75	(831)	1.89
Options terminated	719		(719)	1.21 – 54.88	(1,364)	1.89

Balance, December 31, 2003	1,046	1,572	3,649	$0.11 – 68.25	$19,518	$5.35
Options authorized	375
Options granted	(969)		969	1.95 – 6.16	5,003	5.19
Options exercised		226	(226)	0.36 – 3.75	(324)	1.43
Options terminated	138		(138)	1.21 – 41.75	(1,439)	10.35

Balance, December 31, 2004	590	1,798	4,254	$0.11 – 68.25	$22,758	$5.35

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

The Company uses the Black-Scholes option pricing model to value options granted to consultants. The total estimated fair value of these grants during the periods presented was not significant and was expensed over the applicable vesting periods. No options were granted to consultants during 2003 or 2004.

At December 31, 2002, 2003, and 2004 vested options to purchase 2,014, 2,432 and 3,126 shares of common stock, respectively were unexercised. The weighted average exercise price of these options was $8.29, $8.29, and $7.10 per share for 2002, 2003, and 2004 respectively.

The following table summarizes information about stock options outstanding at December 31, 2004:

Range of Exercise Prices	Options Outstanding			Options Exercisable
	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.52 – 1.09	151	6.79	$0.85	146	$0.86
1.21 – 1.21	491	7.85	1.21	438	1.21
1.25 – 1.43	441	7.90	1.40	313	1.41
1.45 – 1.47	355	7.49	1.46	288	1.46
1.49 – 1.49	500	6.48	1.49	495	1.49
1.55 – 2.15	516	7.67	2.00	398	2.00
2.19 – 4.47	473	6.85	3.48	356	3.56
4.60 – 5.01	434	9.17	4.98	120	4.98
5.07 – 5.88	436	9.09	5.85	117	5.87
6.16 – 68.25	457	5.16	36.33	455	36.49

	4,254			3,126

Employee stock purchase plan

The Company’s 1998 Employee Stock Purchase Plan (the “1998 Purchase Plan”) was adopted by the Board of Directors in July 1998 and was approved by the stockholders in September 1998. Under the 1998 Purchase Plan, an eligible employee may purchase shares of common stock from the Company through payroll deductions of up to 15% of his or her compensation, at a price per share equal to 85% of the lesser of the fair market value of the Company’s common stock as of the first or last trading day on or after May 1 and November 1 and ending on the last trading day of the period six (6) months later. In 1998, the Company reserved 250 shares of common stock for issuance under the 1998 Purchase Plan. In 2001, the Company allocated an additional 250 shares of common stock, increasing the number of shares reserved for issuance under the 1998 Purchase Plan to 500 of which 345 have been issued, leaving 155 for future issuances under the 1998 Purchase Plan as of December 31, 2004. The 1998 Purchase Plan is subject to annual increases, subject to certain limitations.

401(k) plan

In April 1995, the Company adopted the Tut Systems’ Inc. 401(k) Plan (the “401(k) Plan”) covering all eligible employees. Through December 31, 2001, contributions were limited to 15% of each employee’s annual compensation, and further limited by IRS annual contribution limitations. Effective January 1, 2002, contributions are allowed up to 100% of each employee’s annual compensation, but are still limited by IRS annual contribution limitations, depending on the age of the eligible employee. Contributions to the 401(k) Plan by the Company are discretionary. The Company did not make any contributions for the years ended December 31, 2002, 2003, and 2004.

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

NOTE 11—SEGMENT INFORMATION:

Revenue

The Company currently targets its sales and marketing efforts to both public and private service providers and users across two related markets. The Company currently operates in a single business segment as there is only one measurement of profitability for its operations. Revenue relating to the broadband transport and service management products was $8,245, $8,263 and $6,962 for the years ended December 31, 2002, 2003 and 2004, respectively. Revenue related to video processing systems was $1,126, $23,929 and $18,030 for the years ended December 31, 2002, 2003 and 2004, respectively. Revenues are attributed to the following countries based on the location of customers:

	Years Ended December 31,
	2002	2003	2004
United States	$5,345	$26,263	$19,167
International:
Canada	402	2,479	1,708
China	17	1,124	1,699
Ireland	405	558	1,275
Japan	1,340	393	5
All other countries	1,862	1,375	1,138

	$9,371	$32,192	$24,992

One customer, Ingram Micro, accounted for 11% of the Company’s revenue for the year ended December 31, 2002. No individual customer accounted for greater than 10% of the Company’s revenue for the years ended December 31, 2003 and 2004.

Products

The Company designs, develops, and sells video processing systems and broadband transport and service management products. Video processing systems include both digital TV headend systems and video systems. The digital TV headend system enables telephony-based service providers to transport broadcast quality digital video signals across their networks and our digital video transmission systems optimize the delivery of video signals across enterprise, government and education networks. The broadband transport and service management products enable the transmission of broadband data over existing hotels and private campus networks.

Long-lived Assets

The Company has long-lived assets, which consist of property and equipment, intangibles, and other assets. Long-lived assets are located in the following countries:

	December 31,
	2003	2004
United States	$3,654	$3,023
United Kingdom	1,753	786

	$5,407	$3,809

TUT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

NOTE 12—PRODUCT WARRANTY

The Company generally warrants its products for a specific period of time against material defects. The Company provides for the estimated future costs of warranty obligations in costs of goods sold when the related revenue is recognized. The accrued warranty costs represents the best estimate at the time of sale of the total costs that the Company expects to incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs are primarily based on historical experience as to product failure as well as current information on repair costs. On a quarterly basis, the Company reviews the accrued balances and updates the historical warranty cost trends. Warranty costs for the years ended December 31, 2002, 2003 and 2004 were immaterial to the overall financial statements.

NOTE 13—SUBSEQUENT EVENT

On January 7, 2005, the Company entered into an Agreement and Plan of Merger with CoSine Communications, Inc. (“CoSine”). The proposed merger will be a stock-for-stock transaction valued at approximately $24.1 million. Upon closing, the Company will issue approximately 6.0 million shares of its common stock to the shareholders of CoSine. The transaction is expected to result in net cash to the Company of approximately $22.75 million, and is expected to close during the second quarter of 2005. The Company is acquiring CoSine primarily to provide additional financial resources. The Company will honor CoSine’s existing customers’ support agreements, but does not expect to offer its products for sale to new customers. The Company will not have any additional employees or facilities as a result of the transaction.

The Agreement and Plan of Merger is conditioned upon approval of the merger by the holders of a majority of the shares of CoSine common stock, and approval of the issuance of additional shares of common stock by the holders of a majority of the shares of the Company’s common stock, as well as other customary closing conditions.

On February 11, 2005 the Company entered into an Agreement and Plan of Merger and Reorganization with Copper Mountain Networks, Inc. (“Copper Mountain”). The proposed merger will be a stock-for-stock transaction valued at approximately $10 million. Upon closing the Copper Mountain transaction, the Company will issue approximately 2.5 million shares of its common stock to the stockholders of Copper Mountain. The Copper Mountain transaction is conditioned upon the approval of the merger by a majority of the shares of Copper Mountain common stock, and other customary closing conditions.

SUPPLEMENTARY DATA

The following table presents certain unaudited consolidated quarterly financial information for each of the eight quarters ended December 31, 2004. In the opinion of management, this quarterly information has been prepared on the same basis as the consolidated financial statements and includes all adjustments necessary to present fairly the information for the periods presented. The results of operations for any quarter are not necessarily indicative of results for the full year or for any future period.

	Quarter Ended
	Mar. 31, 2003	Jun. 30, 2003	Sep. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	Jun. 30, 2004	Sep. 30, 2004	Dec. 31, 2004
	(in thousands, except per share data) (unaudited)
Total revenues	$6,601	$7,865	$8,522	$9,204	$6,177	$5,123	$6,672	$7,020
Gross profit (loss)	3,342	3,850	4,771	4,583	1,048	1,676	2,570	2,718
Net loss	(2,231)	(2,025)	(742)	(519)	(4,450)	(3,635)	(2,743)	(2,632)
Net loss per share, basic and diluted	$(0.11)	$(0.10)	$(0.04)	$(0.03)	$(0.22)	$(0.18)	$(0.13)	$(0.11)
Shares used in computing net loss per share, basic and diluted	19,801	19,894	20,040	20,202	20,297	20,396	20,453	24,499

COPPER MOUNTAIN NETWORKS, INC.

FII-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Copper Mountain Networks, Inc:

We have audited the accompanying balance sheets of Copper Mountain Networks, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule at II-3. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, accumulated deficit, and insufficient cash to fund operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 11, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

San Diego, California

March 11, 2005

FII-2

COPPER MOUNTAIN NETWORKS, INC.

BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$10,183	$13,003
Short-term marketable investments	2,247	9,977
Accounts receivable	887	1,305
Inventory	150	2,194
Other current assets	662	734

Total current assets	14,129	27,213
Property and equipment, net	1,271	2,172
Other assets	300	619

Total assets	$15,700	$30,004

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$856	$1,127
Accrued restructuring costs	419	1,674
Accrued liabilities	2,719	4,659
Current portion of obligations under capital leases and equipment note payable	—	168

Total current liabilities	3,994	7,628
Accrued restructuring costs	488	1,946
Other accrued liabilities	163	352
Stockholders’ equity:
Preferred stock, $.001 par value, 5,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 200,000 shares authorized, 7,933 and 6,304 shares issued and outstanding at December 31, 2004 and 2003, respectively	8	6
Additional paid-in capital	262,642	251,274
Deferred compensation	(2,500)	(2,387)
Accumulated deficit	(249,095)	(228,815)
Other comprehensive income	—	—

Total stockholders’ equity	11,055	20,078

Total liabilities and stockholders’ equity	$15,700	$30,004

See accompanying notes to financial statements

FII-3

COPPER MOUNTAIN NETWORKS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002
Product revenue	$5,347	$11,723	$9,883
Service revenue	2,496	2,249	3,058

Total net revenue	7,843	13,972	12,941
Cost of revenue	5,668	4,923	(5,411)

Gross margin	2,175	9,049	18,352
Operating expenses:
Research and development	12,986	12,880	21,829
Sales and marketing	4,780	6,693	6,994
General and administrative	6,029	4,275	5,284

Amortization of deferred stock compensation *	442	3,594	4,320
Restructuring and other non-recurring costs	(1,581)	—	1,361

Total operating expenses	22,656	27,442	39,788

Loss from operations	(20,481)	(18,393)	(21,436)

Other income (expense):
Interest and other income	205	332	2,145
Interest expense	(4)	(209)	(581)

Loss before income taxes	(20,280)	(18,270)	(19,872)
Provision for income taxes	—	—	—

Net loss	$(20,280)	$(18,270)	$(19,872)

Basic net loss per share	$(3.06)	$(3.22)	$(3.68)

Diluted net loss per share	$(3.06)	$(3.22)	$(3.68)

Basic common equivalent shares	6,623	5,668	5,407

Diluted common equivalent shares	6,623	5,668	5,407

* The following table shows how the Company’s deferred stock compensation would be allocated to cost of revenue and the respective expense categories:
Cost of revenue	$36	$139	$380
Research and development	(524)	1,413	881
Sales and marketing	(256)	545	520
General and administrative	1,186	1,497	2,539

Total	$442	$3,594	$4,320

See accompanying notes to financial statements

FII-4

COPPER MOUNTAIN NETWORKS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at January 1, 2002	5,835	$6	$246,178	$(5,666)	$(190,673)	$340	$50,185
Deferred compensation related to the revaluation of stock options	—	—	788	(788)	—	—	—
Amortization related to deferred stock compensation	—	—	—	4,320	—	—	4,320
Issuance of restricted stock to employees	25	—	71	(71)	—	—	—
Cancellation of restricted stock issued to employees	(98)	—	(1,584)	1,584	—	—	—
Common stock issued under Employee Stock Purchase Plan	13	—	64	—	—	—	64
Exercise of options to purchase common stock	77	—	152	—	—	—	152
Repurchase of fractional shares	—	—	(2)	—	—	—	(2)
Reclassification of realized gain on marketable investment	—	—	—	—	—	(340)	(340)
Net loss	—	—	—	—	(19,872)	—	(19,872)

Balance at December 31, 2002	5,852	$6	$245,667	$(621)	$(210,545)	$—	$34,507
Deferred compensation related to the revaluation of stock options	—	—	2,274	(2,274)	—	—	—
Amortization related to deferred stock compensation	—	—	—	3,594	—	—	3,594
Issuance of restricted stock to employees	360	—	3,143	(3,143)	—	—	—
Cancellation of restricted stock issued to employees	(5)	—	(57)	57	—	—	—
Common stock issued under Employee Stock Purchase Plan	18	—	54	—	—	—	54
Exercise of options to purchase common stock	79	—	193	—	—	—	193
Net loss	—	—	—	—	(18,270)	—	(18,270)

Balance at December 31, 2003	6,304	$6	$251,274	$(2,387)	$(228,815)	$—	$20,078

FII-5

COPPER MOUNTAIN NETWORKS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (CON’T)

(in thousands)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Deferred compensation related to the revaluation of stock options	—	—	(2,258)	2,258	—	—	—
Amortization related to deferred stock compensation	—	—	—	442	—	—	442
Issuance of restricted stock to employees	341	1	3,141	(3,142)	—	—	—
Cancellation of restricted stock issued to employees	(33)	—	(329)	329	—	—	—
Sale of common stock in private offering	1,250	1	10,623	—	—	—	10,624
Exercise of options to purchase common stock	71	—	191	—	—	—	191
Net loss	—	—	—	—	(20,280)	—	(20,280)

Balance at December 31, 2004	7,933	$8	$262,642	$(2,500)	$(249,095)	$—	$11,055

See accompanying notes to financial statements

FII-6

COPPER MOUNTAIN NETWORKS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(20,280)	$(18,270)	$(19,872)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,704	4,265	7,726
Non-cash write-down in inventory	2,638	170	—
Non-cash restructuring and other non-recurring costs	(1,320)	—	100
Non-cash compensation	442	3,594	4,320
(Gain)/loss on investment in marketable investments	—	—	(1,020)
Realized gain on vendor settlements	—	—	(14,870)
Changes in operating assets and liabilities:
Accounts receivable	418	(304)	573
Inventory	(594)	(1,310)	6,448
Other current assets and other assets	391	709	256
Accounts payable and accrued liabilities	(2,400)	(788)	(2,663)
Adverse purchase commitments	—	—	(8,083)
Accrued restructuring costs	(1,393)	(2,022)	(1,447)

Net cash used in operating activities	(20,394)	(13,956)	(28,532)

Cash flows from investing activities:
Purchases of marketable investments	(13,089)	(31,784)	(35,885)
Maturities of marketable investments	20,819	36,323	68,251
Purchases of property and equipment	(803)	(454)	(1,558)

Net cash provided by investing activities	6,927	4,085	30,808

Cash flows from financing activities:
Payments on capital lease obligations and equipment notes	(168)	(3,366)	(3,120)
Proceeds from issuance of common stock	10,815	247	214

Net provided by (used in) financing activities	10,647	(3,119)	(2,906)

Net decrease in cash and cash equivalents	(2,820)	(12,990)	(630)
Cash and cash equivalents at beginning of year	13,003	25,993	26,623

Cash and cash equivalents at end of year	$10,183	$13,003	$25,993

Supplemental information:
Interest paid	$4	$209	$581

See accompanying notes to financial statements

FII-7

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization and Business Activity

Copper Mountain Networks, Inc. (the “Company” or “Copper Mountain”) operates in one business segment supporting advanced communications products which enable high-speed data access to business, multi-tenant unit and residential users.

Management Plans

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. As shown in the financial statements, the Company incurred significant losses from continuing operations of $20.3 million and $18.3 million, and used cash reserves and short term investments to fund its operations of $21.4 million and $17.5 million for the years ended December 31, 2004 and 2003, respectively. The Company has $12.4 million of cash, cash equivalents and short term investments at December 31, 2004.

On February 11, 2005 the Company announced that it had signed a definitive merger agreement with Tut Systems, Inc. of Lake Oswego, Oregon. Under this agreement, Tut Systems will acquire all of the Company’s outstanding shares of common stock in a stock-for-stock transaction valued at approximately $10.0 million. Upon closing, Tut Systems will issue approximately 2.5 million shares of its common stock to Copper Mountain stockholders. Subject to approval of the transaction by the stockholders of Copper Mountain and to other customary closing conditions, the transaction is expected to close in the second quarter of 2005. The Company expects that Copper Mountain’s business activities in the future will be severely limited as the Company conserves its resources and prepares for the consummation of the merger with Tut Systems. The Company cannot assure that the merger with Tut Systems or any other transaction will be approved and consummated.

In the year ended December 31, 2004, the Company required approximately $4.7 to $5.9 million in cash per quarter to fund its operations. In its Quarterly Report on Form 10-Q for the third quarter of 2004 the Company announced that it believed that it would have sufficient funds to continue its operations through the second quarter of 2005. As a result of the reduction in the number of its employees and corresponding curtailing of its business operations the Company announced in January 2005, the Company currently believes that it has sufficient cash and cash equivalents to fund its limited remaining operations through August 2005.

If the merger with Tut Systems is not completed in that time or at all, the Company will have to further reduce its expenses, seek additional financing or both. The Company expects that such additional financing would not be available at that time and that it would be required to cease its operations and liquidate its business. In that event, the Company believes that it is likely that it would file for or be forced to resort to bankruptcy protection. If the Company were to file for bankruptcy protection, it is extremely unlikely that it would be able to pay, or provide for the payment of, all of its liabilities and obligations, and, therefore, there would be no assets available for distribution to its stockholders.

The Company currently funds its operations with cash, cash equivalents and marketable investments.

Management Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the

FII-8

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

date of the financial statements and reported amounts of revenues and expenses during the reporting period. Examples include estimated restructuring costs, excess inventory and adverse purchase commitments, provisions for returns and bad debts, the ultimate realizability of investments and intangible assets and the ultimate outcome of litigation. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in debt instruments of the U.S. Treasury, government agencies and corporations with strong credit ratings. Such investments are made in accordance with the Company’s investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash and cash equivalents.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, marketable investments, accounts receivable, accounts payable, accrued liabilities, obligations under capital leases and equipment notes payable approximates fair value.

Investments

At December 31, 2004 the Company held investments in investment grade debt securities with various maturities through February 2005. Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company’s total investments in these securities as of December 31, 2004 and 2003 totaled $2.2 million and $10.0 million, respectively. The Company has not included any of these securities in cash and cash equivalents as of December 31, 2004 and 2003, as they have original maturities of greater than three months. The Company has designated all of its investments in debt securities as held-to-maturity.

Concentration of Credit Risk

A relatively small number of customers account for a significant percentage of the Company’s revenues. The Company expects that the sale of its products to a limited number of customers may continue to account for a high percentage of revenues for the foreseeable future. The Company’s revenues for the year ended December 31, 2004 include sales to three significant customers totaling $1.4 million, $1.2 million, and $0.9 million. The Company’s revenues for the year ended December 31, 2003 include sales to two significant customers totaling $5.8 million and $2.3 million. The Company’s revenues for the year ended December 31, 2002 include sales to three significant customers totaling $3.4 million, $2.0 million and $1.3 million. Following the announcement in January 2005 of the significant reduction in the number of the Company’s employees, all members of the Company’s sales team have resigned or been terminated. As a result, the Company expects its future revenue, if any, to decline below historic levels and it does not expect to gain any significant new customers.

The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company had significant accounts receivable balances due from three customers individually representing 57%, 16%, and 11% of total accounts receivable at December 31, 2004.

FII-9

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity.

Inventory

Inventory is stated at the lower of cost (which approximates actual costs on a first-in, first-out basis) or market. In 2004, the Company recorded a write-down of $2.6 million to reduce inventory to the net realizable market value based on historical sales data. During 2002, the Company recorded a gain of $14.9 million related to the settlement of various vendor disputes.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from two to five years, or lease terms, if shorter, for leasehold improvements. For the years ended December 31, 2004, 2003, and 2002, depreciation expense, including amortization of property and equipment acquired under capital lease obligations, was $1.7 million, $4.3 million, and $7.7 million, respectively.

Revenue Recognition

Revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable and; (iv) collectibility is reasonably assured. Sales returns are estimated based on historical experience and management’s expectations and are recorded at the time product revenue is recognized.

Annual service and support arrangements can be purchased by customers for products no longer under warranty and are generally billed quarterly. Revenue from service and support arrangements is recognized ratably as services are performed.

The Company may extend limited stock rotation, product return and price protection rights to certain distributors and resellers. The Company may not be able to estimate product returns if the relationship with the distributor is new or if there is limited historical basis to determine product returns.

Cost of Revenue

During 2004, 2003, and 2002 the Company sold inventory that had previously been written down by $0.9 million, $11.2 million and $8.4 million, respectively. The Company recognized a one-time gain of $14.9 million in 2002 related to a reduction in purchase commitments previously charged to cost of revenue in 2001.

Research and Development Costs

Costs incurred in connection with research and development are charged to operations as incurred. Costs of equipment for research and development that have alternative future uses are capitalized when purchased and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from two to five years.

General and Administrative Costs

Included in general and administrative costs for the years ended December 31, 2003 and 2002, is a credit related to the recovery of bad debt in the amount of $3.4 million and $3.5 million, respectively.

FII-10

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Advertising Costs

The cost of advertising is expensed as incurred. For the years ended December 31, 2004, 2003, and 2002, the Company incurred advertising expense of zero, $59,000, and, $202,000, respectively.

Software Costs

Software product development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. There have been no such costs capitalized to date as the costs incurred subsequent to reaching technological feasibility have not been significant.

Impairment of Long-Lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset’s carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset over the asset’s fair value. During the years ended 2002 and 2001, the Company implemented restructuring plans that included a number of cost reduction actions (Note 7). As a result of these plans, impairment losses were recorded for certain of the Company’s long-lived assets. Substantially all of the Company’s long-lived assets are located in the United States.

Warranty Reserves

The Company provides limited warranties on certain of its products for periods of up to one year. The Company recognizes warranty reserves when products are shipped based upon an estimate of total warranty costs, and such reserves are included in accrued liabilities. The estimate of such costs is based upon historical and anticipated requirements.

Accrued Warranty:	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions for Costs Incurred	Deductions for Change In Estimates	Balance at End of Year
Year ended December 31, 2002	$725,000	—	226,000	199,000	$300,000
Year ended December 31, 2003	$300,000	—	4,000	96,000	$200,000
Year ended December 31, 2004	$200,000	—	5,000	70,000	$125,000

Income Taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

Stock-Based Compensation

At December 31, 2004 the Company has four stock-based compensation plans, which are described more fully in Note 5. The Company has elected to follow APB Opinion No. 25, “Accounting for Stock Issued to Employees”

FII-11

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

to account for their employee stock option plans. Under APB No. 25, when the exercise price of the Company’s employee stock options equals the fair value price of the underlying stock on the date of grant, no compensation expense is recognized in the Company’s financial statements. During 2004, 2003, and 2002 the Company recorded deferred compensation of ($1.9) million, $2.3 million, and $0.4 million related to the re-pricing of employee stock options. The deferred compensation is being amortized to expense in accordance with FASB Interpretation No. 44 over the vesting period of the individual options, generally four years. As of December 31, 2004, options to purchase 236,950 shares are being accounted for as variable because the options were modified to reduce the exercise price. Accordingly, the intrinsic value of these options is remeasured at the end of each period.

Had compensation cost for the Company’s stock-based compensation plans been determined consistent with SFAS No. 123, the Company’s pro forma amounts would have been as indicated below (in thousands, except per share data):

	Year Ended December 31,
	2004	2003	2002
Net loss as reported	$(20,280)	$(18,270)	$(19,872)
Add: Stock-based employee compensation included in net loss, net of related tax effects	(1,887)	2,279	406
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(1,417)	(2,538)	(3,898)

Pro forma net loss under SFAS No. 123	$(23,584)	$(18,529)	$(23,364)

Pro forma basic and diluted net loss per share under SFAS No. 123	$(3.56)	$(3.27)	$(4.32)

Assumptions:
Dividend yield	—	—	—
Volatility factor	52%	77%	350%
Risk free interest rate	1.25%	1.25%	2%
Expected life of option	2 years	2 years	2 years

The weighted-average estimated fair value of employee stock options granted during 2004, 2003, and 2002 was $4.08, $4.78, and $3.45 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the vesting period.

Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest.

Comprehensive Income

The Company reports all components of comprehensive income, including net loss, in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net loss and other comprehensive loss, including foreign currency translation adjustments and unrealized gains and losses on investments, are reported, net of their related tax effect, to arrive at comprehensive loss. During the year ended December 31, 2002, the Company realized a gain on investment of $340,000 that had been recorded as an unrealized gain in the prior year. Other comprehensive loss for the years ended December 31, 2004 and 2003 did not differ from net loss.

FII-12

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Derivative Instruments and Hedging Activities

The Company did not use any derivatives during the three years ended December 31, 2004, and there was no cumulative effect adjustment upon adoption of Statement of Financial Accounting Standards No. 133.

Net Loss Per Share

Basic and diluted net loss per share has been computed in accordance with SFAS No. 128, “Earnings Per Share,” using the weighted-average number of shares of common stock outstanding and common stock equivalents during the period.

There was no difference between the shares used in the calculation of basic and diluted net loss per share attributable to common shareholders during the years ended 2004, 2003, and 2002.

Potentially dilutive securities include options, warrants and preferred stock as if converted and restricted stock subject to vesting. Potentially dilutive securities totaling 0.9 million, 0.9 million, and 0.6 million for the years ended December 31, 2004, 2003, 2002, respectively, were excluded from basic and diluted earnings per share because of their anti-dilutive effect.

Capitalization

The Company’s board of directors has the authority, without further action by stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock.

In July 2002, the Company completed a stockholder approved reverse stock split. The ratio of the reverse stock split was one-for-ten and reduced the number of shares of issued and outstanding stock from approximately 58 million shares to approximately 5.8 million shares. All share and per share data has been restated to reflect this reverse stock split.

FII-13

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2. Composition of Certain Balance Sheet Captions

	December 31,
	2004	2003
	(in thousands)
Accounts receivable:
Trade receivables	$887	$1,305
Allowance for doubtful accounts	—	—

	$887	$1,305

Inventory:
Raw materials	$32,371	$35,308
Work in process	—	164
Finished goods	1,070	2,451
Allowance for excess and obsolescence	(33,291)	(35,729)

	$150	$2,194

Property and equipment:
Laboratory equipment and software	$22,187	$21,836
Computer equipment and software	6,776	6,308
Office furniture and fixtures	2,577	2,572
Leasehold improvements	1,791	1,791
Construction in progress	—	21

	33,331	32,528
Less accumulated depreciation and amortization	(32,060)	(30,356)

	$1,271	$2,172

Accrued liabilities:
Accrued compensation	$687	$1,790
Accrued warranty	125	200
Accrued paid time off	549	832
Deferred revenue	176	732
Other	1,182	1,105

	$2,719	$4,659

3. Investments

At December 31, 2004 and 2003, investments designated as held to maturity consisted of the following (in thousands):

	Current		Noncurrent
	December 31,		December 31,
	2004	2003	2004	2003
Held to maturity:
U.S. government securities	$—	$—	$—	$—
Corporate medium-term notes	2,247	9,977	—	—

	$2,247	$9,977	$—	$—

FII-14

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

At December 31, 2001, the Company had an investment in commercial paper classified as available for sale at an original cost basis of $3.4 million. During the year ended December 31, 2001, the Company recognized a loss of $1.0 million that was considered to be other than temporary and an unrealized gain in other comprehensive income of $0.3 million. The carrying value of this investment at December 31, 2001 was $2.7 million, which approximated fair value. During 2002, this investment was repaid in full and a realized gain was recognized in the amount of $1.0 million and is included in interest and other income.

4. Note Payable

In August 1999, the Company entered into a credit facility with a bank for the purchase of equipment. The credit facility included $2.4 million in equipment loans and $2.6 million in commitments for the purchase of equipment under a capital lease agreement. The full amount of funds available under the equipment loan and under the capital lease agreement have been utilized. The borrowings under the equipment loan and the capital lease agreement were to be repaid in 48 equal monthly installments and accrued interest at 10.8% per annum. Both obligations were secured by the related equipment. The equipment loan was repaid in October of 2003 and the capital lease amounts were repaid in January of 2004.

5. Stockholders’ Equity

Preferred Stock

The Board has the authority, without further action by stockholders, to issue up to 5.0 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

Stock Option Re-pricing Program

In August 2002, the Company re-priced certain stock option grants (the “Re-pricing Program”). All terms of the re-priced options are substantially the same as the cancelled options. In August 2002, the Company re-priced 467,532 shares of common stock options in conjunction with the Re-pricing Program at an exercise price of $2.48 per share. The intrinsic value of the options to purchase common stock will be re-measured at the end of each period for the life of the option and will be amortized to expense over the vesting period in accordance with FASB Interpretation No. 44. As of December 31, 2004 there were 236,950 re-priced shares outstanding under this program. For the years ended December 31, 2004, 2003, and 2002 the Company recognized compensation expense of ($1.9) million, $2.3 million and $0.4 million, respectively, related to the Re-pricing Program.

Restricted Common Stock

During 2004, the Company granted 341,000 shares of restricted common stock to employees. The related net compensation expense of approximately $3.1 million will be amortized in accordance with FASB Interpretation No. 28 over the vesting period of one to two years. The Company recognized compensation expense of $1.2 million related to these grants of restricted common stock for the year ended December 31, 2004. These shares begin to vest in May of 2005. As of December 31, 2004 there were 308,450 restricted shares outstanding under this program.

During 2003, the Company granted 360,000 shares of restricted common stock to two executive officers. The related net compensation expense of approximately $3.1 million will be amortized in accordance with FASB

FII-15

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Interpretation No. 28 over the vesting period of four years. The Company recognized compensation expense of $1.1 million and $1.1 million related to this grant of restricted common stock for the years ended December 31, 2004 and 2003, respectively. These share begin to vest in February 2005.

During 2001, the Company granted 510,000 shares of restricted common stock to certain employees. During 2002, the Company granted 25,000 shares of restricted common stock to certain employees. The related net compensation expense of approximately $9.0 million will be amortized in accordance with FASB Interpretation No. 28 over the vesting period of approximately two years. The Company recognized compensation expense of $0.2 million, $0.2 million and $3.6 million related to this grant of restricted common stock for the years ended December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004 all of these shares had either vested or cancelled.

1996 Equity Incentive Plan

In August 1996, the Company adopted the 1996 Equity Incentive Plan (the “1996 Plan”). At December 31, 2004, a total of 1.1 million shares of common stock are reserved for issuance pursuant to the 1996 Plan. In addition, the 1996 Plan provides for automatic annual increases in the number of shares reserved for issuance there under (beginning in 2000) equal to the lesser of: (i) 4% of Copper Mountain’s outstanding shares on a fully diluted basis taking into account stock options and warrants and (ii) a lesser amount determined by the board of directors.

The 1996 Plan provides for the grant of options to the Company’s directors, officers, key employees, consultants and certain advisors. The 1996 Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase stock to employees, directors or consultants of the Company. The 1996 Plan provides that incentive stock options will be granted only to employees at no less than the fair market value of the Company’s common stock (no less than 85% of the fair market value for nonstatutory stock options). Options generally vest 25% one year from date of grant and ratably each month thereafter for a period of 36 months, and are exercisable up to ten years from date of grant. As of December 31, 2004, 970,425 stock options are outstanding under the 1996 Plan and 100,393 are available for grant.

Non-Employee Directors’ Stock Option Plan

In March 1999, the Company adopted the 1999 Non-Employee Directors’ Stock Option Plan (“Directors Plan”) to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors. The Directors Plan is administered by the board. A total of 72,000 shares of common stock have been reserved for issuance under the Directors Plan.

On the effective date of the Directors Plan, each person who was then a non-employee director was granted an option to purchase 6,000 shares of common stock. Each person who, after the effective date of the plan, for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 6,000 shares of common stock. On the date of each annual meeting of our stockholders, each person who is initially elected or appointed to be a non-employee director at least six months prior to the date of such annual meeting automatically will be granted an option to purchase 2,000 shares of common stock.

Options granted under the Directors Plan shall be fully vested and exercisable on the date of grant and must be exercised within five years from the date they are granted. The exercise price of options under the Directors Plan will equal 100% of the fair market value of the common stock on the date of grant. Unless otherwise

FII-16

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

terminated by the board of directors, the Directors Plan automatically terminates when all of our common stock reserved for issuance under the Directors Plan has been issued. As of December 31, 2004, 54,000 stock options are outstanding under the Directors Plan and options for 11,650 shares are available for grant.

Nonstatutory Stock Option Plan

In March 2000, the Board adopted the Company’s 2000 Nonstatutory Stock Option Plan (the “NSO Plan”). A total of 60,000 shares of common stock are reserved for issuance pursuant to the NSO Plan. The NSO Plan provides for the grant of options to the Company’s employees (other than officers), consultants and certain advisors. The NSO Plan is a broad based plan and the approval of the Company’s stockholders is not required for its adoption or amendment. As of December 31, 2004, 36,249 stock options are outstanding under the NSO Plan and 8,787 are available for grant.

The NSO Plan permits the granting of nonstatutory options, which are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, to employees (other than officers), consultants and certain advisors. Officers and directors of the Company are not eligible to be granted options under the NSO Plan. No person is eligible to be granted options covering more than 50,000 shares of common stock in any calendar year.

The NSO Plan is administered by the Board or a committee appointed by the Board. Subject to the limitations set forth in the NSO Plan, the Board or any such committee has the authority to select the eligible persons to whom grants are to be made, to designate the number of shares to be covered by each stock option grant, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise and, subject to certain restrictions, to specify other terms of options granted under the plan.

The maximum term of options granted under the NSO Plan is ten years. Options granted under the plan are generally transferable and generally expire three months after the termination of an optionee’s service. In general, if an optionee is permanently disabled or dies during his or her service, such person’s options may be exercised up to 12 months following such disability or 18 months following such death.

The exercise price of options granted under the NSO Plan is determined by the Board or a committee thereof in accordance with the guidelines set forth in the NSO Plan, however, the exercise price is generally expected to be equal to 100% of the fair market value of the Company’s Common Stock on the date of the grant. Options granted under the NSO Plan vest at the rate specified in the option agreement, generally over a four year period. Pursuant to the NSO Plan, shares subject to stock options that have expired or otherwise terminated without having been exercised in full again become available for grant, but exercised shares that the Company repurchases pursuant to a right of repurchase will not again become available for grant.

Upon certain changes in control, all outstanding stock options under the NSO Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute such stock options, such stock options will be terminated to the extent not exercised prior to such change in control.

OnPREM 1998 Stock Option Plan

In connection with the acquisition of OnPREM Networks Corporation in February 2000, the Company assumed the 1998 Stock Option Plan of OnPREM and all outstanding options to purchase common stock of OnPREM under such plan. By virtue of the acquisition, the OnPREM options were proportionally adjusted with respect to exercise prices and the number of shares subject to each option based on the exchange ratio used in the

FII-17

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

acquisition. All other terms of the OnPREM options, such as vesting schedules, remained unchanged. As of December 31, 2004, 417 stock options are outstanding under the Plan. The Company will not make future grants under the 1998 Stock Plan of OnPREM.

All stock option transactions are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2002	1,044,917	$32.38
Granted	712,332	3.46
Exercised	(77,012)	1.97
Cancelled	(876,911)	30.99

Balance at December 31, 2002	803,326	$11.17
Granted	530,601	8.66
Exercised	(78,439)	2.45
Cancelled	(115,677)	16.16

Balance at December 31, 2003	1,139,811	$10.06
Granted	115,500	11.44
Exercised	(70,589)	2.70
Cancelled	(123,631)	12.60

Balance at December 31, 2004	1,061,091	$10.41

As of December 31, 2004, 2003 and 2002, there were options to purchase 757,638 shares, 491,163 shares and 395,735 shares, respectively, vested at weighted average exercise prices per share of $11.54, $14.16 and $19.75, respectively.

The following table summarizes all options outstanding and exercisable by price range as of December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life-Years	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.33 - 2.28	180,457	4.6	$1.79	159,624	$1.72
2.48 - 2.48	236,950	5.3	2.48	211,594	2.48
3.33 - 7.84	138,750	5.5	5.70	105,218	6.37
8.73 - 8.73	367,559	8.5	8.73	193,077	8.73
9.60 - 720.00	137,375	5.6	44.64	88,125	63.37

$0.33 - 720.00	1,061,091	6.4	$10.41	757,638	$11.54

Employee Stock Purchase Plan

In February 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the “ESPP”). A total of 60,000 shares of common stock has been reserved for issuance under the ESPP. The ESPP is intended to qualify as

FII-18

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the ESPP, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the ESPP. During the years ended December 31, 2004, 2003 and 2002, the ESPP purchased zero, 17,911 and 13,155 shares, respectively of the Company’s common stock. As of December 31, 2004, 601 shares are reserved for future purchases. The Company froze the ESPP after the February 2003 purchase as there were not enough shares remaining in the plan to complete the subsequent purchase.

Unless otherwise determined by the Board, employees are eligible to participate in the purchase plan only if they are employed by us for at least 20 hours per week and are customarily employed for at least five months per calendar year. Employees who participate in an offering may have up to 10% of their earnings withheld pursuant to the purchase plan. The amount withheld is then used to purchase shares of common stock on specified dates determined by the Board of Directors. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

Common Shares Reserved for Future Issuance

The following table presents shares reserved for future issuance under the Company’s stock option plans, restricted stock grants and ESPP as of December 31, 2004:

1996 Equity Incentive Plan	1,070,818
Non-Employee Directors’ Stock Option Plan	65,650
Nonstatutory Stock Option Plan	45,036
OnPREM 1998 Stock Option Plan	417
Employee Stock Purchase Plan	601

1,182,522

6. Commitments

In August 2000, the Company entered into an $800,000 credit facility with a financing company for the purchase of equipment under a capital lease agreement. As of December 31, 2000, the full amount of funds available under this credit facility had been utilized. The borrowings under the capital lease agreement were to be repaid in 48 equal monthly installments and accrued interest at 9.85% per annum. The obligation is secured by the related equipment. As of December 31, 2004 all amounts outstanding under this credit facility had been repaid in full.

In June 2000, the Company secured a $5.0 million credit facility with a financing company for the purchase of equipment under a capital lease agreement. As of December 31, 2001, the full amount of funds available under this credit facility had been utilized. The borrowings under the capital lease agreement were to be repaid in 36 equal monthly installments and accrued interest at 10.8% per annum. The obligation was secured by the related equipment. As of December 31, 2004 all amounts outstanding under this credit facility had been repaid in full.

In August 1999, the Company entered into a credit facility with a bank for the purchase of equipment. The credit facility included $2.4 million in equipment loans and $2.6 million in commitments for the purchase of equipment under a capital lease agreement. During the year ended December 31, 1999, the full amount of funds available under the equipment loan and the capital lease agreement had been utilized. The borrowings under the equipment loans and the capital lease agreement were to be repaid in 48 equal monthly installments and accrued interest at 10.8% per annum. Both obligations were secured by the related equipment (see Note 4). As of December 31, 2004 all amounts outstanding under this credit facility had been repaid in full.

FII-19

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In 1996, the Company entered into an equipment financing agreement with a bank and leasing company that allowed the Company to borrow up to $1.0 million for purchases of equipment. The notes were secured by the related equipment. The full amount of funds available under the equipment financing agreement have been utilized and repaid.

In connection with the 1996 equipment financing agreement, the Company agreed to make a final payment equal to 12.5% of the equipment financed at the end of the amortization period. Additionally, the Company granted warrants to the bank and leasing company to purchase an aggregate of 40,000 shares of Series A convertible preferred stock at $1.00 per share which was adjusted to 60,000 shares at $.67 per share in a three-for-two stock split in 1998. In 1999, 45,000 shares were exercised and converted into 9,000 shares of common stock. The remaining warrants to purchase 15,000 shares of Series A convertible preferred stock, convertible into 3,000 shares of common stock, are outstanding and exercisable. These warrants expire in 2006. The estimated fair value of the warrants was approximately $18,000, which was capitalized as debt issuance costs and was amortized over the life of the equipment financing agreement.

During the fourth quarter of 2004 the Company terminated its operating lease for its San Diego facility, which resulted in a reversal of a restructuring charge of $1.3 million. See note 7. Rent expense, net of amounts charged to the restructuring accrual, totaled $1.9 million, $2.2 million, and $2.3 million for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company also leases telephone and copy equipment under non-cancelable operating leases that expire in 2007 and 2008, respectively. Lease expense totaled $89,000, $67,000, and $33,000 for the years ended December 31, 2004, 2003, and 2002.

Future minimum payments under the non-cancelable operating leases consist of the following at December 31, 2004 (in thousands):

Operating Leases
Year ending December 31,
2005	$1,972
2006	1,556
2007	928
2008	17
2009	—

Total minimum lease payments	$4,473

As a result of previous restructurings (Note 7) the Company has certain excess facilities that it is currently sub-leasing. Future minimum amounts due under these sub-leases as of December 31, 2004 are as follows (in thousands):

Year ending December 31,
2005	$455
2006	366
2007	220
2008	—
2009	—

Total minimum lease receipts	$1,041

FII-20

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the first quarter of 2005 the Company terminated its operating lease for its Palo Alto facility, which substantially reduces the amounts presented in the tables above. In return for the landlord’s agreement to terminate the lease, the Company paid the landlord total consideration of $1.7 million, which included a cash payment of $1.4 million. As a result of this termination, future payments under non-cancelable operating leases totaled $243,000 at February 28, 2005.

In 2005 the Company entered into retention agreements with the Chief Executive Officer, Chief Financial Officer and the Vice President of Worldwide Sales. Pursuant to these agreements the Company agreed to pay retention bonuses equal to three months of base salary payable on the earlier of (a) July 15, 2005; or (b) upon closing of the sale of the Company. If their employment is terminated for any reason other than cause prior to payment of the retention bonus, the retention bonus must be paid immediately upon termination, provided a standard release is signed. Pursuant to the Chief Executive Officer and Chief Financial Officer retention agreements, the Company also agreed to pay to each of them a $75,000 transaction completion bonus, payable immediately upon closing of the sale of the Company. Total payments under these agreements would equal $318,750.

7. Restructuring Costs and Asset Impairments

The Company had two restructurings in 2001 to re-size our business to reflect current and expected business conditions. As a result of the adoption of these restructurings, the Company recorded total charges of approximately $20.3 million. These charges primarily relate to: consolidation of our continuing operations resulting in impairment of assets; anticipated losses on disposition of assets and excess lease costs; and the elimination of job responsibilities, resulting in costs incurred for employee severance.

On July 11, 2002, the Company announced that it had adopted a business plan to again re-size its business to reflect current and expected business conditions. This restructuring plan was largely completed during 2002. As a result of the adoption of this plan, the Company recorded charges of approximately $1.4 million during the three and nine months ended September 30, 2002. These charges primarily relate to: consolidation of the Company’s continuing operations resulting in impairment of assets, anticipated losses on disposition of assets and excess lease costs; and the elimination of job responsibilities, resulting in costs incurred for employee severance. Employee reductions occurred in almost all areas of the Company, including engineering, operations, research and development, marketing, sales and administrative areas. As a result of this plan, the Company reduced its non-temporary work force by approximately 47 positions.

Details of the restructuring charges are as follows (in 000s):

	Cash/ Non-cash	Reserve Balance at January 1, 2002	Charge	Activity	Reserve Balance at December 31, 2002
Impairment of assets	Non-cash	$113	$100	$(213)	$—
Excess lease costs	Cash	6,454	978	(1,865)	5,567
Elimination of job responsibilities	Cash	635	283	(843)	75

		$7,202	$1,361	$(2,921)	$5,642

	Cash/ Non-cash	Reserve Balance at December 31, 2002	Charge	Activity	Reserve Balance at December 31, 2003
Excess lease costs	Cash	$5,567	$—	$(1,947)	$3,620
Elimination of job responsibilities	Cash	75	—	(75)	—

		$5,642	$—	$(2,022)	$3,620

FII-21

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Cash/ Non-cash	Reserve Balance at December 31, 2003	Charge	Activity(1)	Reserve Balance at December 31, 2004
Excess lease costs	Cash	$3,620	$—	$(2,713)	$907

(1)	Approximately $1.3 million of the restructuring accrual was released in December of 2004 as a result of the termination of a long-term operating lease for our San Diego facility.

Subsequent to December 31, 2004 and as a result of the termination of the San Diego and Palo Alto leases, a significant number of assets have been placed out of service and are being held for possible disposal. The Company is currently in the process of identifying and evaluating the disposition of these assets.

8. Litigation and Claims

In December 2001, the Company and certain of its officers and directors were named as defendants in a class action shareholder complaint filed in the United States District Court for the Southern District of New York, now captioned In re Copper Mountain Networks, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-10943. In the amended complaint, the plaintiffs allege that the Company, certain of its officers and directors and the underwriters of its initial public offering (“IPO”) violated section 11 of the Securities Act of 1933 based on allegations that the Company’s IPO registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The amended complaint also contains a claim for violation of section 10(b) of the Securities Exchange Act of 1934 based on allegations that this omission constituted deceit on investors. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints collectively referred to here as the “IPO Lawsuits,” were filed in the same court against hundreds of other public companies (“Issuers”) who conducted IPOs between 1998 and 2000.

On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. On July 15, 2002, the Company joined in a global motion to dismiss the IPO Lawsuits filed by all of the Issuers (among others). On October 9, 2002, the Court entered an order dismissing our named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to these officers and directors until September 30, 2003. On February 19, 2003, the court issued a decision denying the motion to dismiss the claims against the Company and almost all of the Issuers, and denying the motion to dismiss the Section 10(b) claims against the Company and many of the other issuers.

In June 2003, the Issuers reached a tentative settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all claims against the issuers and their officers and directors in the IPO Lawsuits. In addition, the tentative settlement guarantees that, in the event that the Plaintiffs recover less than $1 billion in settlement or judgment against the Underwriter defendants in the IPO Lawsuits, the Plaintiffs will be entitled to recover the difference between the actual recovery and $1 billion from the insurers for the Issuers. In September 2003, in connection with the tentative settlement, those officers and directors who had entered tolling agreements (described above) agreed to extend those agreements so that they would not expire prior to any settlement being finalized. In June 2004, the Company executed a final settlement agreement with the plaintiffs. On February 15, 2005, the Court issued a decision certifying a class action for settlement purposes, and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. In addition, the settlement is still subject to statutory notice requirements as well as final judicial approval.

No assurances can be made that the Company will be successful in settling or defending against these claims. If the Company is not successful in settling or defending against these claims, the Company could be

FII-22

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

forced to make significant payments to its stockholders and their lawyers, and such payments could have a material adverse effect on the Company’s business, financial condition and results of operations if not covered by the Company’s insurance carrier. Even if such claims are not successful, the litigation could result in substantial costs and divert management’s attention and resources, which could adversely affect the Company’s business, results of operations and financial position.

The Company is party to other legal proceedings and claims in the ordinary course of business. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, management is unable to ascertain the ultimate aggregate amount of monetary liability, amounts which may be covered by insurance, or the financial impact with respect to these matters as of December 31, 2004. However, management believes that the final resolution of these matters, individually and in the aggregate, will not have a material adverse impact upon the Company’s financial position, results of operations or cash flows.

9. Leased Equipment

During the year ended December 31, 2002, the Company received approximately $2.8 million in lease payments related to a sales-type lease that had been fully reserved and recorded those payments as a reduction of bad debt expense within general and administrative expenses. During the year ended December 31, 2003, the Company received approximately $2.6 million as a settlement of all remaining amounts due under this lease agreement, which is included as a reduction to general and administrative expenses.

10. Income Taxes

The following is a reconciliation from the expected statutory federal income tax expense to the Company’s actual income tax expense (in thousands):

	Year Ended December 31,
	2004	2003	2002
Tax benefit at U.S. statutory rate	$(6,895)	$(6,212)	$(6,811)
Change in statutory tax rate from 35% to 34%	—	—	2,555
Stock-based compensation	(1,562)	1,641	698
Change in valuation allowance	6,943	4,223	3,500
Other	1,514	348	58

	$—	$—	$—

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2004 and 2003 are shown below (in thousands):

	December 31,
	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$96,569	$83,794
Tax credit carryforwards	12,315	14,801
Accruals and reserves	36,273	21,871
Deferred compensation	1,509	1,960
Capitalized research and development	2,761	3,175

Total deferred tax assets	149,427	125,601
Valuation allowance	(149,427)	(125,601)

Net deferred tax assets	$—	$—

FII-23

COPPER MOUNTAIN NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

A valuation allowance of $149.4 million and $125.6 million has been recorded at December 31, 2004 and 2003, respectively, to offset the net deferred tax assets as realization is uncertain due to the uncertainty of recoverability of such assets given the Company’s operating losses.

The Company had federal and California tax net operating loss carryforwards at December 31, 2004 of approximately $261 million and $136 million, respectively. The federal and California tax loss carryforwards will begin to expire in 2011 and 2005, respectively, unless previously utilized. Included in the net operating loss carryforwards are stock option deductions of approximately $41.2 million. The benefit of these net operating loss carryforwards will be credited to equity when realized. The Company also has federal and California research tax credit carryforwards of approximately $8.1 million and $6.3 million, respectively, which will begin to expire in 2011 unless previously utilized.

Pursuant to Internal Revenue Service Code Sections 382 and 383, use of a portion of the Company’s net operating loss and credit carryforwards are limited because of a cumulative change in ownership of more than 50%, which occurred in prior years.

11. Employee Savings Plan

The Company has a 401(k) plan, which allows participating employees to contribute up to 20% of their salary, subject to annual limits. The Company may, at its sole discretion, approve Company contributions. The Company has approved a match of 50% of the first 4% of salary deferred by employees for each of the three years during the period ended 2004. During the years ended December 31, 2004, 2003 and 2002, matching contributions were $194,000, $199,000 and $271,000, respectively.

12. Related Party Transactions

The Company had a note receivable from an officer with a face value of $1.0 million. This note was issued in connection with the officer’s employment and relocation agreement in 1998. The note bore no interest, was secured by the options to purchase the Company’s common stock held by the officer and was due at the earlier of March 30, 2003, or 15 days from the date the officer ceased to be an employee of the Company. Payments on the loan were made in 2003 and the loan was paid in full in January 2004.

*            *            *

FII-24

COPPER MOUNTAIN’S SUPPLEMENTARY DATA

The following tables present unaudited quarterly financial information, for the eight quarters ended December 31, 2004. We believe this information reflects all adjustments (consisting only of normal recurring adjustments, except as noted in the footnotes below) that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period. (in thousands, except per share data):

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
2004
Net revenues	$1,989		$2,104		$1,814		$1,934
Gross margin	1,342		908		288		(363)
Income (loss) from operations	(5,744)		(5,775	)(1)	(3,642	)(2)	(5,319	)(3)
Net Income (loss)	(5,706)		(5,730)		(3,583)		(5,262)
Basic net income (loss) per share (7)	(0.99)		(0.88)		(0.51)		(0.74)
Diluted net income (loss) per share (7)	(0.99)		(0.88)		(0.51)		(0.74)

2003
Net revenues	$3,571		$3,571		$3,698		$3,132
Gross margin	2,595		2,116		2,489		1,849
Income (loss) from operations	(4,556	)(4)	(6,123	)(5)	(2,324	)(6)	(5,389)
Net Income (loss)	(4,540)		(6,107)		(2,273)		(5,350)
Basic net income (loss) per share (7)	(0.82)		(1.09)		(0.40)		(0.93)
Diluted net income (loss) per share (7)	(0.82)		(1.09)		(0.40)		(0.93)

(1)	Includes a credit for $0.3 million, which represents a payment received from a sub-tenant related to the termination of a sub-lease agreement.
(2)	Includes a credit for $1.6 million credit of deferred compensation expense.
(3)	Includes a credit for a $1.3 million reduction in restructuring accrual related to the termination of a long-term operating lease.
(4)	Includes a credit for $0.7 million related to the recovery of bad debt expense.
(5)	Includes a $0.1 million credit related to the recovery of bad debt expense.
(6)	Includes a $2.6 million credit related to the recovery of bad debt expense.
(7)	Basic and diluted net income (loss) per share computations for each quarter are independent and may not add up to the net income (loss) per share computation for the respective year. Net income (loss) per share data for all periods presented has been adjusted to reflect the two-for-one stock dividend that was effective December 10, 1999 and a 1 for 10 reverse stock split that was effective July 17, 2002. See Note 1 of Notes to Financial Statements for an explanation of the determination of basic and diluted net income (loss) per share.

FII-25

COSINE COMMUNICATIONS, INC.

FIII-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CoSine Communications, Inc.

We have audited the accompanying consolidated balance sheet of CoSine Communications, Inc. (the “Company”) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed at Item 21(b). The consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CoSine Communications, Inc. as of December 31, 2004 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company’s actions in September 2004, in connection with its ongoing evaluation of strategic alternatives, to terminate most of its employees and discontinue production activities in an effort to conserve cash raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Burr, Pilger & Mayer LLP

Burr, Pilger & Mayer LLP

Palo Alto, California

March 21, 2005

FIII-2

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

CoSine Communications, Inc.

We have audited the accompanying consolidated balance sheet of CoSine Communications, Inc. as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed at Item 21(b) at (II-4) for each of the two years in the period ended December 31, 2003. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoSine Communications, Inc. at December 31, 2003, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein. The financial statement schedule does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets that may result from the outcome of the uncertainty regarding the Company’s ability to continue as a going concern.

As discussed in Note 1 to the consolidated financial statements, the Company’s actions in September 2004, in connection with its ongoing evaluation of strategic alternatives, to terminate most of its employees and discontinue production activities in an effort to conserve cash raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

San Jose, California

February 6, 2004, except for the third, fourth

and fifth paragraphs of Note 1, as to which the date is

February 14, 2005

FIII-3

COSINE COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$9,203	$19,719
Short-term investments	15,710	38,033
Accounts receivable:
Trade (net of allowance for doubtful accounts of $90 and $150 at December 31, 2004 and December 31, 2003, respectively)	1,328	4,962
Other	483	494
Inventory	—	4,003
Prepaid expenses and other current assets	949	2,668

Total current assets	27,673	69,879
Property and equipment, net	—	2,900
Long-term deposits	150	647

	$27,823	$73,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$252	$1,657
Accrued warranty liability	157	464
Other accrued liabilities	3,129	2,560
Accrued compensation	412	1,821
Deferred revenue	509	3,543
Current portion of equipment and working capital loans	—	129

Total current liabilities	4,459	10,174
Accrued rent	—	2,078

Total liabilities	4,459	12,252

Commitments and contingencies
Stockholders’ equity:
Preferred stock, no par value, 3,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 300,000,000 shares authorized; 10,159,790 and 10,176,845 shares issued and outstanding at December 31, 2004 and 2003, respectively	1	1
Additional paid-in capital	540,028	546,176
Notes receivable from stockholders	(1,520)	(6,659)
Accumulated other comprehensive income	614	533
Deferred compensation	—	(455)
Accumulated deficit	(515,759)	(478,422)

Total stockholders’ equity	23,364	61,174

	$27,823	$73,426

See accompanying notes.

FIII-4

COSINE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002
	(In thousands, except for per share data)
Revenue:
Product	$6,924	$11,803	$20,623
Service	2,751	2,818	3,009

Total revenue	9,675	14,621	23,632
Cost of revenue	7,086	6,765	13,807

Gross profit	2,589	7,856	9,825

Operating expenses:
Research and development(2)	15,078	21,756	32,396
Sales and marketing(3)	10,052	13,808	28,271
General and administrative(4)	6,064	7,226	10,959
Restructuring and impairment charges	8,909	336	34,538

Total operating expenses	40,103	43,126	106,164

Loss from operations	(37,514)	(35,270)	(96,339)

Other income (expense):
Interest income	489	1,296	3,535
Interest expense(5)	(3)	(224)	(966)
Other(6)	(276)	(447)	313

Total other income (expense)	210	625	2,882

Loss before income tax provision	(37,304)	(34,645)	(93,457)
Income tax provision	33	287	509

Net loss	$(37,337)	$(34,932)	$(93,966)

Basic and diluted net loss per share	$(3.70)	$(3.57)	$(9.72)

Shares used in computing basic and diluted net loss per share	10,082	9,791	9,670

(1)	Cost of revenue includes $65 of non-cash credits related to equity issuances in 2004, $130 of non-cash charges related to equity issuances in 2003, and $101 of non-cash credits related to equity issuances in 2002.
(2)	Research and development expenses include $213 of non-cash credits related to equity issuances in 2004, $568 of non-cash charges related to equity issuances in 2003 and $385 of non-cash credits related to equity issuances in 2002.
(3)	Sales and marketing expenses include $195 of non-cash credits related to equity issuances in 2004, $124 of non-cash charges related to equity issuances in 2003 and $854 of non-cash credits related to equity issuances in 2002.
(4)	General and administrative expenses include $305 of non-cash credits related to equity issuances in 2004 and $459 and $925 of non-cash charges related to equity issuances in 2003 and 2002, respectively.
(5)	Interest expense includes nil, $30 and $131 of non-cash charges related to equity issuances in 2004, 2003 and 2002, respectively.
(6)	Other includes foreign exchange losses of $236, $432 and $281 in 2004, 2003 and 2002, respectively.

See accompanying notes.

FIII-5

COSINE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Notes Receivable from Stockholders	Accumulated Other Comprehensive Income	Deferred Compensation	Accumulated Deficit	Total Stockholders’ Equity
	(In thousands, except share data)
Balance at December 31, 2001	10,199,686	$1	$575,894	$(25,466)	$481	$(14,321)	$(349,524)	$187,065
Issuance of common stock in connection with stock options	29,239	—	262	—	—	—	—	262
Issuance of common stock in connection with the Employee Stock Purchase Plan	62,230	—	454	—	—	—	—	454
Repayment of notes receivable from stockholders	—	—	—	234	—	—	—	234
Repurchase of unvested shares	(332,063)	—	(14,841)	14,701	—	—	—	(140)
Remeasurement of deferred stock-based compensation	—	—	829	—	—	(829)	—	—
Cancellation of options with deferred stock compensation charges	—	—	(4,916)	—	—	4,916	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	7,960	—	7,960
Reversal of amortization in excess of vesting	—	—	(8,466)	—	—	—	—	(8,466)
Options with vesting accelerated or exercise deadline extended	—	—	27	—	—	—	—	27
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(93,966)	(93,966)
Unrealized loss on investments, net of tax	—	—	—	—	(209)	—	—	(209)
Translation adjustment, net of tax	—	—	—	—	260	—	—	260

Total comprehensive loss	—	—	—	—	51	—	(93,966)	(93,915)

Balance at December 31, 2002	9,959,092	1	549,243	(10,531)	532	(2,274)	(443,490)	93,481
Issuance of common stock in connection with stock options	245,629	—	1,207	—	—	—	—	1,207
Issuance of common stock in connection with the Employee Stock Purchase Plan	57,480	—	231	—	—	—	—	231
Repayment of notes receivable from stockholders	—	—	—	32	—	—	—	32
Repurchase of unvested shares	(85,356)	—	(3,905)	3,840	—	—	—	(65)
Remeasurement of deferred stock-based compensation	—	—	619	—	—	(619)	—	—
Cancellation of options with deferred stock compensation charges	—	—	(264)	—	—	264	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	2,174	—	2,174
Reversal of amortization in excess of vesting	—	—	(956)	—	—	—	—	(956)
Options with vesting accelerated or exercise deadline extended	—	—	1	—	—	—	—	1
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(34,932)	(34,932)
Unrealized loss on investments, net of tax	—	—	—	—	(315)	—	—	(315)
Translation adjustment, net of tax	—	—	—	—	316	—	—	316

Total comprehensive loss	—	—	—	—	1	—	(34,932)	(34,931)

FIII-6

COSINE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Notes Receivable from Stockholders	Accumulated Other Comprehensive Income	Deferred Compensation	Accumulated Deficit	Total Stockholders’ Equity
	(In thousands, except share data)
Balance at December 31, 2003	10,176,845	1	546,176	(6,659)	533	(455)	(478,422)	61,174
Issuance of common stock in connection with stock options	28,804	—	144	—	—	—	—	144
Issuance of common stock in connection with Employee Stock Purchase Plan	23,491	—	82	—	—	—	—	82
Issuance of common stock for employee stock bonus	43,300	—	228	—	—	—	—	228
Issuance of warrant for services	—	—	48	—	—	—	—	48
Repurchase of unvested shares	(112,650)	—	(5,139)	5,139	—	—	—	—
Remeasurement of deferred stock-based compensation	—	—	(250)	—	—	250	—	—
Cancellation of options with deferred stock compensation charges	—	—	(58)	—	—	58	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	147	—	147
Reversal of amortization in excess of vesting	—	—	(1,203)	—	—	—	—	(1,203)
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(37,337)	(37,337)
Unrealized loss on investments, net of tax	—	—	—	—	(42)	—	—	(42)
Translation adjustment, net of tax	—	—	—	—	123	—	—	123

Total comprehensive loss	—	—	—	—	81	—	(37,337)	(37,256)

Balance at December 31, 2004	10,159,790	$1	$540,028	$(1,520)	$614	$—	$(515,759)	$23,364

See accompanying notes.

FIII-7

COSINE COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Operating activities:
Net loss	$(37,337)	$(34,932)	$(93,966)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,398	2,715	10,448
Allowance for doubtful accounts	(60)	(113)	296
Non-cash charges related to inventory write-down	2,684	193	1,465
Write-down of property and equipment	1,427	—	18,761
Non-cash restructuring charges	2,014	66	(305)
Amortization of deferred stock compensation and charges related to vesting acceleration	147	2,175	7,987
Reversal of amortization in excess of vesting	(1,203)	(956)	(8,466)
Amortization of warrants issued for services	48	92	195
Issuance of common stock for employee stock bonus	228	—	—
Other	124	(11)	263
Change in operating assets and liabilities:
Accounts receivable (trade)	3,694	1,524	7,309
Other receivables	11	185	598
Inventory	1,319	(841)	589
Prepaid expenses and other current assets	1,644	1,294	1,487
Long-term deposits	497	333	(306)
Other assets	—	—	245
Accounts payable	(1,405)	(836)	(717)
Provision for warranty liability	(307)	(639)	(1,402)
Accrued compensation	(1,409)	113	(2,513)
Accrued other liabilities	(1,455)	(10,847)	4,373
Deferred revenue	(3,034)	2,099	(1,269)
Accrued rent	(2,078)	9	263
Other liabilities	—	—	(11)

Net cash used in operating activities	(32,968)	(38,377)	(54,676)

Investing activities:
Capital expenditures	(1,096)	(2,983)	(3,304)
Proceeds from sale of property and equipment	1,171	—	—
Purchase of short-term investments	(34,466)	(76,849)	(89,253)
Proceeds from sales and maturities of short-term investments	56,746	131,065	87,817

Net cash provided by (used in) investing activities	22,355	51,233	(4,740)

Financing activities:
Principal payments of equipment and working capital loans and capital leases	(129)	(3,772)	(6,032)
Proceeds from issuance of common stock, net	226	1,438	716
Proceeds from notes receivable from stockholders	—	32	234
Repurchase of common stock	—	(65)	(140)

Net cash provided by (used in) financing activities	97	(2,367)	(5,222)

Net (decrease) increase in cash and cash equivalents	(10,516)	10,489	(64,638)
Cash and cash equivalents at the beginning of the period	19,719	9,230	73,868

Cash and cash equivalents at the end of the period	$9,203	$19,719	$9,230

Supplemental information:
Cash paid for interest	$3	$195	$835

Income taxes paid	$41	$110	$509

Cancellation of notes receivable due to repurchase of unvested stock	$5,139	$3,840	$14,701

Net transfer from inventory to property and equipment	$—	$180	$191

Net transfer to property and equipment from inventory	$31	$—	$—

See accompanying notes.

FIII-8

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

CoSine Communications, Inc. (“the Company” or “CoSine”) was incorporated in California on April 14, 1997 and in August 2000 was reincorporated in the State of Delaware. CoSine was engaged in the development and sale of network-based, high-performance Internet service delivery platforms for the global business Internet Protocol Service Provider market.

Financial Results and Liquidity

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, at December 31, 2004, the Company has an accumulated deficit of $515,759,000 and has sustained a net loss during the year ended December 31, 2004 of $37,337,000. As of December 31, 2004, the Company’s business consisted primarily of a customer service capability operated under contract by a third party. The Company’s actions in September 2004, in connection with its ongoing evaluation of strategic alternatives, to terminate most of its employees and discontinue production activities in an effort to conserve cash raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects relating to the recoverability and classification of the recorded asset amounts or amounts and classification of liabilities that might result from the outcome of this uncertainty.

On July 29, 2004, CoSine announced that it was exploring various strategic alternatives and that the Company had hired an investment bank as its financial advisor.

On September 8, 2004, CoSine announced that after an extensive evaluation of strategic alternatives, the Company initiated actions to lay-off most of its employees, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. Since September 8, 2004, the Company has taken a number of actions to reduce its operating expenses and conserve its cash. CoSine has notified its existing customers that the CoSine products are now formally discontinued and that existing customers may place “lifetime buy” orders to support their platform transition plans. The Company has sold, scrapped or written its inventory down to estimated net realizable value at December 31, 2004. The Company has taken steps to terminate contract manufacturing arrangements, contractor and consulting arrangements and facility leases. These activities continued through December 31, 2004 and will continue in 2005. CoSine’s business currently consists primarily of a customer service capability operated under contract by a third party. This customer service capability is set to expire on or before December 31, 2005.

On January 7, 2005, CoSine entered into an Agreement and Plan of Merger with Tut Systems, Inc. in a stock-for-stock transaction pursuant to which CoSine will merge into a wholly-owned subsidiary of Tut Systems, Inc. Tut Systems, Inc. will issue approximately 6.0 million shares of its common stock to the shareholders of CoSine. The merger is subject to shareholder approval and normal closing conditions. On January 18, 2005, CoSine and each of its directors and officers were named as defendants in a class action lawsuit filed in the San Mateo County Superior Court on behalf of CoSine shareholders. The complaint alleges that the CoSine directors and officers breached their fiduciary duty to the corporation in connection with the proposed merger with Tut Systems, Inc. and requests that the merger be enjoined. CoSine and its directors believe that the allegations are without merit and intend to defend the action vigorously.

Consolidation

The consolidated financial statements include all of the accounts of CoSine and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

FIII-9

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates. Estimates are used in accounting for, but not limited to, revenue recognition, allowance for doubtful accounts, inventory valuations, long-lived asset valuations, accrued liabilities including warranties, and equity issuances. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period of determination.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets, consisting primarily of property and equipment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In assessing the recoverability of long-lived assets, the Company compares the carrying value of the assets to the undiscounted future cash flows the assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the assets, the assets will be written down to their estimated fair value. Fair value is generally determined by calculating the discounted future cash flows using a discount rate based upon the Company’s weighted average cost of capital or specific appraisal, as appropriate. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows, including long-term forecasts of overall market conditions and the Company’s participation in the market.

As a result of the Company’s assessment of its business, the Company concluded that indicators of impairment of our long-lived assets were present at September 30, 2004 and at June 30, 2004. Such indicators included ongoing operating losses, inability to achieve sustainable revenue growth, including the Company’s failure to attract new customers, and the Company’s decision to evaluate strategic alternatives. Accordingly, the Company performed an impairment test of the carrying value of our long-lived assets, consisting primarily of property and equipment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Based on an undiscounted cash flow analysis, the cash flows expected to be generated by the Company’s long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, the Company obtained a valuation report outlining the estimated fair value of the assets, based on quoted market prices, from an independent appraiser and recorded an impairment charge of $2.3 million to write down the carrying value of our long-lived assets held for use to their fair values in the second quarter of 2004. At September 30, 2004, the Company obtained competitive bids from qualified prospective purchasers to determine the fair values of long-lived assets. The fair values, as indicated by competitive bids, exceeded the net book value of the long-lived assets at September 30, 2004, accordingly no adjustment was made in the third quarter of 2004. During 2004, the Company had a gain of $0.9 million with the sale of previously written-down long-lived assets.

In 2002, an impairment charge of $15,512,000 was recorded against property and equipment. In addition, assets that were either sold, disposed of or otherwise abandoned were written down by $3,248,000 to their estimated net realizable value.

Significant Concentrations

Financial instruments that potentially subject CoSine to concentrations of credit risk primarily consist of cash, cash equivalents and short-term investments. CoSine mitigates investment risk by investing only in government and high quality corporate securities and by limiting the amount of exposure to any one issuer.

FIII-10

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company is exposed to credit risks in the event of default by these institutions to the extent of the amount recorded on the balance sheet. CoSine has not experienced any material losses on its deposits of cash and cash equivalents.

CoSine relies on a few companies as the sole source of various materials in the production process. CoSine also utilizes third-party subcontractors to manufacture its product. If these suppliers were unable to satisfy the material and production requirements, CoSine may be unable to meet customer demand. Alternatively, if CoSine overestimates manufacturing requirements, CoSine or its contract manufacturers may have excess or obsolete inventory, which could result in CoSine recording charges in connection with those materials.

For the year ended December 31, 2004, CoSine recognized revenue from three customers who accounted for 24%, 15% and 14%, of total revenue, respectively. At December 31, 2004, CoSine had two customers who accounted for 58% and 15% of total accounts receivable, respectively. For the year ended December 31, 2003, CoSine had two customers who accounted for 41% and 12% of revenues, respectively. At December 31, 2003, CoSine had two customers who accounted for 52% and 19%, respectively, of total accounts receivable. For the year ended December 31, 2002, CoSine recognized revenue from two customers who accounted for 22% and 15% of total revenue, respectively. The Company generally does not require collateral and maintains adequate reserves for potential credit losses.

Guarantees

CoSine, from time to time, enters into certain types of contracts that require the Company to indemnify parties against certain third party claims that may arise. These contracts primarily relate to: (i) certain real estate leases under which the Company may be required to indemnify property owners for environmental liabilities and other claims arising from the Company’s use of the applicable premises, (ii) certain agreements with the Company’s officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship, (iii) contracts under which the Company may be required to indemnify customers against loss or damage to property or persons as a result of willful or negligent conduct by CoSine employees or sub-contractors, (iv) contracts under which the Company may be required to indemnify customers against third party claims that a CoSine product infringes a patent, copyright or other intellectual property right and (v) procurement or license agreements under which the Company may be required to indemnify licensors or vendors for certain claims that may be brought against them arising from the Company’s acts or omissions with respect to the supplied products or technology.

Generally, a maximum obligation is not explicitly stated. Because the obligated amounts associated with this type of agreement are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, CoSine has not been obligated to make payments for these obligations, and no liabilities have therefore been recorded for these obligations on its balance sheet as of December 31, 2004 and 2003.

Cash, Cash Equivalents and Short-Term Investments

CoSine considers all highly liquid investments purchased with original maturities of three months or less from the date of purchase to be cash equivalents. Investments with maturities in excess of three months and less than one year are considered to be short-term investments. Management determines the appropriate classification of cash equivalents and investment securities at the time of purchase and reevaluates the determination as of each balance sheet date. Management has classified CoSine’s marketable securities as available-for-sale securities in the accompanying consolidated financial statements. Available-for-sale securities are carried at fair value, with

FIII-11

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

unrealized gains and losses reported in a separate component of stockholders’ equity. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in interest income. Interest on securities classified as available-for-sale is also included in interest income. The cost of securities sold is based on the specific identification method.

CoSine invests excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations, and money market funds with strong credit ratings. CoSine has established guidelines about the diversification of its investments and their maturities.

Short-term investments including cash equivalents and short-term investments, were as follows (in thousands):

	December 31,
	2004	2003
Money market funds	$13,593	$44,700
Commercial paper	5,127	11,065
Government securities	4,514	—

	23,234	55,765
Amounts classified as cash equivalents	(7,524)	(17,732)

	$15,710	$38,033

As of December 31, 2004, there was a net unrealizable loss of $42,000. At December 31, 2003, the fair value approximated the amortized cost of available-for-sale securities. All available-for-sale securities have contractual maturities of one year or less.

As of December 31, 2004 and 2003, $150,000 of restricted cash was included in long-term deposits. The amount represents a security deposit for corporate bank credit cards.

Allowance for Doubtful Accounts

CoSine maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay their invoices. In order to estimate the appropriate level of this allowance, the Company analyzes historical bad debts, customer concentrations, current customer credit-worthiness, current economic trends and changes in customer payment patterns.

Inventories

Net inventories stated at the lower of cost (first-in, first-out) or market, consisted of the following, (in thousands):

	December 31
	2004	2003
Raw materials	$—	$160
Semi-finished goods	—	3,466
Finished goods	—	377

	$—	$4,003

FIII-12

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the quarter ended September 30, 2004, the Company announced that it had discontinued its products and accordingly wrote its inventory down to net realizable value. At December 31, 2004, all inventory had been sold, scrapped or written-off and there was no inventory awaiting customer acceptance. Included in net semi-finished goods at December 31, 2003 was $126,000 of goods used for customer evaluation purposes. Included in net finished goods inventory at December 31, 2003 was $160,000 of goods awaiting customer acceptance.

In assessing the value of inventory prior to the September 2004 decision to discontinue its products, CoSine was required to make judgments as to future demand and then compare that demand with current inventory quantities and firm purchase commitments. If inventories and firm purchase commitments are in excess of forecasted demand, the value of inventory is written down. CoSine generally used a 12-month forecast to assess future demand. Inventory write-downs were charged to cost of revenues. During 2004, CoSine sold $700,000 of previously written down inventory and $4.1 million of inventory was written down. During 2003, CoSine sold $891,000 of previously written-down inventory and $193,000 of inventory was written down. During 2002, CoSine sold $1,236,000 of previously written-down inventory and $646,000 of inventory was written down. In addition, charges of $113,000 and $819,000 were recorded in 2003 and 2002, respectively, in connection with excess purchase commitments at CoSine’s contract manufacturers.

CoSine periodically reviews the rates used to determine overhead capitalization applied to inventory. As a result of restructuring activity and refinements in its business model, the Company adjusted the overhead absorption rate for raw materials and semi-finished goods downward during the year ended December 31, 2003. This change in estimate increased cost of revenue by $527,000 for the year ended December 31, 2003.

Property and Equipment

At December 31, 2004, CoSine had sold, scrapped or written-off all of its property and equipment, in connection with the restructuring announced in September 2004. Property and equipment at December 31, 2003 is stated at cost, net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets (ranging from one to five years) or the related lease term, if shorter. Property and equipment consisted of the following (in thousands):

	December 31,
	2004	2003
Computer equipment	$—	$1,412
Furniture and fixtures	—	211
Leasehold improvements	—	30
Computer software	—	312
Manufacturing and laboratory equipment	—	5,423

	—	7,388
Accumulated depreciation	—	(4,488)

	$—	$2,900

Warranties

CoSine provides a basic limited warranty, including repair or replacement of parts, and technical support. The specific terms and conditions of those warranties vary depending on the customer or region in which CoSine does business. CoSine estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. CoSine’s warranty obligation is affected by the number of installed units, product failure rates, materials usage and service delivery costs

FIII-13

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

incurred in correcting product failures. CoSine periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in CoSine’s warranty liability were as follows (in thousands):

	2004	2003	2002
Beginning balance	$464	$1,103	$2,505
Warranty charged to cost of revenue	6	352	351
Utilization of warranties	(313)	(894)	(1,568)
Changes in estimated liability based on experience	—	(97)	(185)

Ending balance	$157	$464	$1,103

Stock-Based Compensation

CoSine accounts for employee and director stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations as described in Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation,” (FIN 44). The fair value disclosures required by Statement of Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) are included below and in Note 6. SFAS 123 requires the disclosure of pro forma information regarding net loss and net loss per share as if CoSine had accounted for its stock options under the fair value method.

In connection with CoSine’s initial public offering, the fair value of its common stock was reevaluated and deferred stock compensation for option grants to employees was recorded, representing the difference between the fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. Cosine is also required to remeasure compensation associated with the unvested shares issued upon exercise of unvested employee stock options for full recourse promissory notes that were subsequently converted to non-recourse obligations. The amount of deferred stock-based compensation is amortized over the vesting period of the individual options, using the graded vesting method.

In November 2002, CoSine repriced 1,091,453 outstanding employee stock options to purchase shares of CoSine’s common stock with original exercise prices ranging from $5.45 per share to $159.38 per share. These options were repriced to $5.00 per share, which was above the fair market value of the underlying shares on the repricing date. CoSine recorded deferred stock compensation and compensation charges in connection with these repriced options, as the price of CoSine’s stock was higher than the repriced amount at December 31, 2002 and during certain quarters of 2003. In July 2001, CoSine repriced 722,071 unexercised employee stock options to $15.50 per share, the fair market value of the underlying shares on the repricing date. These options had previously been granted at prices ranging from $40.00 to $400.00 per share. During the years ended December 31, 2002 and 2001, CoSine did not record any deferred stock compensation in connection with these repriced options as the price of CoSine’s stock was not higher than the repriced amount at any quarter-end during those periods (See Note 6). Compensation associated with re-priced options will be remeasured until they are exercised, canceled or expire.

Stock options granted to non-employees are accounted for in accordance with SFAS 123 and the Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (“EITF No. 96-18”) which requires

FIII-14

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the value of such options to be periodically remeasured as they vest over a performance period. The fair value of such options is determined using the Black-Scholes option pricing model.

Pro Forma Information

CoSine has elected to continue to follow APB 25 to account for employee stock options because the alternative fair value method of accounting prescribed by SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant.

The following table illustrates the effect on CoSine’s net loss and net loss per share if CoSine had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands, except per share data):

	2004	2003	2002

Net loss, as reported	$(37,337)	$(34,932)	$(93,966)
Add: Stock-based employee compensation expense included in reported net loss	147	2,175	7,987
Deduct: Reversal of amortization in excess of vesting	(1,203)	(956)	(8,466)
Deduct: Stock-based employee compensation expense determined under fair value method for all stock option grants (SFAS 123 expense)	(173)	(2,556)	5,202

Pro forma net loss	$(38,566)	$(36,269)	$(89,243)

Basic and diluted net loss per share, as reported	$(3.70)	$(3.57)	$(9.72)

Pro forma basic and diluted net loss per share	$(3.83)	$(3.70)	$(9.23)

The fair value of CoSine’s options was estimated at the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002

Weighted average fair value of shares granted	$4.41	$3.23	$2.73
Dividend yield	0.0%	0.0%	0.0%
Volatility	0.95	0.82	0.67
Risk free interest rate	2.6%	2.2%	3.0%
Expected life	4 years	4 years	4 years

The estimated weighted average fair value of shares granted under the Purchase Plan in 2004 was $4.09, using a volatility of 0.64, risk-free interest rate of 2% and an expected life of one year. The estimated weighted average fair value of shares granted under the Purchase Plan in 2003 was $2.22, using a volatility of 0.47, risk-free interest rate of 1.3% and an expected life of one year. The estimated weighted average fair value of shares granted under the Purchase Plan in 2002 was $1.60, using a volatility of 0.67, risk-free interest rate of 1% and an expected life of one year.

FIII-15

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The majority of CoSine’s revenue is recognized from the sale of its IP Service Delivery Platforms and subsequent service support arrangements. CoSine recognizes product revenue at the time of shipment, assuming that persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collection is probable, unless CoSine has future obligations for installation or requires customer acceptance, in which case revenue is deferred until these obligations are met. CoSine’s product incorporates software that is not incidental to the related hardware and, accordingly, CoSine recognizes revenue in accordance with the American Institute of Certified Public Accountants issued Statement of Position 97-2 “Software Revenue Recognition.” For arrangements that include the delivery of multiple elements, the revenue is allocated to the various products based on “vendor-specific objective evidence of fair value” (VSOE). CoSine establishes VSOE based on either the price charged for the product when the same product is sold separately or for products not yet sold separately, based on the list prices of such products individually established by management with the relevant authority to do so.

Revenue from perpetual software licenses is recognized upon shipment or acceptance, if required. Revenue from one-year term licenses is recognized on a straight-line basis over the one-year license term. Post delivery technical support, such as on-site service, phone support, parts and access to software upgrades, when and if available, is provided by CoSine under separate support service agreements. In cases where the support service is sold as part of an arrangement including multiple elements, CoSine allocates revenue to the support service based on the VSOE of the services and recognizes it on a straight-line basis over the service period. Revenue from consulting and training services is recognized as the services are provided.

Amounts billed in excess of revenue recognized are included as deferred revenue in the accompanying consolidated balance sheets.

Cost of Revenue

Cost of revenue is comprised primarily of material, labor, overhead, shipping costs, warranty costs and inventory write-downs. In addition, cost of revenue includes non-cash charges or credits related to equity issuances.

Research and Development

Research and development expenditures, consisting primarily of materials, labor and overhead costs for the development and testing of prototypes and salaries and related personnel costs associated with independent research, are generally charged to operations as incurred.

Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on CoSine’s product development process, technological feasibility is established upon the completion of a working model. Through December 31, 2004, capitalizable costs incurred after achieving technological feasibility have not been significant for any development project. Accordingly, CoSine has charged all such costs to research and development expense in the periods they were incurred.

Advertising Expense

Advertising costs are expensed as incurred. For the years ended December 31, 2004 and 2003, the Company incurred no expense for advertising. Advertising costs amounted to $105,000 for the year ended December 31, 2002.

FIII-16

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Loss Per Share

Basic net loss per share is calculated based on the weighted average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding that are subject to CoSine’s right of repurchase. Diluted net loss per share would give effect to the dilutive effect of common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method) and convertible preferred stock.

The following table presents the calculation of basic and diluted net loss per share for each year (in thousands, except per share data):

	Year Ended December 31
	2004	2003	2002
Net loss	$(37,337)	$(34,932)	$(93,966)

Basic and diluted:
Weighted average shares of common stock outstanding	10,199	9,999	10,095
Less: weighted average shares subject to repurchase	117	208	425

Weighted-average shares used in basic and diluted net loss per share	10,082	9,791	9,670

Basic and diluted net loss per share	$(3.70)	$(3.57)	$(9.72)

During all periods presented, CoSine had stock options and warrants outstanding that could potentially dilute earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These shares amounted to 879,000, 1,280,000 and 1,332,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Segment Reporting

CoSine operates in only one segment: IP Service Delivery Platforms. Substantially all of CoSine’s assets are located in the United States.

Revenues from customers by geographic region for the years ended December 31, 2004, 2003 and 2002 were as follows (in thousands):

Region	Revenue
2004
Europe	$3,053
Japan	1,620
Korea	1,602
Rest of Asia/ Pacific	36
United States	3,364

$9,675

2003
Europe	$2,676
Japan	2,957
Korea	1,717
Rest of Asia/ Pacific	463
United States	6,808

$14,621

FIII-17

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Region	Revenue
2002
Europe	$5,726
Japan	4,726
Korea	2,911
Rest of Asia/ Pacific	1,846
United States	8,423

$23,632

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. SFAS 123R requires companies to assess the most appropriate model to calculate the value of the options. There are a number of requirements under the new standard that would result in differing accounting treatment than currently required. These differences include, but are not limited to, accounting for the tax benefit on employee stock options and for stock issued under our employee stock purchase plan. SFAS 123R must be adopted no later than July 1, 2005 and the Company will begin to apply it in the quarter beginning on that date. The adoption of SFAS 123R is expected to result in an increase in expense during the second half of 2005 based on unvested options outstanding as of December 31, 2004 and current compensation plans. While the effect of adoption depends on the level of share-based payments granted in the future and unvested grants on the date the Company adopts SFAS 123R, the effect of this accounting standard on its prior operating results would approximate the effect of SFAS 123 as described in the disclosure of pro forma net loss and net loss per share.

In March 2004, the FASB issued Emerging Issues Task Force No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-1”), which provided new guidance for assessing impairment losses on investments. Additionally, EITF 03-1 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective for annual periods ending after June 15, 2004. The Company will evaluate the impact of EITF 03-1 once final guidance is issued.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. The reclassification had no effect on total assets or net loss.

2. Equipment and working capital loans

CoSine entered into an equipment and working capital loan agreements that were secured by the assets purchased using the loans. Principal and interest were due in monthly installments through March 2004. These equipment and working capital loans were fully paid-off in 2004. At December 31, 2003, the unpaid principal balance was $129,000.

FIII-18

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Leases

CoSine leases its facilities under operating leases, with terms ranging to May 2006. Future minimum payments for all operating leases are as follows at December 31, 2004 (in thousands):

Operating Leases
2005	$27
2006	6

Total minimum lease payments	$33

Rent expense was $2,748,000, $3,126,000 and $6,056,000 for the years ended December 31, 2004, 2003 and 2002, respectively, and is calculated on a straight-line basis.

4. Commitments and Contingencies

On November 15, 2001, we along with certain of our officers and directors were named as defendants in a class action shareholder complaint filed in the United States District Court for the Southern District of New York, now captioned In re CoSine Communications, Inc. Initial Public Offering Securities Litigation, Case No. 01 CV 10105. The complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in our initial public offering. The complaint brings claims for the violation of several provisions of the federal securities laws against those underwriters, and also against us and each of the directors and officers who signed the registration statement relating to the initial public offering. The plaintiffs seek unspecified monetary damages and other relief. Similar lawsuits concerning more than 300 other companies’ initial public offerings were filed during 2001, and this lawsuit is being coordinated with those actions in the Southern District of New York before Judge Shira A. Scheindlin.

On or about July 1, 2002 an omnibus motion to dismiss was filed in the coordinated litigation on behalf of the issuer defendants, of which we and our named officer and directors are a part, on common pleading issues. In October 2002, pursuant to stipulation by the parties, the Court entered an order dismissing our named officers and directors from the action without prejudice. On February 19, 2003, the Court dismissed the Section 10(b) and Rule 10b-5 claims against us but did not dismiss the Section 11 claims against us.

In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including us, was submitted to the court for approval. The terms of the settlement, if approved, would dismiss and release all claims against the participating defendants (including us). In exchange for this dismissal, D&O insurance carriers would agree to guarantee a recovery by the plaintiffs from the underwriter defendants of at least $1 billion, and the issuer defendants would agree to an assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. The settlement is subject to a number of conditions, including court approval, which cannot be assured. If the settlement is not consummated, we intend to defend the lawsuit vigorously. However, we cannot predict its outcome with certainty. If we are not successful in our defense of this lawsuit, we could be forced to make significant payments to the plaintiffs and their lawyers, and such payments could have a material adverse effect on our business, financial condition and results of operations if not covered by our insurance carrier. Even if these claims are not successful, the litigation could result in substantial costs and divert management’s attention and resources, which could adversely affect our business, results of operations and financial position.

On January 18, 2005, CoSine and its officers and directors were named as defendants in a securities class action lawsuit filed in San Mateo County Superior Court. The suit requests that the acquisition of CoSine by Tut

FIII-19

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Systems, Inc be enjoined due to alleged self-dealing and breach of fiduciary duties by CoSine’s officers and directors. CoSine believes that the allegations contained in the complaint are meritless and intends to vigorously defend against such claims. An unfavorable resolution of this litigation could have a material adverse effect on the proposed merger with Tut Systems, Inc.

In the ordinary course of business, CoSine is involved in legal proceedings involving contractual obligations, employment relationships and other matters. Except as described above, CoSine does not believe there are any pending or threatened legal proceedings that will have a material impact on its consolidated financial position or results of operations.

5. 401(k) Plan

CoSine has a defined contribution benefit plan established under the provisions of Section 401(k) of the Internal Revenue Code. All employees may elect to contribute up to 20% of their compensation to the plan through salary deferrals, subject to IRS limits. CoSine may contribute a discretionary matching contribution. Since inception CoSine has made no matching contributions to the plan.

6. Stockholders’ Equity

Common Stock

CoSine has authorized shares of common stock for future issuance at each year end as follows (in thousands):

	2004	2003
Stock options:
Options outstanding	590	1,246
Available for future grants	2,487	1,747
Warrants outstanding	289	34

	3,366	3,027

1997 Stock Option Plan

In October 1997, the board of directors adopted the 1997 Stock Plan (1997 Plan) for issuance of common stock and grants of options for common stock to employees, consultants and directors. Incentive stock options granted under the plan are at prices not less than the fair value of stock at the date of grant, except in the case of a sale to a person who owns stock representing more than 10% of all the voting power of all classes of stock of CoSine, in which case the purchase price will be 110% of the fair market value of the common stock on the date of grant. Nonstatutory stock options granted under the 1997 Plan are at prices not less than 85% of the fair value of stock at the date of grant, except in the case of a sale to a person who owns stock representing more than 10% of all the voting power of all classes of stock of CoSine, in which case the purchase price will be 110% of the fair market value of the common stock on the date of grant. Options granted under the 1997 Plan generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter and expire 10 years after the grant, or earlier upon termination. Options may be granted with different vesting terms.

The 1997 Plan also allowed for the exercise of options before vesting and the related issuance of restricted stock that is subject to right of repurchase by CoSine. The rights of repurchase generally lapse at the rate noted above. At December 31, 2004, all repurchase rights had lapsed. At December 31, 2003, 3,333 shares of common

FIII-20

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock were subject to repurchase at an aggregate repurchase price of $233,737. During 2004 and 2003, employees defaulted on notes receivable in the amounts of $5,139,000 and $3,840,000, respectively, secured by 112,650 shares and 85,356 shares of common stock, respectively. The shares were returned to the Company.

Effective upon the initial public offering, the 1997 Plan was terminated and the shares reserved and unissued under the 1997 Plan were reserved for issuance under the 2000 Plan.

2000 Stock Option Plan

In May 2000, the board of directors adopted the 2000 Stock Plan (“2000 Plan”). The 2000 Plan was approved by CoSine’s shareholders before the completion of the initial public offering. The 2000 Plan provides for the grant of incentive stock options to employees, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. Incentive stock options granted under the 2000 Plan will be at prices not less than the fair value of the common stock at the date of grant. The term of each option will be determined by the administrator of the plan, generally 10 years or less.

CoSine has authorized 2,215,779 shares of common stock for issuance under the 2000 Plan. At December 31, 2004 and 2003, a total of 1,588,741 and 1,066,640 shares were available for future options grants under the 2000 Plan, respectively.

2002 Stock Option Plan

In January 2002, the board of directors adopted the 2002 Stock Plan (“2002 Plan”). The purpose of the 2002 Plan is to make available for issuance certain shares of common stock that have been (i) previously issued pursuant to the exercise of stock options granted under the 1997 Plan and (ii) subsequently reacquired by CoSine pursuant to repurchase rights contained in restricted stock purchase agreements or pursuant to optionee defaults on promissory notes issued in connection with the exercise of such options (“Reacquired Shares”). Under the terms of the 1997 Plan and the 2000 Plan, these Reacquired Shares would not otherwise have been available for reissuance. Only shares that were previously issued under the 1997 Plan and subsequently reacquired by CoSine have been or will be reserved for issuance under the 2002 Plan.

CoSine has authorized up to a maximum of 1,000,000 shares of common stock for issuance of Reacquired Shares under the 2002 Plan. At December 31, 2004, there were an aggregate of 842,248 Reacquired Shares under the 2002 Plan. At December 31, 2004 and 2003, a total of 791,274 and 656,538 shares were available for future options grants under the 2002 Plan, respectively.

The provisions of the 2002 Plan are substantially similar to those of the 2000 Plan, except that the 2002 Plan does not permit the grant of awards to officers or directors and does not permit the grant of Incentive Stock Options. The 2002 Plan provides for the grant of nonstatutory stock options to employees (excluding officers) and consultants. Stock options granted under the 2002 Plan will be at prices not less than the fair value of the common stock at the date of grant. The term of each option, generally 10 years or less, will be determined by the administrator of the Plan.

2000 Director Option Plan

In May 2000, the board of directors adopted the 2000 Director Option Plan (“Director’s Plan”), which was effective upon the closing of the initial public offering. At December 31, 2004, and 2003, a total of 48,000 shares of common stock have been authorized for issuance under the Director’s Plan. At December 31, 2004 and 2003, a total of 24,000 shares were available for future options grants under the Director’s Plan.

FIII-21

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Director’s Plan will automatically grant an option to purchase 8,000 shares of common stock to each non-employee directors when he or she is first elected to CoSine’s board of directors following the initial public offering. The Director’s Plan also provides that each non-employee director who had been a member of the board of directors for at least six months before the date of each annual stockholders’ meeting would receive an automatic annual grant of options to acquire 2,000 shares of common stock.

The options have an exercise price per share equal to the fair market value of common stock at the date of grant and have a term of 10 years. Initial options vest and become exercisable in four equal annual increments immediately following the date of grant. Later additional options granted vest and become exercisable on the fourth anniversary of the date of grant.

Summary Stock Option Plan Activity

Stock activity under the Stock Option Plans was as follows (in thousands, except per share data):

		Options Outstanding
	Shares Available for Grant	Shares	Weighted- Average Price per Share
Balance as of December 31, 2001	859	1,680	$23.57
Repurchased	645	—	—
Granted	(1,884)	1,884	9.26
Exercised	—	(30)	9.73
Canceled	2,236	(2,236)	20.05

Balance as of December 31, 2002	1,856	1,298	9.18
Repurchased	85	—	—
Granted	(695)	695	5.42
Exercised	—	(246)	4.93
Canceled	501	(501)	11.45

Balance as of December 31, 2003	1,747	1,246	7.01
Repurchased	113	—	—
Granted	(86)	86	6.67
Exercised	—	(29)	5.00
Canceled	713	(713)	5.50

Balance as of December 31, 2004	2,487	590	$8.88

FIII-22

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information concerning options outstanding and exercisable at December 31, 2004 (in thousands, except per share data):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$ 4.00–4.94	2	8.1	$4.66	2	$4.66
5.00	314	6.4	5.00	276	5.00
5.20	182	8.4	5.20	88	5.20
6.12–9.80	38	8.5	7.33	8	7.05
11.40–17.70	23	6.8	15.22	22	15.27
22.30–120.00	32	5.7	65.08	24	79.61

$ 4.00–120.00	590	7.1	$8.88	421	$9.87

2000 Employee Stock Purchase Plan

In May 2000, the board of directors adopted the 2000 Employee Stock Purchase Plan (“Purchase Plan”), which was effective upon the closing of the initial public offering. The Purchase Plan qualifies under the provisions of section 423 of the 1986 Internal Revenue Code of the United States. A total of 654,185 shares are authorized for issuance under the Purchase Plan. Under the terms of the Purchase Plan, employees may contribute through payroll deductions up to 10% of their compensation to purchase shares at a price equal to 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period.

Stock-Based Compensation

During the year ended December 31, 2000, CoSine issued stock options to employees with exercise prices that it believed represented the fair value of the stock. In March 2000, after CoSine began the initial public offering process, CoSine reevaluated the fair value of its common stock. In connection with the reevaluation, CoSine recorded deferred stock compensation for these stock option grants of $81,029,000 in the year ended December 31, 2000, representing the difference between the fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. This amount was recorded as a reduction of stockholders’ equity and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. CoSine recorded amortization of deferred stock compensation of $92,000, $1,377,000 and $7,273,000 for the years ended December 31, 2004, 2003 and 2002, respectively. When an employee terminates, an expense credit is recorded for any amortization that has been previously recorded as an expense in excess of vesting. For the years ended December 31, 2004, 2003 and 2002, credits of $143,000, $956,000 and $8,466,000, respectively, were recorded to reverse deferred stock compensation amortization in excess of vesting. In 2004 and 2003, CoSine additionally recorded a reversal of deferred stock compensation of $13,000 and $196,000, respectively, due to employee terminations.

During the year ended December 31, 2000, CoSine granted common stock options to non-employees at exercise prices that range from $40.00 to $95.00 per share for services provided to CoSine. These options are included in the option tables disclosed above. The options generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter and expire 10 years after the grant date. CoSine recognized expense of $4,000 in 2001 for these transactions, and no expense in 2004, 2003 or 2002 for these

FIII-23

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

transactions. The fair value of these options was periodically re-measured as they vested over the performance period and was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5%, expected life of 10 years, a dividend yield of zero, and an expected volatility of CoSine’s common stock of 0.6.

During the year ended December 31, 2000, CoSine converted full-recourse promissory notes received from employees upon the early exercise of unvested employee stock options to non-recourse obligations. Accordingly, CoSine is required to re-measure the compensation associated with these shares until the earlier of the note being repaid or defaulted. The result of each re-measurement is deferred compensation expense, which is amortized over the remaining vesting period of the underlying options. In 2004 and 2003, CoSine recorded no amortization or changes to deferred stock compensation for employee stock options exercised with non-recourse promissory notes. In 2002, CoSine recorded a reversal of deferred stock compensation of $4,916,000 due to employee terminations, a reduction of deferred compensation of $282,000 due to the re-measurement of compensation associated with these unvested shares and amortization of $173,000.

On November 1, 2002, CoSine re-priced 1,091,453 outstanding employee stock options to purchase shares of CoSine’s common stock with original exercise prices ranging from $5.45 per share to $159.38 per share. These options were re-priced to $5.00 per share, $1.00 more than the fair market value of the underlying shares on the re-pricing date. Compensation associated with these options will be re-measured until they are exercised, canceled, or expire. During 2004, CoSine recorded amortization of $55,000, a reversal of deferred compensation of $250,000 due to price decreases and a reversal of deferred compensation of $45,000 due to terminated employees. Also in 2004, CoSine recorded $1,019,000 in reversals of deferred compensation amortization and $41,000 reversal due to amortization in excess of vesting for terminated employees. During 2003, CoSine recorded deferred stock compensation in relation to re-priced stock options amounting to $619,000 and amortization of $797,000, as the price of CoSine’s stock at December 31, 2003 was higher than the re-priced amount. In 2003, CoSine additionally recorded a reversal of deferred stock compensation of $68,000 due to employee terminations. During 2002, CoSine recorded deferred stock compensation in relation to re-priced stock options amounting to $1,111,000 and amortization of $514,000, as the price of CoSine’s stock at the end of the quarter after the November 2002 re-pricing was higher than the re-priced amount.

On July 10, 2001, CoSine re-priced 722,071 outstanding employee stock options to purchase shares of CoSine’s common stock with original exercise prices ranging from $40.00 per share to $400.00 per share. These options were re-priced to $15.50 per share, the fair market value of the underlying shares on the re-pricing date. Compensation associated with these options will be re-measured until they are exercised, canceled, or expire. During the years ended December 31, 2004, 2003 and 2002, CoSine did not record any deferred stock compensation in connection with these re-priced options, as the price of CoSine’s stock was not higher than the re-priced amount at any quarter-end during those periods.

Warrants

During the period from August 1998 to April 2000, CoSine issued warrants to purchase common stock to various consultants, lessors, lenders, service providers and customers. The warrants had a variable measurement date and, accordingly, were periodically revalued based on the guidance of EITF No. 96-18. The fair value of these warrants has been amortized over the expected life of the warrants. Except for the warrants discussed below, all warrants were fully amortized as of December 31, 2004 and will no longer affect the Company’s financial statements.

In August 1998, in connection with a facilities lease arrangement, CoSine issued warrants to purchase 15,792 shares of series A preferred stock. The warrants were exercisable at any time at no cost to the holder and

FIII-24

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expired on the earlier of five years following the issue date or a corporate reorganization. The warrants had a variable measurement date and accordingly they were periodically revalued based on the guidance of EITF No. 96-18. The warrants vested over a period of one year and their fair value was calculated to be $767,000 at December 31, 1999 using the Black-Scholes option pricing model, utilizing a volatility factor of 0.6, risk-free interest rate of 5%, and an initial expected life of five years. The fair value of the warrants was being amortized over the term of the lease. These warrants were exercised in June 2000 and converted into 63,642 shares of common stock upon the completion of the initial public offering in September of 2000. The facilities lease was terminated in December 2004, accordingly, the $388,000 unamortized balance of the warrants was charged to restructuring costs in 2004. At December 31, 2003, CoSine had $435,000 of unamortized warrant charges related to the facilities lease.

In the second quarter of 2004, the Company issued to a reseller a warrant to acquire 254,489 shares of CoSine stock at an exercise price of $4.65 per share. The warrant has a two-year term beginning May 28, 2004 and vests ratably over the term. If during the two-year term (1) any person or entity acquires a greater than 50% interest in CoSine or the ownership or control of more than 50% of the voting stock of CoSine or (2) CoSine sells substantially all of its intellectual property assets, the warrant becomes exercisable. Even if the reseller does not immediately exercise the warrant upon the occurrence of such an event that makes the warrant exercisable (a “trigger event”), the reseller shall be entitled to securities, cash and property to which it would have been entitled to upon the consummation of the trigger event, less the aggregate price applicable to the warrant. CoSine calculated the fair value of the warrant to be approximately $487,000 using the Black-Scholes valuation method, using a volatility factor of .97, a risk-free interest rate of 2.5%, and an expected life of two years. The fair value of the warrant is being amortized over the two-year expected life of the warrant.

During the year ended December 31, 2004, CoSine amortized $6,000 to cost of revenue and $42,000 to general and administrative expenses.

At December 31, 2004 and 2003, warrants to purchase 288,727 and 34,238 shares of common stock at prices ranging from $4.65 to $80.00 per share and $7.38 to $80.00 per share, respectively, were outstanding.

7. Related Parties

As of December 31, 2004 and 2003, CoSine had non-recourse promissory notes receivable of $600,000 from an officer of CoSine for the payment of stock option exercises. The note is secured by a pledge of CoSine’s common stock and has an annual interest rate of 6.77%. The note and accrued but unpaid interest are due and payable during 2008. During 2003, one officer, whose employment with CoSine terminated, defaulted on the payment of a non-recourse loan amounting to $175,000, secured by 4,375 shares of common stock.

As of December 31, 2004 and 2003, CoSine had non-recourse promissory notes receivable secured by a pledge of CoSine’s common stock totaling $920,200 and $6,059,000, respectively, from non-officer employees of CoSine for the payment of stock option exercises. Yearly interest on the notes ranges from 6.09% to 6.77%. The notes are due and payable at the earliest of 10 years from the date of loan, the date of the employee’s termination or the date the shares are sold. During 2004 and 2003, non-officer employees defaulted on notes receivable in the amounts of $5,139,000 and $3,665,000, respectively, secured by 112,650 and 80,981 shares of common stock, respectively.

8. Income Taxes

The provisions for income taxes of $33,000, $287,000 and $509,000 for the years ended December 31, 2004, 2003 and 2002, respectively, are comprised entirely of foreign corporate income taxes. The difference

FIII-25

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

between the provisions for income taxes and the amounts computed by applying the federal statutory income tax rate to the losses before income taxes are explained below (in thousands):

	2004	2003	2002
U.S. federal tax benefit at federal statutory rate	$(12,683)	$(11,780)	$(32,888)
Loss for which no tax benefit is currently recognizable	12,825	11,910	30,828
Non-cash charges related to equity issuances	(109)	157	2,569

Total provision	$33	$287	$509

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of CoSine’s deferred tax assets are as follows (in thousands):

	December 31,
	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$125,976	$101,653
Equity related charges	(193)	150
Tax credit carryforwards	8,435	8,359
Deferred revenue	3	579
Inventory reserve	157	5,471
Capitalized research and development	8,170	9,332
Capital loss carryforward	27,789	27,789
Accruals and reserves not currently deductible	1,358	7,879

Total deferred tax assets	171,695	161,212
Valuation allowance	(171,695)	(161,212)

Net deferred tax assets	$—	$—

Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” provides for the recognition of deferred tax assets if realization of the deferred tax assets is more likely than not. Based upon the weight of available evidence, which includes CoSine’s historical operating performance and the reported cumulative net losses in all prior years, CoSine has provided a full valuation allowance against its net deferred tax assets. The valuation allowance increased by $10,483,000 in 2004 and by $40,055,000 in 2003. The valuation allowance at December 31, 2004 includes approximately $(193,000) relating to equity issuances, compared to approximately $150,000 at December 31, 2003.

As of December 31, 2004, CoSine had federal net operating loss carryforwards of approximately $337,000,000, which will begin to expire in 2018 if not utilized and state net operating loss carryforwards of approximately $190,000,000, which will begin to expire in 2007 if not utilized.

As of December 31, 2004, CoSine also had federal and state research and development tax credit carryforwards of approximately $7,113,000 and $7,967,000, respectively. The federal tax credit carryforwards will expire at various dates beginning in 2013, if not utilized. The state credits do not expire.

During fiscal 2003, the Company liquidated a certain subsidiary, resulting in a capital loss carryforward of approximately $69,470,000. These losses may only be offset against future capital gains and will expire in fiscal 2008 if not utilized.

FIII-26

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of the net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

9. Restructuring and Impairment Charges

December 2004 Restructuring

In the quarter ended December 31, 2004, CoSine continued its previously announced actions to terminate the remainder of its workforce, with a charge of $619,000, terminate the lease of its facilities in Redwood City, California, for a net charge of $2,522,000, representing a cash payment of $3,763,000, forfeiture of a $420,000 lease deposit, plus the write-off of $388,000 unamortized value of warrants issued in connection with the original execution of the lease, net of a reversal of accrued rent of $2,049,000, and terminated its office lease in Japan for a net charge of $396,000. In addition, CoSine accrued $1,037,000 for the termination of non-cancelable software license agreements, as the licenses were not expected to be used in the ongoing operations.

Activity related to the December 2004 restructuring is as follows, (in thousands):

	Worldwide Workforce Reduction	Lease Terminations	Software License Terminations	Total
December 2004 restructuring charges	$619	$2,918	$1,037	$4,574
Cash payments	(66)	(3,900)	—	(3,966)
Write offs	—	982	—	982

Provision balance at December 31, 2004	$553	$—	$1,037	$1,590

September 2004 Restructuring

In September 2004, CoSine announced actions to terminate most of its workforce, retaining a limited team of employees to provide customer support and handle matters related to the ongoing exploration of strategic alternatives. The specific actions include workforce reductions, with a charge of $2,872,000, announced discontinuance of the CoSine products, with a related charge to cost of sales of $3,466,000 to write inventory down to net realizable value and a $75,000 charge for unrecoverable royalties, and termination of third party manufacturing agreements, with a charge of $375,000.

Effective September 23, 2004, CoSine approved severance agreements to Stephen Goggiano, its president and chief executive officer, and Terry Gibson, its chief financial officer, covering the period of August 1, 2004 through the earlier of (i) December 31, 2004 or (ii) the termination of their respective employments due to the elimination of their respective jobs if caused by a merger, sale, acquisition, liquidation, dissolution, consolidation or similar corporate transaction, in exchange for their continued service to CoSine as it explores strategic alternatives, including a sale of the Company, a sale or licensing of products, intellectual property, or individual assets or a winding-up and liquidation of the business. In exchange for their continued service during this time period, Mr. Goggiano and Mr. Gibson will each receive a retention bonus equal to 100% of their base 2004 annual salary payable on or before December 31, 2004. In addition, upon completion of these services, CoSine shall pay for the cost of Mr. Goggiano’s and Mr. Gibson’s health care coverage for a period of 12 months after termination of their respective employment. These amounts were charged to restructuring in December 2004.

FIII-27

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity related to the September 2004 restructuring is as follows (in thousands):

	Worldwide Workforce Reduction	Write-Down of Inventory and Prepaid Royalty	Manufacturing Agreement Termination	Total
September 2004 restructuring charges	$2,872	$3,541	$375	$6,788
Cash payments	(2,448)	—	(278)	(2,726)
Write offs	—	(3,541)	(97)	(3,638)

Provision balance at December 31, 2004	$424	$—	$—	$424

May and March 2003 Restructuring

In May and March 2003, CoSine’s senior management communicated additional reductions in its workforce related to employees in its European region and the closure of a sales office in the Asia/ Pacific Rim region. The employees were notified in May and March 2003 that their job functions would be eliminated and that termination benefits would be paid to them. As a result of the workforce reduction, five employees were designated for termination. Amounts related to the workforce reduction and the other items are expected to be paid through June of 2004.

Activity related to the May and March 2003 restructurings for the year ended December 31, 2003 was as follows, (in thousands):

	Worldwide Workforce Reduction	Lease Termination and Other	Total
Charges	$277	$17	$294
Cash payments	(284)	(12)	(296)
Non-cash items	(20)	(4)	(24)
Accrual adjustment	75	(1)	74

Provision balance at December 31, 2003	48	—	48
Cash payments	(38)	—	(38)
Accrual adjustment	(10)	—	(10)

Provision balance at December 31, 2004	$—	$—	$—

October 2002 Restructuring

In October 2002, CoSine’s senior management approved a restructuring plan to reduce its worldwide workforce. Employees were notified in October 2002 that certain job functions would be eliminated and that particular termination benefits would be paid to affected employees. As a result of the workforce reduction, 73 employees were designated for termination in the restructuring program. Most of the terminations took place in the fourth quarter of 2002. The employees affected by the workforce reduction were from all functional groups and were located in offices in the United States, Europe and Asia. Amounts related to the worldwide workforce reduction were paid out through September of 2003. In addition, during the first quarter of 2003, CoSine concluded negotiations to settle obligations associated with Redwood City, California leased facilities it exited during 2002 and made a payment of $8,104,000.

FIII-28

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity related to the October 2002 restructuring for the years ended December 31, 2003 and 2002 was as follows, (in thousands):

	Worldwide Workforce Reduction	Lease Termination and Other	Total
Charges	$1,945	$7,854	$9,799
Cash payments	(1,628)	—	(1,628)
Deposit forfeiture and deferred rent	—	305	305

Provision balance at December 31, 2002	317	8,159	8,476
Cash payments	(310)	(8,112)	(8,422)
Accrual adjustment	(7)	(47)	(54)

Provision balance at December 31, 2003	$—	$—	$—

May 2002 Restructuring

In May 2002, CoSine’s senior management approved a restructuring program to reduce its worldwide workforce, close certain sales offices, exit certain facilities and dispose of or abandon certain property and equipment. Employees were notified in May 2002 that certain job functions would be eliminated and that particular termination benefits would be paid to affected employees. As a result of the workforce reduction, 146 employees were designated for termination in the restructuring program. Most of the terminations took place in the second quarter of 2002, with the remainder taking place in the third quarter of 2002. The employees in the workforce reduction were from all functional groups and were located in offices in the United States, Europe and Asia. Amounts related to the worldwide workforce reduction were paid out through December of 2002, and lease commitments and non-cancelable commitments are being paid out over their respective terms through March 2004. The Company also wrote down certain property and equipment to its expected realizable value as the assets have been either sold, disposed of or otherwise abandoned.

Activity related to the May 2002 restructuring for the years ended December 31, 2004, 2003 and 2002 was as follows, (in thousands):

	Worldwide Workforce Reduction	Write-Down of Property and Equipment	Lease Commitments and Other	Total
Charges	$3,660	$3,248	$2,318	$9,226
Cash payments	(3,660)	—	(1,503)	(5,163)
Non-cash charges	—	(3,248)	—	(3,248)

Provision balance at December 31, 2002	—	—	815	815
Cash payments	—	—	(677)	(677)
Non-cash charges	—	—	(42)	(42)
Accrual adjustment	—	—	22	22

Provision balance at December 31, 2003	—	—	118	118
Cash payments	—	—	(153)	(153)
Non-cash charges	—	—	—	—
Accrual adjustment	—	—	35	35

Provision balance at December 31, 2004	$—	$—	$—	$—

FIII-29

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

April and September 2001 Restructuring

At December 31, 2001, the Company had accrued $1.1 million to accrued restructuring related to severance and lease commitments. The full amount was paid in 2002.

Impairment of Long-lived Assets

2004 Impairment Charges

At June 30, 2004, the Company made an assessment of its business and concluded that indicators of impairment were present at June 30, 2004. Such indicators included ongoing operating losses and inability to achieve sustainable revenue growth, including the Company’s failure to attract new customers, and the Company’s decision to evaluate strategic alternatives. Accordingly, the Company performed an impairment test of the carrying value of its long-lived assets, consisting primarily of property and equipment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Based on an undiscounted cash flow analysis, the cash flows expected to be generated by the Company’s long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets.

Consequently, the Company obtained a valuation report outlining the estimated fair value of the assets, based on quoted market prices, from an independent appraiser and recorded an impairment charge of $2.3 million to write down the carrying value of the long-lived assets held for use to their fair values in the second quarter of 2004.

At September 30, 2004, the Company concluded that indicators of impairment were again present. Such indicators included ongoing operating losses, inability to achieve sustainable revenue growth, and the Company’s decision to evaluate strategic alternatives. Accordingly, the Company performed an impairment test of the carrying value of its long-lived assets, consisting primarily of property and equipment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Based on an undiscounted cash flow analysis, the cash flows expected to be generated by the Company’s long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, the Company obtained competitive bids from qualified prospective purchasers to determine their fair values. The fair values of the long-lived assets, as indicated by competitive bids, exceeded the net book value of the long-lived assets at September 30, 2004, accordingly, no further impairment adjustment was made in the third quarter of 2004. During 2004, we had a gain of $0.9 million with the sale of previously written-down long-lived assets. At December 31, 2004, we had sold or scrapped all of our long-lived assets.

2002 Impairment Charges

As a result of CoSine’s assessment of market conditions and the related effect on its business plan, the Company concluded that indicators of impairment of its long-lived assets were present during the second and third quarters of 2002. Accordingly, the Company performed an impairment test of the carrying value of its long-lived assets, consisting primarily of property and equipment, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Based on an undiscounted cash flow analysis, the cash flows expected to be generated by CoSine’s long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. Consequently, the Company obtained a valuation report outlining the estimated fair value of the assets, based on quoted market prices, from an independent appraiser and recorded an impairment charge of $15,512,000 to write the carrying value of its long-lived assets held for use down to their fair values in the second and third quarters of 2002. In addition, property and equipment that was idled or abandoned was written down by approximately $3,248,000 to its estimated net realizable value.

FIII-30

COSINE COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Subsequent Events

In January 2005, non-recourse notes receivable due from former employees, including an officer, in the amount of $1,520,000, were cancelled in exchange for 69,155 shares of common stock.

CoSine’s chief executive officer died on January 14, 2005. On January 16, 2005, CoSine’s Board of Directors appointed CoSine’s chief financial officer to the post of chief executive officer.

FIII-31

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

TUT SYSTEMS, INC.

WOLF ACQUISITION CORP.

AND

COPPER MOUNTAIN NETWORKS, INC.

dated as of

FEBRUARY 11, 2005

A-i

A-ii

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

Schedule 6.3(b)

EXHIBITS

Exhibit A    -    Defined Terms

Exhibit B    -    Form of Company Voting Agreement

Exhibit C    -    Form of Certificate of Merger

Exhibit D    -    Form of Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of February 11, 2005, by and among Tut Systems, Inc., a Delaware corporation (“Parent”), Wolf Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and Copper Mountain Networks, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.       The Boards of Directors of the Company, Parent and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.       By virtue of the Merger, the outstanding shares of Company Common Stock, $0.001 par value (“Company Common Stock”), shall be converted into the right to receive shares of Parent Common Stock, $0.001 par value (“Parent Common Stock”), at the rate set forth herein.

C.       The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D.       Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into voting agreements in substantially the form attached hereto as Exhibit B (the “Company Voting Agreements”) to vote the shares of Company Common Stock owned by such persons in favor of adoption of this Agreement and approval of the Merger.

E.       It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTION

1.1       Merger of Merger Sub into Company.    At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2       Closing; Effective Time.    The closing of the Merger (the “Closing”) shall take place as soon as reasonably practicable (and in any event not later than two business days) after the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121-2133, or at such other location as the parties hereto agree. As part of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of the filing of such document, or such later time as may be agreed to by the parties and specified in the Certificate of Merger in accordance with Section 103(d) of the DGCL, being the “Effective Time”).

1.3       Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without revision or impairment, and debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

1.4       Certificate of Incorporation; Bylaws.    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit D hereto. From and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5       Directors and Officers.    From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal.

1.6       Effect on Capital Stock.    By virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)    Conversion of Company Common Stock.    At the Effective Time, subject to Section 1.6(h), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)) shall be automatically converted into the right to receive that number of shares (or a fraction of a share, as the case may be) of Parent Common Stock (the “Exchange Ratio”) equal to the quotient obtained by dividing (i) the quotient obtained by dividing $10,000,000 by $3.944 (the “Average Parent Stock Price”) by (ii) the Diluted Company Shares.

(b)    Cancellation of Company Common Stock Owned by Parent or Company.    At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock, and each share of Company Common Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Parent or the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or any other consideration paid or issued therefor.

(c)    Company Stock Options.    As soon as practicable following the Closing, but effective as of the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) which is outstanding immediately prior to the Effective Time (including, specifically and without limitation, every option outstanding under the Company’s 1996 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan, 1999 Employee Stock Purchase Plan, OnPREM 1998 Stock Option Plan, and 2000 Nonstatutory Stock Option Plan (collectively, the “Company Stock Option Plans”)) which has not been exercised prior to the Effective Time shall be terminated. No options or equity compensation plans of Company will continue after the Effective Time or be assumed or continued by Parent or the Surviving Corporation. Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Company Options as contemplated by this Section 1.6(c).

(d)    Company Restricted Stock Awards.    At the Effective Time, each award of Company Common Stock subject to vesting and forfeiture restrictions (a “Company Stock Award”) granted under the Company Stock Option Plans which, as of the Effective Time, the applicable forfeiture restrictions have not lapsed, shall be assumed by Parent. Each Company Stock Award shall thereby be converted into a restricted stock award (an “Assumed Parent Award”) for the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable pursuant to the Company Stock Award (whether or not vested) immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. In addition, the per share repurchase price, if any, of any Assumed Parent Award shall also be adjusted, as per Section 5.9(a), to reflect the Exchange Ratio. Except for the foregoing adjustments, all the terms and conditions in effect for each Assumed Parent Award immediately prior to the Effective Time shall continue in effect following the assumption of such option in accordance with this Agreement. Company and Parent shall take all action that may be necessary (under the Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 1.6(d).

(e)    Company Warrants.    At the Effective Time, each of the Company’s warrants that is then outstanding shall be assumed by Parent in accordance with its respective terms. All rights with respect to Company Common Stock under such warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each warrant of the Company may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to such assumed warrant shall be equal to the number of shares of Company Common Stock that were subject to such Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent and (iv) the term, exercisability and other provisions of such Warrant shall otherwise remain unchanged.

(f)    Capital Stock of Merger Sub.    At the Effective Time, each share of common stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(g)    Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time so as to provide holders of Company Common Stock and Parent the same economic effect as was contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

(h)    Fractional Shares.    No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Parent Stock Price.

1.7       Surrender of Certificates.

(a)    Exchange Agent.    Parent’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)    Parent to Provide Common Stock and Cash.    Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting and/or repurchase rights in favor of the Company shall be in book entry form until such vesting and/or repurchase rights lapse) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(h).

(c)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates or shares held electronically through a broker-dealer (or book entries in the case of shares that are subject to vesting and/or repurchase rights in favor of the Company) representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Parent), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificate so surrendered shall forthwith be canceled and the holder of such Company Certificate shall be sent in exchange therefor a certificate or certificates or electronic equivalent (or book entry in the case of shares that are subject to vesting and/or repurchase rights) representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.6(a) and cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(h). Until so surrendered, each outstanding Company Certificate will be deemed from and after the Effective Time to represent only the right to receive the merger consideration contemplated by Section 1.6(a) upon surrender of such Company Certificate. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this ARTICLE I.

(d)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock which the holder thereof has the right to receive until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Common Stock certificates issued in exchange therefor, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

(e)    Transfers of Ownership.    If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8       Termination of Exchange Fund.    Any portion of funds (including any interest earned thereon) or certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this ARTICLE I within 180 days after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.7 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and, only as general creditors thereof, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

1.9       No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this ARTICLE I.

1.10       Lost, Stolen or Destroyed Certificates.    In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

1.11     Tax Consequences.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

1.12     Withholding Rights.    Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code or any provision of United States federal, state, local, or foreign national, provincial, local or other Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

1.13     Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, as long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE II are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”). The disclosures set forth in the Company Disclosure Schedule shall qualify only the disclosure under the section number referred to or cross-referenced in the Company Disclosure Schedule. For purposes of this ARTICLE II, documents filed by the Company in full without redaction on the website of the United States Securities and Exchange Commission (“SEC”) through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) or made accessible via the Company’s website (www.coppermountain.com) shall be deemed delivered to Parent.

2.1       Organization, Standing and Power.

(a)    The Acquired Corporations are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted and as presently proposed to be conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. The Company’s Subsidiaries are the only entities in which the Company has any equity ownership interest.

(b)    Section 2.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each its jurisdiction of organization and, except in the case of the Company, its stockholders. The Company is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such Subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation, or Bylaws of such Subsidiary or any agreement to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (excluding the Subsidiaries and securities in publicly traded companies held for passive investment and comprising less than one percent (1%) of the outstanding stock of such company).

(c)    The Company has delivered to Parent copies of the certificate or articles of incorporation, by-laws and other organizational documents, each as currently in effect, (collectively, “Organizational Documents”) of each of the Acquired Corporations. None of the Acquired Corporations is in violation of any of the provisions of its respective Company Organizational Documents.

(d)    The Company has delivered to Parent copies of the charters of each committee of the Company’s board of directors and any code of conduct or similar policy adopted by the Company.

2.2       Capital Structure.    The authorized capital stock of the Company consists of Two Hundred Million (200,000,000) shares of Common Stock, $0.001 par value, of which there were issued and outstanding as of the close of business on February 10, 2005, Seven Million Eight Hundred Thirty-Three Thousand Eight Hundred Fifty One (7,833,851) shares, and Five Million (5,000,000) shares of Preferred Stock $0.001 par value. As of the close of business on February 10, 2005 there were no shares of Preferred Stock issued and outstanding. No shares of Company Common Stock are held in treasury of the Company or by its Subsidiaries. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after January 1, 2005, except upon the exercise of options outstanding as of such date under the Company Stock Option Plans (as defined in Section 1.6(c)). No individual is currently participating in, or has the right to exercise any purchase right under, the Company’s 1999 Employee Stock Purchase Plan (the “Company ESPP”) and consequently the Company has no obligations of any sort pursuant to such Company ESPP. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances, other than any liens, charges, claims, encumbrances or rights of others, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. As of the close of business on February 10, 2005, the Company had reserved Three Million Two Hundred Ninety Two Thousand Five Hundred Ninety Four (3,292,594) shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans, of which Two Million Sixteen Thousand Seven Hundred Seventy Three (2,016,773) shares had been issued pursuant to option exercises or direct stock purchases, Nine Hundred Seventy Seven Thousand Two Hundred Eleven (977,211) shares were subject to outstanding, unexercised options, no shares were subject to outstanding stock purchase rights, and Two Hundred Ninety Eight Thousand Six Hundred Ten (298,610) shares were available for issuance thereunder. Between December 31, 2004 and the date hereof, Company has not (i) issued or granted additional options under the Company Stock Option Plans, or (ii) accepted enrollments in the Company ESPP. Except for (i) the rights created pursuant to this Agreement and the Company Stock Option Plans, (ii) warrants to acquire 312,500 shares of Common Stock issued by the Company in March 2004 as part of a private financing (the “PIPE Warrants”) and (iii) the Company’s rights to repurchase any unvested shares under the Company Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s capital stock (other than those granting the Company the right to purchase unvested shares upon employment or service termination, and the Voting Agreements) (i) between or among the Company and any of its stockholders and (ii) to the Company’s Knowledge, between or among any of the Company’s stockholders. The terms of the Company Stock Option Plans permit the termination of such options if not so assumed by the Parent as provided in this Agreement, without the consent or approval of the holders of such securities, stockholders, or otherwise; provided, that the Company must provide prior notice of termination to optionholders under the OnPREM 1998 Stock Option Plan. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans or Company ESPP (and true and complete copies of all such agreements and instruments which differ in any material respect from any of such forms) have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented since being provided to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. The shares of Company Common Stock issued under the Company Stock Option Plans, as amended and under all prior versions thereof, have either been registered under the Securities Act of 1933, as amended (the “Securities Act”), or were issued in transactions which qualified for exemptions under either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

2.3       Authority; No Conflicts.

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the execution, delivery and performance by certain stockholders of the Company Voting Agreements, the “Contemplated Transactions”). The execution and delivery of this Agreement and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”) as contemplated by Section 6.1(a) of this Agreement and the filing of appropriate merger documents as required by the DGCL). The Board of Directors of the Company has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to the stockholders of the Company that they vote in favor of the Adoption of this Agreement in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

(b)    Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

(c)    No order of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to the Acquired Corporations in connection with the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions, except (i) for (A) filing of a Certificate of Merger as required by the DGCL as provided in Section 1.2, (B) the filing of the Proxy Statement, (C) such Consents, orders, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (D) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; (E) the filing of a Current Report on Form 8-K with the SEC, and (F) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (ii) where failure to receive such order, or make such registration, declaration, filings or notifications, would not prevent or delay consummation of the Contemplated Transactions in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, adversely affect the Acquired Corporations in any material respect.

2.4       SEC Documents; Financial Statements.

(a) The Company has on a timely basis filed all forms, statements, reports and documents required to be filed by it with the SEC and The Nasdaq Stock Market since December 31, 2003, and the Company has delivered to Parent copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement: (i) the Company’s Annual Report on Form 10-K for the fiscal year of the Company ending on December 31, 2003; (ii) its Quarterly Reports on Form 10-Q for each of the first three (3) fiscal quarters of 2004; (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since January 1, 2003; (iv) its Current Reports on Form 8-K filed (or furnished) since January 1, 2003; (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this Section 2.4) filed by the Company with the SEC since January 1, 2003 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Documents” and, to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, are, collectively, the “Filed Company SEC Documents”); (vi) all certifications and statements required by (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. § 1350 (Section 906 of the Sarbanes Oxley Act of 2002) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”); and (vii) all comment letters received by the Company from the Staff of the SEC since January 1, 2003 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents (x) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC (or, if amended by a filing prior to the Effective Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. No Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Acquired Corporations that is required to be disclosed by the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in compliance with the applicable listing rules of the Nasdaq National Market and has not received any notice from the Nasdaq National Market asserting any non-compliance with such rule which has not been resolved prior to the date of this Agreement.

(b)    The financial statements and notes contained or incorporated by reference in the Filed Company SEC Documents (the “Company Financial Statements”) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Corporations as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted United States accounting principles (“GAAP”) and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in the most recent Annual Report on Form 10-K included in the Filed Company SEC Documents (the consolidated balance sheet included in such Annual Report is the “Balance Sheet”)). The financial statements referred to in this Section 2.4(b) reflect the consistent application of such accounting principles throughout the periods presented, except as disclosed in the notes to such financial statements. There has been no change in Company accounting policies since December 31, 2003. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance (i) that receipts and expenditures are executed in accordance with management’s general or specific authorizations, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) that records are maintained that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Corporations, and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Acquired Corporations’ assets that could have a material effect on the financial statements. The Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company has no Off-Balance Sheet Arrangements.

2.5       Absence of Certain Changes.    Except as set forth in Section 2.5 of the Company Disclosure Schedule or as described in the Company SEC Documents, since September 30, 2004 (the “Company Balance Sheet Date”), the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (v) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by the Company or any of its Subsidiaries under, any material contract or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of the Company, by any other party thereto); (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by the Company to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with the Company’s past practices. Except as set forth in Section 2.5 of the Company Disclosure Schedule or as described in the Filed Company SEC Documents, the Company has not agreed since September 30, 2004 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the Contemplated Transactions).

2.6       Absence of Undisclosed Liabilities.    Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Acquired Corporations have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, choate or inchoate, absolute, accrued or otherwise) other than (i) those set forth or adequately provided for in the Consolidated Balance Sheets or in the related Notes to Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date which are consistent with past practice and which could not reasonably be expected to have a Company Material Adverse Effect; and (iii) those incurred in connection with this Agreement and the Contemplated Transactions.

2.7       Legal Proceedings.

(a)    Except as set forth in Section 2.7 of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Companies pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b)    To the Knowledge of the Company, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

2.8       Receivables.

(a)    All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

(b)    Section 2.8(b) of the Company Disclosure Schedule lists every customer or other Person from whom each Acquired Corporation expects to receive more than $5,000 in revenues for the provision of services by any of the Acquired Corporations during the present fiscal quarter and the next two fiscal quarters.

2.9       Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or reasonably could be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any current business practice of the Company or any of its Subsidiaries, any contemplated acquisition of property by the Company or any of its Subsidiaries or the conduct by the Company or any of its Subsidiaries or the Surviving Corporation of its business as currently conducted or as currently proposed to be conducted.

2.10       Governmental Authorization.    The Company and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Body (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company’s or any of its Subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

2.11       Title to Property; Sufficiency of Assets; Leasehold.

(a)    The Acquired Corporations (i) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Documents as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except (A) statutory Encumbrances securing payments not yet due, (B) Encumbrances for taxes not yet due and payable, and (C) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Company Material Adverse Effect, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Filed Company SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms, or have otherwise been terminated as described in the Company Disclosure Schedule) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not have a Company Material Adverse Effect.

(b)    All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Acquired Corporations own any real property or any material interest in real property. Section 2.11(b) of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ real property leases. No lease relating to a foreign parcel contains any extraordinary payment obligation.

2.12       Proprietary Rights.

(a)    Section 2.12(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i)    Section 2.12(a)(i) of the Company Disclosure Schedule lists all of the Patents owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed.

(ii)    Section 2.12(a)(ii) of the Company Disclosure Schedule lists all of the Trademarks that are the subject of registrations or applications for registration that are owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which such registrations were issued or such applications were filed.

(iii)    Section 2.12(a)(iii) of the Company Disclosure Schedule lists all of the Copyrights that are the subject of registrations or applications for registration that are owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.

(iv)    Section 2.12(a)(iv) of the Company Disclosure Schedule lists all of the Patents, Copyrights and Trademarks in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (except those licensed to an Acquired Corporation under a license disclosed in Section 2.12(c)(ii) of the Company Disclosure Schedule or otherwise not required to be disclosed by Section 2.12(c)(ii)).

(b)    The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Section 2.12(a)(i), Section 2.12(a)(ii) and Section 2.12(a)(iii) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances, except for (i) Encumbrances for taxes not yet due and payable, and (ii) minor Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit any other Proprietary Rights that are currently necessary to or used by the Acquired Corporations and all Trade Secrets currently used by any Acquired Corporation, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use). The Acquired Corporation Proprietary Rights identified in Section 2.12(a), together with the other Proprietary Rights necessary to or used by the Acquired Corporations and described by the immediately preceding sentence, constitute (A) all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations as conducted on the date of this Agreement and (B) all Proprietary Rights necessary or appropriate to reproduce, distribute, make, use, offer for sale, sell or import the Acquired Corporation Product(s).

(c)    Section 2.12(c) of the Company Disclosure Schedule lists the following oral and written contracts, agreements, licenses and other arrangements relating to any Acquired Corporation Proprietary Rights or any Acquired Corporation Product, other than the understandings contemplated by Section 5.17:

(i)    Section 2.12(c)(i) of the Company Disclosure Schedule lists all agreements and arrangements described in clauses (A) through (I) below that are effective as of the date of this Agreement or which affect an Acquired Corporation’s rights with respect to any Acquired Corporation Proprietary Rights or any Acquired Corporation Product: (A) any agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, in any such case, on an exclusive basis; (B) any license of Proprietary Rights to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development agreements; (D) any agreement by which any of the Acquired Corporations grants any ownership right to any Acquired Corporations Proprietary Rights owned by any of the Acquired Corporations; (E) any agreement under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $50,000 with respect to an Acquired Corporation Proprietary Right or the sale, distribution or other commercial exploitation of any current or proposed Acquired Corporation Product; (F) any agreement under which any Acquired Corporation grants an option relating to any Acquired Corporation Proprietary Rights; (G) any agreement under which any party is granted any right to access Acquired Corporation Source Code or to use Acquired Corporation Source Code to create derivative works of Acquired Corporations Products; (H) any agreement pursuant to which any Acquired Corporation has deposited or is required to deposit with an escrow agent or any other Person any Acquired Corporation Source Code, bill of materials, design or manufacturing information, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code, bill of materials, design or manufacturing information; and (I) any agreement or other arrangement limiting any of the Acquired Corporations’ ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Acquired Corporation Proprietary Rights (or any tangible embodiment thereof);

(ii)    Section 2.12(c)(ii) of the Company Disclosure Schedule lists all licenses, sublicenses and other agreements to which Acquired Corporations is a party and pursuant to which the Acquired Corporations are authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and were obtained by any of the Acquired Corporations in the ordinary course of business. Except as set forth in Section 2.12(c)(ii), there are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights;

(iii)    Except as set forth in Section 2.12(c)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations has entered into any written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any Acquired Corporation Proprietary Rights, other than indemnification provisions contained in standard sales or license agreements to customers or end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel;

(iv)    Section 2.12(c)(iv) of the Company Disclosure Schedule lists each Acquired Corporation Product that contains any software that may be subject to an open source or general public license, a description of such Acquired Corporation Product and the open source or general public license applicable to such Acquired Corporation Product. Except as set forth in Section 2.12(c)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations Products contains any software that may be subject to an open source or general public license; and

(v)    There are no outstanding obligations other than as disclosed in Section 2.12(c) of the Company Disclosure Schedule to pay any amounts or provide other consideration to any other Person in connection with any Acquired Corporation Proprietary Rights (or any tangible embodiment thereof).

(d)    Except as set forth in Section 2.12(d) of the Company Disclosure Schedule or as provided in Section 5.17:

(i)    None of the Acquired Corporations jointly owns, licenses or claims any right, title or interest any Acquired Corporation Proprietary Rights with any other Person. No current or former officer,

manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights in which any of the Acquired Corporations has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to Acquired Corporations.

(ii)    No Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, which would adversely affect any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights, or any contract, agreement, license or any other arrangement under which any Acquired Corporation claims any right, title or interest under any Acquired Corporation Proprietary Rights or restricts in any respect the use, transfer, delivery or licensing by Acquired Corporations of the Acquired Corporations Proprietary Rights or Acquired Corporations Products;

(iii)    None of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquired Corporations Proprietary Rights by any of the Acquired Corporations, the use, transfer or licensing of any Acquired Corporation Product by any of the Acquired Corporations, or which may affect the validity, use or enforceability of any Acquired Corporations Proprietary Rights;

(iv)    To the Knowledge of the Company, no Acquired Corporation Proprietary Rights have been infringed or misappropriated by any Person. To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.

(e)    Except as set forth in Section 2.12(e) of the Company Disclosure Schedule:

(i)    all Patents owned by any of the Acquired Corporations have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned;

(ii)    (A) all Patents owned by any of the Acquired Corporations disclose patentable subject matter, have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges to any such Patents, (C) no interference been declared or provoked relating to any such Patents, (D) all Issued Patents owned by any of the Acquired Corporations are, to the Knowledge of the Company, valid and enforceable, and (E) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Issued Patents owned by any of the Acquired Corporations;

(iii)    to the Knowledge of the Company, there is no material fact with respect to any Patent Application owned by any of the Acquired Corporations that would (i) preclude the issuance of a Patent based upon such Patent Application (with valid claims no less broad in scope than the claims as currently pending in such Patent Application), (ii) render any Issued Patent issuing based upon such Patent Application invalid or unenforceable, or (iii) cause the claims included in such Patent Application to be narrowed; and

(iv)    No Person has asserted or threatened a claim, nor, to the Knowledge of the Company, are there any facts which could give rise to a claim, that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right embodied in any Acquired Corporation Product) infringes or misappropriates any third party Proprietary Rights.

(f)    The Acquired Corporations have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which Acquired

Corporations has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets. Without limiting the generality of the foregoing, except as set forth in Section 2.12(f) of the Company Disclosure Schedule:

(i)    All current and former employees any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent;

(ii)    All current and former consultants and independent contractors to any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Rights;

(iii)    Except as disclosed as required under Section 2.12(c)(i) above, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code.

(g)    Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person, including without limitation any Acquired Corporation Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

2.13       Environmental Matters.    Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. None of the Acquired Corporations has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

2.14       Tax Matters.

(a)    The Company and each of its Subsidiaries have prepared and timely filed all federal income Tax Returns and all other Tax Returns required to be filed by it, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law. All Taxes shown as due and owing on any such Tax Return have been paid when due. The Company and each of its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement penalty within the meaning of Section 6662 of the Internal Revenue Code (or any predecessor provision or comparable provision of state, local or foreign law).

(b)    The Company and each of its Subsidiaries, as of the Closing Date will have properly and timely withheld and remitted to the proper Tax Authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, stockholder, or other third party.

(c)    Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Company Balance Sheet, and as of the Closing Date will not have any of such liabilities not accrued for or reserved in the Company Balance Sheet in accordance with GAAP.

(d)    There is no Tax deficiency outstanding or assessed or proposed against the Company or any of its Subsidiaries that is not reflected as a liability on the Company Financial Statements and Company Balance Sheet, nor has the Company or any of its Subsidiaries executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)    Neither the Company nor any of its Subsidiaries is a party to any tax-sharing agreement or similar arrangement with any other party, and neither the Company nor any of its Subsidiaries has assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(f)    Except as set forth in Section 2.14(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries’ Tax Returns have ever been audited by a government or Tax Authority, no such audit is in process or pending, and neither the Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination.

(g)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group the common parent of which was the Company.

(h)    The Company and each of its Subsidiaries has made available to Parent correct and complete copies of all Tax Returns filed for all periods for the past three (3) tax years.

(i)    Neither the Company nor any of its Subsidiaries has ever filed any consent agreement under Section 341(f) of the Internal Revenue Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by the Company or any of its Subsidiaries.

(j)    Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries which, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible as an expense by the Company or any of its Subsidiaries pursuant to Sections 280G, 404, or 162(m) of the Internal Revenue Code or by similar applicable Law.

(k)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the Closing.

(l)    Neither the Company nor any of its Subsidiaries has agreed to make, nor is required to make, any adjustment under Section 481 of the Internal Revenue Code or corresponding provision of state, local or foreign law by reason of any change in accounting method.

(m)    All of the assets for which the Company or its Subsidiaries claim depreciation deductions for Tax purposes are considered owned by the Company or its Subsidiaries and are depreciable for Tax purposes.

(n)    The Company and each of its Subsidiaries has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Internal Revenue Code and the regulations thereunder where a failure to so qualify could have a Company Material Adverse Effect.

(o)    Neither the Company nor any of its Subsidiaries has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(p)    There are (and immediately following the Closing there will be) no liens or Encumbrances on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes in a material amount, other than liens for Taxes not yet due and payable.

(q)    Neither the Company nor any of its Subsidiaries has requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign).

(r)    No power of attorney with respect to Taxes has been granted with respect to the Company or any of its Subsidiaries.

(s)    Neither the Company nor any of its Subsidiaries has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(t)    Other than the cashing-out of fractional shares in connection with a reverse stock split previously effectuated by the Company, the Company has not distributed any cash to any Stockholder prior to the Closing Date for any reason, including as a dividend, repurchase, or redemption.

(u)    Neither the Company nor any of its Subsidiaries’ Tax Returns have ever been subject to a Internal Revenue Code Section 482 adjustment or corresponding provision of state, local or foreign Law.

(v)    No claim has been made by a Tax Authority (domestic or foreign) in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns to the effect that the Company or its Subsidiaries may be subject to Tax by that jurisdiction.

(w)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Internal Revenue Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (B) intercompany transactions or any excess loss account described in Treasury Regulations under Internal Revenue Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law).

(x)    Neither the Company nor any of its affiliates has taken or agreed to take any action, nor does the Company have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

2.15       Employee Benefit Plans.

(a)    Section 2.15(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the

Internal Revenue Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any such employee benefit plan that has been adopted, maintained, contributed to, or required to be contributed to by the Company or any Subsidiary, whether formally or informally, for the benefit of employees outside the United States; (iii) each loan to employees, officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Internal Revenue Code Section 125) or dependent care (Internal Revenue Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements; (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees; and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (collectively, the “Company Employee Plans”).

(b)    The Company has provided to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code either (i) has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Internal Revenue Code, or (ii) has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired or (iv) if the Company Employee Plan is a prototype or volume submitter plan document that has been pre-approved by the Internal Revenue Service, has received evidence of such pre-approval. The Company has also furnished Parent with the most recent Internal Revenue Service determination, opinion, advisory, or notification letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Internal Revenue Code Section 401(a). Company has also provided to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(c)    (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, with respect to any Company Employee Plan, which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Internal Revenue Code), except as would not have, in the aggregate, a Company Material Adverse Effect, and the Company and each Subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no Knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Internal Revenue Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by the Company or any Subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section

4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Internal Revenue Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA or applicable foreign law as an employee pension plan within the meaning of Section 3(2) of ERISA, an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, or an employee compensation, pension, welfare, or other benefit plan under applicable foreign law, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Company Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. With respect to each Company Employee Plan subject to ERISA as an employee pension plan within the meaning of Section 3(2) of ERISA if any partial termination could be deemed to have occurred, the Company has, or will require as of the Closing Date, that the accounts of all the affected participant’s under such Company Employee Plan will be deemed one hundred percent vested as of the date of such partial termination.

(d)    With respect to each Company Employee Plan, the Company and each of its United States Subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

(e)    Except as set forth in Section 2.15(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Company Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider, except as may be required by Section 5.9 of this Agreement. Without limiting the generality of the foregoing, except as set forth in Section 2.15(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement, without more, does not constitute a change in or of control or a termination or constructive termination of employment within the meaning of any severance or option plan or agreement to which the Company or any of its Subsidiaries is a party.

(f)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Company’s financial statements.

(g)    The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code.

(h)    Neither the Company nor any Company Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i)    There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Company or any of its subsidiaries is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.15(i) of the Company Disclosure Schedule lists all persons who Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(j)    Each compensation and benefit plan adopted, maintained or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries by the law or applicable custom or rule of a jurisdiction outside of the United States (the “Foreign Plans”) is listed in Section 2.15(j) of the Company Disclosure Schedule. In regards to each such Foreign Plan (i) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law, custom and rule of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (ii) the Company and each of its Subsidiaries have complied in all material respects with all applicable reporting and notice requirements, and each of the Foreign Plans has obtained from the Governmental Body having jurisdiction with respect to such plan all required determinations, if any, that such Foreign Plan is in compliance with the laws, customs and rules of the relevant jurisdiction if such determination is required in order to give effect to such Foreign Plan; and (iii) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations.

2.16       Interested Party Transactions.    Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is indebted to any director, officer or employee of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

2.17       Certain Agreements Affected by the Merger.    At the Closing, except as set forth in Section 2.17 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any, current or former, director or employee or service provider of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable by the Company or its Subsidiaries; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.18       Employee Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to employees of the Company or any of its Subsidiaries, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization with respect to such persons. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Body pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries have any pending contract grievances under any collective bargaining agreements, other administrative charges, claims, grievances or lawsuits before any Governmental Body or arbiter or arbitrator arising under any laws govern employment and, to the Knowledge of the Company and its Subsidiaries, there exist no facts that could reasonably be expected to give rise to such a claim.

(b)    To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices. To the Knowledge of the Company, all employee terminations conducted or proposed to be conducted by the Company have been made in compliance in all material respects with applicable law. To the Knowledge of the Company, the Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. The Company is not liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company or any of its Subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no material controversies pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Body.

(c)    To the Company’s Knowledge, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries, or to the use of trade secrets or proprietary information of others. As of the date of this Agreement, no employees of the Company or any of its Subsidiaries material to the conduct of their respective businesses have given oral or written notice to the Company that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

(d)    The Company and its Subsidiaries have provided to Parent a list of the names, positions, rates and elements of compensation for all officers, directors, employees, advisory board members and consultants of the Company and its Subsidiaries who are currently receiving compensation or other benefits or remuneration from the Company and its Subsidiaries, showing each such person’s name, positions, annual remuneration, bonuses and benefits for the current fiscal year and the most recently completed fiscal year.

(e)    With respect to any persons currently or formerly employed by the Company or any of its Subsidiaries, (i) to the Knowledge of the Company, the Company and the Company’s Subsidiaries have not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company and the Company’s Subsidiaries, threatened discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or its Subsidiaries, before any Governmental Body nor, to the Knowledge of the Company and its Subsidiaries, does any basis therefor exist.

(f)    To the Knowledge of the Company, the Company and its Subsidiaries have complied, in all material respects, with all laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Section 1101 et seq. and its implementing regulations.

(g)    The Company and its Subsidiaries have provided their employees with timely notices which were required to be given to employees under, or otherwise complied with, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any rules and regulations promulgated thereunder (“WARN”) or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by or relating to the Merger or otherwise.

(h)    Section 2.18(h) of the Company Disclosure Schedule lists all employees of the Company or its Subsidiaries whose principal work location for the Company or its Subsidiaries is not in the United States of America, showing each such person’s name, title (if applicable), city/country of employment, citizenship, manager’s name and work location.

2.19       Insurance.    The Company has delivered to Parent a list of all of the Company’s insurance policies as of the date hereof. The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.20       Compliance With Legal Requirements; Governmental Authorizations.    The Acquired Corporations are, and at all times since January 1, 2002 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) (a) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. None of the Acquired Corporations has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (y) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (z) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except, in either such case, for any such violations, failures, or obligations which could not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as could not reasonably be expected to have a Company Material Adverse Effect:

(a)    the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b)    the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c)    there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals;

(d)    there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e)    no consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained without material cost and without undue delay.

2.21       Vote Required.    The Required Company Stockholder Vote is the only vote of the holders of any of the Company’s capital stock necessary to adopt this Agreement.

2.22       Voting Agreements.    All of the persons listed on Section 2.22 of the Company Disclosure Schedule have signed and delivered a Company Voting Agreement, and such Company Voting Agreement is in full force and effect.

2.23       Board Approval; State Takeover Statutes.    The Board of Directors of the Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the consummation of the Merger. Assuming the accuracy of Parent’s representation set forth in Section 3.10 of this Agreement, the Board of Directors’ approval of this Agreement and the Merger is sufficient to render inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement, the restrictions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement, the Merger, or the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger, or the transactions contemplated by this Agreement.

2.24       Brokers’ and Finders’ Fees; Opinion of Financial Adviser.    The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except as specified in the Raymond James Letter. The Company has been advised by its financial advisor, Raymond James & Associates, Inc., that in such advisor’s opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

2.25       Suppliers; Backlog.    As of the date hereof, no material supplier of the Company has indicated in writing, or to the Knowledge of the Company, otherwise that it will stop, or decrease the rate of, supplying materials, products or services to the Company. All orders contained in Backlog are under terms and conditions that have been mutually agreed upon by the Company and the customer, and the Company has received no notice that any such customer intends to cancel its order, nor does the Company have a substantial basis to believe any such cancellation is likely.

2.26       No Default.    Neither the Company nor any of its Subsidiaries is, and has not received written, or to the Knowledge of the Company, other notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to the Company or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which the Company or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Company Material Adverse Effect.

2.27       Full Disclosure.

(a)    This Agreement (including the Company Disclosure Schedule) does not, and the Certificate of Merger will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

(b)    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which is contained in any of the foregoing documents. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE III are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”). The disclosures set forth in the Parent Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Parent Disclosure Schedule. For purposes of this ARTICLE III, documents filed by Parent in full without redaction on the SEC website through EDGAR or made accessible via Parent’s website (www.tutsystems.com) shall be deemed delivered to Company.

3.1       Organization, Standing and Power.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. None of Parent’s Subsidiaries is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X, promulgated under the Securities Act.

3.2       Capital Structure.

(a)    The authorized capital stock of Parent consists of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value, of which there were issued and outstanding as of the close of business on January 31, 2005, Twenty Five Million One Hundred Eighty-one Thousand Six Hundred and Ten (25,181,610) shares, and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value, of which one hundred thousand (100,000) shares have been designated as Series A Participating Preferred Stock. As of the date of this Agreement, there are no shares of Preferred Stock issued and outstanding. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub.

(b)    The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, $0.001 par value, of which one thousand (1,000) shares were issued and outstanding as of the date hereof. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid, and non-assessable, and free of any liens or encumbrances imposed by Parent or Merger Sub.

3.3       Authority.    Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its Subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger provided in Section 1.2; (ii) the filing with the SEC of the Registration Statement; (iii) the filing of a Schedule 13D with the SEC with respect to the Voting Agreements; (iv) the filing of a Form 8-K and Schedule 13D with the SEC within four business days after the Closing Date; (v) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vi) the filing with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger; (vii) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

3.4       SEC Documents; Financial Statements.    Parent has delivered or made available to the Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since January 1, 2003, and, prior to the Effective Time, Parent will have delivered to the Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC and The Nasdaq Stock Market since January 1, 2003. In addition, Parent has made available to the Company true and complete copies of all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company true and complete copies of all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments none of which individually, or in the aggregate, are material). There has been no material change in Parent accounting policies since December 31, 2003.

3.5       Absence of Undisclosed Liabilities.    Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Form 10-K for the period ended December 31, 2004 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business since December 31, 2004, which are consistent with past practice and which could not reasonably be expected to have a Parent Material Adverse Effect; and (iii) those incurred in connection with the execution of this Agreement.

3.6       Litigation.    There is no litigation, arbitration or investigation pending against Parent or any of its Subsidiaries before any Governmental Body, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or to materially and adversely affect the ability of Parent or its Subsidiaries to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Parent Material Adverse Effect.

3.7       Registration Statement; Proxy Statement/Prospectus.    The information supplied by Parent and Merger Sub for inclusion in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the Company’s stockholders, and at the time of the Company Stockholders Meeting, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company or any third party which is contained in any of the foregoing documents.

3.8       Board Approval.    The Boards of Directors of Parent and Merger Sub, as the case may be, have (i) approved this Agreement and the Merger, (ii) determined that the Merger is advisable and in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholder of Merger Sub adopt this Agreement and approve the consummation of the Merger. The stockholder of Merger Sub has adopted this Agreement and approved the consummation of the Merger. No vote of Parent’s stockholders is necessary to effectuate the Contemplated Transactions.

3.9       Broker’s and Finders’ Fees.    Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.10     Tax Matters.

(a)    Except as disclosed on Schedule 3.10(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all Taxes shown as due and owing on any such Tax Return. Except as disclosed on Schedule 3.10(a) of the Parent Disclosure Schedule (i) there are no past or, to the Knowledge of Parent, pending audits or examinations or proposed audits or examinations of any tax returns filed by Parent or by any Subsidiary, (ii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent or applicable Subsidiary is maintaining reserves to the extent currently required unless the failure to do so does not have a Parent Material Adverse Effect, and (iii) neither Parent nor any Subsidiary has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which Parent or any Subsidiary may be liable, which are currently in effect.

(b)    Except as set forth on Schedule 3.10(b)of the Parent Disclosure Schedule, neither Parent nor any Subsidiary: (i) is a party to any agreement providing for the allocation, payment or sharing of Taxes among Parent, its Subsidiaries, or any third parties; or (ii) has an application pending with respect to any Tax requesting permission for a change in accounting method.

(c)    Neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

3.11     Parent Owned Shares of Company Common Stock.    Neither Parent, Merger Sub or their respective Subsidiaries own any shares of Company Common Stock.

3.12     Absence of Certain Changes.    Except as set forth in Section 3.12 of the Parent Disclosure Schedule, since December 31, 2004 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Parent Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of Parent or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its Subsidiaries’ assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (e) any entering into by Parent or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by Parent or any of its Subsidiaries under, any material contract or agreement to which Parent or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of Parent, by any other party thereto); (f) any amendment or change to the Certificate of Incorporation or Bylaws; or (g) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Except as set forth in Section 3.12 of the Parent Disclosure Schedule, Parent has not agreed since December 31, 2004 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (a) through (g) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with the Company and its representatives regarding the Contemplated Transactions).

3.13     Governmental Authorization.    Parent and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental

Body (a) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of its properties or (b) that is required for the operation of Parent’s or any of its Subsidiaries’ business or the holding of any such interest ((a) and (b) herein collectively called “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations could not reasonably be expected to have a Parent Material Adverse Effect.

3.14     Title to Property.    Except as reflected in the Parent’s financial statements included in the Parent SEC Documents, each of Parent and its Subsidiaries has good and defensible title to all of its respective properties and assets, free and clear of all Encumbrances except Encumbrances for taxes not yet due and payable; and, to the Knowledge of Parent, all leases pursuant to which Parent or any Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

3.15     Proprietary Rights.    To Parent’s Knowledge: (a) none of Parent’s Proprietary Rights infringe upon the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity; (b) Parent has sufficient right, title and interest in and to all Proprietary Rights that are required for Parent to conduct its business as it presently being conducted; (c) there is no threatened litigation regarding Parent’s Proprietary Rights; and (d) no former employee of Parent or any of its Subsidiaries is infringing upon or has misappropriated Parent’s Proprietary Rights.

3.16     Interested Party Transactions.    Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries is indebted to any director, officer or employee of Parent or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.17     No Default.    Neither Parent nor any of its Subsidiaries is, and has not received written, or to the Knowledge of Parent, notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to Parent or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which Parent or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Parent Material Adverse Effect.

3.18     Full Disclosure.    This Agreement (including the Parent Disclosure Schedule) does not, and the Certificate of Merger will not, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1     Conduct of Business of Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), the Company agrees (except to the extent expressly contemplated by this Agreement), to carry on the business of the Acquired Corporations in the ordinary course and in substantially the same manner as conducted since September 30, 2004, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and, except as otherwise limited by the terms and conditions of this Agreement, to use its commercially reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries’ present business organizations, use its commercially reasonable efforts consistent with past practice to keep available the services of its and its Subsidiaries’ present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of its or its Subsidiaries’ business, and of any event which could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not do, cause or permit any of the following actions, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following actions:

(a)    Charter Documents.    cause or permit any amendments to the Organizational Documents;

(b)    Dividends; Changes in Capital Stock.    declare or pay any cash or property dividends on or make any other cash or property distributions in respect of any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with the Company’s standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

(c)    Stock Option Plans, Etc.    take any action to accelerate, amend or change the period of exercisability or vesting except in accordance with commitments in effect as of the date of this Agreement, or waive any repurchase rights except as the repurchase may be limited by Section 4.1(e), in respect of options or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans or with respect to any restricted stock;

(d)    Material Contracts.    enter into any contract or commitment involving payments by the Company or its Subsidiaries in excess of twenty-five thousand dollars ($25,000) individually or one hundred thousand dollars ($100,000) in the aggregate or which are otherwise material to the Company and its Subsidiaries, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts; provided, that the Company may enter into any contract or commitment involving payments by the Company or its Subsidiaries in excess of such foregoing amounts, if such contract or commitment is for the manufacture of the Company’s products to be delivered under binding purchase orders, as long as such contract or commitment is consistent with, or more favorable to the Company than, past practice. Notwithstanding the foregoing, at any time from the date of this Agreement through the Effective Time, Parent shall consider any waivers of the restrictions set forth above requested by the Company and will approve each such waiver promptly in writing so long as there is not a bona fide and commercially reasonable basis for Parent’s rejection of such request. If Parent fails to respond to any waiver request hereunder within three business days after such request is made by the Company, then Parent shall, automatically and without further action by any person or party, be deemed to have consented fully and agreed to such request in all respects;

(e)    Issuance of Securities.    issue, deliver, encumber or sell, or authorize or propose the issuance, delivery, encumbrance, or sale of, or purchase or propose the purchase of, any shares of its or its Subsidiaries’ capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, and (ii) the repurchase of Company Common Stock at a price per share less than $1.25 from former employees, directors and consultants in accordance with the Company’s standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service;

(f)    Intellectual Property.    transfer or license to any person or entity any of its Proprietary Rights other than the license of non-exclusive rights to its Proprietary Rights and the transfer and license contemplated by Section 5.17, in each case in the ordinary course of business consistent with past practice;

(g)    Exclusive Rights.    enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h)    Dispositions.    except as permitted pursuant to Section 4.1(f) above, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taking the Company together with its Subsidiaries as a whole;

(i)    Indebtedness.    incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j)    Leases.    enter into any operating leases obligating the Company or any of its Subsidiaries, unless the lease replaces another lease having a greater gross lease obligation;

(k)    Payment of Obligations.    pay, discharge or satisfy in an amount in excess of twenty five thousand dollars ($25,000) in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the Transaction Expenses or the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

(l)    Capital Expenditures.    make any capital expenditures, capital additions or capital improvements;

(m)    Insurance.    materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

(n)    Termination or Waiver.    change or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to the Acquired Corporations, taken as a whole, or terminate or waive any right or claim of substantial value in connection with any Legal Proceedings;

(o)    Employee Benefit Plans; Pay Increases.    adopt or amend any employee benefit or stock purchase or option plan, pay any special bonus or special remuneration to any employees or consultants or directors except in accordance with commitments in effect as of the date of this Agreement, or increase the salaries, wage rates, target incentive percentages or fringe benefits or otherwise increase the benefits of its employees or consultants or directors, except, in each case, for any amendments to any Company Employee Plan that may be required by applicable law.

(p)    Labor Agreements.    enter into any employment contract (including any offer letter for at will employment) or, except if required by applicable law, any collective bargaining agreement.

(q)    Severance Arrangements.    grant or award any severance or termination pay except in accordance with commitments in effect on the date of this Agreement, or any additional notice of termination, to, or reduce the exercise price or grant any acceleration or extension of the exercisability of any equity securities held by any director, officer, employee or other person except in accordance with commitments in effect as of the date of this Agreement, each of which is set forth in Section 2.15(e) of the Company Disclosure Schedule;

(r)    Legal Proceeding.    commence a Legal Proceeding other than (i) for the routine collection of obligations, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) any legal proceeding against Parent or any of its Subsidiaries;

(s)    Acquisitions.    acquire or agree to acquire any business, corporation, limited liability company, partnership, association, entity, or other business organization or division thereof (whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase, or otherwise) or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taking the Company together with its Subsidiaries as a whole (except for purchases of supplies and components in the ordinary course of business consistent with past practice), or acquire or agree to acquire any equity securities of or interests in any corporation, partnership, limited liability company, association, entity, or business organization, or enter into any relationships or alliances;

(t)    Taxes.    make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u)    Revaluation.    write down the value of inventory or otherwise revalue any of its assets except in a manner consistent with past practice and/or as required by GAAP;

(v)    Accounting Policies and Procedures.    make any change to its accounting methods, principles, assumptions, policies (including reserve policies), procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; or

(w)    Other.    take or agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(v).

4.2       No Solicitation.

(a)    The Company shall not directly or indirectly, and shall use its best efforts to assure that its Representatives do not on its behalf, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.2, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take such action would create a substantial risk of liability for breach of its fiduciary duties to the Company’s stockholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing “standstill” provisions no less favorable to the Company than the “standstill” provisions in effect between the Company and Parent, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.2 by the Company.

(b)    The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that the Company’s board of directors reasonably believe might lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)    The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)    The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party, and will use all commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1       Proxy Statement/Prospectus; Registration Statement.

(a)    As promptly as practicable after the date of this Agreement, and in any event not later than fourteen (14) days after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement will be included as a prospectus, with respect to the issuance of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and Proxy Statement. Each of Parent and the Company shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parent and the Company will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. All documents that either Parent or the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of Parent and the Company shall also promptly file, use commercially reasonable efforts to cause to become effective as promptly as possible and, if required, mail to its stockholders any amendment to the Form S-4 Registration Statement or Proxy Statement that becomes necessary after the date the S-4 Registration Statement is declared effective.

(b)    If at any time prior to the Effective Time either party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Proxy Statement, it shall promptly inform the other Party.

(c)    Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto.

(d)    Prior to the Effective Time, Parent shall use commercially reasonable efforts to qualify the Parent Common Stock under the securities or blue sky laws of such jurisdictions as may be required; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

(e)    Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other and with the other’s counsel and auditors in the preparation of the Proxy Statement and the Registration Statement.

5.2       Meeting of Company Stockholders.

(a)    The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock for the purpose of voting on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”), and shall submit such proposal to such holders at the Company Stockholders’ Meeting. The Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)    Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)    Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least five business days’ prior notice of any meeting of the Company’s board of directors (or presentation to the directors of a proposed unanimous written consent) at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) the Company’s board of directors determines in good faith (supported by a written opinion of an independent financial adviser of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal; (iv) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that, in light of such Superior Proposal, the failure to withdraw or modify the Company Board Recommendation would create a substantial risk of liability for breach of its fiduciary duties to the Company’s stockholders under applicable law; and (v) neither the Company, nor the other Acquired Corporations, nor any of their Representatives shall have violated any of the restrictions set forth in Section 4.2.

5.3       Regulatory Approvals.

(a)    Subject to Sections 5.3(c) and 5.3(d), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Sections 5.3(c) and 5.3(d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)    Without limiting the generality of Section 5.3(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under any applicable Antitrust Laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the any Antitrust Law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable Antitrust Laws on the transaction contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(c)    At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

(d)    Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

5.4       Consents.    The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.

5.5       Access to Information.

(a)    Each Party (the “Disclosing Party”) shall afford the other party (the “Receiving Party”) and its Representatives with reasonable access during normal business hours during the Pre-Closing Period to (i) all of the Disclosing Party’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Disclosing Party and its Subsidiaries as Receiving Party may reasonably request. The Disclosing Party agrees to provide to the Receiving Party and its Representatives copies of internal financial statements promptly upon request.

(b)    The Disclosing Party shall provide the Receiving Party and its Representatives with reasonable access, during normal business hours during the Pre-Closing Period, to all of the Disclosing Party’s and its Subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the Receiving Party: (i) a schedule of the types of Tax Returns being filed by the Disclosing Party and each of its Subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by the Disclosing Party and each of its Subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which the Disclosing Party or any of its Subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities. The Disclosing Party shall also, promptly upon the Receiving Party’s request during the Pre-Closing Period, prepare and provide the following information to the Receiving Party and its Representatives in a form reasonably acceptable to the Receiving Party: (i) such transfer-pricing information, studies and documentation as may be requested by the Receiving Party relating to transactions between the Disclosing Party and any of its Subsidiaries (and any other related parties); (ii) such information, studies and documentation relating to the amount and use of net operating losses and Tax credits by the Disclosing Party and its Subsidiaries as may be requested by the Receiving Party and (iii) such records and information as may be requested by the Receiving Party substantiating any Tax credits claimed or to be claimed by the Disclosing Party and any of its Subsidiaries.

(c)    No information or knowledge obtained in any investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.6       Confidentiality.

(a)    The parties acknowledge that the provisions of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time.

(b)    The Company shall keep confidential all information and knowledge concerning Parent obtained from Parent or any of its advisers in the course of the negotiations relating to this Agreement or the consideration by the Company of a possible transaction with the Parent, or the effectuation of the Contemplated Transactions, including all notes, analyses, compilations, studies, interpretations, or other documents prepared by the Company which contain, reflect or are based upon, in whole or in part, the information furnished to the Company (the “Parent Confidential Information”); provided, however, that the foregoing shall not apply to information or knowledge which (i) the Company can demonstrate was already lawfully in its possession prior to the disclosure thereof by Parent, (ii) has been approved in writing for use or disclosure by Parent, (iii) is or becomes generally known to the public and does not become so known through any violation of law or this Agreement by the Company, (iv) is later lawfully acquired by the Company from other sources, (v) is required to be disclosed by order of court or government agency after seeking any reasonably available protection against general disclosure, (vi) is required to be disclosed in the course of any litigation between any of the parties hereto and is disclosed in accordance with any protective order or confidentiality order or arrangement applicable thereto, or (vii) is independently developed by the Company without the use of any Parent Confidential Information; it being understood that the Company may disclose relevant information and knowledge to its employees and agents on a “need to know” basis, provided that the Company causes such employees and agents to treat such information and knowledge confidentially.

(c)    The Company agrees that it shall use the Parent Confidential Information solely for the purpose of effectuating the Contemplated Transactions, that the Parent Confidential Information shall be kept confidential and that the Company shall not disclose any of the Parent Confidential Information in any manner whatsoever except as permitted in Section 5.6. The Company agrees to be responsible for any breach of Section 5.6 and agrees, at its sole expense, to take all reasonable measures (including court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure of the Parent Confidential Information.

(d)    In the event that the Company is requested or required (by deposition, interrogatories, requests for information or documents or other discovery mechanism in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Parent Confidential Information, the Company shall provide Parent with prompt written notice of any such request or requirement so that Parent may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Parent, the Company is nonetheless, in the written opinion of its counsel, legally compelled to disclose the Parent Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censure or penalty, the Company may, without liability hereunder, disclose to such court or tribunal only that portion of the Parent Confidential Information which such counsel advises the Company is legally required to be disclosed, provided that the Company exercises its commercially reasonable efforts to preserve the confidentiality of the Parent Confidential Information, including by cooperating with Parent to obtain an appropriate protective order or other assurance that confidential treatment will be accorded the Parent Confidential Information by such court or tribunal.

(e)    In the event this Agreement is terminated pursuant to Section 7.1 this Section 5.6 shall survive indefinitely and otherwise shall survive until the Effective Time.

5.7       Public Disclosure.    Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) about the other party or their relationship or activities or regarding the terms of this Agreement and the Contemplated Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq Stock Market, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.8       Legal Requirements.    Subject to the provisions and provisos of Section 5.3, each of Parent, Merger Sub and the Company will, and will cause their respective Subsidiaries to, (a) take all requisite commercially reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the Contemplated Transactions, (b) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Contemplated Transactions, and (c) subject to Section 5.3 take all requisite commercially reasonable actions necessary to obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.9       Employee Benefit Plans.    At the Effective Time the Company Stock Option Plans and each unvested outstanding option to purchase shares of Company Common Stock shall terminate and be cancelled. If and to the extent necessary or required by the terms of the Company Stock Option Plans or any Company Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Options, (ii) provide notice to holders of Company Options under the OnPrem 1998 Stock Option Plan regarding the non-assumption and termination of such Company Options and (iii) amend the terms of its stock option plans, equity incentive plans or arrangements, to give effect to the provisions of this Section 5.9.

(a)    At the Effective Time the Company Stock Awards, as provided in Section 1.6(d), shall be assumed by Parent. All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the “Repurchase Options”), whether or not a Company Stock Award, shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio, and except that the repurchase rights may lapse in accordance with the Company’s 2003 Officers’ Change in Control Plan.

(b)    The Company shall take all action necessary to terminate, or cause to terminate, effective as of the day prior to the Effective Time, any Company Benefit Plan that is a 401(k) plan. Unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with written notice of such election at least three (3) days before the Effective Time. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company’s 401(k) plan has been terminated pursuant to resolutions of its Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date.

(c)    Within five business days following the date of this Agreement, the Company shall set forth on Section 5.9(c) of the Company Disclosure Schedule a list of all persons who the Company reasonably believes are, with respect to the Company and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder). Within a reasonable period of time after the last business day of the month prior to the expected Closing Date and on or about the date five business days prior to the expected Closing Date, the Company shall revise Section 5.9(c) of the Company Disclosure Schedule to reflect the most recently available closing price of Company Common Stock as of the last business day of such month and to reflect any additional information which the Company reasonably believes would impact the determination of persons who are, with respect to the Company and as of the each such date, “disqualified individuals” (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).

5.10       Listing of Additional Shares.    Prior to the Effective Time, Parent shall file with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.2(b) and shall use reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance) on the Nasdaq Stock Market.

5.11     Indemnification.

(a)    All rights to indemnification under the Organizational Documents or indemnification contracts (in each case in effect on the date hereof) existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (the “Indemnified Persons”) shall survive the Merger, and Parent shall cause the Surviving Corporation to fulfill and honor in all respects such indemnification obligations for a period of six years from the Effective Time; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The provisions with respect to indemnification and exculpation from liability set forth in the Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.

(b)    From the Effective Time until the sixth anniversary of the Effective Time, the Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, a “tail” policy (the “Tail Policy”) based on the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing Policy”); provided, however, that (i) the Surviving Corporation may substitute for the Tail Policy a policy or policies of comparable coverage, (ii) the Surviving Corporation shall not be required to pay an aggregate premium for the Tail Policy (or for any substitute policies) in excess of 200% of the premium for the Existing Policy, and (iii) the Surviving Corporation shall not be required to maintain any Tail Policy by opposing rescission or attempting to obtain replacement coverage in the event of a rescission or attempted rescission by the insurer based, inter alia, on misrepresentation or concealment in any related insurance application and/or associated materials. In the event any future premium for the Tail Policy (or any substitute policies) exceeds 200% of the premium for the Existing Policy, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Tail Policy (or any substitute policies) to the greatest amount of coverage that can be obtained for a premium equal to 200% of the premium for the Existing Policy.

(c)    The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

5.12     Certain Taxes.    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by the Company stockholders when due.

5.13     Stockholder Litigation.    Unless and until the Board of Directors of the Company has withdrawn the Company Board Recommendation, the Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against the Company and/or its directors relating to the Contemplated Transactions.

5.14     Injunctions or Restraints.    In the event an injunction or other order preventing the consummation of the Merger shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

5.15     Further Assurances.    Subject to Section 4.2 and Section 5.1, (a) each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the Contemplated Transactions and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, and (b) each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of this Agreement and the Contemplated Transactions.

5.16     Tax Matters.

(a)    At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent will execute and deliver to Cooley Godward LLP (“CG”) and to DLAPRGC tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to CG and to DLAPRGC the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.16, Parent will use its reasonable efforts to cause DLAPRGC to deliver to it, and the Company will use its reasonable efforts to cause CG to deliver to it, a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.16.

(b)    The Company shall use its best efforts to obtain the legal opinion referred to in Section 6.2(d) below from its counsel. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations requested of Parent, Merger Sub and the Company necessary for counsel to render such tax opinions.

5.17     Intellectual Property Matters.

(a)    Upon the execution of this Agreement, the Company shall use commercially reasonable efforts to direct appropriate engineering resources to support a product roadmap developed and directed by Parent.

(b)    Solely in the event that this Agreement terminates for any reason other than by an action or inaction by Parent:

(i)    Subject to the intellectual property rights of the Company that existed prior to the date of this Agreement (the “Pre-existing Company IP Rights”), the intellectual property for the design and manufacture of new cards and related software conceived by Parent and jointly developed by the Company and Parent (the “Parent Cards”) will become the sole property of Parent. If the Parent Cards utilize intellectual property that is subject to the Pre-existing Company IP Rights, the Company grants Parent a perpetual, non-exclusive, irrevocable license (the “Parent License”) to use such intellectual property, solely in the Parent Cards and future versions thereof.

(ii)    Parent will have the right to purchase (the “Parent Right to Purchase”), and the Company agrees to sell to Parent, from the Company, or the Company’s successor, the VantEdge family products on an OEM basis at standard cost plus 25% for a period of up to 18 months.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1       Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)    Stockholder Approval.    This Agreement and the Merger shall have been approved by the Required Company Stockholder Vote.

(b)    Registration Statement Effective.    The SEC shall have declared the Form S-4 Registration Statement effective; no stop order suspending the effectiveness of the Form S-4 Registration Statement or any part thereof shall be in effect; and no proceeding for that purpose by the SEC shall be pending.

(c)    No Injunctions, Restraints or Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body seeking any of the foregoing be pending; and no action shall have been taken by any Governmental Body, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

6.2       Additional Conditions to Obligations of the Company.    The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by the Company:

(a)    Representations, Warranties and Covenants.    (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Parent Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except where the failure to be so true and correct, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Parent Material Adverse Effect; and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by them prior to the Effective Time; and (iii) the Company shall have received a certificate of an appropriate officer of Parent certifying that the conditions set forth in this Section 6.2(a) are satisfied.

(b)    Listing of Additional Shares.    The shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger shall have been approved for listing on The Nasdaq National Market, or shall be exempt from such requirement under the then applicable regulations and rules of The Nasdaq Stock Market.

(c)    D&O Tail Policy.    The Tail Policy referred to in Section 5.12(b) shall be effective as of the Closing Date.

(d)    Tax Opinion.    The Company shall have received a written opinion from its counsel in form and substance reasonably satisfactory to it, dated on or about the date of Closing, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and such opinion shall not have been withdrawn.

6.3       Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by Parent:

(a)    Representations, Warranties and Covenants.    (i) The representations and warranties of the Company in this Agreement shall have been true and correct on and as of the date of this Agreement, and the representations and warranties of the Company in Section 2.12 shall continue to be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except where the failure to be so true and correct, without regard to any materiality or Company Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (ii) the Company shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by it prior to the Effective Time, and (iii) Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company certifying that the conditions set forth in this Section 6.3(a) are satisfied.

(b)    Third-Party Consents.    Parent shall have received evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under each material contract of the Company or any of its Subsidiaries set forth on Schedule 6.3(b).

(c)    Injunctions or Restraints on Conduct of Business.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition that would materially and adversely affect Parent’s ownership, conduct or operation of the business of the Company and its Subsidiaries following the Effective Time shall be in effect.

(d)    FIRPTA Matters.    At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1       Termination.    At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Parent, this Agreement may be terminated and the Merger abandoned:

(a)    by mutual written consent of the parties, upon approval by the Boards of Directors of Parent and the Company;

(b)    by either Parent or the Company, by written notice to the other party, if the Closing shall not have occurred on or before May 15, 2005 or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, however, that the Final Date shall, at the election of either party, be extended to July 15, 2005 if the Proxy Statement has not been mailed to the Company’s stockholders on or before March 15, 2005 because the Registration Statement had not by then been declared effective by the SEC and the failure of the Merger to occur on or before the Final Date has not principally been caused by action or failure to act constituting a breach, in any material respect, of this Agreement, by the party seeking such extension; and provided, further, that the right to terminate under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a willful and material breach of this Agreement;

(c)    by either Parent or the Company, by written notice to the other party, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, provided such party used commercially reasonable efforts to have such injunction or other order lifted;

(d)    by either Parent or the Company, by written notice to the other party, if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

(e)    by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote), by written notice to the Company, if a Company Triggering Event shall have occurred;

(f)    by Parent, by written notice to the Company, if (i) any of the Company’s representations and warranties in the Agreement shall be inaccurate as of the date of this Agreement, or if any of the Company’s representations in Section 2.12 of this Agreement would be inaccurate if made as of the time of such notice, or the Company shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.3(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within 10 business days after receipt by the Company of written notice of such inaccuracy or breach; or

(g)    by the Company, by written notice to Parent, if (i) any of Parent’s representations and warranties in this Agreement shall be inaccurate as of the date of this Agreement, or Parent shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.2(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach shall not have been cured within 10 business days after receipt by Parent of written notice of such inaccuracy or breach.

7.2       Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided however that (a) the provisions of Section 5.6, Section 5.17 (if applicable) and Section 7.3, this Section 7.2 and ARTICLE VIII shall remain in full force and effect and survive any termination of this Agreement, and (b) the termination of this Agreement shall not relieve any party from liability in connection with a willful or intentional breach of any of such party’s representations or warranties set forth in this Agreement or the breach of any such party’s covenants or agreements set forth in this Agreement.

7.3       Expenses and Termination Fees.

(a)    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)    Notwithstanding Section 7.3(a), Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Proxy Statement and any amendments or supplements thereto and (B) any necessary filing by the parties hereto under any applicable antitrust law or regulation.

(c)    If this Agreement is terminated by Parent pursuant to Section 7.1(e), then (without limiting any obligation of the Company to pay any fees or expenses payable pursuant to Section 7.3(b)) the Company shall make a nonrefundable cash payment to Parent, within two business days after delivery by Parent to Company of notification of the amount thereof, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger.

(d)    If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as announced by the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

7.4       Amendment.    Subject to Section 251(d) of the DGCL, the boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5       Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1       Non-Survival at Effective Time.    The representations, warranties, covenants and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in ARTICLE I, Section 5.6 (Confidentiality), Section 5.7 (Public Disclosure), Section 5.9 (Employee Benefit Plans), Section 5.11 (Indemnification), Section 5.15 (Further Assurances), Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this ARTICLE VIII shall survive the Effective Time.

8.2       Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be addressed to the intended recipient as set forth below):

(a)    if to Parent or Merger Sub, to:

TUT SYSTEMS, INC.

6000 SW Meadows Road

Lake Oswego, OR 97035

Attention: Salvatore D’Auria

Telephone No.: (971) 217-0400

Facsimile No.: (971) 217-0458

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Attention: Marty B. Lorenzo, Esq.

Telephone No.: (858) 677-1400

Facsimile No.: (858) 677-1401

(b)    if to the Company, to:

COPPER MOUNTAIN NETWORKS, INC.

10145 Pacific Heights Boulevard, Suite 530

San Diego, CA 92121

Attention: Richard Gilbert

Telephone No.: (858) 410-7100

Facsimile No: (858) 410-7279

with a copy to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Lance W. Bridges, Esq.

Telephone No.: (858) 550-6000

Facsimile No: (858) 550-6420

and

Cooley Godward LLP

11951 Freedom Drive

Reston, VA 20190

Attention: Mark D. Spoto, Esq.

Telephone No.: (703) 456-8000

Facsimile No. (703) 456-8100

All notices so given shall be effective upon receipt, and shall in any event be deemed received (a) upon delivery, if delivered by hand, (b) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (c) upon telephonic confirmation of delivery, if delivered by facsimile transmission.

8.3       Interpretation.

(a)    Prior to the Effective Time: (i) except as expressly provided in Section 5.17, nothing in this Agreement shall be construed as establishing a joint venture, strategic alliance, or license between Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (ii) nothing in this Agreement shall be construed to require Parent or any of its Subsidiaries to make any investment of cash or other property in or any loan to the Company or any of its Subsidiaries.

(b)    When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” The phrase “provided to,” “furnished to,” and terms of similar import in this Agreement means that a paper copy of the information referred to has been furnished to the party to whom such information is to be provided. In this Agreement, the phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 11, 2005. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4       Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5       Entire Agreement; Nonassignability; Parties in Interest.    This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, excluding the Confidentiality Agreement to the extent provided by Section 5.6 herein; (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; and (c) are not intended to, and shall not be construed as, conferring upon any person other than the parties hereto any rights or remedies.

8.6       Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7       Remedies Cumulative.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8       Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court located within the County of New Castle in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9       Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10       Disclaimer.    Parent and Merger Sub acknowledge that Raymond James & Associates, Inc. has been engaged solely by the Company to act as the Company’s financial advisor in connection with the Contemplated Transactions, and the Parent and Merger Sub disclaim and disavow any reliance upon Raymond James & Associates, Inc. in determining to pursue the Contemplated Transactions.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TUT SYSTEMS, INC.

By:	/s/ Salvatore D’Auria
Name:	Salvatore D’Auria
Title:	CEO

COPPER MOUNTAIN NETWORKS, INC.

By:	/s/ Richard S. Gilbert
Name:	Richard S. Gilbert
Title:	Chairman and CEO

WOLF ACQUISITION CORP.

By:	/s/ Randall K. Gausman
Name:	Randall K. Gausman
Title:	President

SIGNATURE PAGE TO AGREEMENT AND

PLAN OF REORGANIZATION

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), the following capitalized terms shall have the meanings indicated below:

“Acquired Corporation” means the Company or any of its Subsidiaries.

“Acquired Corporations” means the Company and all of its Subsidiaries.

“Acquired Corporation Contract” means any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Acquired Corporation Product(s)” means each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.

“Acquired Corporation Proprietary Rights” means any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)    any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or

(b)    any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary coarse of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Acquired Corporations.

“Agreement” has the meaning ascribed to it in the forepart of this Agreement.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“Backlog” as of December 31, 2004, means (a) the dollar amount of all non-cancelable orders for products and services that (i) are not discounted in excess of historical discounts consistent with past practice, (ii) satisfy

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all criteria of the Company’s orders acceptance policy as it existed on December 31, 2004, as amended by the Company with Parent’s consent prior to the date of this Agreement (but excluding any orders for which an exception to the order acceptance policy was approved by an officer of the Company, regardless of whether the orders acceptance policy grants such officer authority to make such exceptions), and (iii) have not been invoiced, plus (b) all deferred revenue, as reflected in audited financial statements prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with the Company’s annual fiscal year-end audited financial statements, attributable to products and services that have been invoiced; provided, however, that (AA), for the avoidance of doubt, items that are included in the above clause (a) of this paragraph shall not be included in the above clause (b) of this paragraph, (BB) in the case of hardware and software, such products must have a scheduled ship date of no later than June 1, 2005 and (CC) in the case of software maintenance and support, consulting and training, such services must be scheduled to be performed within no later than June 1, 2005.

“CERCLA” has the meaning ascribed to it in Section 2.13.

“Certificate of Incorporation” has the meaning ascribed to it in Section 2.1.

“Certificate of Merger” has the meaning ascribed to it in Section 1.2.

“Closing” has the meaning ascribed to it in Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“COBRA” has the meaning ascribed to it in Section 2.15(d).

“Company” has the meaning ascribed to it in the forepart to this Agreement.

“Company Authorizations” has the meaning ascribed to it in Section 2.10.

“Company Balance Sheet” has the meaning ascribed to it in Section 2.6.

“Company Balance Sheet Date” has the meaning ascribed to it in Section 2.5.

“Company Board Recommendation” has the meaning ascribed to it in Section 5.2(b).

“Company Certificates” has the meaning ascribed to it in Section 1.7(c).

“Company Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.

“Company Disclosure Schedule” has the meaning ascribed to it in the forepart of ARTICLE II.

“Company Employee Plans” has the meaning ascribed to it in Section 2.15(a).

“Company ESPP” has the meaning ascribed to it in Section 2.2.

“Company Financial Statements” has the meaning ascribed to it in Section 2.4.

“Company Material Adverse Effect” means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of the Company (or, after the Effective Time, the Surviving Corporation) and its Subsidiaries, taking the Company (or, after the Effective Time, the Surviving Corporation) together with its Subsidiaries as a whole; provided, however, that none of the following, in and of

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themselves, either alone or in combination, shall constitute a Company Material Adverse Effect: (a) a decrease in the trading price of Company Common Stock; (b) any event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving results from changes affecting any of the industries or economies in which the Company operates as a whole (which changes do not materially and disproportionately affect the Company); (c) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the hiring of the Company’s employees by the Parent or any of the Parent’s affiliates prior to the Effective Time; (f) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (g) a failure in and of itself of results of operations of the Company and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Company after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

“Company Representatives” has the meaning ascribed to it in Section 4.2.

“Company SEC Documents” has the meaning ascribed to it in Section 2.4.

“Company Stock Option Plans” has the meaning ascribed to it in Section 1.6(c).

“Company Stockholders Meeting” has the meaning ascribed to it in Section 5.2(a).

“Company Triggering Event” means: (i) the failure of the board of directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to the Parent, or any other action taken by the board of directors of the Company that is or becomes disclosed publicly and which can reasonably be determined to indicate that the board of directors of the Company does not support the Merger or does not believe that the Merger is in the best interests of the Company’s stockholders; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s stockholders; (iii) the board of directors of the Company fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of the Company’s stockholders, in each case, within five business days after Parent requests in writing that such action be taken; (iv) the board of directors of the Company shall have accepted, approved, endorsed, recommended, or otherwise agreed to any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal; or (vii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.2.

“Confidentiality Agreement” means the Mutual Non-disclosure Agreement, dated as of September 21, 2004, between the Company and Parent.

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“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“DGCL” has the meaning ascribed to it in Section 1.1.

“Diluted Company Shares” means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time on an “as converted” and “as exercised” basis, including (i) all outstanding shares of Company Common Stock, plus (ii) the maximum number of shares of Company Common Stock issuable pursuant to the exercise of any outstanding options, warrants, subscription rights, and agreements or commitments to issue shares of Company Common Stock or issuable pursuant to the conversion of any outstanding Company debt or equity securities for which the exercise price, subscription price or conversion price is less than $1.25 per share of Company Common Stock.

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)    any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)    fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

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(c)    financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)    any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)    advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)    preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)    reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)    assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)    protecting resources, species, or ecological amenities;

(f)    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)    cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)    making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA Affiliate” has the meaning ascribed to it in Section 2.15(a).

“ERISA” has the meaning ascribed to it in Section 2.15(a).

“Exchange Act” has the meaning ascribed to it in Section 2.4.

“Exchange Ratio” has the meaning ascribed to it in Section 1.6(a).

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Final Date” has the meaning ascribed to it in Section 7.1(b).

“Foreign Plan” has the meaning ascribed to it in Section 2.15(j).

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“Form S-4 Registration Statement” or “Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” has the meaning ascribed to it in Section 2.4.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Parties” has the meaning ascribed to it in Section 5.11.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

“Knowledge” with respect to a party means such party’s actual knowledge after reasonable inquiry of officers, directors, vice presidents, persons of higher authority than, or equivalent authority to, a vice president, and all persons directly reporting to any of the foregoing.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

“Merger” has the meaning ascribed to it in the Recitals to this Agreement.

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“Merger Sub Common Stock” has the meaning ascribed to it in Section 1.6(d).

“NASD” has the meaning ascribed to it in Section 2.3.

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“Off-Balance Sheet Arrangement” has the meaning ascribed to it in paragraph (a)(4)(ii) of Item 303 of Regulation S-K.

“Order” means any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

“Organizational Documents” has the meaning ascribed to it in Section 2.1(c).

“Parent” has the meaning ascribed to it in the forepart to this Agreement.

“Parent Balance Sheet” has the meaning ascribed to it in Section 3.5.

“Parent Cards” has the meaning ascribed to it in Section 5.17(b)(i).

“Parent Common Stock” has the meaning ascribed to it in the Recitals to this Agreement.

“Parent Confidential Information” has the meaning ascribed to it in Section 5.6(b).

“Parent Disclosure Schedule” has the meaning ascribed to it in the forepart of ARTICLE III.

“Parent Financial Statements” has the meaning ascribed to it in Section 3.4.

“Parent Material Adverse Effect” means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Parent Material Adverse Effect: (a) a decrease in the trading price of Parent Common Stock; (b) any event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving results from changes affecting any of the industries or economies in which Parent operates as a whole (which changes do not materially and disproportionately affect Parent); (c) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (f) a failure in and of itself of results of operations of the Parent and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Parent after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

“Parent Right to Purchase” meaning ascribed to it in Section 5.17(b)(ii)

“Parent SEC Documents” has the meaning ascribed to it in Section 3.4.

“Patents” means the Issued Patents and the Patent Applications.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications and reexamination proceedings.

“Person” means any individual, Entity or Governmental Body.

“Pre-existing Company IP Rights” has the meaning ascribed to it in Section 5.17(b)(i).

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“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Raymond James Letter” has the meaning ascribed to it in the definition of Transaction Expenses.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Repurchase Options” has the meaning ascribed to it in Section 5.9(a).

“Required Company Stockholder Vote” has the meaning ascribed to it in Section 2.3(a).

“SEC” has the meaning ascribed to it in Section 2.3.

“Securities Act” has the meaning ascribed to it in Section 2.2.

“Subsidiary” and “Subsidiaries” mean, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such person or any other subsidiary of such person is a general partner (excluding partnerships, the general partnership interests of which held by such person or any subsidiary of such person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such person or by one or more of its subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, (i) after receipt of a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company’s stockholders than the terms of the Merger and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not probable of being obtained by such third party.

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement.

“Tax Authority” means any Governmental Body responsible for the imposition of any Tax (domestic or foreign).

E-A-8

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Trademarks” means all (i) trademarks, service marks, marks, logos, insignias, designs, names or other symbols used to identify the source of a good or service, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols used to identify the source of a good or service, (iii) trademarks, service marks, marks, logos, insignias, designs, names or other symbols used to identify the source of a good or service for which registrations has been obtained.

“Transaction Expenses” means the actual, reasonable, documented fees, costs and expenses incurred by the Company and payable to Raymond James & Associates, Inc. as financial advisor to the Company pursuant to its letter agreement with the Company dated as of August 30, 2004 (the “Raymond James Letter”), Cooley Godward LLP as outside legal counsel to the Company, and the Company’s outside accountants, in each case in connection with the negotiations leading to this Agreement, the negotiation and documentation of this Agreement (including due diligence in connection therewith), the performance of the Company’s obligations under this Agreement, and the consummation of the Merger and the other Contemplated Transactions, and expenses incurred in connection with printing the Company’s proxy materials and the Registration Statement, registration and filing fees in connection with the Registration Statement, the proxy materials and the listing of additional shares, and fees, costs and expenses associated with complying with applicable Blue Sky securities laws in connection with the Merger. Fees, costs and expenses incurred by the Company in connection with legal, accounting and financial advisory work in the ordinary course of business shall not constitute Transaction Expenses, even though they may be incurred after the date hereof or during the pendency of this Agreement.

“Voting Agreements” has the meaning ascribed to it in the Recitals to this Agreement.

“WARN” has the meaning ascribed to it in Section 2.18(g).

E-A-9

Annex B

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is made and entered into as of February     , 2005, by and between Tut Systems, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Copper Mountain Networks, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement that are not defined herein or in Section 8 shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Wolf Acquisition Corp, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Stockholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1.    Agreement to Vote Shares. Prior to the Termination Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall vote the Subject Securities: (a) in favor of adoption of the Merger Agreement and approval of the Merger, (b) against any proposal for any Acquisition Transaction (as defined in the Merger Agreement), other than the Merger, between the Company and any Person or entity other than Parent and (c) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

2.    Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto (the “Proxy”), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, with respect to the shares referred to therein.

3.         Agreement to Retain Shares.

(a)    Restriction on Transfer. Except as otherwise provided in Section 3(c), during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

(b)    Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy (other than the Proxy granted herein) is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

(c)    Permitted Transfers. Section 3(a) shall not prohibit a transfer of Company Common Stock by Stockholder (a) if Stockholders is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and delivers a Proxy to Parent in substantially the form of the Proxy attached hereto.

4.         Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of any outstanding shares of Company Common Stock Owned by Stockholder.

5.         Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a)    Due Authorization, Etc. All consents, approvals, authorizations and orders necessary for the execution and delivery by Stockholder of this Agreement and the Proxy have been obtained, and Stockholder has full right, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute valid and binding agreements of Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)    No Conflict. The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

(c)    Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page of this Agreement; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page of this Agreement; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page of this Agreement; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page of this Agreement.

(d)    Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through the Termination Date.

6.         Additional Covenants of Stockholder.

(a)    Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

7.         Miscellaneous.

(a)    Survival of Representations, Warranties and Agreements. All representations and warranties made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, and (ii) the Termination Date.

(b)    Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

(c)    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(c), and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d)   Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(e)   Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law. Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder:

(i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

(ii)    agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)    agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iv)    agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 7(e) shall be deemed to limit or otherwise affect the right of Parent to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

HOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

(f)    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

(g)    Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

(h)    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(j)    Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(k)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(l)    Construction.

(i)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii)    The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

8.         Certain Definitions.    For purposes of this Agreement,

(a)    “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(b)    Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder is the “beneficial owner” within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 of such security.

(c)    “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Body.

(d)    “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all, options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

(e)    The term “Termination Date” means the earlier to occur of the date of the consummation of the transactions contemplated by the Merger Agreement or the date the Merger Agreement terminates in accordance with its terms.

(f)    A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

The parties have caused this Agreement to be duly executed on the date first above written.

PARENT:

TUT SYSTEMS, INC.

By:
Name:
Title:

Address for notices:

STOCKHOLDER:

Name:

Address for notices:

Shares Held of Record	Options and Other Rights	Shares Beneficially Owned

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Copper Mountain Networks, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints Salvatore D’Auria and Randall K. Gausman, of Tut System, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares at any time prior to the Termination Date (as defined below).

This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and between Parent and the undersigned stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), of even date herewith, by and among the Company, Parent and Wolf Acquisition Corp., a Delaware corporation (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”). As used herein, the term “Termination Date” shall mean the earlier to occur of (i) the date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the date the Merger Agreement shall terminate in accordance with its terms.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of approval and adoption of the Merger and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger, (ii) against any proposal for any Acquisition Transaction, other than the Merger, between the Company and any person or entity (other than Parent or Merger Sub) and (iii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: February     , 2005

(Signature of Stockholder)

(Print Name of Stockholder)

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Annex C

February 11, 2005

CONFIDENTIAL

The Board of Directors

Tut Systems, Inc.

6000 SW Meadows Road

Suite 200

Lake Oswego, OR 97035

Members of the Board of Directors:

We understand that Tut Systems, Inc. (“Parent”), Wolf Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), and Copper Mountain Networks, Inc. (the “Company”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of February 11, 2005 (the “Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company will be the surviving corporation of the Merger and will become a wholly-owned subsidiary of Parent. The date and time at which the Merger becomes effective is referred to herein as the “Effective Time.” Pursuant to the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (i) owned by the Company as treasury stock, (ii) owned by Parent or (iii) owned by any direct or indirect wholly-owned subsidiary of Parent or the Company) will be converted into the right to receive that number of shares (or cash in lieu of fractional shares, as the case may be) of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) equal to the quotient (the “Exchange Ratio”) obtained by dividing (a) the quotient obtained by dividing $10,000,000 by $3.944, by (b) Diluted Company Shares (as defined in the Agreement).

You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Parent.

In connection with this opinion, we have

(i)	Reviewed certain publicly available financial statements of Parent and the Company and other business and financial information of Parent and the Company, respectively;

(ii)	Reviewed certain internal financial statements and other financial and operating data concerning Parent and the Company prepared by the management of Parent and the Company, respectively;

(iii)	Reviewed forecasts and projections prepared by the management of Parent;

(iv)	Discussed the past and current operations and financial condition and prospects of Parent and the Company with senior management of Parent and the Company, respectively;

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Tut Systems, Inc.

February 11, 2005

(v)	Compared the financial and operating performance of the Company with publicly available information concerning certain other publicly traded companies that we deemed to be relevant;

(vi)	Reviewed the current and historical market prices and valuation multiples of Company Common Stock and compared such prices and multiples with certain publicly traded securities of certain other companies that we deemed to be relevant;

(vii)	Reviewed the Agreement; and

(viii)	Performed such other financial studies, analyses and investigations and considered such other matters and information as we deemed appropriate for the purposes of this opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information furnished or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and upon the assurances of the managements of Parent and the Company that no relevant information has been omitted or remains undisclosed to us. We have not (i) made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Parent or the Company or any of their respective subsidiaries, (ii) made any physical inspection of the properties or assets of Parent or the Company, or (iii) evaluated the solvency or fair value of Parent or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.

With respect to the internal financial statements and financial forecasts, projections and analyses provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Parent and the Company as to the expected future financial performance of Parent and the Company, and we have assumed, with your consent, that the financial results reflected in such forecasts, projections and analyses will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such financial statements, forecasts, projections and analyses or the assumptions on which they are based.

We have also assumed, with your consent, that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the transactions contemplated by the Agreement will be consummated in a timely manner and on the terms described in the Agreement, without the waiver, modification or amendment of any material term, condition or agreement and that all governmental, regulatory and third party consents, approvals and releases necessary for the consummation of the Merger will be obtained without any adverse effect on Parent, the Company or the combined company or on the contemplated benefits of the Merger. We have also assumed that, in all respects material to our analysis, the representations and warranties of Parent, Merger Sub and the Company contained in the Agreement are true and correct and that each of Parent, Merger Sub and the Company will perform all of the covenants and agreements to be performed by it under the Agreement.

Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Tut Systems, Inc.

February 11, 2005

We are acting as financial advisor to Parent in connection with the Merger and will receive a fee from Parent for rendering this opinion. In addition, Parent has agreed to indemnify us for certain liabilities arising out of our engagement. We have also, in the past, provided financial advisory and investment banking services to Parent and its affiliates, including the $10.35 million offering of Parent Common Stock by Parent in October 2004 for which we acted as co-manager, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Parent Common Stock and other securities of Parent, as well as the Company Common Stock and other securities of the Company, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, we may, in the future, represent other stockholders of Parent in connection with dispositions of shares of Parent Common Stock.

This opinion is for the use and benefit of the Board of Directors of Parent in connection with and for the purposes of its consideration of the Merger and may not be used for any other purpose or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent, except that this opinion may be included in its entirety in any filing made by Parent with the Securities and Exchange Commission and distributed to the stockholders of Parent in connection with the Merger. This opinion does not address the merits of the underlying decision by Parent to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Parent and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or any other matter. We express no opinion herein as to the price at which the Parent Common Stock or Company Common Stock will trade at any future time. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Parent.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be delivered by Parent in the proposed Merger is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ MERRIMAN CURHAN FORD & CO.
MERRIMAN CURHAN FORD & CO.

600 CALIFORNIA STREET, 9TH FLOOR ■ SAN FRANCISCO, CA 94108

(415) 248-5600 MAIN ■ (415) 248-5692 FAX

Annex D

February 10, 2005

Board of Directors

Copper Mountain Networks, Inc.

1850 Embarcadero Way

Palo Alto, CA 94303

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, par value $0.001 (the “Common Stock”) of Copper Mountain Networks, Inc. (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of a subsidiary of Tut Systems, Inc., (“Tut Systems”) with the Company pursuant and subject to the draft Agreement and Plan of Merger and Reorganization between the Company and Tut Systems dated as of February 10, 2005 (the “Agreement”). Under the terms of the Agreement each outstanding share of Common Stock of the Company will be converted into 0.3236 shares of Tut Systems common stock (the “Exchange Ratio”).

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.	reviewed the audited financial statements of the Company as of and for the years ended December 31, 2001, 2002 and 2003 and the unaudited financial statements for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

3.	reviewed the Company’s annual reports filed on Form 10-K for the fiscal years ending December 31, 2001, 2002 and 2003 and the quarterly reports filed on Form 10-Q for the periods ending March 31, 2004, June 30, 2004 and September 30, 2004;

4.	reviewed the audited financial statements of Tut Systems as of and for the years ended December 31, 2002, 2003 and 2004;

5.	reviewed Tut Systems’ annual reports filed on Form 10-K for the fiscal years ending December 31, 2002, 2003 and 2004;

6.	reviewed other Company and Tut Systems’ financial and operating information requested from and/or provided by the Company and/or Tut Systems;

7.	reviewed certain other publicly available information on the Company and Tut Systems;

8.	visited the operations and facilities of Tut Systems located in Lake Oswego, Oregon; and

9.	discussed with members of the senior management of the Company and Tut Systems certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

Board of Directors

Copper Mountain Networks, Inc.

February 10, 2005

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Tut Systems or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final terms of the Merger will be substantially the same as the terms set forth in the Agreement.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of February 10, 2005 and any material change in such circumstances and conditions would require a reevaluation of this opinion.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. This letter does not express any opinion as to the likely trading range of Tut Systems’ stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Tut Systems at that time. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company in the Merger. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) the current and projected financial position and results of operations of the Company; (ii) the historical market prices and trading activity of the Common Stock of the Company; (iii) financial information concerning selected business combinations which we deemed comparable in whole or in part; (iv) a liquidation value analysis of the Company; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee from the Company upon delivery of this opinion. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will also receive a fee for such services, which fee is larger than the fee for the fairness opinion and is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Board of Directors

Copper Mountain Networks, Inc.

February 10, 2005

In the ordinary course of our business, Raymond James may trade in the securities of the Company or Tut Systems for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has also provided financial advisory and investment banking services to the Company in the past and in the future may seek to provide similar services to the Company or Tut Systems.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of February 10, 2005, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding common stock.

Very truly yours,

/s/    RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES & ASSOCIATES, INC.

PROXY

COPPER MOUNTAIN NETWORKS, INC. Special Meeting of Stockholders – May 27, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard S. Gilbert and Michael O. Staiger, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Copper Mountain Networks, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the Company to be held May 27, 2005 at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, CA 94304-1130 at 10:00 a.m. local time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Special Meeting.

(Continued, and to be marked, dated and signed, on the other side)

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THIS PROXY WILL BE VOTED AS DIRECTED. IF YOU SUBMIT YOUR PROXY WITHOUT INDICATING YOUR VOTING

INTENTION, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. A FAILURE TO VOTE WILL HAVE THE EFFECT OF A

VOTE “AGAINST” THE PROPOSALS.

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PLEASE SEE REVERSE SIDE

Proposal 1. Adoption of the Agreement and Plan of Merger and Reorganization, dated as of February 11, 2005, by and among Tut Systems, Inc., a Delaware corporation (“Tut Systems”), Wolf Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Tut Systems (“Merger Sub”), and Copper Mountain Networks, Inc. (“Copper Mountain”), pursuant to which Copper Mountain will be merged with and into Merger Sub and each outstanding share of Copper Mountain common stock will be converted into the right to receive approximately 0.3269 shares of Tut Systems common stock, and approval of the merger of Copper Mountain with Merger Sub.

Proposal 2. Approval of the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Proposal 1.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

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